As filed with the Securities and Exchange Commission on December 19, 2003

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

MANPOWER INC.

(Exact Name of Registrant as Specified in Its Charter)

Wisconsin	7363	39-1672779
(State or Other Jurisdiction	(Primary Standard Industrial	(I.R.S. Employer
of Incorporation or Organization)	Classification Code Number)	Identification Number)

5301 North Ironwood Road

Milwaukee, Wisconsin 53217

(414) 961-1000

(Address, Including Zip Code, and Telephone Number,

Including Area Code, of Registrant’s Principal Executive Offices)

Michael J. Van Handel

Manpower Inc.

5301 North Ironwood Road

Milwaukee, Wisconsin 53217

(414) 961-1000

(Name, Address, Including Zip Code, and Telephone Number,

Including Area Code, of Agent for Service)

Copies of communications to:

Kenneth C. Hunt Godfrey & Kahn, S.C. 780 North Water Street Milwaukee, Wisconsin 53202	Barry M. Abelson Pepper Hamilton LLP 3000 Two Logan Square Eighteenth and Arch Streets Philadelphia, Pennsylvania 19103-2799

Approximate date of commencement of proposed sale to the public:    As soon as practicable after this Registration Statement becomes effective and upon consummation of the transactions described in the enclosed prospectus.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)

Common Stock, par value $0.01 per share	15,644,484	N/A	$420,653,857.90	$34,030.90

(1)	Represents the maximum number of shares of Manpower Inc. common stock estimated to be issuable upon consummation of the exchange offer and subsequent merger of Hoosier Acquisition Corp., a Pennsylvania corporation and wholly owned subsidiary of Manpower Inc., with and into Right Management Consultants, Inc., based on the product of (i) 19.9% and (ii) the outstanding shares of Manpower common stock on December 9, 2003.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f)(1) and Rule 457(c) of the Securities Act of 1933, based on the product of (i) $18.43, the average high and low sale prices per share of Right Management Consultants, Inc. common stock on December 16, 2003, as reported by the New York Stock Exchange, and (ii) the maximum number of shares of Right Management Consultants, Inc. common stock estimated to be received by Manpower Inc. or cancelled pursuant to the exchange offer and subsequent merger.
(3)	Computed in accordance with Rule 457(f) under the Securities Act to be $34,030.90, which is equal to .0000809 multiplied by the proposed maximum offering price of $420,653,857.90.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROSPECTUS MAY CHANGE. WE MAY NOT COMPLETE THIS EXCHANGE OFFER AND ISSUE THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

Preliminary Prospectus of Manpower Inc.

MANPOWER INC.

OFFER TO EXCHANGE EACH OUTSTANDING SHARE OF COMMON STOCK

OF

RIGHT MANAGEMENT CONSULTANTS, INC.

FOR

BETWEEN 0.3680 AND 0.4497 OF A SHARE OF COMMON STOCK

OF

MANPOWER INC.

THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK TIME, ON JANUARY 21, 2004, UNLESS EXTENDED. SHARES TENDERED PURSUANT TO THIS EXCHANGE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION OF THE EXCHANGE OFFER, BUT NOT DURING ANY SUBSEQUENT OFFERING PERIOD.

On December 10, 2003, Manpower Inc. entered into an agreement and plan of merger with Right Management Consultants, Inc. providing for Manpower or a subsidiary of Manpower to acquire all of the outstanding shares of Right common stock by means of an exchange offer and a subsequent merger. Right’s board of directors, based in part upon the unanimous recommendation of the special committee of its board of directors, unanimously approved the merger agreement, determined that the exchange offer and the merger are fair to, and in the best interests of, Right and recommends that Right shareholders accept the exchange offer and tender their shares pursuant to the exchange offer.

In the exchange offer, Manpower, through its wholly owned subsidiary, Hoosier Acquisition Corp., is offering to exchange a fraction of a share of Manpower common stock for each share of Right common stock that is validly tendered and not withdrawn. This fraction will be determined upon the first acceptance for exchange of shares of Right common stock pursuant to the offer, which we refer to as the appointment time, and will be based on the Manpower average trading price. The Manpower average trading price is the average of the average daily high and low sale price per share of Manpower common stock on the New York Stock Exchange for the ten trading days ending on and including the second trading day preceding the appointment time. If the Manpower average trading price is between $41.69 and $50.96 per share, you will receive a fraction of a Manpower share equal to $18.75 divided by the Manpower average trading price for each Right share you own. If the Manpower average trading price is greater than $50.96 per share, you will receive 0.3680 of a Manpower share for each Right share you own. If the Manpower average trading price is less than $41.69 per share but equal to or greater than $37.80 per share, you will receive 0.4497 of a Manpower share for each Right share you own. If the Manpower average trading price is less than $37.80 per share, Manpower has the option, but not the obligation, to issue a fraction of a Manpower share equal to $17.00 divided by the Manpower average trading price for each Right share you own. If Manpower chooses not to exercise this option, Right has the right to terminate the merger agreement.

If completed, the exchange offer will be followed by a merger of Hoosier with and into Right in which any remaining shares of Right common stock not tendered in the exchange offer will be converted into shares of Manpower common stock at the same exchange rate used in the exchange offer. Upon completion of the merger, Right will continue as the surviving corporation and a wholly owned subsidiary of Manpower.

Manpower’s obligation to exchange its common stock for Right common stock in the exchange offer is subject to the conditions listed in the section entitled “Terms of the Merger Agreement—Conditions to the Exchange Offer” on page 43. Manpower common stock is listed on the New York Stock Exchange under the symbol “MAN.” Right common stock is listed on the New York Stock Exchange under the symbol “RHT.”

See “ Risk Factors,” beginning on page 14, for a description of certain factors that you should consider in connection with the exchange offer, as well as related matters described in this document.

MANPOWER IS NOT ASKING YOU FOR A PROXY NOR SHOULD YOU SEND MANPOWER A PROXY. Any request for proxies will be made only pursuant to separate proxy solicitation materials complying with the requirements of Section 14(a) of the Securities Exchange Act of 1934.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued pursuant to the exchange offer or the merger or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 19, 2003

This document incorporates by reference important business information and financial information about Manpower and Right that is not included in or delivered with this document. See “Where You Can Find More Information” on page 73 of this prospectus for a list of documents that Manpower and Right have incorporated by reference into this document. These documents are available to you without charge upon written or oral request. To obtain timely delivery, this information must be requested no later than January 13, 2004, from:

Shareholder/Investor Relations Manpower Inc. 5301 North Ironwood Road Milwaukee, Wisconsin 53217 (414) 961-1000 www.investor.manpower.com	Right Management Consultants, Inc. 1818 Market Street, 33rd Floor Philadelphia, Pennsylvania 19103 (215) 988-1598 www.right.com

Appendix A            Agreement and Plan of Merger

Schedule I               Information Concerning Directors and Executive Officers of Manpower Inc. and Hoosier

                                Acquisition Corp.

QUESTIONS AND ANSWERS ABOUT THE PROPOSED TRANSACTION

Q: What	are Manpower and Right proposing to do?

A:	Manpower and Right have entered into a merger agreement, pursuant to which Manpower is offering to exchange shares of Manpower common stock for all of the outstanding shares of Right common stock. Promptly after completion of the exchange offer, Manpower intends to merge its wholly owned subsidiary, Hoosier, with and into Right. As a result of the merger, the separate corporate existence of Hoosier will cease and Right will continue as the surviving corporation of the merger and a wholly owned subsidiary of Manpower.

Q: What	would I receive in exchange for my shares of Right common stock?

A:	In the exchange offer, Manpower, through its wholly owned subsidiary, Hoosier, is offering to exchange a fraction of a share of Manpower common stock for each share of Right common stock that is validly tendered and not withdrawn. This fraction will be determined upon the first acceptance by Manpower for exchange of shares of Right common stock pursuant to the offer, which we refer to as the appointment time, and will be based on the Manpower average trading price. The Manpower average trading price is the average of the average daily high and low sale price per share of Manpower common stock on the New York Stock Exchange for the ten trading days ending on and including the second trading day preceding the appointment time. If the Manpower average trading price is between $41.69 and $50.96 per share, you will receive a fraction of a Manpower share equal to $18.75 divided by the Manpower average trading price for each Right share you own. If the Manpower average trading price is greater than $50.96 per share, you will receive 0.3680 of a Manpower share for each Right share you own. If the Manpower average trading price is less than $41.69 per share but equal to or greater than $37.80 per share, you will receive 0.4497 of a Manpower share for each Right share you own. If the Manpower average trading price is less than $37.80 per share, Manpower has the option, but not the obligation, to issue a fraction of a Manpower share equal to $17.00 divided by the Manpower average trading price for each Right share you own. If Manpower chooses not to exercise this option, Right has the right to terminate the merger agreement.

After completion of the exchange offer, each share of Right common stock that has not been tendered and accepted for exchange in the exchange offer would be converted in the merger into the same fraction of a share of Manpower common stock being issued in exchange for each share of Right common stock in the exchange offer.

Manpower will not issue any fractional shares of common stock in connection with the exchange offer or the merger. Right shareholders will instead receive cash for any fractional share otherwise issuable to them.

Q: Is	the exchange offer being made by Manpower or Hoosier?

A:	The exchange offer is technically being made by Hoosier, which was formed by Manpower specifically for the purpose of making the exchange offer and otherwise facilitating the transaction. Because Hoosier is a wholly owned subsidiary of Manpower, all of the shares of Right common stock acquired by Hoosier in the exchange offer will actually be beneficially owned and controlled by Manpower. Therefore, although Hoosier is technically making the exchange offer and will be a party to the merger, when we discuss the exchange offer and the merger, we generally refer only to Manpower.

Q:	How long will it take to complete the exchange offer and the merger?

A:	Manpower hopes to complete the exchange offer in the first quarter of 2004. Manpower expects to complete the merger shortly after it completes the exchange offer, or, if shareholder approval for the merger is required, shortly after the special meeting of Right shareholders to approve the merger.

Q: Do	I have to pay any brokerage fees or commissions?

A:	If you are the record owner of your shares and you tender your shares in the exchange offer,

you will not incur any brokerage fees or commissions. If you own your shares through a broker or other nominee who tenders the shares on your behalf, your broker may charge you a commission for doing so. You should consult with your broker or nominee to determine whether any charges will apply.

Q: Do	Right’s board of directors and its special committee support the exchange offer and the merger?

A:	Yes. Right’s board of directors, based in part upon the unanimous recommendation of the special committee of its board of directors, unanimously approved the exchange offer and the merger and recommends that you tender your shares of Right common stock in the exchange offer. Information about the recommendations of Right’s board of directors and its special committee is described in Right’s Solicitation/Recommendation Statement on Schedule 14D-9, which is being mailed to you together with this prospectus.

Q: Have	any of the executive officers and directors of Right who are Right shareholders agreed to tender their shares?

A:	Yes. Certain executive officers and directors of Right have agreed to tender into the exchange offer shares which represent approximately 7.2% of the common stock of Right outstanding as of December 9, 2003.

Q: What	percentage of Manpower common stock will Right shareholders own after the merger?

A:	If Manpower obtains all of the shares of Right common stock pursuant to the transaction, former shareholders of Right would own approximately 10.4% of the shares of common stock of Manpower, based upon the number of shares of Manpower common stock and Right common stock outstanding on December 9, 2003 and an assumed exchange rate of 0.3990 shares of Manpower common stock for each share of Right common stock, and not taking into account stock options, warrants or convertible securities of Right or Manpower.

Q: What	are the most significant conditions to the completion of the exchange offer?

A:	Manpower’s obligation to accept shares of Right common stock for exchange is subject to several conditions, including:

•	a majority of the outstanding shares of Right common stock (including for purposes of this calculation, a number of shares subject to outstanding Right stock options determined by Manpower) having been validly tendered and not withdrawn, which is referred to in this prospectus as the “minimum condition”;

•	the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976;

•	the expiration or termination of applicable waiting periods or receipt of consents or clearances under the antitrust or competition laws of foreign jurisdictions;

•	the registration statement of which this prospectus is a part having been declared effective by the Securities and Exchange Commission; and

•	Right having not materially breached any covenant in the merger agreement, or breached its representations and warranties in the merger agreement, if the breach would have a material adverse effect on Right.

These and other conditions to the exchange offer are discussed in this prospectus in the section entitled “Terms of the Merger Agreement—Conditions to the Exchange Offer” beginning on page 43.

Q: How	do I participate in the exchange offer?

A:

You are urged to read this entire prospectus carefully, and to consider how the exchange offer and the merger affect you. Then, if you wish to tender your shares of Right common stock, you should complete and sign the enclosed letter of transmittal and return it with your stock certificates to Mellon Investor Services LLC, the designated exchange agent, or, if you hold your shares in “street name” through a broker, ask your broker to tender your shares. Please read this prospectus carefully for more information about procedures for tendering your shares, the timing of the exchange offer, extensions of the exchange offer period and your rights to withdraw your shares from the exchange offer prior to the expiration date.

Q: What	happens if I do not tender my shares of Right common stock?

A:	If, after completion of the exchange offer, Manpower owns a majority of the outstanding shares of Right common stock, it intends to complete a merger of its wholly owned subsidiary, Hoosier, with and into Right. Upon completion of the merger, each share of Right common stock that has not been tendered and accepted for exchange in the exchange offer will be converted into shares of Manpower common stock at the same exchange rate used in the exchange offer.

Q: Will	I be taxed on the Manpower shares I receive?

A:	Manpower believes that your receipt of shares of Manpower common stock in the transaction will be tax-free for United States federal income tax purposes (except for taxes, if any, resulting from the receipt of cash instead of a fractional share of Manpower common stock), if (1) the transaction is completed under the current terms of the merger agreement, and (2) the merger is completed promptly after the exchange offer. You are urged to read the information regarding material federal income tax consequences contained in this prospectus carefully, and to consult with your tax advisor regarding the consequences of participation in the exchange offer and/or the merger.

Q: Do	the statements on the cover page that the information in this prospectus may change and that the registration statement filed with the Securities and Exchange Commission is not yet effective mean that the exchange offer has not yet commenced?

A:	No. The exchange offer has commenced and effectiveness of the registration statement is not necessary for you to tender your shares of Right common stock.

Q: Where	can I find more information about Manpower and Right?

A:	You can find more information about Manpower and Right as described in the section entitled “Where You Can Find More Information,” on page 73 of this prospectus.

Q: Whom	should I contact if I have more questions about the transaction?

A:	If you have questions about the transaction, please contact our information agent, Georgeson Shareholder Communications Inc., at (212) 440-9800 (banks and brokers), or toll free at (866) 257-5108 (all others).

v

SUMMARY

This summary highlights selected information from this document and may not contain all of the information that is important to you. To understand the transaction fully and for a more complete description of the legal terms of the transaction, you should read carefully this entire document, including the appendix, and the other documents to which we refer. For more information about Manpower and Right, see “Where You Can Find More Information” on page 73.

The Companies

Manpower Inc.

5301 North Ironwood Road

Milwaukee, Wisconsin 53217

(414) 961-1000

Manpower Inc. is a global staffing leader with over 4,000 systemwide offices in 63 countries. Manpower’s largest operations, based on revenues, are located in the United States, France and the United Kingdom. Manpower provides a wide range of human resource services, including professional, technical, specialized, office and industrial staffing; temporary and permanent employee testing, selection, training and development; internal audit, accounting, technology and tax services; and organizational performance consulting.

Incorporated in Wisconsin in 1991, Manpower had revenues of $10.6 billion for the fiscal year ended December 31, 2002 and revenues of $8.9 billion for the nine months ended September 30, 2003.

Manpower common stock is listed on the New York Stock Exchange under the symbol “MAN.”

Manpower maintains a site on the Internet at www.manpower.com; however, information found on Manpower’s website is not part of this prospectus.

Hoosier Acquisition Corp.

c/o Manpower Inc.

5301 North Ironwood Road

Milwaukee, Wisconsin 53217

(414) 961-1000

Hoosier is a wholly owned subsidiary of Manpower and was incorporated on December 9, 2003 in the Commonwealth of Pennsylvania. Hoosier has not engaged in any operations and exists solely to make the exchange offer and otherwise facilitate the transaction. Therefore, although Hoosier is technically making the exchange offer and will be a party to the merger, when we discuss the transaction in this prospectus, we generally refer only to Manpower.

Right Management Consultants, Inc.

1818 Market Street, 33rd Floor

Philadelphia, Pennsylvania 19103

(215) 988-1588

Right Management Consultants, Inc. has operations that are integrated into two lines of business: career transition services and organizational consulting. Through a worldwide network of Right and affiliate offices, Right develops and delivers customized career transition services and provides organizational consulting services, specializing in helping companies with leadership development, organizational performance and talent management. Right primarily delivers its services to mid-size and large industrial and service companies, with no concentration in specific industries.

Incorporated in Pennsylvania in 1980, Right had revenues of $472.1 million for the fiscal year ended December 31, 2002 and revenues of $344.2 million for the nine months ended September 30, 2003.

Right common stock is listed on the New York Stock Exchange under the symbol “RHT.”

Right maintains a site on the Internet at www.right.com; however, information found on Right’s website is not part of this prospectus.

The Transaction (Page 19)

In the exchange offer, Manpower, through its wholly owned subsidiary, Hoosier, is offering to exchange a fraction of a share of Manpower common stock for each share of Right common stock that is validly tendered and not withdrawn. This fraction will be determined upon the first acceptance for exchange of shares of Right common stock pursuant to the offer, which we refer to as the appointment time, and will be based on the Manpower average trading price. The Manpower average trading price is the average of the average daily high and low sale price per share of Manpower common stock on the New York Stock Exchange for the ten trading days ending on and including the second trading day preceding the appointment time. If the Manpower average trading price is between $41.69 and $50.96 per share, you will receive a fraction of a Manpower share equal to $18.75 divided by the Manpower average trading price for each Right share you own. If the Manpower average trading price is greater than $50.96 per share, you will receive 0.3680 of a Manpower share for each Right share you own. If the Manpower average trading price is less than $41.69 per share but equal to or greater than $37.80 per share, you will receive 0.4497 of a Manpower share for each Right share you own. If the Manpower average trading price is less than $37.80 per share, Manpower has the option, but not the obligation, to issue a fraction of a Manpower share equal to $17.00 divided by the Manpower average trading price for each Right share you own. If Manpower chooses not to exercise this option in accordance with the terms of the merger agreement, Right has the right to terminate the merger agreement.

The initial expiration date for the exchange offer is January 21, 2004, but under certain circumstances, Manpower may extend the exchange offer beyond this date.

The average of the average daily high and low sale price of Manpower common stock on the New York Stock Exchange for the ten trading days up to and including the second trading day prior to December 16, 2003 was $46.38 per share. If this were the Manpower average trading price, the exchange rate would be 0.4043.

Promptly after completion of the exchange offer, Manpower intends to merge its wholly owned subsidiary, Hoosier, with and into Right. Each Right share which has not been tendered and accepted for exchange in the exchange offer will be converted in the merger into shares of Manpower common stock at the same exchange rate used in the exchange offer. As a result of the merger, the separate corporate existence of Hoosier will cease and Right will continue as the surviving corporation of the merger. Manpower seeks to acquire ownership of 100% of the outstanding shares of Right common stock through the exchange offer and the merger. The exchange offer and the merger are sometimes collectively referred to in this prospectus as the “transaction.”

Material Federal Income Tax Consequences (Page 30)

Manpower and Right believe that the transaction will qualify as a tax-free reorganization for United States federal income tax purposes, if (1) the transaction is completed under the current terms of the merger agreement, and (2) the merger is completed promptly after the exchange offer. Based on these assumptions, you should not have any gain or loss for federal income tax purposes on the receipt of the Manpower common stock in exchange for the Right shares. You may have a gain or loss realized on the cash received instead of a fractional share, because you will be treated as having sold the fractional share.

The above-described tax treatment of the transaction depends on, among other things, some facts that will not be known before the completion of the merger. Right shareholders are urged to carefully read the discussion in the section entitled “The Transaction—Material Federal Income Tax Consequences” beginning on page 30 of this prospectus. That discussion includes a summary of the United States federal income tax consequences of participation in the exchange offer and the merger in the event that the assumptions described above are not satisfied.

Tax matters are very complicated and the tax consequences of the exchange offer and the merger to you will depend on the facts of your own situation. You are urged to consult your own tax advisor for a full understanding of the tax consequences of the exchange offer and the merger to you.

Manpower’s Reasons for the Exchange Offer and the Merger (Page 27)

Manpower’s board of directors believes that the transaction could result in a number of benefits to Manpower and its shareholders. Manpower’s reasons for entering into the transaction and factors considered by Manpower’s board of directors in determining whether to enter into the transaction are described in the section entitled “The Transaction— Manpower’s Reasons for the Exchange Offer and the Merger ” beginning on page 27 of this prospectus.

Recommendation of Right’s Board of Directors; Right’s Reasons for the Exchange Offer and the Merger

Right’s board of directors, based in part on the unanimous recommendation of the special committee of the Right board of directors, has unanimously approved the merger agreement, determined that the exchange offer and the merger are fair to, and in the best interests of, Right, and recommends that Right shareholders accept the exchange offer and tender their shares pursuant to the exchange offer. Information about the recommendations of Right’s board of directors and its special committee is more fully described in Right’s Solicitation/Recommendation Statement on Schedule 14D-9, which is being mailed to you together with this prospectus. Please refer to the section entitled “The Transaction—Recommendation of Right’s Board of Directors; Right’s Reasons for the Exchange Offer and the Merger” beginning on page 27 of this prospectus.

Market Price and Dividend Information

Manpower common stock is listed on the New York Stock Exchange under the symbol “MAN,” and Right common stock is listed on the New York Stock Exchange under the symbol “RHT.” On December 9, 2003, the trading day before the public announcement of the exchange offer and the merger, the last sale price per share of Manpower common stock on the New York Stock Exchange was $45.40 and the last sale price per share of Right common stock on the New York Stock Exchange was $17.28. On December 16, 2003, the most recent practicable date prior to the mailing of this prospectus, the last sale price per share of Manpower common stock on the New York Stock Exchange was $45.48 and the last sale price per share of Right common stock on the New York Stock Exchange was $18.40.

Timing of the Exchange Offer

The exchange offer commenced on the date of this prospectus and is currently scheduled to expire on January 21, 2004, but may be extended under the circumstances described below.

Extension; Termination and Amendment (Page 20)

Subject to the terms of the merger agreement, Manpower may extend the exchange offer for successive extension periods not in excess of ten business days per extension if, at the scheduled expiration date of the exchange offer, any of the conditions to the exchange offer has not been satisfied or, where permissible, waived. In addition, Manpower is entitled to extend the exchange offer if required by the applicable rules and regulations of the Securities and Exchange Commission or the New York Stock Exchange. During an extension, all shares of Right common stock previously tendered and not withdrawn will remain subject to the exchange offer, subject to your right to withdraw your shares of Right common stock. An extension of the exchange offer is different than a subsequent offering period. The consequences of a subsequent offering period are described below.

If the exchange offer has not been consummated by May 31, 2004, Right or Manpower may terminate the merger agreement.

Withdrawal Rights (Page 23)

Shares of Right common stock tendered pursuant to the exchange offer may be withdrawn at any time prior to the expiration date of the exchange offer, and, unless Manpower previously accepted them for exchange pursuant to the exchange offer, may also be withdrawn any time after February 17, 2004. If Manpower elects to provide a subsequent offering period pursuant to Rule 14d-11 under the Securities Exchange Act of 1934, you will not have the right to withdraw shares of Right common stock that you tender in the subsequent offering period.

Subsequent Offering Period (Page 22)

Manpower may elect to provide a subsequent offering period after the appointment time if a majority, but fewer than 80%, of the outstanding shares of Right common stock up to the fully diluted basis, as determined by Manpower, have been tendered as of such date. During any subsequent offering period, Manpower is required to accept for exchange, and to deliver shares of Manpower common stock in exchange for, shares of Right common stock that are validly tendered, promptly after they are tendered. If Manpower elects to provide a subsequent offering period, it is required to make a public announcement to that effect no later than 9:00 a.m., New York time, on the next business day after the previously scheduled expiration date. Right shares tendered in a subsequent offering period will be exchanged for shares of Manpower common stock at the same exchange rate used in the exchange offer.

Exchange of Shares of Right Common Stock; Delivery of Shares of Manpower Common Stock (Page 22)

Upon the terms of, and subject to the conditions to, the exchange offer, including, if the exchange offer is extended or amended, the terms and conditions of any extension or amendment, Manpower is required to accept for exchange, and to deliver shares of Manpower common stock in exchange for, shares of Right common stock validly tendered and not withdrawn, promptly after the expiration date of the exchange offer and promptly after they are tendered during any subsequent offering period.

Procedure for Tendering (Page 23)

For you to validly tender shares of Right common stock pursuant to the exchange offer, a properly completed and duly executed letter of transmittal or manually executed facsimile of that document, along with any required signature guarantees, or an agent’s message in connection with a book-entry transfer, and any other required documents, must be transmitted to and received by Mellon Investor Services LLC, Manpower’s exchange agent, at the appropriate address on the back cover of this prospectus.

In addition, certificates for tendered shares of Right common stock must be received by the exchange agent at that address, or the shares of Right common stock must be tendered pursuant to the procedures for book-entry tender, in each case before the expiration date of the exchange offer.

A Shareholder Vote May Be Required to Approve the Merger

If, after completion of the exchange offer, as it may be extended and including any subsequent offering period, Manpower owns 80% or more of the outstanding shares of Right common stock, the merger can be accomplished without a vote of Right shareholders. If, on the other hand, after completion of the exchange offer, as it may be extended and including any subsequent offering period, Manpower owns more than 50% but less than 80% of the outstanding shares of Right common stock, a meeting of Right shareholders and the affirmative vote of at least a majority of the shares of Right common stock cast at such meeting will be needed to complete the merger. Because Manpower will own a majority of the shares of Right common stock outstanding on the record date for the special meeting, approval of the merger by Right shareholders will be assured.

Tender and Voting Agreement (Page 47)

As of the date of the merger agreement, certain executive officers and directors of Right have agreed to tender an aggregate of 1,640,012 shares of Right common stock representing approximately 7.2% of the shares of Right common stock outstanding as of December 9, 2003.

Interests of Right’s Officers and Directors in the Transaction (Page 27)

When you consider the recommendation of Right’s board of directors that Right shareholders tender their shares in the exchange offer, you should be aware that some Right officers and directors may have interests in the transaction that may be different from, or in addition to, yours. See the section entitled “The Transaction—Interests of Right’s Officers and Directors in the Transaction” on page 27.

Conditions to the Exchange Offer and the Merger (Pages 43 and 45)

The obligation of Manpower to accept shares of Right common stock for exchange in the exchange offer and the obligations of Manpower and Right to complete the merger are subject to the satisfaction of a number of conditions which may, in some instances, be waived.

No Solicitation of Transactions (Page 42)

Right has agreed that neither it nor its representatives will encourage, solicit, initiate or facilitate any inquiries or the making of any proposal for a business combination or similar transaction involving the sale or disposition of 10% or more of the consolidated assets of Right and its subsidiaries or 10% or more of any class of equity securities of Right, or enter into any agreement with respect to any such proposal, unless Right receives a written proposal not solicited after the date of the merger agreement which the Right board of directors and the special committee of the Right board of directors determine in good faith, after consultation with their legal and financial advisors, is or could be a superior proposal, according to the terms of the merger agreement, and a number of other conditions are satisfied.

Termination of the Merger Agreement (Page 45)

Manpower and Right can terminate the merger agreement under certain circumstances.

Termination Fee and Expense Reimbursement (Page 46)

If the merger agreement is terminated due to actions taken or inaction by the Right board of directors or the special committee relating to a superior proposal and under certain other circumstances, then Right must pay Manpower a termination fee of $23.3 million. In addition, if the merger agreement is terminated because the exchange offer has not been consummated by May 31, 2004 and an acquisition proposal has been publicly announced and an agreement relating to such acquisition proposal is entered into concurrently with or within 12 months after termination, then Right must pay Manpower a termination fee of $23.3 million at the closing of such transaction. In certain circumstances, Right must also reimburse Manpower for its expenses relating to this transaction, up to an amount equal to $3 million.

Accounting Treatment (Page 32)

Manpower will account for the merger as a purchase for financial reporting purposes.

Dissenters’ Rights of Appraisal (Page 34)

Right shareholders are not entitled to appraisal rights in connection with the exchange offer or the merger. See the section entitled “The Transaction—Dissenters’ Rights of Appraisal” on page 34.

Regulatory Approval (Page 33)

Completion of the exchange offer is subject to compliance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, also referred to as the “HSR Act.” The notifications required under the HSR Act to the Federal Trade Commission and the Antitrust Division of the Department of Justice were filed on December 19, 2003 and the waiting period under the HSR Act will expire on January 18, 2004 unless previously extended or terminated. Completion of the exchange offer is also subject to compliance with any applicable premerger notification antitrust or competition laws of various foreign jurisdictions.

Share Information and Market Prices for Manpower Common Stock

Manpower common stock is listed on the New York Stock Exchange under the symbol “MAN.” Right common stock is listed on the New York Stock Exchange under the symbol “RHT.”

The following table lists the closing price of Manpower common stock, the closing price of Right common stock, and the equivalent value of a share of Right common stock giving effect to the transaction on:

•	December 9, 2003, the trading day before we announced the transaction; and

•	December 16, 2003, the last practicable day to obtain share price information before the date of this prospectus.

	Manpower Common Stock	Right Common Stock	Equivalent Per Share Value of Right Common Stock
December 9, 2003	$45.40	$17.28	$18.75
December 16, 2003	$45.48	$18.40	$18.75

The “equivalent per share value of Right common stock” on each of these two days represents the total dollar value of the per share consideration that a Right shareholder would have received for one share of Right common stock, assuming that the transaction had taken place on those dates. The total dollar value of the per share consideration will be determined based on the Manpower average trading price. Assuming that December 9, 2003 was the appointment time, the Manpower average trading price would have been $46.99, and assuming that December 16, 2003 was the appointment time, the Manpower average trading price would have been $46.38. For each of these two days, we calculated the total dollar value of the per share consideration by multiplying the amount equal to the Manpower average trading price on each date by an exchange rate of 0.3990 on December 9, 2003 and of 0.4043 on December 16, 2003.

The market price of Manpower common stock may change at any time. Consequently, the total dollar value of the Manpower common stock that you will be entitled to receive as a result of the exchange offer or the merger may be significantly higher or lower than its current value.

Price Range of Common Stock and Dividends

Manpower—Share Prices and Dividends

Manpower common stock is listed on the New York Stock Exchange and traded under the symbol “MAN.” The following table sets forth, for the periods indicated, the high and low reported sale prices per share of Manpower common stock on the NYSE composite transactions reporting system and cash dividends declared per share of Manpower common stock.

	Price Range of Common Stock		Dividends Declared
	High	Low
2001
First Quarter	$37.56	$27.95	$—
Second Quarter	35.77	27.57	.10
Third Quarter	32.71	24.35	—
Fourth Quarter	34.68	25.00	.10
2002
First Quarter	$40.06	$32.85	$—
Second Quarter	42.97	36.00	.10
Third Quarter	38.64	28.14	—
Fourth Quarter	38.00	25.00	.10
2003
First Quarter	$34.71	$27.50	$—
Second Quarter	38.28	29.91	.10
Third Quarter	39.99	34.64	—
Fourth Quarter (through December 16, 2003)	47.54	37.55	.10

Right—Share Prices and Dividends

Right common stock is currently traded on the New York Stock Exchange under the symbol “RHT.” Prior to November 18, 2002, Right common stock was quoted on the Nasdaq National Market and traded under the symbol “RMCI.” The following table sets forth the high and low reported sale prices per share of Right common stock for the periods indicated as quoted on The Nasdaq Stock Market and, beginning November 18, 2002, on the New York Stock Exchange. Right did not declare any cash dividends on its common stock during the periods shown.

	Price Range of Common Stock
	High	Low
2001(1)
First Quarter	$7.43	$4.45
Second Quarter	11.99	6.19
Third Quarter	14.35	8.31
Fourth Quarter	18.30	9.73
2002(1)
First Quarter	$17.35	$9.13
Second Quarter	22.38	14.63
Third Quarter	17.97	12.35
Fourth Quarter	18.23	12.25
2003
First Quarter	$13.89	$11.35
Second Quarter	13.90	12.05
Third Quarter	18.28	12.40
Fourth Quarter (through December 16, 2003)	18.75	16.80

(1)	These prices reflect the three-for-two stock splits effective April and November 2001 and October 2002.

The timing and amount of future dividends paid by Manpower and Right are subject to determination by the applicable board of directors in their discretion and will depend upon earnings, cash requirements and the financial condition of the respective companies and their subsidiaries, and other factors deemed relevant by the applicable company’s board of directors. Pursuant to the merger agreement, Right and Manpower have agreed not to declare or pay any dividends with respect to their common stock, except that Manpower may declare and pay regular semi-annual dividends on its common stock consistent with past practice. See “The Terms of the Merger Agreement—Conduct of Business Pending the Appointment Time” on page 40.

Comparison of Unaudited Per Share Data

The following table shows information about Manpower’s and Right’s net earnings per share, cash dividends per share and book value per share and similar information after giving effect to the merger. This information is referred to below as “pro forma” information. In presenting the pro forma information, Manpower and Right assumed that Right had been merged as of the beginning of the earliest period presented. The pro forma information gives effect to the transaction under the purchase method of accounting in accordance with currently existing accounting principles generally accepted in the United States.

Manpower used an exchange rate of 0.4043 with respect to each share of Right common stock outstanding to calculate the pro forma shares outstanding used in computing the pro forma combined and equivalent pro forma combined per share data. The exchange rate of 0.4043 is based on the Manpower average trading price of $46.38 assuming December 16, 2003 was the appointment time.

Manpower expects that it will incur non-recurring merger and integration charges as a result of this transaction. The pro forma information is helpful in illustrating the financial characteristics of the combined company under one set of assumptions. However, it does not reflect these merger and integration charges and, accordingly, does not attempt to predict or suggest future results. Also, it does not necessarily reflect what the historical results of the combined company would have been had Manpower and Right been combined for the periods presented.

You should read the information in the following table together with the unaudited pro forma condensed combined financial statements included in this prospectus and the historical financial information that Manpower and Right have included in their prior filings with the Securities and Exchange Commission. This material has been incorporated into this document by reference to those filings. See “Where You Can Find More Information” on page 73.

	Nine Months Ended September 30, 2003	Year Ended December 31, 2002
Manpower Common Stock
Earnings per basic common share
Historical	$1.13	$1.48
Pro forma combined(1)	1.35	1.75
Earnings per diluted common share
Historical	$1.12	$1.46
Pro forma combined(1)	1.32	1.70
Dividends per basic common share
Historical	$.10	$.20
Pro forma combined(2)	.10	.20
Book value per basic common share
Historical	$15.16	$12.97
Pro forma combined	19.22	17.30

	Nine Months Ended September 30, 2003	Year Ended December 31, 2002
Right Common Stock
Earnings per basic common share
Historical	$1.35	$1.70
Equivalent pro forma combined(3)	.55	.71
Earnings per diluted common share
Historical	$1.26	$1.57
Equivalent pro forma combined(3)	.53	.69
Dividends per basic common share
Historical	$—	$—
Equivalent pro forma combined(3)	.04	.08
Book value per basic common share
Historical	$7.76	$5.79
Equivalent pro forma combined(3)	7.77	6.99

(1)	The effect of estimated non-recurring merger and integration costs resulting from the merger has not been included in the pro forma amounts.
(2)	Pro forma dividends per share represent historical dividends paid by Manpower.
(3)	Represents Manpower’s pro forma results multiplied by the exchange rate of 0.4043.

Selected Historical Financial Data of Manpower

The table below presents selected Manpower historical financial data for the five years ended December 31, 2002, which are derived from its previously filed audited consolidated financial statements for those years, and historical financial data for the nine months ended September 30, 2003 and September 30, 2002, which are derived from its previously filed unaudited consolidated financial statements for those nine month periods.

You should read the following table together with the historical financial information that Manpower has presented in its prior filings with the Securities and Exchange Commission. Manpower has incorporated this material into this document by reference. See “Where You Can Find More Information” on page 73.

	As of and for the Nine Months Ended September 30, (Unaudited)		As of and for the Year Ended December 31,
	2003	2002	2002	2001	2000	1999	1998
	(in millions, except per share data)
Operations Data:
Revenues from services	$8,895.3	$7,772.8	$10,610.9	$10,483.8	$10,842.8	$9,770.1	$8,814.3
Gross profit	1,537.1	1,394.7	1,910.4	1,956.5	1,946.7	1,704.9	1,503.0
Write-down of capitalized software	—	—	—	—	—	—	(92.1)
Operating profit(1)	168.8	147.7	234.8	237.6	311.0	230.6	130.4
Net earnings(1)	87.8	73.1	113.2	124.5	171.2	150.0	75.7
Per Share Data:
Net earnings(1)	$1.13	$.96	$1.48	$1.64	$2.26	$1.94	$.94
Net earnings—diluted(1)	1.12	.94	1.46	1.62	2.22	1.91	.93
Dividends	.10	.10	.20	.20	.20	.20	.19
Balance Sheet Data:
Total assets	$4,147.2	$3,653.3	$3,701.7	$3,238.6	$3,041.6	$2,718.7	$2,391.7
Long-term debt	788.0	847.7	799.0	811.1	491.6	357.5	154.6

The notes to consolidated financial statements, which are incorporated herein by reference to Manpower’s Annual Report on Form 10-K for the year ended December 31, 2002, should be read in conjunction with the above summary.

(1)	On January 1, 2002, Manpower adopted SFAS No. 142, “Goodwill and Other Intangible Assets,” which prohibits the amortization of goodwill and identifiable intangible assets with an indefinite life. (See notes 1 and 5 to Manpower’s consolidated financial statements for further information.)

Selected Historical Financial Data of Right

The table below presents selected Right historical financial data for the five years ended December 31, 2002, which are derived from its previously filed audited consolidated financial statements for those years, and historical financial data for the nine months ended September 30, 2003 and September 30, 2002, which are derived from its previously filed unaudited consolidated financial statements for those nine month periods.

You should read the following table together with the historical financial information that Right has presented in its prior filings with the Securities and Exchange Commission. This material has been incorporated into this document by reference. See “Where You Can Find More Information” on page 73.

	As of and for the Nine Months Ended September 30, (Unaudited)		As of and for the Year Ended December 31,
	2003	2002	2002	2001	2000	1999	1998
	(dollars and shares in thousands except earnings per share)
Results of Operations(1)(2):
Total revenues	$344,230	$343,380	$472,127	$318,260	$186,997	$183,425	$170,350
Costs and expenses	292,455	288,037	400,561	280,963	171,559	168,259	157,278
Income before income taxes	51,775	55,343	71,566	37,297	15,438	15,166	13,072
Income before cumulative effect of change in accounting principle, net of taxes	30,731	28,364	38,297	19,174	8,461	8,628	6,607
Cumulative effect of change in accounting principle, net of tax benefit of $6,888	—	—	—	—	(11,407)	—	—
Net income (loss)	30,731	28,364	38,297	19,174	(2,946)	8,628	6,607
Diluted earnings (loss) per share(3)	$1.26	$1.16	$1.57	$0.81	$(0.14)	$0.39	$0.29
Diluted weighted average number of shares outstanding(3)	24,302	24,377	24,330	23,585	20,682	22,107	22,809
Balance Sheet Data:
Total assets	439,478	406,189	443,670	261,115	165,437	120,592	114,595
Long-term obligations(4)	119,824	109,466	106,476	46,601	56,966	20,270	10,850

The notes to the Consolidated Financial Statements, which are incorporated herein by reference to Right’s Annual Report on Form 10-K for the year ended December 31, 2002, which we refer to as the Consolidated Financial Statements, should be read in conjunction with the above summary.

(1)	Effective January 1, 2002, Right adopted SFAS No. 142 “Goodwill and Other Intangible Assets” and effective January 1, 2000, Right adopted SAB No. 101 “Revenue Recognition in Financial Statements.” See Note A to the Consolidated Financial Statements for further information.
(2)	See Note B to the Consolidated Financial Statements for information regarding acquisitions.
(3)	See Notes K and L to the Consolidated Financial Statements for information regarding stock splits and earnings (loss) per share.
(4)	Long-term obligations above includes long-term debt and other obligations, and deferred compensation and other long-term liabilities. See Notes E and H to the Consolidated Financial Statements.

Selected Unaudited Pro Forma Condensed Combined Financial Data

The following selected unaudited pro forma condensed combined financial data give effect to this transaction using the purchase method of accounting, and also reflect Right’s 2002 acquisitions, including the acquisition of Atlas Group Holdings Limited, the parent company of Coutts Consulting Group, Ltd. The unaudited pro forma condensed combined statement of operations data give effect to the foregoing events as if they had been consummated on January 1, 2002. The unaudited pro forma condensed combined balance sheet data give effect to the foregoing events, as if they had been consummated on September 30, 2003. The following selected pro forma condensed combined financial data have been derived from, and should be read in conjunction with the “Unaudited Pro Forma Condensed Combined Financial Statements” and related notes included in this prospectus beginning on page 76.

Manpower expects that it will incur non-recurring merger and integration charges as a result of this transaction. The pro forma information is helpful in illustrating the financial characteristics of the combined company under one set of assumptions. However, it does not reflect these merger and integration charges and, accordingly, does not attempt to predict or suggest future results. Also, it does not necessarily reflect what the historical results of the combined company would have been had Manpower and Right been combined for the periods presented.

	Nine Months Ended September 30, 2003	Year Ended December 31, 2002
	(in millions, except per share data)
Statement of Operations Data
Revenues from services	$9,239.5	$11,114.7
Gross profit	1,749.8	2,220.2
Operating profit	220.0	306.4
Net earnings	117.0	149.7
Per Common Share Data
Net earnings	$1.35	$1.75
Net earnings diluted	1.32	1.70

	As of September 30, 2003
	(in millions)
Balance Sheet Data
Total Assets	$4,807.4
Long-term debt	789.1

Examples of Exchange Rate Calculation

Examples of the potential effects of fluctuations in the Manpower average trading price on the exchange rate are illustrated in the following table, based upon a range of hypothetical Manpower average trading prices during the valuation period. The valuation period is the ten trading days up to and including the second trading day prior to the appointment time.

The Manpower average trading prices set forth in the table have been included for representative purposes only. The table assumes that at prices below $37.80, Manpower would exercise its option to issue a fraction of a share equal to $17.00 divided by the Manpower average trading price. The Manpower average trading price may be less than $34.00 or more than $54.00. We cannot assure you as to what the Manpower average trading price will be or what the value of the Manpower common stock to be issued in the exchange offer and the merger will be on or following the appointment time or subsequent offering period or the effective time of the merger.

Manpower Average Trading Price	Exchange Rate	Value Per Right Share
$34.00	0.5000	$17.00
35.00	0.4857	17.00
36.00	0.4722	17.00
37.00	0.4596	17.00
37.80	0.4497	17.00
38.00	0.4497	17.09
39.00	0.4497	17.54
40.00	0.4497	17.99
41.00	0.4497	18.44
41.69	0.4497	18.75
42.00	0.4464	18.75
43.00	0.4360	18.75
44.00	0.4261	18.75
45.00	0.4167	18.75
46.00	0.4076	18.75
47.00	0.3989	18.75
48.00	0.3906	18.75
49.00	0.3826	18.75
50.00	0.3750	18.75
50.96	0.3680	18.75
51.00	0.3680	18.77
52.00	0.3680	19.14
53.00	0.3680	19.50
54.00	0.3680	19.87

RISK FACTORS

In considering whether to tender your shares of Right common stock pursuant to the exchange offer, you should consider the following factors:

Risks Relating to the Transaction

The Manpower common stock you receive in the exchange offer may have a value of less than $18.75.

The exchange rate is intended to provide a value of $18.75 per share of Right common stock if the Manpower average trading price is between $41.69 and $50.96. However, the Manpower average trading price may be less than $41.69. In addition, the price of Manpower common stock could decline following the determination of the exchange rate. It is not possible to predict the price at which Manpower common stock will trade during the period in which we determine the Manpower average trading price or following the determination of the exchange rate. Any number of factors could cause the market price of Manpower common stock to change, including changes in general market and economic conditions, changes in Manpower’s business, operations and prospects and changes in the regulatory environment. Many of these factors are beyond our control. As a result, you may receive consideration with a value of less than $18.75 per share of Right common stock.

Post-Merger Risks

The market price of the shares of Manpower common stock may be affected by factors different from those affecting the shares of Right common stock.

Upon completion of the exchange offer and merger, holders of the Right common stock will become holders of Manpower common stock. Some of Manpower’s current businesses and markets differ from those of Right and, accordingly, the results of operations of Manpower after the merger may be affected by factors different from those currently affecting the results of operations of Right. For a discussion of the businesses of Manpower and Right and of certain factors to consider in connection with those businesses, see the documents incorporated by reference into this document and referred to under “Where You Can Find More Information” on page 73.

Any significant economic downturn could result in Manpower’s clients using fewer temporary employees, which would materially adversely affect Manpower’s business.

Because demand for temporary personnel services is sensitive to changes in the level of economic activity, Manpower’s business may suffer during economic downturns. As economic activity begins to slow down, companies tend to reduce their use of temporary employees before undertaking layoffs of their regular employees, resulting in decreased demand for temporary personnel. Significant declines in demand, and thus in revenues, can result in expense de-leveraging, which would result in lower profit levels.

The worldwide staffing services industry is highly competitive with limited barriers to entry, which could limit Manpower’s ability to maintain or increase its market share or profitability.

The worldwide staffing services market is highly competitive with limited barriers to entry, and in recent years has been undergoing significant consolidation. Manpower competes in markets throughout North America, South America, Europe, Australia and Asia with full-service and specialized temporary service agencies. Several of Manpower’s competitors, including Adecco S.A., Vedior N.V., Randstad Holding N.V. and Kelly Services, Inc., have very substantial marketing and financial resources. Price competition in the staffing industry is intense and pricing pressures from competitors and customers are increasing. Manpower expects that the level of competition will remain high in the future, which could limit its ability to maintain or increase its market share or profitability.

Government regulations may result in prohibition or restriction of certain types of employment services or the imposition of additional licensing or tax requirements that may reduce Manpower’s future earnings.

In many jurisdictions in which Manpower operates, such as France, Germany and Japan, the temporary employment industry is heavily regulated. For example, governmental regulations in Germany restrict the length of contracts of temporary employees and the industries in which temporary employees may be used. In some countries, special taxes, fees or costs are imposed in connection with the use of temporary workers. For example, temporary workers in France are entitled to a 10% allowance for the precarious nature of employment, which is eliminated if a full-time position is offered to them within three days. The countries in which Manpower operates may:

•	create additional regulations that prohibit or restrict the types of employment services that Manpower currently provides;

•	impose new or additional benefit requirements;

•	require Manpower to obtain additional licensing to provide staffing services; or

•	increase taxes, such as sales or value-added taxes, payable by the providers of staffing services.

Any future regulations that make it more difficult or expensive for Manpower to continue to provide staffing services may have a material adverse effect on its financial condition, results of operations and liquidity.

Manpower’s acquisition strategy may have a material adverse effect on its business.

Manpower acquired Elan Group Limited in 2000 for a total purchase price of $146.2 million and Manpower acquired Jefferson Wells International, Inc. in 2001 for a purchase price of $174.0 million. In addition, Manpower acquired and invested in other companies during 2002 for a total consideration of $55.4 million, $35.5 million of which was paid in cash. Manpower may make acquisitions in the future. Manpower’s acquisition strategy involves significant risks, including:

•	difficulties in the assimilation of the operations, services and corporate culture of acquired companies;

•	over-valuation by Manpower of acquired companies;

•	insufficient indemnification from the selling parties for legal liabilities incurred by the acquired companies prior to the acquisitions; and

•	diversion of management’s attention from other business concerns.

In addition, future acquisitions would likely result in the incurrence of additional debt or dilution, contingent liabilities, an increase in interest expense and amortization expenses related to separately identified intangible assets. In addition, possible impairment losses on goodwill and restructuring charges could occur. Any of these items could have a material adverse effect on Manpower’s financial condition, results of operations and liquidity. For all of these reasons, any future acquisitions or failure to effectively integrate acquired companies could materially adversely affect Manpower’s business.

Manpower’s success depends upon its ability to attract, train and retain qualified personnel.

Manpower depends on its ability to attract and retain qualified temporary personnel who possess the skills and experience necessary to meet the staffing requirements of its clients. Manpower must continually evaluate and upgrade its base of available qualified personnel through recruiting and training programs to keep pace with changing client needs and emerging technologies. Competition for individuals with proven professional skills, particularly employees with accounting and technological skills, is intense, and Manpower expects demand for such individuals to remain very strong for the foreseeable future. Qualified personnel may not be available to Manpower in sufficient numbers and on terms of employment acceptable to Manpower. Developing and implementing training programs require significant expenditures and may not result in the trainees developing effective or adequate skills. Manpower may not be able to develop training programs to respond to its clients’ changing needs or retain employees whom it has trained. The failure to recruit, train and retain qualified temporary employees could materially adversely affect Manpower’s business.

Manpower may be exposed to employment-related claims and costs and other litigation that could materially adversely affect its business, financial condition and results of operations.

Manpower is in the business of employing people and placing them in the workplaces of other businesses. Risks relating to these activities include:

•	claims of misconduct or negligence on the part of Manpower’s employees;

•	claims by Manpower’s employees of discrimination or harassment directed at them, including claims relating to actions of its clients;

•	claims related to the employment of illegal aliens or unlicensed personnel;

•	payment of workers’ compensation claims and other similar claims;

•	violations of wage and hour requirements;

•	retroactive entitlement to employee benefits;

•	errors and omissions of Manpower’s temporary employees, particularly in the case of professionals, such as accountants; and

•	claims by Manpower’s clients relating to its employees’ misuse of client proprietary information, misappropriation of funds, other criminal activity or torts or other similar claims.

Manpower may incur fines and other losses or negative publicity with respect to these problems. In addition, some or all of these claims may give rise to litigation, which could be time-consuming to its management team and costly and could have a negative impact on its business. Manpower cannot assure you that it will not experience these problems in the future or that its insurance will be sufficient in amount or scope to cover any of these types of liabilities.

Manpower cannot assure you that its insurance will cover all claims that may be asserted against it. Should the ultimate judgments or settlements exceed its insurance coverage, they could have a material effect on Manpower’s results of operations, financial position and cash flows. Manpower also cannot assure you that it will be able to obtain appropriate types or levels of insurance in the future or that adequate replacement policies will be available on acceptable terms, if at all.

If Manpower loses its key personnel, then its business may suffer.

Manpower’s operations are dependent on the continued efforts of its officers and executive management. In addition, Manpower is dependent on the performance and productivity of its local managers and field personnel. Manpower’s ability to attract and retain business is significantly affected by local relationships and the quality of service rendered. The loss of those key officers and members of executive management who have acquired significant experience in operating a staffing service on an international level may cause a significant disruption to Manpower’s business. Moreover, the loss of Manpower’s key managers and field personnel may jeopardize existing client relationships with businesses that continue to use its staffing services based upon past relationships with these local managers and field personnel. The loss of such key personnel could materially adversely affect Manpower’s operations, including its ability to establish and maintain client relationships.

Foreign currency fluctuations may have a material adverse effect on Manpower’s operating results.

Manpower conducts operations in approximately 63 countries and the results of its local operations are reported in the applicable foreign currencies and then translated into U.S. dollars at the applicable foreign currency exchange rates for inclusion in Manpower’s consolidated financial statements. During 2002, approximately 80% of Manpower’s revenues and operating profits were generated outside of the United States, the majority of which were generated in Europe. Furthermore, approximately $567 million of Manpower’s outstanding indebtedness as of December 31, 2002 was denominated in foreign currencies. Because of devaluations and fluctuations in currency exchange rates or the imposition of limitations on conversion of foreign currencies into U.S. Dollars, Manpower is subject to currency translation exposure on the profits of its operations, in addition to economic exposure. This risk could have a material adverse effect on Manpower’s business, financial condition, cash flow and results of operations in the future.

As of December 31, 2002, Manpower had approximately $821.8 million of total debt and as of September 30, 2003 Manpower had approximately $802.2 million of total debt. This level of debt could adversely affect Manpower’s operating flexibility and put Manpower at a competitive disadvantage.

Manpower’s level of debt and the limitations imposed on it by its credit agreements could have important consequences for investors, including the following:

•	Manpower will have to use a portion of its cash flow from operations for debt service rather than for its operations;

•	Manpower may not be able to obtain additional debt financing for future working capital, capital expenditures or other corporate purposes or may have to pay more for such financing;

•	some or all of the debt under Manpower’s current or future revolving credit facilities may be at a variable interest rate, making Manpower more vulnerable to increases in interest rates;

•	Manpower could be less able to take advantage of significant business opportunities, such as acquisition opportunities, and to react to changes in market or industry conditions;

•	Manpower will be more vulnerable to general adverse economic and industry conditions; and

•	Manpower may be disadvantaged compared to competitors with less leverage.

The terms of Manpower’s revolving credit facilities permit additional borrowings, subject to certain conditions. If new debt is added to Manpower’s current debt levels, the related risks Manpower now faces could intensify.

Manpower expects to obtain the money to pay its expenses, to repay borrowings under its credit facilities and to repay its other debt primarily from its operations. Manpower’s ability to meet its expenses thus depends on its future performance, which will be affected by financial, business, economic and other factors. Manpower is not able to control many of these factors, such as economic conditions in the markets where it operates and pressure from competitors. The money Manpower earns may not be sufficient to allow it to pay principal and interest on its debt and to meet its other debt obligations. If Manpower does not have enough money, it may be required to refinance all or part of its existing debt, sell assets or borrow additional funds. Manpower may not be able to take such actions on terms that are acceptable to it, if at all. In addition, the terms of Manpower’s existing or future debt agreements, including the revolving credit facilities and its indentures, may restrict Manpower from adopting any of these alternatives.

Manpower’s failure to comply with restrictive covenants under its revolving credit facilities or a failure to maintain an “investment grade” rating on its debt could trigger prepayment obligations.

Manpower’s failure to comply with the restrictive covenants under its revolving credit facilities could result in an event of default, which, if not cured or waived, could result in Manpower being required to repay these borrowings before their due date. If Manpower is forced to refinance these borrowings on less favorable terms, its results of operations and financial condition could be adversely affected by increased costs and rates.

Certain of Manpower’s financing agreements require Manpower to maintain “investment grade” credit ratings on its debt. As of December 16, 2003, Manpower had such ratings from Standard and Poors and Moody’s Investors Service. If Manpower’s ratings were lowered, its accounts receivables securitization facility would need to be re-negotiated or would no longer be available. In addition, a lowering of Manpower’s credit ratings could result in a portion or all of Manpower’s zero-coupon convertible debentures being converted into shares of Manpower common stock.

The holders of Manpower’s zero-coupon convertible debentures could require Manpower to purchase the debentures.

The terms of the zero-coupon convertible debentures give holders of the debentures the option to require Manpower to purchase the debentures at the issue price plus accreted original issue discount. Such holders can exercise this option on the first, third, fifth, tenth, and fifteenth anniversary dates. The next such option date is August 17, 2004. If the option were exercised, Manpower would be required to purchase all or a portion of the debentures through the issuance of common stock, with available cash, or by financing the purchase using other available facilities.

Manpower’s ability to service its debt is dependent on the performance of its subsidiaries.

Since Manpower conducts a significant portion of its operations through its subsidiaries, its cash flow and its consequent ability to service its debt depends in part upon the earnings of its subsidiaries and the distribution of those earnings, or upon loans or other payments of funds by those subsidiaries, to Manpower. The payment of dividends and the making of loans and advances to Manpower by its subsidiaries may be subject to statutory or contractual restrictions, depend upon the earnings of those subsidiaries and be subject to various business considerations.

The price of Manpower’s common stock may fluctuate significantly, which may result in losses for investors.

The market price for Manpower’s common stock has been and may continue to be volatile. For example, during the fiscal year ended December 31, 2002, the prices of Manpower’s common stock as reported on the New York Stock Exchange ranged from a high of $42.97 to a low of $25.00. During the first three quarters of fiscal 2003, the prices of Manpower’s common stock as reported on the New York Stock Exchange ranged from a high of $39.99 to a low of $27.50. Manpower’s stock price can fluctuate as a result of a variety of factors, including factors listed in these “Risk Factors” and others, many of which are beyond Manpower’s control. These factors include:

•	actual or anticipated variations in Manpower’s quarterly operating results;

•	announcement of new services by Manpower or Manpower’s competitors;

•	announcements relating to strategic relationships or acquisitions;

•	changes in financial estimates or other statements by securities analysts; and

•	changes in general economic conditions.

Because of this volatility, Manpower may fail to meet the expectations of its shareholders or of securities analysts, and its stock price could decline as a result.

Wisconsin law and Manpower’s articles of incorporation and by-laws contain provisions that could make the takeover of Manpower more difficult.

Certain provisions of Wisconsin law and Manpower’s articles of incorporation and by-laws could have the effect of delaying or preventing a third party from acquiring Manpower, even if a change in control would be beneficial to its shareholders. These provisions of Manpower’s articles of incorporation and by-laws include:

•	providing for a classified board of directors with staggered, three-year terms;

•	permitting removal of directors only for cause;

•	providing that vacancies on the board of directors will be filled by the remaining directors then in office; and

•	requiring advance notice for shareholder proposals and director nominees.

In addition, the Wisconsin control share acquisition statute and Wisconsin’s “fair price” and “business combination” provisions limit the ability of an acquiring person to engage in certain transactions or to exercise the full voting power of acquired shares under certain circumstances. These provisions and other provisions of Wisconsin law could make it more difficult for a third party to acquire Manpower, even if doing so would benefit its shareholders. As a result, offers to acquire Manpower, which represent a premium over the available market price of Manpower common stock, may be withdrawn or otherwise fail to be realized. The provisions described above could cause Manpower’s stock price to decline.

Risk Related to Arthur Andersen LLP

Representatives of Arthur Andersen LLP are not available to consent to the inclusion of their reports on the financial statements of Manpower in this prospectus, and you will not be able to recover against Arthur Andersen LLP under Section 11 of the Securities Act of 1933.

Arthur Andersen LLP was formerly the independent auditor for Manpower and for Right. Representatives of Arthur Andersen LLP are not available to provide the consents required for the inclusion of their reports on the financial statements of Manpower or of Right incorporated in this prospectus, and Manpower has dispensed with the requirement to file their consents in reliance upon Rule 437a of the Securities Act of 1933. Because Arthur Andersen LLP has not consented to the inclusion of their reports in this prospectus, you will not be able to recover against Arthur Andersen LLP under Section 11 of the Securities Act of 1933 for any untrue statements of a material fact contained in the financial statements audited by Arthur Andersen LLP that are incorporated by reference in this document or any omissions of material fact required to be stated herein.

FORWARD-LOOKING STATEMENTS

This document, including information incorporated by reference into this document, contains or may contain forward-looking statements about Manpower and Right that Manpower believes are within the meaning of the Private Securities Litigation Reform Act of 1995. This document contains certain forward-looking statements with respect to the financial condition, results of operations, plans, objectives, future performance and business of Manpower and Right, including statements preceded by, followed by or that include the words “believes,” “expects,” “anticipates” or similar expressions. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, those risks discussed above. Further information on other factors which could affect the financial results of Manpower after the merger is included in the Securities and Exchange Commission filings incorporated by reference into this document. See “Where You Can Find More Information” on page 73.

THE TRANSACTION

General Description of the Exchange Offer

Manpower is offering to exchange between 0.3680 and 0.4497 of a share of Manpower common stock for each outstanding share of Right common stock validly tendered and not withdrawn, subject to the terms and conditions described in this prospectus and the related letter of transmittal. The expiration date of the exchange offer is 12:00 midnight, New York time, on January 21, 2004, unless Manpower extends the period of time for which the exchange offer is open, in which case the term “expiration date” means the latest time and date on which the exchange offer, as so extended, expires.

The exact number of shares of Manpower common stock to be exchanged for each share of Right common stock that is validly tendered and not withdrawn will be determined upon the first acceptance for exchange of shares of Right common stock pursuant to the offer, which we refer to as the appointment time, and will be based on the Manpower average trading price. The Manpower average trading price is the average of the average daily high and low sale price per share of Manpower common stock on the New York Stock Exchange for the ten trading days ending on and including the second trading day preceding the appointment time. If the Manpower average trading price is between $41.69 and $50.96 per share, you will receive a fraction of a Manpower share equal to $18.75 divided by the Manpower average trading price for each Right share you own. If the Manpower average trading price is greater than $50.96 per share, you will receive 0.3680 of a Manpower share for each Right share you own. If the Manpower average trading price is less than $41.69 per share but equal to or greater than $37.80 per share, you will receive 0.4497 of a Manpower share for each Right share you own. If the Manpower average trading price is less than $37.80 per share, Manpower has the option, but not the obligation, to issue a fraction of a Manpower share equal to $17.00 divided by the Manpower average trading price for each Right share you own. If Manpower chooses not to exercise this option, Right has the right to terminate the merger agreement.

Please refer to “Summary—Examples of Exchange Rate Calculation” on page 13 for examples of the potential effects of fluctuations in the Manpower average trading price on the exchange rate.

If you are the record owner of your shares of Right common stock and you tender those shares directly to Mellon Investor Services LLC, the exchange agent, you will not incur any brokerage fees or commissions. If you own your shares of Right common stock through a broker or other nominee, and your broker tenders those shares on your behalf, your broker may charge you a commission for doing so. You should consult with your broker or nominee to determine whether any charges will apply. Under the terms of the merger agreement, Manpower is required to be responsible for any transfer taxes on the exchange of shares of Right common stock pursuant to the exchange offer that are imposed on the acquiror of the shares of Right common stock. You will be responsible for any transfer taxes that are imposed on the transferor.

Manpower’s obligation to deliver shares of Manpower common stock in exchange for shares of Right common stock pursuant to the exchange offer is subject to several conditions referred to below in the section entitled “Terms of the Merger Agreement—Conditions to the Exchange Offer” on page 43.

Purpose of the Exchange Offer

Manpower is making the exchange offer in order to acquire all of the outstanding shares of Right common stock. Manpower intends, as soon as practicable after completion of the exchange offer, to have its wholly owned subsidiary, Hoosier, the purchaser in the exchange offer, merge with Right. The purpose of the merger is to acquire all shares of Right common stock not tendered and exchanged in connection with the exchange offer. In the merger, each then outstanding share of Right common stock, except for treasury shares and shares that Manpower, Hoosier or any subsidiary of Manpower holds for its own account, at the exchange rate would be converted into the same fraction of a share of Manpower common stock being issued in exchange for each share of Right common stock accepted for exchange in the exchange offer.

Timing of the Exchange Offer

The exchange offer commenced on the date of this prospectus and is currently scheduled to expire on January 21, 2004. However, if any condition to the exchange offer is not satisfied, or, where permissible, waived, Manpower is obligated, under the terms of the merger agreement, to extend the exchange offer until all of the conditions have been satisfied or, where permissible, waived, or until the merger agreement is terminated in accordance with its terms.

Extension; Termination and Amendment

Subject to the terms of the merger agreement, Manpower may extend the exchange offer for successive extension periods not in excess of 10 business days per extension if, at the scheduled expiration date of the exchange offer, any condition to the exchange offer has not been satisfied or, where permissible, waived. If the exchange offer has not been consummated by May 31, 2004, Right or Manpower may terminate the merger agreement. In addition, Manpower is entitled to extend the exchange offer if required by the rules of the Securities and Exchange Commission or the New York Stock Exchange. During an extension, all shares of Right common stock previously tendered and not withdrawn will remain subject to the exchange offer, subject to your right to withdraw your shares of Right common stock. You should read the discussion below in the section entitled “The Transaction—Withdrawal Rights” on page 23 for more details.

Manpower reserves the right to make any changes in the terms and conditions of the exchange offer by giving oral or written notice of the change to the exchange agent and by making a public announcement thereof. However, without the prior written consent of Right, Manpower cannot make any changes which:

•	change or waive the minimum condition that there be validly tendered and not withdrawn a number of shares of Right common stock (including shares subject to the tender and voting agreement) which, together with any Right shares owned by Manpower and its affiliates, represents, up to the fully diluted basis, as determined by Manpower, at least a majority of the outstanding shares of Right common stock (we call this condition the “minimum condition”);

•	decrease the number of shares of Right common stock sought in the exchange offer;

•	change the form or amount of consideration to be paid for shares of Right common stock in the exchange offer;

•	impose conditions to the exchange offer in addition to those set forth in the merger agreement;

•	modify certain other specified conditions to the exchange offer as described in the merger agreement;

•	change the expiration date of the exchange offer, except under the circumstances described in the merger agreement; or

•	make any other change to any of the terms and conditions to the exchange offer which is adverse in any material respect to the holders of shares of Right common stock.

Manpower is required to follow any extension, termination, amendment or delay, as promptly as practicable, with a public announcement. In the case of an extension, the announcement is required to be issued no later than 9:00 a.m., New York time, on the next business day after the previously scheduled expiration date. Subject to applicable law, including Rules 14d-4(d) and 14d-6(c) under the Securities Exchange Act of 1934, which require that any material change in the information published, sent or given to shareholders in connection with the exchange offer be promptly sent to shareholders in a manner reasonably designed to inform shareholders of the change, and without limiting the manner in which Manpower may choose to make any public announcement, Manpower assumes no obligation to publish, advertise or otherwise communicate any public announcement other than by making a release to the Dow Jones News Service.

If Manpower makes a material change in the terms of the exchange offer or the information concerning the exchange offer, or if it waives a material condition of the exchange offer, Manpower will extend the exchange offer to the extent required under the Securities Exchange Act of 1934. If, prior to the expiration date and after obtaining Right’s prior written consent, Manpower changes the percentage of shares of Right common stock being sought or the consideration offered to you, that change will apply to all shareholders whose shares of Right common stock are accepted for exchange pursuant to the exchange offer. If at the time notice of that change is first published, sent or given to you, the exchange offer is scheduled to expire at any time earlier than the tenth business day from and including the date that the notice is first so published, sent or given, Manpower is required to extend the exchange offer until the expiration of that 10 business day period. For purposes of the exchange offer, a “business day” means any day other than a day on which the Securities and Exchange Commission is closed.

Designation of Right’s Directors after the Exchange Offer

At the appointment time, Manpower will be entitled to designate a number of directors on Right’s board to be determined in accordance with the terms of the merger agreement. If Manpower’s designees are elected to Right’s board prior to the completion of the merger, the affirmative vote of a majority of the continuing directors will be required for Right to, among other things, amend or terminate the merger agreement. For more information, see “Terms of the Merger Agreement—The Exchange Offer—Composition of Right’s Board of Directors after the Exchange Offer” on page 37 of this prospectus.

Subsequent Offering Period

Manpower may elect to provide a subsequent offering period under Rule 14d-11 promulgated under the Securities Exchange Act of 1934 after Manpower first accepts for exchange any shares of Right common stock if a majority, but fewer than 80%, of the outstanding shares of Right common stock up to the fully diluted basis, as determined by Manpower, have been tendered as of such date. You will not have the right to withdraw any shares of Right common stock that you tender during the subsequent offering period. During any subsequent offering period, Manpower is required to accept for exchange, and to deliver shares of Manpower common stock in exchange for, shares of Right common stock that are validly tendered, promptly after they are tendered. If Manpower elects to provide a subsequent offering period, it is required to make a public announcement to that effect no later than 9:00 a.m., New York time, on the next business day after the previously scheduled expiration date. Right shares tendered in a subsequent offering period will be exchanged for shares of Manpower common stock at the same exchange rate used in the exchange offer.

Exchange of Shares of Right Common Stock; Delivery of Shares of Manpower Common Stock

Upon the terms of, and subject to the conditions to, the exchange offer including, if the exchange offer is extended or amended, the terms and conditions of the extension or amendment, Manpower is required to accept for exchange, and to deliver shares of Manpower common stock in exchange for, shares of Right common stock that are validly tendered and not withdrawn, promptly after the expiration date and promptly after they are tendered during any subsequent offering period. In all cases, exchange of shares of Right common stock tendered and accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of:

•	certificates for the shares of Right common stock or a confirmation of a book-entry transfer of the shares of Right common stock in the exchange agent’s account at The Depository Trust Company, which is referred to in this prospectus as “DTC”; and

•	a properly completed and duly executed letter of transmittal or a manually signed facsimile of that document, and any other required documents.

For purposes of the exchange offer, Manpower will be deemed to have accepted for exchange shares of Right common stock validly tendered and not withdrawn as, if and when Manpower notifies the exchange agent of its acceptance of the tenders of those shares of Right common stock. The exchange agent is required to then deliver shares of Manpower common stock and cash instead of fractional shares of Manpower common stock in exchange for the shares of Right common stock promptly after receipt of the notice referred to in the preceding sentence. The exchange agent will act as agent for Manpower for the purpose of receiving shares of Manpower common stock and any cash to be paid instead of any fractional shares of Manpower common stock and transmitting a certificate or certificates for Manpower common stock and cash, if any, to you. You will not receive any interest on any cash that Manpower pays to you, even if there is a delay in making the exchange.

If Manpower does not accept any tendered shares of Right common stock for exchange pursuant to the terms and conditions of the exchange offer for any reason, Manpower is required to return certificates for the unexchanged shares of Right common stock to the tendering shareholder or, in the case of shares of Right common stock tendered by book-entry transfer of unexchanged shares of Right common stock into the exchange agent’s account, pursuant to the procedures described below in the section entitled “The Transaction—Procedure for Tendering,” the shares of Right common stock will be credited to an account maintained within DTC, as soon as practicable following expiration or termination of the exchange offer.

Cash Instead of Fractional Shares of Manpower Common Stock

Manpower will not issue certificates representing fractional shares of its common stock in the exchange offer. Instead, each tendering shareholder who would otherwise be entitled to a fractional share (after aggregating all fractional shares of Manpower common stock that otherwise would be received by the holder) will receive cash from Manpower (rounded up to the nearest whole cent), without interest, equal to the product obtained by multiplying such fraction by the Manpower average trading price.

Withdrawal Rights

Your tender of shares of Right common stock pursuant to the exchange offer is irrevocable, except that, other than during a subsequent offering period, shares of Right common stock tendered pursuant to the exchange offer may be withdrawn at any time prior to the expiration date, and, unless Manpower previously accepted them for exchange pursuant to the exchange offer, may also be withdrawn at any time after February 17, 2004. If Manpower elects to provide a subsequent offering period in accordance with Rule 14d-11 under the Securities Exchange Act of 1934, you will not have the right to withdraw any shares of Right common stock that you tender during the subsequent offering period.

For your withdrawal to be effective, the exchange agent must receive from you a written, telex or facsimile transmission notice of withdrawal at its address on the back cover of this prospectus, and your notice must include your name, address, social security number, the certificate number(s) and the number of shares of Right common stock to be withdrawn as well as the name of the registered holder, if it is different from that of the person who tendered the shares of Right common stock.

A financial institution must guarantee all signatures on the notice of withdrawal unless the shares of Right common stock have been tendered for the account of any eligible institution. Most banks, savings and loan associations and brokerage houses are able to provide these signature guarantees for you. The financial institution must be an “eligible institution,” which means it is a participant in the Securities Transfer Agents Medallion Program. If shares of Right common stock have been tendered pursuant to the procedures for book-entry tender discussed under the caption below entitled “The Transaction—Procedure for Tendering,” any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn shares of Right common stock and must otherwise comply with the DTC procedures. If certificates have been delivered to the exchange agent, the name of the registered shareholder and the serial numbers of the particular certificates evidencing the shares of Right common stock withdrawn must also be furnished to the exchange agent, as stated above, prior to the physical release of the certificates. Manpower will decide all questions regarding the form and validity (including time of receipt) of any notice of withdrawal, in its sole discretion, and Manpower’s decision shall be final and binding.

Neither Manpower, the exchange agent, Georgeson Shareholder Communications Inc. (the information agent), nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or will incur any liability for failure to give proper notification. Any shares of Right common stock withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer. However, you may re-tender withdrawn shares of Right common stock by following one of the procedures discussed below in the sections entitled “The Transaction—Procedure for Tendering” or “The Transaction—Guaranteed Delivery” at any time prior to the expiration date.

Procedure for Tendering

For you to validly tender shares of Right common stock pursuant to the exchange offer, (a) the enclosed letter of transmittal, properly completed and duly executed or a manually executed facsimile of that document, along with any required signature guarantees, or an agent’s message in connection with a book-entry transfer, and any other required documents, must be transmitted to and received by the exchange agent at P.O. Box 3310, South Hackensack, New Jersey 07606 (post office mailing address), or, at 85 Challenger Road, Overpeck Centre, Ridgefield Park, New Jersey 07660 (overnight/express mail), or, at 120 Broadway, 13th Floor, New York, New York 10271 (hand delivery), and certificates for tendered shares of Right common stock must be received by the exchange agent at that address or the shares of Right common stock must be tendered pursuant to the procedures for book-entry tender described below (and a confirmation of receipt of the tender received, which confirmation Manpower refers to below as a “book-entry confirmation”), in each case before the expiration date, or (b) you must comply with the guaranteed delivery procedures described below.

The term “agent’s message” means a message, transmitted by DTC to, and received by, the exchange agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the participant in DTC tendering the shares of Right common stock which are the subject of the book-entry confirmation, that the participant has received and agrees to be bound by the terms of the letter of transmittal and that Manpower may enforce that agreement against the participant.

The exchange agent is required to establish accounts with respect to the shares of Right common stock at DTC for purposes of the exchange offer within three New York Stock Exchange trading days after the date of this prospectus, and any financial institution that is a participant in DTC may make book-entry delivery of the shares of Right common stock by causing DTC to transfer tendered shares of Right common stock into the exchange agent’s account in accordance with DTC’s procedure for the transfer. However, although delivery of shares of Right common stock may be effected through book-entry at DTC, the letter of transmittal (or a manually signed facsimile thereof), with any required signature guarantees, or an agent’s message in connection with a book-entry transfer, and any other required documents, must, in any case, be transmitted to and received by the exchange agent at the address on the back cover of this prospectus prior to the expiration date, or the guaranteed delivery procedures described below must be followed.

Signatures on all letters of transmittal must be guaranteed by an eligible institution, except in cases in which shares of Right common stock are tendered either by a registered holder of shares of Right common stock who has not completed the box entitled “Special Issuance Instructions” on the letter of transmittal or for the account of an eligible institution. If the certificates for shares of Right common stock are registered in the name of a person other than the person who signs the letter of transmittal, or if certificates for unexchanged shares of Right common stock are to be issued to a person other than the registered holder(s), the certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered owner or owners appear on the certificates, with the signature(s) on the certificates or stock powers guaranteed in the manner Manpower has described above.

The method of delivery of Right stock certificates and all other required documents, including delivery through DTC, is at your option and risk, and the delivery will be deemed made only when actually received by the exchange agent. If delivery is by mail, Manpower recommends registered mail with return receipt requested, properly insured. In all cases, you should allow sufficient time to ensure timely delivery.

Guaranteed Delivery

If you wish to tender shares of Right common stock pursuant to the exchange offer and your certificates are not immediately available or you cannot deliver the certificates and all other required documents to the exchange agent prior to the expiration date or cannot complete the procedure for book-entry transfer on a timely basis, your shares of Right common stock may nevertheless be tendered, so long as all of the following conditions are satisfied:

•	you make your tender by or through an eligible institution;

•	the enclosed notice of guaranteed delivery, properly completed and duly executed, substantially in the form enclosed with this prospectus, is received by the exchange agent as provided below on or prior to the expiration date; and

•	the certificates for all tendered shares of Right common stock or a confirmation of a book-entry transfer of tendered securities into the exchange agent’s account at DTC as described above, in proper form for transfer, together with a properly completed and duly executed letter of transmittal or a manually signed facsimile thereof, with any required signature guarantees (or, in the case of a book-entry transfer, an agent’s message) and all other documents required by the letter of transmittal are received by the exchange agent within three New York Stock Exchange trading days, after the date of execution of the notice of guaranteed delivery.

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You may deliver the notice of guaranteed delivery by hand or transmit it by facsimile transmission or mail to the exchange agent and you must include a signature guarantee by an eligible institution in the form provided in that notice. In all cases, Manpower is required to exchange shares of Right common stock tendered and accepted for exchange pursuant to the exchange offer only after timely receipt by the exchange agent of certificates for shares of Right common stock (or timely confirmation of a book-entry transfer of tendered securities into the exchange agent’s account at DTC as described above), properly completed and duly executed letter(s) of transmittal or manually signed facsimile(s) thereof, or an agent’s message in connection with a book-entry transfer, and any other required documents.

By executing a letter of transmittal as described above, you irrevocably appoint Manpower’s designees as your attorneys-in-fact and proxies, each with full power of substitution, to the full extent of your rights with respect to your shares of Right common stock tendered and accepted for exchange by Manpower and with respect to any and all other shares of Right common stock and other securities (other than the shares of Manpower common stock) issued or issuable in respect of the shares of Right common stock on or after January 21, 2004. That appointment is effective if and when, and only to the extent that, Manpower accepts the shares of Right common stock for exchange pursuant to the exchange offer. All of these proxies shall be considered coupled with an interest in the tendered shares of Right common stock and therefore shall not be revocable. Upon the effectiveness of the appointment, all prior proxies that you have given will be revoked, and you may not give any subsequent proxies (and, if given, they will not be deemed effective). Manpower’s designees will, with respect to the shares of Right common stock for which the appointment is effective, be empowered, among other things, to exercise all of your voting and other rights as they, in their sole discretion, deem proper at any annual, special or adjourned meeting of Right shareholders or otherwise. Manpower reserves the right to require that, in order for shares of Right common stock to be deemed validly tendered, immediately upon Manpower’s exchange of the shares, Manpower must be able to exercise full voting rights with respect to the tendered shares of Right common stock.

Manpower will determine questions regarding the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of shares of Right common stock, in its sole discretion, and its determination shall be final and binding. Manpower reserves the absolute right to reject any and all tenders of shares of Right common stock that it determines are not in proper form or the acceptance of or exchange for which may, in the opinion of its counsel, be unlawful. Manpower also reserves the absolute right to waive any defect or irregularity in the tender of any shares of Right common stock. No tender of shares of Right common stock will be deemed to have been validly made until all defects and irregularities in tenders of shares of Right common stock have been cured or waived. Neither Manpower, the exchange agent, the information agent nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any shares of Right common stock or will incur any liability for failure to give notification. Manpower’s interpretation of the terms and conditions of the exchange offer (including the letter of transmittal and instructions thereto) will be final and binding.

The tender of shares of Right common stock pursuant to any of the procedures described above will constitute a binding agreement between Manpower and you upon the terms and subject to the conditions to the exchange offer.

Background of the Transaction

During the first half of 2003 and in July 2003, UBS Securities LLC contacted Manpower as part of its efforts to gauge and solicit interest in the business of Right. However, Manpower declined to sign a confidentiality agreement and indicated that it was not interested in pursuing a transaction with Right at that time.

In October 2003, UBS contacted Manpower again to solicit interest in the business of Right. On October 16, Richard J. Pinola, the Chairman and Chief Executive Officer of Right, met with Jeffrey A. Joerres, the Chairman and Chief Executive Officer of Manpower, to explore strategic alternatives.

Following this meeting, Manpower was contacted again by UBS. At this time, Mr. Pinola met with Manpower to determine Manpower’s interest in pursuing a transaction with Right, either alone or in participation with an affiliate of Hellman & Friedman Capital Partners IV, L.P. a private equity firm which, together with members of Right’s management, had previously proposed to acquire Right.

On October 24, 2003, Manpower expressed its interest to the special committee in pursuing a transaction with Right and indicated that it could pay in excess of $17.00 per share. On October 27, 2003, Manpower executed a confidentiality agreement after which UBS provided some initial information regarding Right to Manpower.

On October 31, 2003, Mr. Pinola met with Mr. Joerres and continued to discuss strategic alternatives, and they were joined by a representative of an affiliate of Hellman & Friedman Capital Partners IV, L.P.

On November 6, 2003, senior management of Right met with Manpower’s senior management at a neutral location in Milwaukee and reviewed Right’s business, financial condition, results of operations, prospects and strategy.

On November 10, 2003, Manpower submitted a written, non-binding indication of interest to acquire Right for consideration in the range of $18.50 to $19.00 per share payable in Manpower stock, subject to completion of its due diligence review, entering into employment agreements with key Right officers and various other conditions. Manpower commenced its due diligence activities that day.

From November 12, 2003 to November 14, 2003, Manpower, its legal advisors, Godfrey & Kahn, S.C., its financial advisor, Robert W. Baird & Co. Incorporated, and other advisors conducted due diligence and held meetings with senior officers of Right.

On November 18, 2003, the board of directors of Manpower held a special meeting to consider a transaction with Right, at the conclusion of which Manpower’s senior management was authorized to continue discussions with Right regarding a possible transaction.

On November 19, 2003, Manpower submitted a written, non-binding confirmation of its interest in acquiring Right for consideration in the range of $18.50 to $19.00 payable in Manpower stock, subject to completion of its due diligence review and various other conditions.

Between November 22 and December 10, 2003, Manpower, directly and through their legal and financial advisors, continued negotiations with Right to finalize the terms of a potential transaction, including the merger agreement.

On November 24, Mr. Pinola met with Manpower senior management to discuss the business of Right and employment arrangements for senior officers of Right.

On December 2, 2003, Manpower submitted a written acquisition proposal which included a stated expiration date of December 5, 2003 to acquire all outstanding shares of Right by means of an exchange offer followed by a merger for $18.75 per share payable in Manpower stock and subject to a collar mechanism.

On December 5, 2003 UBS called Robert W. Baird & Co. Incorporated to discuss Manpower’s proposal, which expired on that date.

On December 9, 2003, the Manpower board of directors held a regular meeting in New York City at which it reviewed and discussed the proposed business combination with Right and the terms and conditions of the merger agreement. After considering the terms of the proposed transaction and considering the advice of its financial and legal advisors, the Manpower board of directors unanimously approved the merger agreement, the Offer, the Merger and the other transactions contemplated by the merger agreement.

On the morning of December 10, 2003, Mr. Joerres and Michael J. Van Handel, the Executive Vice President and Chief Financial Officer of Manpower, attended a meeting of the Right special committee by videoconference during which they discussed and responded to questions from the special committee regarding Manpower and the details of Manpower’s proposal. Later that day, the board of directors of Right held a special meeting at which it approved the merger agreement, the offer, the merger and the other transactions contemplated by the merger agreement.

On December 10, 2003, Manpower and Right executed the merger agreement and issued a joint press release announcing the execution of the merger agreement.

On December 11, 2003, Manpower and Right held a joint conference call to discuss the transaction.

Manpower’s Reasons for the Exchange Offer and the Merger

In reaching its decision to approve the merger agreement, Manpower’s board of directors considered a variety of factors, including the following:

•	Manpower’s familiarity with and review of Right’s business, operations, management, markets, competitors, financial condition, earnings and prospects;

•	That the transaction will allow Manpower to expand the range of services that it provides to its customers around the world in a manner consistent with Manpower’s long-term strategic plan;

•	Right’s compatible culture, shareholder focus and operating philosophy;

•	Manpower’s belief that the transaction will be accretive to Manpower’s earnings per share, will enhance Manpower’s capital structure and credit ratios, will improve its operating margins and will reduce the cyclicality of its revenues, operating profit and cash flows;

•	Right’s strong presence in the United States and Europe;

•	That Manpower will be able to add scale and strength to its Empower Group’s organizational consulting business by consolidating the Empower Group with Right’s organizational consulting business;

•	The opinion of Manpower’s financial advisor that the exchange rate is fair to Manpower from a financial point of view; and

•	That the transaction is intended to qualify as a transaction of a type that is generally tax-free for federal income tax purposes.

The foregoing discussion of the information and factors considered by Manpower’s board of directors is not intended to be exhaustive. In reaching its determination to enter into the merger agreement, Manpower’s board of directors did not assign any relative or specific weights to the foregoing factors.

Recommendation of Right’s Board of Directors; Right’s Reasons for the Exchange Offer and the Merger

At a meeting held on December 10, 2003, Right’s board of directors, based in part on the unanimous recommendation of the special committee of the Right board of directors, unanimously voted to approve the merger agreement and the transactions contemplated in connection with the merger agreement, including the exchange offer and the merger, and determined that the merger agreement, the exchange offer and the merger are advisable, fair to and in the best interests of Right. Right’s board of directors unanimously voted to recommend that the Right shareholders accept the offer and tender their shares of Right common stock in the offer. Information about the recommendation of Right’s board of directors, including the material factors considered by Right’s board of directors, is more fully set forth in Right’s Solicitation/Recommendation Statement on Schedule 14D-9, which is being mailed to Right’s shareholders together with this prospectus.

Interests of Right’s Officers and Directors in the Transaction

Certain members of Right’s management and board of directors may be deemed to have interests in the exchange offer and merger that are in addition to their interests as shareholders of Right. Right’s board was aware of these interests and considered them, among other matters, in approving the merger agreement.

Pre-existing Change of Control Arrangements. Right has pre-existing change of control agreements with all Executive Vice Presidents as well as Mr. Pinola and Mr. Gavin. Under the terms of these agreements, if an Executive Vice President is involuntarily terminated within eighteen months of a change of control, they are entitled to severance compensation payable within thirty days of the date of termination. The severance compensation payable would be (i) two times the greater of: (1) the total amount of base salary and bonus earned during the calendar year immediately preceding the change of control; or (2) the average base salary and bonus for the three fiscal years prior to the termination date and (ii) a pro rated bonus for the year of termination. In addition, upon such a termination the Executive Vice Presidents are entitled to receive other benefits in effect immediately prior to the termination for a period of 24 months.

Under Mr. Pinola’s and Mr. Gavin’s change of control agreements, upon a change of control of Right, the executive may provide written notice to Right within sixty days that the executive elects to: (i) continue his employment for a period equal to the greater of the current term or a period which expires two years after the change of control; or (ii) terminate his employment and receive severance compensation. The severance compensation equals (i) two times the greater of: (1) the executive’s average base salary and bonus for the three fiscal years prior to the termination date; or (2) the executive’s base salary and bonus for the prior fiscal year, payable within thirty days of termination and (ii) a pro rated bonus for the year of termination. In addition, the executive is entitled to receive benefits in effect immediately prior to the termination for a period of 24 months.

The Executive Vice President change of control agreements will continue in effect after the merger. In connection with the transactions contemplated under the merger agreement, Mr. Pinola entered into a new change of control agreement (discussed below), to replace his preexisting change of control agreement effective upon the appointment time. Mr. Gavin has entered into an agreement to terminate his employment in connection with the merger and to receive his severance compensation and other amounts due to him. In addition, the vesting of Mr. Gavin’s benefits under Right’s supplemental executive retirement plan (“SERP”) will accelerate and these benefits, together with the benefits under his supplemental deferred compensation plan, will be paid to him in a lump sum within 30 days of his termination.

Employment Agreements. Concurrent with the execution of the merger agreement, Manpower and Mr. Pinola entered into a letter agreement regarding his employment upon completion of the merger. Under the agreement, Mr. Pinola will receive a base salary of $550,000 per annum and will participate in both an annual and long term incentive plan. At the effective time, Mr. Pinola will receive an option to purchase 150,000 shares of Manpower common stock at the then prevailing market price of such stock. The options will vest over the four-year period following the merger. The agreement also provides Mr. Pinola an enhanced retirement benefit under Right’s Supplemental Executive Retirement Plan. Under this plan, a retirement benefit is provided to executives based on a percentage of their average final compensation over the three-year period preceding termination. Mr. Pinola is entitled to a benefit of 50% of his average final compensation. Under the merger agreement, this plan will not continue after the merger and benefits will be calculated for the plan participants effective as of the merger. Under his new agreement, if Mr. Pinola remains employed until the third annual anniversary of the merger, or if Mr. Pinola’s employment is terminated for any reason other than for “cause” or termination by Mr. Pinola without “good reason” before the third annual anniversary of the merger, his benefit will be calculated using his base salary in effect immediately prior to the merger ($830,000) as the three year average.

Concurrent with the execution of the merger agreement, Manpower and Mr. Pinola entered into a change of control agreement that will become effective upon completion of the merger. Under the terms of this agreement, if Mr. Pinola’s employment is terminated without cause or if he terminates with good reason (both terms as defined in the agreement) during the eighteen months following the merger, he is entitled to receive: (i) his base compensation, benefits and bonus earned through the date of termination; (ii) two times the sum of (x) one year of base compensation benefits, plus (y) his highest incentive bonus during the prior three years; and (iii) other benefits as specified in the agreement. After such eighteen month period, he will be entitled to: (i) his base compensation, benefits and bonus earned through the date of termination; (ii) one year of base compensation, plus his highest incentive bonus during the prior three years, or two times this total amount if the termination is in connection with a change of control; and (iii) other benefits as specified in the agreement. For the first four years following the merger, Mr. Pinola is entitled to a gross-up to cover any “golden parachute” tax, but only if the tax is triggered by an acceleration in the vesting of the options granted to him in connection with the merger. Mr. Pinola’s agreement also contains nondisclosure, nonsolicitation and noncompetition provisions.

Vesting of Stock Options. All outstanding and unvested options to acquire Right common stock under the stock option plans of Right, including options held by directors and executive officers, will vest in connection with the merger. The Right stock options that are outstanding will be converted into stock options to acquire shares of Manpower common stock, with the number of shares of Manpower common stock underlying the options and the exercise price thereof determined based on the exchange ratio described in the merger agreement. The unvested options to acquire shares of Right common stock held by Mr. Pinola is 137,501 shares and 56,251 shares for Mr. Gavin. The total number of unvested options to acquire shares of Right common stock that will be held by the Executive Vice Presidents at the time of the merger is approximately 225,042 shares. In addition, directors of Right hold Right stock options that will vest in connection with the merger as follows: Frank P. Louchheim, 11,250 shares; Joseph T. Smith, 8,750 shares; Larry A. Evans, 8,750 shares; John R. Bourbeau, 8,750 shares; Rebecca J. Maddox, 11,250 shares; Catherine Y. Selleck, 11,250 shares; Oliver S. Franklin, 11,250 shares; and Stephen A. Johnson, 7,500 shares.

Non-Qualified Retirement Benefits. Right has established the Supplemental Executive Retirement Plan (“SERP”) to provide supplemental income benefits to plan participants or their survivors upon the participant’s retirement or death. A participant is entitled to a benefit based on an average of their three highest consecutive annual salaries. The participant’s benefit is 20% of this amount, except for Mr. Gavin and Mr. Pinola who are entitled to 50% of this amount. Participants vest the benefit over time and the benefits are adjusted for credited years of service. In connection with the merger, each participant will be imputed with additional service credit under the SERP for both vesting and benefit accrual purposes such that each participant will be treated as fully vested and as if he or she had continued to work for Right until his or her normal retirement age. Therefore, each active participant will be entitled to commence receipt of the actuarial equivalent of his or her normal retirement benefit under the SERP upon any termination of employment. The total value of this accelerated vesting and crediting to all 19 SERP participants who are currently employed and who are not already fully vested and credited is estimated to be $2,900,000, assuming each participant terminated employment immediately. Of this amount, none was attributable to Mr. Pinola (who was already fully vested and fully credited) and approximately $450,000 was attributable to Mr. Gavin. Also, Manpower and Right have agreed that no trust will be established prior to the merger to fund benefits under the SERP.

Manpower and Right have agreed, however, that Right will establish a rabbi trust (or trusts) to fund benefits accrued prior to the merger under supplemental deferred compensation plans maintained by Right for certain of its senior executives and former senior executives (Messrs. Louchheim, Pinola and Smith). Right has agreed that, following the merger, no further contributions will be credited to any executive’s account under such a plan. Rather, each executive’s account will simply be credited with interest until distributed in accordance with the terms of the applicable plan.

Indemnification and Insurance. The merger agreement provides that the indemnification obligations set forth in Right’s articles of incorporation and by-laws will survive the merger and will not be amended, repealed or otherwise modified for six years after the effective time of the merger in any manner that would adversely affect the rights of anyone who was a director, officer, trustee, partner, fiduciary, employee or agent of right at or prior to the effective time of the merger. The merger agreement also provides that for six years after the effective time of the merger, Manpower will maintain Right’s current liability insurance coverage for acts or omissions occurring prior to the effective time of the merger for those persons who were covered by Right’s directors’ and officers’ liability insurance policy on terms and in amounts no less favorable than those in effect on the date of the merger agreement. Manpower, however, will not be required to pay annually more than 200% of the annual premium in effect on the date of the merger agreement to maintain such insurance, subject to certain conditions set forth in the merger agreement.

Tender and Voting Agreement. Concurrently with the execution and delivery of the merger agreement, Manpower entered into a tender and voting agreement with each of the executive officers and certain of the directors of Right. For more information, see “Terms of the Merger Agreement—Tender and Voting Agreement” on page 47.

Material Federal Income Tax Consequences

Subject to the assumptions and limitations discussed below, in the opinion of Godfrey & Kahn, S.C., counsel to Manpower, and Pepper Hamilton LLP, counsel to Right, the following discussion sets forth the material United States federal income tax considerations of the transaction to holders of shares of Right common stock who exchange their shares of Right common stock for Manpower shares in the exchange offer and/or the merger. This discussion and the tax opinions described below are based on the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury regulations, administrative interpretations and court decisions in effect as of the date of this prospectus, all of which may change, possibly with retroactive effect. Any of the above changes could alter the tax consequences described in this summary and the tax opinions.

This discussion of material federal income tax consequences of the transaction is intended to provide only a general summary, and is not a complete analysis or description of all potential federal income tax consequences of the exchange offer and/or the merger. It does not address all aspects of federal income taxation that may be important to a holder of shares of Right common stock in light of that shareholder’s particular circumstances or to a shareholder subject to special rules, such as:

•	a foreign entity or an individual shareholder who is not a citizen or resident of the United States;

•	a financial institution or insurance company;

•	a tax-exempt organization;

•	a dealer or broker in securities;

•	a shareholder who is subject to the alternative minimum tax provisions of the Code;

•	a shareholder whose shares of Right common stock are qualified small business stock for purposes of Section 1202 of the Code;

•	a shareholder who holds shares of Right common stock as part of a hedge, appreciated financial position, straddle, constructive sale or conversion transaction; or

•	a shareholder who does not hold shares of Right common stock as capital assets.

In addition, this discussion does not address any state, local or foreign income tax or non-income tax consequences of the exchange offer and/or the merger or of any transactions other than the exchange offer and the merger. Manpower urges holders of shares of Right common stock to consult their own tax advisors to determine the particular federal income tax or other tax consequences to them of participation in the exchange offer and/or the merger.

Qualification of the Exchange Offer and Merger as a Reorganization. The transaction will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code if, among other things, all of the following factual assumptions (also referred to as the “supporting conditions”) are met:

•	the exchange offer and the merger are completed under the current terms of the merger agreement; and

•	the merger is completed promptly after the exchange offer.

The completion of the exchange offer is conditioned upon the receipt by Manpower and Right of tax opinions to the above effect from Godfrey & Kahn, S.C. and Pepper Hamilton LLP, respectively. These opinions, and the opinions contained herein, are based upon representations and covenants made by Manpower and Right, including representations in certificates of officers of Manpower and Right to be delivered to tax counsel prior to the completion of the exchange offer, and upon certain assumptions, including the absence of changes in facts or in law between the date of the completion of the exchange offer and the completion of the merger. If any of those representations, covenants or assumptions is inaccurate, the tax consequences of the transaction could differ materially from those summarized below. If the supporting conditions are not satisfied, the opinions of Godfrey & Kahn and Pepper Hamilton described above may not be relied upon. Furthermore, Godfrey & Kahn’s and Pepper Hamilton’s opinions will neither bind the IRS nor preclude the IRS or the courts from adopting a contrary position. No ruling has been or will be requested from the IRS in connection with this transaction. It is possible that the exchange offer and/or the merger may not qualify as a reorganization, and the tax consequences of the transaction could differ materially from those summarized below. See the subsection below entitled “Federal Income Tax Consequences if the Merger is Not Completed.”

Assuming that the transaction qualifies as a tax-free reorganization, for federal income tax purposes:

•	A holder of shares of Right common stock will not recognize any gain or loss on its exchange in the exchange offer or the merger of its shares of Right common stock for Manpower shares.

•	If a holder of shares of Right common stock receives cash for of fractional shares of Manpower common stock, the shareholder will be required to recognize capital gain or loss, measured by the difference between the amount of cash received instead of that fraction of a share and the portion of the tax basis of that holder’s shares of Right common stock allocable to that fraction of a share. This gain or loss will be long-term capital gain or loss if the holder of shares of Right common stock has held the shares of Right common stock exchanged for that fraction of an Manpower share for more than one year at the time the shares of Right common stock are accepted in the exchange offer or at the completion of the merger, as the case may be. The deductibility of capital losses is subject to limitations for both individuals and corporations.

•	A holder of shares of Right common stock will have a tax basis in the Manpower shares received in the exchange offer or the merger equal to (1) the tax basis in the shares of Right common stock surrendered by that shareholder in the exchange offer or the merger, reduced by (2) any tax basis in the shares of Right common stock that is allocable to a fraction of a Manpower share for which cash is received.

•	The holding period for Manpower shares received in exchange for shares of Right common stock in the exchange offer or the merger will include the holding period for shares of Right common stock surrendered in the exchange offer or the merger.

•	Right will not recognize gain or loss as a result of the transaction.

Federal Income Tax Consequences if the Merger is Not Completed. No opinion has been given concerning any tax consequences of the exchange offer if the merger is not completed, or if the merger is not completed promptly after the exchange offer. Except as described under this heading, if the merger is not completed, exchanges pursuant to the exchange offer generally will be taxable transactions for federal income tax purposes. If the exchange offer is taxable, each Right shareholder participating in the exchange offer will recognize capital gain or loss, measured by the difference between the fair market value of the Manpower shares (together with any cash instead of fractional shares of Manpower common stock) received by the shareholder and the shareholder’s tax basis in the shares of Right common stock surrendered. This gain or loss will be long-term capital gain or loss if the shareholder had held the shares of Right common stock for more than one year at the time the shares of Right common stock are accepted in the exchange offer.

Even if the merger is not completed, the exchange offer will still be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and the taxability of the exchange will be as described in the subsection titled “Qualification of Exchange Offer and Merger as a Reorganization,” above, so long as the following factual assumptions are met:

•	in general, Manpower must own at least 80% of the shares of Right common stock immediately after the exchange offer;

•	the Right common stock owned by Manpower immediately after the exchange offer that was acquired from other Right shareholders was acquired solely in exchange for Manpower common stock, other than cash received for fractional shares; and

•	the representations and covenants made by Manpower and Right to Godfrey & Kahn and Pepper Hamilton must remain effective.

Whether these factual assumptions will be satisfied will not be known at the time of the exchange offer and there can be no assurances that the factual assumptions will be satisfied.

Manpower urges each holder of shares of Right common stock to consult his or her own tax advisor to determine the particular United States federal, state or local or foreign income or other tax consequences of participation in the exchange offer and/or the merger.

Federal Backup Withholding; Reporting. To prevent backup federal income tax withholding with respect to cash, if any, received pursuant to the exchange offer and/or the merger, you must either provide the exchange agent with your correct taxpayer identification number and certify whether you are subject to backup withholding of federal income tax by completing the substitute Form W-9 included in the letter of transmittal or establish a basis for exemption from backup withholding. Some shareholders (including, among others, all corporations and some foreign individuals) are not subject to these backup withholding and reporting requirements. Right shareholders who fail to provide their correct taxpayer identification numbers and the appropriate certifications as described above will be subject to backup withholding of 28% on cash amounts received in the exchange offer and/or the merger and may be subject to a $50 penalty imposed by the IRS. In order for a foreign person to qualify as an exempt recipient, the shareholder must generally submit a Form W-8BEN, signed under penalties of perjury, attesting to that person’s exempt status. If withholding is made and results in an overpayment of taxes, a refund may be obtained. Cash amounts paid pursuant to the exchange offer and/or the merger will be reported to the extent required by the Code to Right shareholders and the IRS.

Each Right shareholder who receives Manpower’s common shares in the exchange offer and/or the merger is required to file a statement with his, her or its federal income tax return setting forth the shareholder’s basis in the shares of Right common stock surrendered and the fair market value of Manpower’s common shares and the proceeds from the cash in lieu of fractional shares received in the exchange offer and the merger and is required to retain permanent records of these facts relating to the transaction.

Accounting Treatment

The transaction described in this prospectus will be accounted for as a “purchase,” as that term is used under generally accepted accounting principles, commonly referred to as “GAAP,” for accounting and financial reporting purposes in the United States. Accordingly, Manpower will determine the fair value of assets acquired and liabilities assumed and any excess purchase price will be assigned to goodwill. Manpower expects to allocate a portion of the purchase price to identifiable intangible assets to be amortized against the combined company’s earnings following completion of the transaction.

Resales of Manpower Common Stock

The shares of Manpower common stock to be issued in exchange for shares of Right common stock will be freely transferable under the Securities Act of 1933. However, this will not be the case for shares issued to any shareholder who may be deemed to be an “affiliate” of Right for purposes of Rule 145 under the Securities Act as of the date of expiration of the exchange offer, as it may be extended. “Affiliates” generally include directors, certain executive officers, and beneficial owners of 10% or more of any class of capital stock. These affiliates may not sell their shares of Manpower common stock acquired in the merger except pursuant to an effective registration statement under the securities laws or other applicable securities law exemptions from the registration requirements of the securities laws.

This prospectus does not cover resales of Manpower common stock received by any person who may be deemed to be an affiliate of Right. Right has agreed in the merger agreement to use its reasonable efforts to cause each person who may be deemed to be an affiliate of Right to execute and deliver to Manpower an affiliate agreement. As provided for in these agreements, Right’s affiliates will agree not to offer to sell, transfer or otherwise dispose of any of the shares of Manpower common stock distributed to them pursuant to the exchange offer except in compliance with the requirements of Rule 145(d), or in a transaction that is otherwise exempt from the registration requirements of, or in an offering which is registered under, the Securities Act. Manpower may place restrictive legends on certificates representing shares of Manpower common stock issued to all persons who are deemed to be affiliates of Right under Rule 145.

Regulatory Approval

Other than clearance under the antitrust laws applicable to the transaction which are described below, the Securities and Exchange Commission declaring the registration statement on Form S-4 relating to this transaction effective and the filing of articles of merger under Pennsylvania law with respect to the merger, Manpower does not believe that any additional material governmental filings are required with respect to the transaction.

Under the HSR Act, the transaction may not be completed until Manpower and Right each notify and furnish information to the Federal Trade Commission and the Antitrust Division of the United States Department of Justice and specified waiting period requirements have been satisfied. Manpower and Right agreed, pursuant to the merger agreement, to use commercially reasonable efforts to take or cause to be taken all actions necessary to obtain any clearance, waiver, approval or authorization relating to the HSR Act that is necessary to enable Manpower and Right to complete the transaction. The notifications required under the HSR Act to the Federal Trade Commission and the Antitrust Division of the United States Department of Justice were filed on December 19, 2003, and the waiting period under the HSR Act will expire on January 18, 2004, unless otherwise extended or terminated.

At any time before or after the completion of the exchange offer or the merger, either the Antitrust Division of the United States Department of Justice or the Federal Trade Commission could take any action under United States antitrust laws that it deems necessary or desirable, including seeking to enjoin the completion of the exchange offer or the merger or seeking the divestiture of substantial assets of Manpower or Right. Private parties and state attorneys general may also bring actions under United States antitrust laws depending on the circumstances. Although we believe that neither the exchange offer nor the merger raises concerns under U.S. antitrust laws, we can give no assurance that a challenge to the exchange offer or the merger on antitrust grounds will not be made or, if a challenge is made, that it would not be successful. Completion of the exchange offer is also similarly subject to compliance with the applicable antitrust or competition notification filings and laws of various foreign jurisdictions.

Approval of the Merger

Under Section 1924 of the Pennsylvania Business Corporation Law (the “PBCL”), the approval of the board of directors of a company and the affirmative vote of the holders of at least a majority of the votes cast by all shareholders entitled to vote are required to approve a merger and adopt a plan of merger. The boards of directors of Right and Hoosier have previously approved the merger.

If, after completion of the exchange offer, Manpower owns more than 50% but less than 80% of the outstanding shares of Right common stock, it would complete the acquisition of the remaining outstanding shares of Right common stock through a vote of Right shareholders with respect to the merger. Because Manpower will own a majority of the shares of Right common stock on the record date, it would have a sufficient number of shares of Right common stock to approve the merger without the affirmative vote of any other holder of shares of Right common stock and, therefore, approval of the merger by Right shareholders will be assured. Completion of the transaction in this manner is referred to in this prospectus as a “long-form” merger.

Under Section 1924 of the PBCL, a merger can occur without a vote of Right shareholders, referred to as a “short-form” merger, if, after completion of the exchange offer, as it may be extended and including any subsequent offering period, Manpower were to own at least 80% of the outstanding shares of Right common stock. If, after completion of the exchange offer, as it may be extended and including any subsequent offering period, Manpower owns at least 80% of the outstanding shares of Right common stock, Manpower would complete the acquisition of the remaining outstanding shares of Right common stock by completing a short-form merger.

Dissenters’ Rights of Appraisal

Right shareholders are not entitled to dissenters’ rights in connection with the exchange offer. Further, Right shareholders will not be entitled to dissenters’ rights in connection with the merger following completion of the exchange offer.

Possible Effects of the Exchange Offer

Reduced Liquidity of Right Common Stock; Possibly No Longer Included for Quotation. The tender and exchange of shares of Right common stock pursuant to the exchange offer will reduce the number of holders of shares of Right common stock and the number of shares of Right common stock that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining shares of Right common stock held by the public. Shares of Right common stock are included for listing and principally traded on the New York Stock Exchange. Depending on the number of shares of Right common stock acquired pursuant to the exchange offer, following completion of the exchange offer, shares of Right common stock may no longer meet the requirements of the New York Stock Exchange for continued listing. The New York Stock Exchange would normally consider delisting a company or a company’s securities when, among other things:

•	the number of publicly-held shares, not including shares held by directors, officers or their immediate families and other concentrated holdings of 10% or more, is less than 600,000;

•	(i) the company’s average global capitalization over a consecutive thirty-trading day period is less than $50,000,000 and total shareholders’ equity is less than $50,000,000 or (ii) the company’s average global market capitalization over a consecutive thirty-trading day period is less than $15,000,000; or

•	the average closing price of a security is less than $1.00 over a consecutive thirty-trading day period.

If, following the completion of the exchange offer, the shares of Right no longer meet the requirements for continued listing on the New York Stock Exchange, the market for shares of Right common stock could be adversely affected. If the shares of Right common stock no longer meet the requirements for continued listing on the New York Stock Exchange, it is possible that the shares would continue to trade in the over-the-counter market and that price quotations would be reported by other sources. The extent of the public market for the shares of Right common stock and the availability of quotations for shares of Right common stock would, however, depend upon the number of holders of shares remaining at that time, the interest in maintaining a market in shares of Right common stock on the part of securities firms, the possible termination of registration of the shares under the Securities Exchange Act of 1934, as described below, and other factors. Manpower cannot predict whether the reduction in the number of shares of Right common stock that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the shares of Right common stock.

According to Right, there were 22,824,409 shares of Right common stock outstanding as of December 9, 2003.

Status as “Margin Securities.” The shares of Right common stock are presently “margin securities” under the regulations of the Federal Reserve Board, which has the effect, among other things, of allowing brokers to extend credit on the collateral of shares of Right common stock. Depending on factors similar to those described above with respect to market listing, following completion of the exchange offer, the shares of Right common stock may no longer constitute “margin securities” for the purposes of the Federal Reserve Board’s margin regulations, in which event the shares of Right common stock would not be eligible as collateral for margin loans made by brokers.

Registration under the Securities Exchange Act of 1934. Shares of Right common stock are currently registered under the Securities Exchange Act of 1934. Right can terminate that registration upon application to the Securities and Exchange Commission if the outstanding shares are not listed on a national securities exchange or listed on an automated inter-dealer quotation system, or if there are fewer than 300 holders of record of shares of Right common stock. Termination of registration of the shares of Right common stock under the Securities Exchange Act of 1934 would reduce the information that Right must furnish to its shareholders and to the Securities and Exchange Commission and would make certain provisions of the Securities Exchange Act of 1934, such as the short-swing profit recovery provisions of Section 16(b) and the requirement of furnishing a proxy statement in connection with shareholders meetings pursuant to Section 14(a) and the related requirement of furnishing an annual report to shareholders, no longer applicable with respect to shares of Right common stock. In addition, if shares of Right common stock are no longer registered under the Securities Exchange Act of 1934, the requirements of Rule 13e-3 under the Securities Exchange Act of 1934 with respect to “going-private” transactions would no longer be applicable to Right. Furthermore, the ability of “affiliates” of Right and persons holding “restricted securities” of Right to dispose of these securities pursuant to Rule 144 under the Securities Act of 1933 may be impaired or eliminated. If registration of the shares under the Securities Exchange Act of 1934 were terminated, they would no longer be eligible for listing on the New York Stock Exchange or for continued inclusion on the Federal Reserve Board’s list of “margin securities.”

Relationships between Manpower and Right

Except for the tender and voting agreement or as otherwise described in this prospectus, neither Manpower nor, to the best of Manpower’s knowledge, any of its directors, executive officers or other affiliates has any contract, arrangement, understanding or relationship with any other person with respect to any securities of Right, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies. Except as described in this prospectus and in Right’s Solicitation/Recommendation Statement on Schedule 14D-9, there have been no contacts, negotiations or transactions between Manpower or, to the best of Manpower’s knowledge, any of its directors, executive officers or other affiliates on the one hand, and Right or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors, or a sale or other transfer of a material amount of assets. Neither Manpower nor, to the best of Manpower’s knowledge, any of its directors, executive officers or other affiliates has had any transaction with Right or any of its officers, directors or affiliates that would require disclosure under the rules and regulations of the Securities and Exchange Commission applicable to the exchange offer.

Fees and Expenses

Manpower has retained Georgeson Shareholder Communications Inc. to act as information agent in connection with the exchange offer. The information agent may contact holders of shares of Right common stock by mail, telephone, telex, telegraph, e-mail and personal interview and may request brokers, dealers and other nominee shareholders to forward material relating to the exchange offer to beneficial owners of shares of Right common stock. Manpower has agreed to pay the information agent reasonable and customary compensation for these services in addition to reimbursing the information agent for its reasonable out-of-pocket expenses. Manpower has agreed to indemnify the information agent against certain liabilities and expenses in connection with the exchange offer, including certain liabilities under the U.S. federal securities laws.

Manpower has retained Mellon Investor Services LLC to act as exchange agent in connection with the exchange offer. Manpower has agreed to pay the exchange agent reasonable and customary compensation for its services in connection with the exchange offer, has agreed to reimburse the exchange agent for its reasonable out-of-pocket expenses and has agreed to indemnify the exchange agent against certain liabilities and expenses, including certain liabilities under the U.S. federal securities laws. Except as described above, Manpower has not agreed to pay any fees or commissions to any broker, dealer or other person for soliciting tenders of shares of Right common stock pursuant to the exchange offer. Manpower has agreed to reimburse brokers, dealers, commercial banks and trust companies and other nominees, upon request, for customary clerical and mailing expenses incurred by them in forwarding offering materials to their customers.

TERMS OF THE MERGER AGREEMENT

The following is a summary of various provisions of the merger agreement, a copy of which is included in this document as Appendix A. The merger agreement is incorporated by reference into this document. This summary is qualified in its entirety by reference to the full text of the merger agreement. You are encouraged to read the merger agreement carefully and in its entirety.

The Exchange Offer

Generally

Under the terms of the merger agreement, Manpower has commenced an exchange offer for all outstanding shares of Right common stock. In the exchange offer, Manpower, through its wholly owned subsidiary, Hoosier Acquisition Corp., is offering to exchange a fraction of a share of Manpower common stock for each share of

Right common stock that is validly tendered and not withdrawn. This fraction will be determined at the appointment time and will be based on the Manpower average trading price. The Manpower average trading price is the average of the average daily high and low sale price per share of Manpower common stock on the New York Stock Exchange for the ten trading days ending on and including the second trading day preceding the appointment time. If the Manpower average trading price is between $41.69 and $50.96 per share, you will receive a fraction of a Manpower share equal to $18.75 divided by the Manpower average trading price for each Right share you own. If the Manpower average trading price is greater than $50.96 per share, you will receive 0.3680 of a Manpower share for each Right share you own. If the Manpower average trading price is less than $41.69 per share but equal to or greater than $37.80 per share, you will receive 0.4497 of a Manpower share for each Right share you own. If the Manpower average trading price is less than $37.80 per share, Manpower has the option, but not the obligation, to issue a fraction of a Manpower share equal to $17.00 divided by the Manpower average trading price for each share of Right common stock that you own. If Manpower chooses not to exercise this option, Right has the right to terminate the merger agreement.

The initial expiration date of the exchange offer is January 21, 2004, the twentieth business day following its commencement.

Extensions of the Exchange Offer

If any condition to the exchange offer is not satisfied or, if permissible, waived on any scheduled expiration date of the exchange offer, Manpower may extend the expiration date of the exchange offer for successive extension periods of not more than 10 business days per extension, until all conditions to the exchange offer are satisfied or, if permissible, waived, or until the merger agreement is terminated in accordance with its terms.

In addition, Manpower is entitled to extend the exchange offer if required by the applicable rules and regulations of the Securities and Exchange Commission or the New York Stock Exchange.

Subsequent Offering Period

Manpower may extend the exchange offer after the appointment time for a further period of time not in excess of twenty business days pursuant to Rule 14d-11 under the Securities Exchange Act of 1934 if a majority, but fewer than 80%, of the outstanding shares of Right common stock up to the fully diluted basis, as determined by Manpower, have been tendered, which we will call the subsequent offering period. You will not have the right to withdraw any shares of Right common stock that you tender during any subsequent offering period. Manpower is required to accept for exchange, and to deliver shares of Manpower common stock in exchange for, shares of Right common stock that are validly tendered, promptly after the shares of Right common stock are tendered during any subsequent offering period. If Manpower elects to provide a subsequent offering period, it is required to make a public announcement to that effect no later than 9:00 a.m., New York time, on the next business day after the previously scheduled expiration date of the exchange offer. Right shares tendered in a subsequent offering period will be exchanged for shares of Manpower common stock at the same exchange rate used in the exchange offer.

Prompt Exchange of Shares of Right Common Stock in the Exchange Offer

Subject to the terms of the exchange offer and the merger agreement and the satisfaction (or waiver to the extent permitted) of the conditions to the exchange offer, Manpower is required to accept for exchange all shares of Right common stock validly tendered and not withdrawn pursuant to the exchange offer promptly after the applicable expiration date of the exchange offer, as it may be extended pursuant to the merger agreement, and is required to exchange all accepted shares of Right common stock promptly after acceptance. Manpower will not issue certificates representing fractional shares of its common stock in the exchange offer. Instead, each tendering shareholder who would otherwise be entitled to a fractional share (after aggregating all fractional shares of Manpower common stock that otherwise would be received by the shareholder) will receive cash (rounded up to the nearest whole cent), without interest, in an amount equal to the Manpower average trading price multiplied by the fraction of a Manpower share which such shareholder would have otherwise received.

Composition of Right’s Board of Directors after the Exchange Offer

At the appointment time, Manpower will be entitled to designate the number of directors, rounded up to the next whole number, on Right’s board of directors that equals:

•	the total number of directors on Right’s board of directors (after giving effect to the election of any additional directors pursuant to the terms of the merger agreement);

multiplied by,

•	the percentage that the number of shares of Right common stock owned by Manpower (including shares of Right common stock accepted for payment) bears to the total number of shares of Right common stock outstanding.

According to the terms of the merger agreement, Right has agreed to take all action reasonably necessary to cause Manpower’s designees to be elected or appointed to Right’s board of directors, including, at Manpower’s option, increasing the number of directors, or seeking and accepting resignations of incumbent directors, or both. Until the completion of the merger, Right’s board of directors is required to include at least two members, who we refer to as the continuing directors, who were directors of Right prior to the completion of the exchange offer. If, at any time prior to the completion of the merger, the number of continuing directors is reduced to fewer than two for any reason, the remaining and departing continuing directors will be entitled to designate a person to fill the vacancy. The directors designated to fill such a vacancy will be deemed to be continuing directors or, if no continuing directors remain, the other directors will designate two persons to fill such vacancies who are not officers or affiliates of Manpower or any of its subsidiaries, and those persons will be deemed to be continuing directors for purposes of the merger agreement.

If Manpower’s designees are elected to Right’s board of directors prior to the completion of the merger, the affirmative vote of a majority of the continuing directors will be required for Right to:

•	amend or terminate the merger agreement or agree or consent to any amendment or termination of the merger agreement;

•	waive any of Right’s rights, benefits or remedies under the merger agreement;

•	extend the time for performance of Manpower’s obligations under the merger agreement; or

•	approve any other action by Right which is reasonably likely to adversely affect the interests of Right’s shareholders (other than Manpower, Hoosier and their affiliates (other than Right and its subsidiaries)) with respect to the transactions contemplated by the merger agreement.

The Merger

Generally

The merger agreement provides that following completion of the exchange offer, Hoosier will be merged with and into Right. Upon completion of the merger, Right will continue as the surviving corporation and will be a wholly owned subsidiary of Manpower.

The Completion of the Merger

The merger will be completed and become effective as specified in the articles of merger filed with the Secretary of the Commonwealth of Pennsylvania. Manpower and Right anticipate that the merger will be completed as soon as practicable after the acceptance for exchange of the shares of Right common stock tendered in the exchange offer.

Manner and Basis of Converting Shares of Right Common Stock in the Merger

Under the terms of the merger agreement, upon completion of the merger, each share of Right common stock will be converted into the right to receive the same per share consideration at the exchange rate. The merger consideration will not be payable in respect of shares of Right common stock held by Right as treasury stock immediately prior to completion of the merger or shares of Right common stock owned by Manpower or any of its subsidiaries or affiliates immediately prior to the effective time.

Manpower will not issue certificates representing fractional shares of its common stock in the merger. Instead, each shareholder who would otherwise be entitled to a fractional share (after aggregating all fractional shares of Manpower common stock that otherwise would be received by the shareholder) will receive cash (rounded to the nearest whole cent), without interest, in an amount equal to the Manpower average trading price multiplied by the fraction of a Manpower share which such shareholder would have otherwise received.

The merger agreement contemplates that, promptly after the effective time, the exchange agent will mail to each record holder of a certificate or certificates, that, immediately prior to the completion of the merger, represented outstanding shares of Right common stock, a letter of transmittal and instructions for use in exchanging Right common stock certificates for Manpower common stock certificates and cash for any fractional share. In addition, the merger agreement contemplates that, promptly after the exchange agent receives back from the record holder of shares of Right common stock the Right common stock certificate, the letter of transmittal and any other documents that are required by the letter of transmittal, the exchange agent will mail to the record holder a certificate or certificates representing the appropriate number of shares of Manpower common stock and an amount of cash for any fractional share. Additionally, record holders of Right common stock certificates may, at their option after the effective time, physically surrender their Right common stock certificates in person at the offices of the exchange agent listed on the back of this prospectus for Manpower common stock certificates and cash for any fractional share.

After the completion of the merger, until it is surrendered and exchanged, each certificate that previously evidenced Right common stock will be deemed to evidence the right to receive shares of Manpower common stock and the right to receive cash instead of fractional shares of Manpower common stock. Manpower will not pay dividends or other distributions on any shares of Manpower common stock to be issued in exchange for any Right common stock certificate that is not surrendered until the Right common stock certificate is properly surrendered, as provided in the merger agreement.

Representations and Warranties

The merger agreement contains representations and warranties of Right, Manpower and Hoosier, to each other, as to, among other things:

•	the corporate organization, existence and power of each party and its subsidiaries;

•	the authority of each party to enter into the merger agreement and make it valid and binding;

•	required governmental approvals;

•	no contravention by the execution, delivery and performance of the merger agreement of:

•	the articles of incorporation and by-laws of each party and its subsidiaries,

•	applicable law, or

•	agreements, instruments and obligations;

•	subsidiaries;

•	the capitalization of each party;

•	the completeness and accuracy of each party’s financial statements and filings with the Securities and Exchange Commission;

•	the absence of changes in each party’s business since December 31, 2002 which would have a material adverse effect on the party making the representation;

•	the conduct of each party’s business in the ordinary course since September 30, 2003;

•	the absence of any litigation, action, suit, claim, governmental or regulatory investigation, arbitration or proceeding or inquiry of any nature, whether civil, criminal or administrative that would have a material adverse effect on the party making the representation or of any pending or threatened claims challenging the validity of the merger agreement or the transactions contemplated under the merger agreement;

•	the timely filing of any material tax returns, statements, reports and forms, the timely payment of taxes due and discharge of tax liabilities by the party making the representation and the lack of any claim against such party in respect of any tax matters that would have a material adverse effect on such party;

•	compliance with applicable law, including the Sarbanes-Oxley Act of 2002, and possession of applicable licenses and permits;

•	the approval of the transaction by each party’s board of directors and, in the case of Right, the approval of the transaction by its special committee;

•	the tax treatment of the merger; and

•	the completeness and accuracy of all disclosure documents and information supplied for inclusion in any disclosure documents by each party in connection with the transaction.

The merger agreement also contains a representation and warranty of Manpower and Hoosier to Right as to Manpower’s ownership of Hoosier and the fact that Hoosier has not incurred any obligations or liabilities or engaged in any business activities other than obligations, liabilities or transactions contemplated by the merger agreement.

The merger agreement contains additional representations and warranties of Right to Manpower as to, among other things:

•	the absence of any material revaluation of any of its assets, any declaration or payment of dividends or any redemption, purchase, purchase or acquisition of its securities;

•	any increase in compensation payable to any officer, subject to certain exceptions;

•	the absence of tax sharing agreements by which it is bound and tax liens on its property, and other tax-related matters;

•	Right’s employee benefit plans and related matters;

•	Right’s ownership of or right to use its intellectual property;

•	fees and the opinions of the financial advisors to the Right board of directors and its special committee;

•	certain labor matters;

•	Right’s material contracts;

•	the shareholder vote required to approve the merger;

•	the inapplicability to the merger agreement and the merger of Pennsylvania anti-takeover laws or regulations and anti-takeover provisions in Right’s by-laws and articles of incorporation or any anti-takeover laws or regulations of any other state;

•	Right’s title to its property;

•	the absence of undisclosed environmental liabilities which would have a material adverse effect on Right;

•	the absence of agreements which materially restrict the conduct of Right’s business;

•	Right’s material policies of insurance;

•	the inapplicability of Pennsylvania dissenters’ rights statute to the transaction; and

•	Right’s estimated expenses incurred in connection with or related to the transaction.

Conduct of Business Pending the Appointment Time

Right has agreed, unless Manpower’s prior written consent is obtained or except as expressly contemplated by the merger agreement, that it will, and it will cause each of its subsidiaries to:

•	conduct its business in all material respects in the ordinary course consistent with past practice;

•	use all commercially reasonable efforts to preserve intact its present business organization and assets;

•	maintain in effect all material permits that are required to carry on its business;

•	use all commercially reasonable efforts to keep available the services of its present officers, key employees and independent contractors;

•	use all commercially reasonable efforts to preserve existing relationships with its material customers, lenders, suppliers and other persons having material business relationships with it;

•	use all commercially reasonable efforts to maintain and keep its properties in as good repair and condition as at the date of the merger agreement, ordinary wear and tear excepted;

•	use all commercially reasonable efforts to keep in full force and effect insurance and bonds comparable in amount and scope of coverage to that now maintained by it, with certain exceptions;

•	perform in all material respects all obligations required to be performed by it under all material contracts, leases, and documents relating to or affecting its assets, properties, and business;

•	comply with and perform in all material respects all obligations and duties imposed upon it by all applicable laws; and

•	not take any action or fail to take any action which individually or in the aggregate would be reasonably likely to have a material adverse effect on it and its subsidiaries, taken as a whole.

Except as disclosed prior to the signing of the merger agreement expressly or as contemplated by the merger agreement, Right has further agreed that, without the prior written consent of Manpower, it and its subsidiaries will not, among other things:

•	amend their respective organizational documents;

•	split, combine or reclassify any of its equity interests or amend the terms of any rights, warrants or options to acquire their securities, declare any dividends, except with certain exceptions and in the ordinary course of business, or redeem, repurchase or otherwise acquire any of their outstanding securities or other rights, warrants or options to acquire their securities;

•	issue any shares of their capital stock or any rights, warrants or options to acquire shares of its capital stock or other equity interests;

•	acquire any equity interest in, or substantially all of the assets of, any other person, whether pursuant to merger, stock or asset purchase, joint venture or otherwise;

•	dispose of assets, other than in the ordinary course of business consistent with past practice;

•	incur any indebtedness except under the terms of the existing Right credit agreement or in the ordinary course of business consistent with past practice, issue or sell any debt securities, make any loans, advances or capital contributions to or investments in any other person, or become responsible for the obligations of any other person, with certain exceptions, or enter into or materially amend any material contract prohibited under the terms of the merger agreement;

•	enter into any material contract, amend or modify in any material respect any material contract or waive, release or assign any material rights, claims or benefits under any material contract;

•	change any of their methods of accounting in effect at December 31, 2002, except as required by changes in GAAP or by applicable securities regulations;

•	settle, pay, compromise or discharge any claim that is material to their business, financial condition or results of operations or with respect to or arising out of the transactions contemplated in the merger agreement;

•	other than in the ordinary course of business consistent with past practice, make any undisclosed material tax election or take any position in any tax return filed on or after the date of the merger agreement or adopt any method therein that is inconsistent with elections made, positions taken or methods used in preparing or filing similar returns in prior periods, enter into any settlement or compromise of any material tax liability, file any amended return with respect to any material tax, change any annual tax accounting period, enter into any closing arrangement relating to any material tax, or surrender any right to claim a material tax refund;

•	adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than in connection with the transaction); or

•	willfully take any action that would result in a material breach of the merger agreement or a failure to satisfy the conditions precedent to the exchange offer.

Except as disclosed prior to the signing of the merger agreement or as expressly contemplated by the merger agreement, Manpower has further agreed that it will, and it will cause each of its subsidiaries to:

•	use all commercially reasonable efforts to preserve intact their present business organizations and assets;

•	maintain in effect all material permits that are required to carry on their businesses;

•	use all commercially reasonable efforts to keep available the services of their present officers, key employees and independent contractors;

•	use all commercially reasonable efforts to preserve existing relationships with their material customers, lenders, suppliers and other persons having material business relationships with them;

•	comply with and perform in all material respects all obligations and duties imposed on it by all applicable laws; and

•	not take any action or fail to take any action that would be reasonably likely to have a material adverse effect.

Except as disclosed prior to the signing of the merger agreement or as expressly contemplated by the merger agreement, Manpower has further agreed that it and its subsidiaries will not:

•	amend their respective organizational documents;

•	split, combine or reclassify their common stock without adjusting the exchange rate appropriately;

•	declare, set aside or pay any dividend or other distribution of its common stock, other than the declaration and payment of regular semi-annual dividends consistent with past practice;

•	adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than in connection with the transaction); or

•	willfully take any action that would result in a material breach of the merger agreement or failure to satisfy any of the conditions precedent to the exchange offer.

No Solicitation of Transactions

Right has agreed to immediately cease any existing discussions or negotiations relating to an acquisition proposal, not to solicit or enter into any agreement with respect to any acquisition proposal, and not to enter into discussions or negotiations with any person, except as described below.

For purposes of the merger agreement, we agreed that the term “acquisition proposal” would mean, with respect to Right, any inquiry, offer or proposal from any person relating to:

•	any merger, consolidation, business combination, share exchange, recapitalization, liquidation, dissolution or similar transaction involving Right or any of its subsidiaries, unless any such transaction involves a Right subsidiary that holds less than 10% of the consolidated assets of Right or that produces less than 10% of the consolidated revenues or consolidated net income of Right;

•	any sale, lease or other disposition, directly or indirectly, by merger, consolidation, business combination, share exchange, joint venture, or otherwise of 10% or more of the consolidated assets of Right and its subsidiaries or operations which produce 10% or more of the consolidated revenues or consolidated net income of Right and its subsidiaries;

•	any issuance, sale, or other disposition of securities representing 10% or more of any class of equity interests of Right or a majority of the equity interests of any Right subsidiary that holds 10% or more of the consolidated assets of Right and Right’s subsidiaries or produces 10% or more of the consolidated revenues or consolidated net income of Right and Right’s subsidiaries;

•	any transaction (including any tender offer or exchange offer) that if consummated would result in any person acquiring beneficial ownership, or the right to acquire beneficial ownership, or any group shall have been formed which beneficially owns or has the right to acquire beneficial ownership, of 10% or more of any class of equity interests of Right or a majority of the equity interests of any Right subsidiary that holds 10% or more of the consolidated assets of Right and Right’s subsidiaries or produces 10% or more of the consolidated revenues or consolidated net income of Right and Right’s subsidiaries; or

•	any combination of the foregoing (other than the transaction).

If Right receives a written acquisition proposal prior to the appointment time that was not solicited after the date of the merger agreement which the Right board of directors and its special committee determine in good faith, after consultation with their legal and financial advisors, is or could reasonably be expected to lead to delivery of a superior proposal, then Right may:

•	furnish information about Right to the person making the acquisition proposal; and

•	participate in discussions and negotiations with respect to the acquisition proposal.

Prior to taking any of these actions, the Right board of directors and the special committee must determine that such actions are required, after consulting with and taking into consideration the advice of their legal advisors, to comply with their fiduciary duties to Right. Right must also notify Manpower before it takes any such action, provide copies of any information provided to the person making the acquisition proposal, and enter into a confidentiality and standstill agreement with the person making the acquisition proposal.

For purposes of the merger agreement, the term “superior proposal” means an acquisition proposal not solicited after the date of the merger agreement to acquire directly or indirectly all of Right’s equity interests or all or substantially all of Right’s consolidated assets for consideration consisting of cash and/or securities and which, in the good faith determination of Right’s board and the special committee, taking into account, to the extent deemed appropriate by the Right board and the special committee, such interests and factors that may be considered under Pennsylvania law and the advice of a financial advisor of nationally recognized reputation, that:

•	if accepted, is highly likely to be consummated;

•	if consummated, would result in a transaction that is more favorable to Right than the transactions contemplated by the merger agreement; and

•	which financing, to the extent required, is then committed or which if not committed is capable of being obtained by such person.

If the Right board of directors and the special committee determine that an acquisition proposal is a superior proposal, then the board and the special committee may do any of the following if they determine, after consulting with and taking into consideration the advice of their legal advisors, that such action is required to comply with their fiduciary duties to Right:

•	withhold, withdraw, modify, change or fail to make in a manner adverse to Manpower their recommendations relating to this transaction, or propose publicly to do so;

•	approve, endorse or recommend any superior proposal, or propose publicly to do so;

•	cause Right to enter into any letter of intent, agreement in principle, acquisition agreements or similar agreement relating to any acquisition proposal; and

•	release any person making a superior proposal from confidentiality and standstill agreements.

Prior to taking any of these actions, the Right board of directors must negotiate for not less than five business days with Manpower to revise the merger agreement so that the superior proposal is no longer a superior proposal, if Manpower so requests.

As discussed below, Manpower and Right have the right to terminate the merger agreement if Right takes or fails to take certain actions with respect to a superior proposal and under certain other circumstances.

Employee Benefit Matters

Manpower has agreed that it will give employees of Right who become employees of Manpower full credit for their prior service with Right and its subsidiaries for purposes of eligibility and vesting under retirement plans in which they may be eligible to participate and for all purposes under any welfare benefit plans, “cafeteria” plans, vacation plans and similar arrangements maintained by Manpower. However, Manpower will not give prior service credit in connection with the Manpower retiree health plan.

Conditions to the Exchange Offer

The obligation of Manpower to accept for exchange, and to deliver shares of Manpower common stock in exchange for, shares of Right common stock that are validly tendered and not withdrawn, is subject to the satisfaction or, where permissible, the waiver of the conditions described in the merger agreement, including the following conditions:

The Minimum Condition

Prior to the expiration date of the exchange offer, as it may be extended pursuant to the merger agreement, there must be validly tendered in accordance with the terms of the exchange offer prior to the expiration date of the exchange offer and not withdrawn a number of shares of Right common stock (including shares of Right common stock tendered pursuant to the tender and voting agreement) that, when added to any shares of Right common stock then owned by Manpower (if any), immediately prior to acceptance for exchange of shares of Right common stock pursuant to the exchange offer, represents at least a majority of the sum of:

•	the total number of shares of Right common stock outstanding immediately prior to such acceptance; and

•	a number of shares of Right common stock determined by Manpower up to the total number of shares of Right common stock issuable upon the exercise or conversion of all options, warrants, rights and convertible securities outstanding as of the date of the merger agreement.

Other Conditions to the Exchange Offer

The exchange offer is also subject to conditions that must be satisfied prior to the appointment time, including the following:

•	the applicable waiting period under the HSR Act must have expired or been terminated;

•	the registration statement of which this prospectus is a part must have been declared effective under the Securities Act of 1933, and must not be the subject of any stop order or proceedings seeking a stop order;

•	the shares of Manpower common stock that are to be issued in the transaction must have been approved for listing on the New York Stock Exchange;

•	Manpower and Right must have received opinions from their respective counsel, in form and substance reasonably satisfactory to both, to the effect that the transaction will be a tax-free reorganization for federal income tax purposes, and the respective opinions must not have been subsequently rescinded;

•	there must not have been any action taken, or any statute, law, ordinance, rule, regulation, injunction, judgment, order or decree proposed, entered, enacted, enforced, promulgated, issued or deemed applicable to the transaction by any governmental entity, other than the application of the waiting period provisions of the HSR Act to the transaction;

•	the applicable waiting periods, consents or clearances under the antitrust or competition laws of other foreign jurisdictions shall have expired, been terminated or been obtained;

•	there must not be pending or threatened any action, suit or proceeding by any governmental entity or other person against Manpower, Right or any of their respective subsidiaries with respect to the transaction;

•	Right must have not have materially breached any of its covenants, obligations or agreements under the merger agreement;

•	the representations and warranties of Right contained in the merger agreement must have been true and correct as of the date of the merger agreement and must be true and correct on and as of the appointment time;

•	except as disclosed to Manpower by Right, since December 31, 2002, there must not have been any material adverse effect on Right and its subsidiaries, taken as a whole, or the occurrence of any event or circumstance that would reasonably be expected to have a material adverse effect on Right and its subsidiaries, taken as a whole; and

•	the merger agreement must not have been terminated in accordance with its terms.

If any one of the above conditions is not met, and, in the good faith judgment of Manpower, it is inadvisable to proceed with the exchange offer or the acceptance for exchange of, or the delivery of shares of Manpower common stock in exchange for, shares of Right common stock, then Manpower will not be required to accept for exchange, or deliver any shares of Manpower common stock in exchange for, any shares of Right common stock tendered. Manpower reserves the absolute right, in its sole discretion, subject to terms of the merger agreement, to waive, in whole or in part, any of the conditions to the exchange offer. However, the minimum tender condition, the HSR Act clearance condition, the conditions relating to the effectiveness of the registration statement for the shares of Manpower common stock to be issued in the exchange offer and the listing of shares of Manpower common stock on the New York Stock Exchange and the condition that Right and Manpower must have received favorable tax opinions from their legal counsel may not be waived by Manpower without Right’s consent.

Conditions to the Merger

Manpower’s and Right’s obligations to complete the merger are subject to the satisfaction or waiver, where permissible, of a number of conditions, including the following:

•	the registration statement must be declared effective by the Securities and Exchange Commission, and no stop order suspending the effectiveness of the registration statement shall have been issued;

•	the merger agreement must be approved by the holders of a majority of the votes cast by Right shareholders at the special meeting, except to the extent that the merger can be authorized and approved without such approval in accordance with Pennsylvania law;

•	no governmental entity or arbitrator shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, or other measure that restricts, prevents or prohibits consummation of the merger or any other transaction contemplated under the merger agreement;

•	any applicable waiting periods under the HSR Act and the applicable antitrust laws or competition laws of any other jurisdiction shall have been expired or terminated;

•	the Manpower common stock that is to be issued in the merger and such other shares of Manpower common stock to be reserved for issuance upon exercise of Right stock options must be approved for listing on the New York Stock Exchange, subject to official notice of issuance;

•	no action or claim shall be pending or threatened before any governmental entity or before any arbitrator which would prevent consummation of the transaction, or adversely affect the right or powers of Manpower to own, operate or control Right, and no such injunction, judgment, order, decree, ruling or charge shall be in effect; and

•	Manpower shall have accepted for exchange and exchanged all of the shares of Right common stock tendered pursuant to the exchange offer.

As discussed below, if the exchange offer has not been consummated prior to May 31, 2004, either Manpower or Right may terminate the merger agreement, unless the failure to effect the merger by that date is due to the failure of the party seeking to terminate the merger agreement to comply with its obligations under the merger agreement.

Termination of the Merger Agreement

The merger agreement may be terminated at any time prior to the effective time of the merger:

•	by mutual consent of the parties by action taken by each party’s board of directors;

•	by either party if the exchange offer has not been consummated by May 31, 2004 for a reason other than the failure of the party seeking termination to comply with its obligations under the merger agreement;

•	by either party if a final and non-appealable order, decree, ruling or other action has been issued permanently prohibiting the transactions contemplated under the merger agreement;

•	by either party if the exchange offer has expired or has been terminated without Manpower having accepted for exchange any shares of Right common stock pursued to the exchange offer, except where such expiration or termination has been caused by the failure to fulfill any obligation under the merger agreement by the party seeking termination;

•	by Manpower if, prior to the acceptance for exchange of shares of Right common stock pursuant to the exchange offer, Right’s board of directors or the special committee of Right’s board of directors (i) shall have withheld, withdrawn, or modified, changed or failed upon Manpower’s request to reconfirm any of their recommendations, (ii) shall have determined to recommend an acquisition proposal other than that contemplated by the merger agreement or shall have determined to recommend or accept a superior proposal, or (iii) in the case of the Right board, fails to recommend that Right’s shareholders not tender their Right common stock in any other tender or exchange offer;

•	by Right, prior to the acceptance of shares of Right common stock for exchange pursuant to the exchange offer, if Right’s board of directors accepts, or the special committee recommends a superior proposal to the Right board of directors, but only after Right, the Right board and the special committee fulfill their applicable obligations under the merger agreement including its obligation to pay Manpower a termination fee and reimburse Manpower for its transaction expenses;

•	by Manpower, at any time prior to the acceptance of shares of Right common stock for exchange pursuant to the exchange offer, if there is any continuing event that constitutes, has had or could reasonably be expected to have, a material adverse effect on Right and its subsidiaries, taken as a whole, which is not cured within 15 days after written notice thereof;

•	by Right, at any time prior to the acceptance of shares of Right common stock for exchange pursuant to the exchange offer, if there is any continuing event that constitutes, has had or could reasonably be expected to have, a material adverse effect on Manpower and its subsidiaries, taken as a whole, which is not cured within 15 days after written notice thereof;

•	by either party if there has been a material breach of any representation, warranty, covenant or agreement contained in the merger agreement, except that the breaching party may not terminate the merger agreement for this reason; or

•	by Right, if the Manpower average trading price is less than $37.80, unless Manpower shall have exercised its option to issue additional shares under the terms of the merger agreement.

Termination Fee and Expense Reimbursement

If the merger agreement is terminated due to actions taken or inaction by the Right board of directors or the special committee relating to a superior proposal or under certain other circumstances, then Right must pay Manpower a termination fee of $23.3 million. In such circumstances, Right must also reimburse Manpower for its expenses relating to this transaction, up to an amount equal to $3 million. In addition, if the merger agreement is terminated because the exchange offer has not been consummated by May 31, 2004 and an acquisition proposal has been publicly announced prior to such termination and an agreement relating to such acquisition proposal is entered into concurrently with or within 12 months after termination, then Right must pay Manpower a termination fee of $23.3 million at the closing of such transaction.

If the merger agreement is terminated by Manpower or Right due to certain breaches of representations, warranties, covenants or agreements by the other, then the breaching party must reimburse the non-breaching party for its expenses relating to this transaction, up to an amount equal to $3 million.

Amendment of the Merger Agreement and Waiver of Rights

Manpower or Right may amend the merger agreement by action taken by or on behalf of their respective boards of directors at any time prior to the effective time of the merger. However, after Right’s shareholders have approved the merger, no amendment may be made without further shareholder approval except as permitted by the applicable law.

Manpower or Right may, at any time prior to the effective time of the merger, extend the time for the performance of any of the obligations or other acts of the other party, waive any inaccuracies in the representations and warranties of the other party or in any document delivered pursuant the merger agreement, and waive compliance by the other party with any of the agreements or conditions of the merger agreement. However, after the Right’s shareholders have approved the merger, no extension or waiver may be made without further shareholder approval except as permitted by the applicable law or in accordance with the rules of the New York Stock Exchange.

Tender and Voting Agreement

In order to induce Manpower to enter into the merger agreement, shareholders consisting of certain executive officers and directors of Right have agreed (i) to tender into the exchange offer shares which represent approximately 7.2% of the common stock of Right outstanding as of December 9, 2003, and (ii) at any meeting of the shareholders of Right or in connection with any written consent of the shareholders of Right, to vote such shares:

•	in favor of the merger, the execution and delivery by Right of the merger agreement and the approval of the terms thereof and each of the other actions contemplated by the merger agreement and the tender and voting agreement; and

•	against approval of any proposal relating to a competing proposal and against any action or agreement that would impede, frustrate, prevent or nullify the tender and voting agreement or result in a breach in any respect of any obligation or agreement of Right under the merger agreement or which would delay or otherwise adversely affect the merger or the exchange offer.

Each shareholder who is a party to the tender and voting agreement has agreed that, except as provided by the merger agreement and the tender and voting agreement, such shareholder will not:

•	offer to transfer, transfer or consent to any transfer of, any or all shares of Right common stock held of record or beneficially owned by such shareholder;

•	enter into any contract, option or other agreement or understanding with respect to any transfer of any or all shares of Right common stock held of record or beneficially owned by such shareholder;

•	grant any proxy, power-of-attorney or other authorization or consent in or with respect to any or all shares of Right common stock held of record or beneficially owned by such shareholder;

•	deposit into a voting trust or enter into a voting agreement or arrangement with respect to any or all shares of Right common stock held of record or beneficially owned by such shareholder; or

•	take any other action that would make any representation or warranty of such shareholder contained in the tender and voting agreement untrue or incorrect in any material respect or in any way restrict, limit or interfere in any material respect with the performance of the shareholder’s obligations under the tender and voting agreement or the transactions contemplated by the tender and voting agreement or the merger agreement.

Each shareholder who is a party to the tender and voting agreement has agreed that such shareholder will not, directly or indirectly, encourage, solicit, initiate or participate in any way in any discussions or negotiations with, or provide information or otherwise take any action to assist or facilitate, any person concerning any acquisition proposal.

Each shareholder has agreed to use all reasonable efforts to consummate and make effective the transactions contemplated by the tender and voting agreement.

The tender and voting agreement with respect to each shareholder who is a party thereto will terminate upon the earliest of the effective time of the merger or the termination of the merger agreement.

MANPOWER INC.

Description of Business

Manpower is a global staffing leader delivering high-value staffing and workforce management solutions worldwide. Through a system wide network of over 4,000 offices in 63 countries, Manpower provides a wide range of human resource services, including:

•	professional, specialized, office and industrial staffing;

•	temporary and permanent employee testing;

•	selection, training and development;

•	internal audit, accounting, technology and tax services; and

•	organizational-performance consulting.

Manpower provides services to a wide variety of clients, none of which individually comprise a significant portion of revenues within a given geographic region or for Manpower as a whole.

Manpower has a comprehensive system of assessment/selection, training and quality assurance used by our temporary staffing operations throughout the world. The system has been developed through a combination of internally designed and produced materials and materials purchased from external companies through exclusive contracts. Modifications are made, as necessary, to reflect differences in language, culture and business practices of each region or country.

Manpower was organized in 1991 as a holding company to acquire Manpower PLC, which indirectly owned Manpower International Inc. Manpower International Inc. was Manpower’s primary operating subsidiary until June 30, 1996, when it was merged into Manpower Inc. The predecessor of Manpower International Inc. was organized in 1948 and its shares were listed on the New York Stock Exchange in 1962.

In the United States, Manpower’s operations under the Manpower brand are carried out through both branch and franchise offices. Manpower had 734 branch and 367 franchise offices in the United States as of December 31, 2002. Manpower provides a number of central support services to its branches and franchises, which enable Manpower to maintain consistent service quality throughout the United States regardless of whether an office is a branch or franchise. Manpower provides customer invoicing and payroll processing of its temporary employees for all branch offices and a majority of its franchise offices through its Milwaukee headquarters.

Manpower’s franchise agreements provide the franchisee with the right to use the Manpower® service mark and associated marks in a specifically defined exclusive territory. In the United States, franchise fees range from 2-3% of franchise sales. Manpower’s franchise agreements provide that in the event of a proposed sale of a franchise to a third party, Manpower has the right to repurchase the franchise at the same price and on the same terms as proposed by the third party. Manpower frequently exercises this right and intends to continue to do so in the future if opportunities arise with appropriate prices and terms. In the United States, Manpower’s branch operations are primarily related to providing temporary employment services. During 2002, approximately 37% of our United States temporary staffing revenues were derived from placing office staff, including contact center staff, 41% from placing industrial staff and 22% from placing professional and technical staff. Manpower also conducts business in the United States under its Jefferson Wells and Empower brands.

Manpower is a leading temporary employment service provider in France. Manpower conducts its operations in France and the surrounding region through 980 branch offices under the name of Manpower and 64 branch offices under the name Supplay. The temporary services market in France is predominately industrial. In 2002, we derived approximately 70% of our revenue in France from the supply of industrial staff, 15% from the supply of construction workers and 15% from the supply of office staff.

Manpower is a leading supplier of human resource services throughout Europe, the Middle East and Africa and its largest operations are in the United Kingdom, Italy, Sweden, Norway, The Netherlands, Germany and Spain. Collectively, Manpower operates through 1,253 branch offices and 55 franchise offices in this region. Manpower’s franchise offices are primarily located in Switzerland, where Manpower owns 49% of the franchise.

Manpower UK is a leading supplier of temporary employment services in the United Kingdom. As of December 31, 2002, Manpower UK conducted operations in the United Kingdom through a network of 126 branch offices and also by providing on-site services to clients who have significant temporary staffing requirements. During 2002, approximately 45% of Manpower UK’s revenues were derived from the supply of office staff, including contact center staff, 36% from the supply of industrial staff, 10% from the supply of technical staff and 9% from the supply of field engineering solutions.

Manpower also owns Brook Street Bureau PLC, or Brook Street, which operates through a total of 128 branch offices, separate from the Manpower brand. Brook Street is based in the United Kingdom. Its core business is secretarial, office and light industrial recruitment, with niche operations in accountancy, finance and social care recruitment. Brook Street operates as a local network of branches supported by a national head office and competes primarily with local or regional independents. Portions of Brook Street’s revenues are derived from the placement of permanent staff. However, the substantial majority of their revenues are generated from temporary placements.

In January 2000, Manpower acquired Elan Group Ltd., or Elan, a leading provider of IT staffing solutions based in the United Kingdom. Elan operates through 14 branch offices in the United Kingdom and 36 branch offices throughout Europe and the Asia Pacific region. During 2002, Elan expanded its service offerings to an increased number of European countries, and is currently operating in 16 countries worldwide.

Manpower operates under the Manpower name through 390 branch offices and 24 franchise offices in the other markets of the world. The largest of these operations are located in Japan, Australia and Mexico, all of which operate through branch offices, and Canada, which operates through branch and franchise offices. Other significant operations are located throughout Central and South America and Asia. In most of these countries, Manpower primarily supplies temporary workers to the industrial, general office and technical markets.

During 2000, Manpower launched the Empower Group, or Empower, an independent operating division, that provides organizational performance consulting services to multi-national corporations worldwide. Empower is headquartered in London and has over 25 branch offices in 12 countries worldwide. The largest operations are located in Australia, Norway, Singapore, Sweden, the United Kingdom and the United States.

During 2001, Manpower acquired Jefferson Wells International, Inc., a professional services provider of internal audit, accounting, technology and tax services. It operates through a network of 36 branch offices throughout the United States and Canada.

Additional Information

Information concerning executive compensation, the principal holders of voting securities, certain relationships and related transactions, and other related matters concerning Manpower is included or incorporated by reference in its Annual Report on Form 10-K for the year ended December 31, 2002. Manpower’s Annual Report on Form 10-K is incorporated by reference into this document. Right shareholders who would like a copy of this annual report or any document incorporated by reference into the report may contact Manpower at the address or telephone number provided under “Where You Can Find More Information” on page 73.

RIGHT MANAGEMENT CONSULTANTS, INC.

Description of Business

Right is a leading global provider of career transition services and organizational consulting services. Right was founded in 1980 as a local executive career transition services firm and since then has grown to offer a full spectrum of services to meet the global workforce management needs of its clients and their employees. Based on revenues, Right believes that it is the largest provider of career transition services in each of North America, Europe and Asia (excluding Japan), and the second-largest provider in Japan. Right provides its services to clients from approximately 300 offices in 35 countries. For the year ended December 31, 2002, Right generated approximately 50% of its revenues from the United States, 27% from Europe, 12% from Japan, 6% from Canada, 4% from the Asia-Pacific region (excluding Japan) and 1% from Brazil.

Right’s operations are divided into two lines of business: career transition and organizational consulting services. The career transition segment provides services on both an individual and group basis to employees who have been displaced from their employment. The organizational consulting segment provides services to companies that require assistance in organizational performance, leadership development and talent management.

Right’s customers consist primarily of mid-size and large industrial and service companies across a broad range of industries. Right is retained by corporate clients to provide its services to individuals and its fees are paid exclusively by employers on behalf of their employees. Right does not offer its services directly to individuals for purchase.

Right believes that its global presence, operating history, strong reputation and brand recognition, long-standing client relationships and innovative technology-based career management and organizational consulting solutions provide it with significant competitive advantages. Right focuses on delivering value-added services that help its clients effectively manage the human side of change, whether offering assistance to individuals or groups of employees displaced from employment, or providing solutions that assist clients to manage the evolving performance, leadership and talent management needs of their workforces.

Recent Event

On December 16, 2003, Right announced that it had acquired substantially all of the assets of Manchester, Inc.’s career transition and executive development business, which has 16 offices from Boston to Atlanta. The purchase price consisted of cash of $8.0 million. Manchester generated revenue of $17.7 million for the nine months ended September 30, 2003. Right financed the acquisition through the revolving loan portion of its credit facility.

Additional Information

Information concerning executive compensation, the principal holders of voting securities, certain relationships and related transactions, and other related matters concerning Right is included or incorporated by reference in its Annual Report on Form 10-K for the year ended December 31, 2002. Right’s Annual Report on Form 10-K is incorporated by reference into this document. Right shareholders who would like a copy of this annual report or any document incorporated by reference into the report may contact Right at the address or telephone number provided under “Where You Can Find More Information” on page 73.

COMPARATIVE RIGHTS OF SHAREHOLDERS

The rights of Right shareholders are currently governed by the PBCL, Right’s articles of incorporation and Right’s by-laws. At the time of the completion of the exchange offer (as to the tendering shareholders of Right) and at the time of the merger (as to the non-tendering shareholders of Right), all of the Right shareholders will become Manpower shareholders and their rights will be determined by the Wisconsin Business Corporation Law (the “WBCL”), Manpower’s amended and restated articles of incorporation and Manpower’s by-laws. The following is a summary of the material differences between the rights of Right common shareholders and the rights of Manpower shareholders. It is not a complete statement of the provisions affecting and the differences between the rights of Right shareholders and those of Manpower shareholders. The summary is qualified in its entirety by reference to the PBCL, the WBCL, Right’s articles of incorporation and by-laws, and Manpower’s amended and restated articles of incorporation and by-laws.

Authorized Capital Stock

Right	Manpower
Authorized: 100,000,000 shares of common stock. 1,000,000 shares of preferred stock. Outstanding as of December 9, 2003: 22,824,409 shares of common stock. No shares of preferred stock.	Authorized: 125,000,000 shares of common stock. 25,000,000 shares of preferred stock. Outstanding as of December 9, 2003: 78,615,501 shares of common stock. No shares of preferred stock.

Size of Board of Directors

Right	Manpower

The PBCL provides that the board of directors of a business corporation shall consist of one or more members, and that the number of directors shall be fixed by, or in the manner provided in, the by-laws.

The Right by-laws provide that, except as otherwise provided in the articles of incorporation, the number of directors shall not be less than three. By resolution of Right’s board of directors, there are currently 11 members on Right’s board.

The WBCL provides that the board of directors of a business corporation shall consist of one or more natural persons, with the numbers specified or fixed in accordance with the articles of incorporation or by-laws.

Manpower’s articles of incorporation provide that the number of directors constituting the board of directors shall be determined by resolutions adopted by majority vote of the board of directors, but shall not be less than three nor more than 15. By resolution of Manpower’s board of directors, there are currently 10 members on Manpower’s board.

Cumulative Voting

Cumulative voting entitles each shareholder to cast an aggregate number of votes equal to the number of voting shares held, multiplied by the number of directors to be elected. Each shareholder may cast all of his or her votes for one nominee or distribute them among two or more nominees. The candidates, up to the number of directors to be elected, receiving the highest number of votes are elected.

Right	Manpower

The PBCL provides that cumulative voting is permitted, unless a corporation’s articles of incorporation provide otherwise.

Right’s articles of incorporation state that shareholders shall not have the right to cumulate their shares in voting for the election of directors.

Under the WBCL, shareholders do not have the right to cumulate their votes for directors, unless the articles of incorporation provide for cumulative voting.

Manpower’s articles of incorporation do not provide for cumulative voting.

Class of Directors

Right	Manpower

The PBCL provides that, except as otherwise provided in the articles of incorporation, if directors are classified, each class shall be as nearly equal in number as possible, the term of office of at least one class shall expire in each year and members of a class shall not be elected for a period longer than four years.

Right does not have a classified board of directors.

The WBCL provides that directors of a Wisconsin corporation may be divided into two or three classes if provided by the articles of incorporation.

Manpower’s articles of incorporation and by-laws provide that the board of directors is divided into three classes and each director serves for a three-year term or until his or her successor is elected and qualified.

Qualifications of Directors

Right	Manpower

Under the PBCL, unless otherwise restricted in the by-laws, a director is not required to be a resident of Pennsylvania or a shareholder of the corporation, and that other qualifications of directors may be prescribed in the by-laws.

The Right by-laws provide that directors need not be residents of Pennsylvania or shareholders of the corporation.

Under the WBCL, a director is not required to be a resident of the state of Wisconsin or a shareholder of the corporation.

Manpower’s by-laws provide that Manpower directors need not be a resident of Wisconsin or a shareholder of Manpower. The by-laws provide that the board, at its discretion, may establish any qualifications for directors.

Filling Vacancies on the Board

Right	Manpower

The PBCL provides that, except as otherwise provided in the by-laws of the corporation, vacancies on the board of directors may be filled by: (i) a majority vote of the remaining members of the board, though less than a quorum, or by a sole remaining director; or (ii) if one or more directors resigns effective at a future date, the applicable vote of the directors then in office, including those who have so resigned.

The Right by-laws provide that vacancies on the board of directors, including vacancies resulting from

The WBCL provides that unless the articles of incorporation provide otherwise, if a vacancy occurs on the board of directors it may filled by any of the following: (i) the shareholders; (ii) the board of directors; or (iii) if the directors remaining in office constitute fewer than a quorum of the board, the directors, by the affirmative vote of a majority of all directors remaining in office. If the vacant office was held by a director elected by a voting group of shareholders, only the holders of shares of that voting group may vote to fill the vacancy if it is filled by an increase in the number of directors, may be filled by a majority of the remaining members of the board of directors, though less than a quorum.

shareholders, and only the remaining directors elected by that voting group may vote to fill the vacancy if it is filled by the directors. A vacancy that will occur at a specific later date may be filled before the vacancy occurs, but the new directors may not take office until the vacancy occurs.

The Manpower by-laws provide that any vacancy on the board of directors, however caused, including without limitation, any vacancy resulting from an increase in the number of directors, shall be filled by the vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director. A vacancy that will occur at a specific later date may be filled before the vacancy occurs, but the new director will not take office until the vacancy occurs.

Removal of Directors

Right	Manpower

Under the PBCL, unless otherwise provided in a bylaw adopted by the shareholders, the entire board of directors, or a class of the board where the board is classified with respect to the power to select directors, or any individual director of a business corporation may be removed from office without assigning any cause by the vote of shareholders, or of the holders of a class or series of shares, entitled to elect directors, or the class of directors.

The Right by-laws provide that the entire board of directors, or a class of the board where the board is classified with respect to the power to select directors, or any individual director of a business corporation may be removed from office without assigning any cause by the vote of shareholders entitled to cast at least a majority of the votes which all shareholders would be entitled to cast at any annual election of directors or such class of directors.

Under the WBCL, shareholders of a corporation may remove a director with or without cause, unless the corporation’s articles of incorporation or by-laws provide that a director may only be removed for cause.

Manpower’s articles of incorporation and by-laws provide that a director may only be removed for cause and by an affirmative vote of two-thirds of the outstanding shares entitled to vote at a meeting of shareholders called for such purpose. “Cause” means solely malfeasance arising from the performance of a director’s duties which has a material adverse effect on Manpower’s business. Directors, if any, elected by the holders of Manpower preferred stock may be removed only in accordance with the terms of the preferred stock.

Nomination of Directors for Election

Right	Manpower
No provision is set forth in the Right articles of incorporation or by-laws regarding the nomination of directors for election, other than the requirement in the by-laws that there be a standing Nominating/Corporate Governance Committee of the board of directors.	Manpower’s articles of incorporation and by-laws provide that nominations of persons for election to the board of directors may be made by or at the direction of the board, by any nominating committee or persons appointed by the board, or by any shareholder of

Manpower entitled to vote for election of directors at the meeting who complies with specified noticed procedures. If a shareholder wishes to nominate a person for election as a director, then the shareholder must give timely notice in proper written form to the Secretary of Manpower. To be timely, such shareholder’s notice must be received by the Secretary of Manpower at Manpower’s principal office: (i) with respect to an election held at an annual meeting of shareholders, not less than 90 days nor more than 150 days prior to the meeting date; or (ii) with respect to an election held of a special meeting of shareholders for the election of directors, not less than the close of business on the eighth day following the date on which notice of such meeting is given to shareholders.

To be in proper written form, such shareholder’s notice must be in writing and contain information regarding the nominee to the board of directors, the shareholder bringing the nomination and other information specified in Manpower’s by-laws.

Fiduciary Duty of Directors

Right	Manpower
The PBCL permits directors to consider the interests of constituencies other than the business corporation and its shareholders in discharging their fiduciary duties. Actions taken by directors are presumed to be in the best interest of the business corporation.	The WBCL permits directors to consider the interests of constituencies other than the corporation and its shareholders in discharging their fiduciary duties.

Anti-Takeover Provisions

Right	Manpower
The Pennsylvania Takeover Disclosure Law, or PTDL, purports to regulate certain attempts to acquire a corporation either (1) organized under the laws of Pennsylvania or (2) having its principal place of business and substantial assets located in Pennsylvania. In Crane Co. v. Lam, the United States District Court for Eastern District of Pennsylvania preliminary enjoined, on grounds arising under the United States Constitution, enforcement of at least the portion of the PTDL involving the pre-offer waiting period thereunder. Section 8(a) of the PTDL provides an exemption for any offer to purchase securities as to which the board of directors of the target company recommends acceptance to its shareholders, if at the time such recommendation is first communicated to shareholders the offeror files

The WBCL protects domestic corporations from hostile takeovers and abusive takeover tactics by preventing a person from engaging in specified transactions with the corporation or from taking specific actions after that person has acquired a significant portion of the corporation’s shares. These protections fall into three categories:

•      the business combination statute, which regulates specified types of transactions with interested shareholders;

•      the fair price statute, which regulates the price at which large shareholders may acquire the remaining shares of the corporation; and

with the Pennsylvania Securities Commission (“PSC”) a copy of the Schedule TO filed by the offeror in connection with the offer and the merger and certain other information and materials, including an undertaking to notify securityholders of the target company that a notice has been filed with the PSC which contains substantial additional information about the offering and which is available for inspection at the PSC’s principal office during business hours. The Right board of directors has approved the transactions contemplated by the merger agreement and recommended acceptance of the offer and the merger to Right shareholders. While reserving and not waiving its right to challenge the validity of the PTDL or its applicability to the offer, Hoosier is making a Section 8(a) filing with the PSC in order to qualify for the exemption from the PTDL. Hoosier will submit the appropriate notice filing fee along with Section 8(a) filing. Additional information about the offer has been filed with the PSC pursuant to the PTDL and is available for inspection at the PSC’s office at Eastgate Office Building, 2nd Floor, 1010 North 7th Street, Harrisburg, PA 17102-1410 during business hours.

Chapter 25 of the PBCL contains protective provisions relating generally to hostile takeovers and acquisitions of certain publicly owned Pennsylvania corporations such as Right that have a class or series of shares entitled to vote generally in the election of directors registered under the Exchange Act (a “registered corporation”), such as Right. These protections fall into three categories:

•      the control-share transaction subchapter, which regulates transactions involving controlling shareholders;

•      the business combination subchapter, which regulates specific types of transactions between issuing public corporations and interested shareholders; and

•      the control-share acquisition subchapter, which regulates the voting rights of shares held by specified large shareholders of an issuing public corporation.

The following section summarizes each of these categories.

Control-share transaction subchapter.    The PBCL regulates transactions involving a controlling person

•      the control share statute, which regulates the voting power of shares held by specified large shareholders.

The following section summarizes each of these statutes.

Business combination statute. The WBCL prohibits business combinations between Wisconsin corporations and a person who is an interested shareholder. This prohibition lasts for three years after the date on which that person became an interested shareholder. Business combinations include mergers, consolidations, share exchanges, sales of assets, liquidations, dissolutions, and specified types of stock transactions and stock issuances. An interested shareholder is a person who is the beneficial owner of at least 10% of the voting power of the outstanding voting stock or who is an affiliate or associate of the corporation and is the beneficial owner of at least 10% of the voting power of the outstanding voting stock at any time within the prior three-year period. The prohibition on business combinations does not apply if the corporation’s board of directors has approved, before the interested shareholder’s stock acquisition, that business combination or the purchase of stock made by the interested shareholder on that stock acquisition date.

The prohibition on business combinations continues after the initial three-year period unless:

•      the corporation’s board of directors has approved, before the interested shareholder’s stock acquisition date, the purchase of stock made by the interested shareholder on that stock acquisition date;

•      the business combination is approved by the affirmative vote of the holders of a majority of the voting stock not beneficially owned by the interested shareholder at a meeting called for that purpose;

•      the interested shareholder pays a fair price, as defined in the statute, for the shares it acquires in the business combination; or

•      the business combination is a business combination specifically excluded from the prohibition on business combinations by the WBCL.

or group, which is defined as a person who has, or a group of persons acting in concert that has, voting shares of the registered corporation that would entitle the holders thereof to cast at least 20% of the votes that all shareholders would be entitled to cast in an election of directors of the corporation. The PBCL provides that any holder of voting shares of a registered corporation that becomes the subject of a control transaction who shall object to the transaction shall be entitled to the following rights and remedies: (i) prompt notice by the controlling person or group that a control transaction has occurred; (ii) the right to demand that the shareholder be paid the fair value of his or her shares; and (iii) a procedure for determining fair value which includes petitioning a court to appoint an appraiser.

A corporation may exempt itself from application of the subchapter by including a provision in its articles of incorporation explicitly providing that the subchapter will not govern the corporation. The Right articles of incorporation include a provision providing for exemption from the control-share transaction subchapter.

Business combination subchapter.    The PBCL regulates specific types of transactions between issuing public corporations and interested shareholders. Business combinations include mergers, consolidations, share exchanges, sales of assets, liquidations, dissolutions, and specified types of stock transactions and stock issuances. An interested shareholder means any person that is the beneficial owner, directly or indirectly, of shares entitling that person to cast at least 20% of the votes that all shareholders would be entitled to cast in an election of directors of the corporation, or a person that is an affiliate or associate of a corporation and at any time within the five-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of shares entitling that person to cast at least 20% of the votes that all shareholders would be entitled to cast in an election of directors of the corporation. The PBCL provides that a registered corporation shall not engage at any time in any business combination with any interested shareholder of the corporation other than:

•      a business combination approved by the board of directors of the corporation prior to the interested shareholder’s share acquisition date;

Fair price statute.    The WBCL provides that a business combination must be approved by the affirmative vote of at least all of the following: (i) 80% of the votes entitled to be case by outstanding voting shares of the corporation, voting together as a single voting group; and (ii) two-thirds of the votes entitled to be cast by holders of voting shares other than voting shares beneficially owned by a significant shareholder who is a party to the business combination or an affiliate or associate of a significant shareholder who is a party to the business combination, voting together as a single voting group. This voting requirement does not apply to a business combination if the corporation’s shareholders receive a fair price, as defined in the statute, for their shares from the significant shareholder in the business combination. An interested shareholder is a person who is the beneficial owner of at least 10% of the voting power of the outstanding voting stock or who is an affiliate or associate of the corporation and is the beneficial owner of at least 10% of the voting power of the outstanding voting stock at any time within the prior three-year period.

Control share statute.    Under the WBCL, unless otherwise provided in a corporation’s articles of incorporation, the voting power of shares of a corporation held by any person, including shares issuable upon conversion of convertible securities or upon exercise of options or warrants, in excess of 20% of the voting power in the election of directors shall be limited to 10% of the full voting power of those shares. The full voting power of the excess shares may be restored by a vote of a majority of the corporation’s shares. The person seeking restoration of full voting power may vote on this resolution.

The Wisconsin anti-takeover provisions are not applicable to the exchange offer and subsequent merger.

•      a business combination approved by: (i) the affirmative vote of the holders of a majority of the voting stock not beneficially owned by the interested shareholder at a meeting called for that purpose no earlier three months after the interested shareholder is, the beneficial owner, directly or indirectly, of shares entitling the interested shareholder to cast at least 80% of the votes that all shareholders would be entitled to cast in an election of directors; or (ii) the affirmative vote of all of the holders of all the outstanding common shares;

•      the business combination is approved by the affirmative vote of the holders of a majority of the voting stock not beneficially owned by the interested shareholder at a meeting called for that purpose no earlier than five years after the interested shareholder’s share acquisition date; or

•      a business combination approved at a shareholders’ meeting called for such purpose no earlier than five years after the interested shareholder’s share acquisition date and certain conditions regarding consideration to be paid to shareholders are satisfied.

A corporation may exempt itself from application of the subchapter by including a provision in its articles of incorporation or by-laws explicitly providing that the subchapter will not govern the corporation. The Right articles of incorporation and by-laws do not contain such a provision. However, the subchapter will not apply to the transaction because the Right board of directors approved the transaction prior to the exchange offer and merger.

Control-share acquisition subchapter.    Under the PBCL, an acquiring person who, after any acquisition of shares of a publicly traded corporation, has, for the first time, the power when added to all shares of the same corporation already owned or controlled by the acquiring person, to exercise or direct the exercise of (i) at least 20% but less than 33 1/3%; (ii) at least 33 1/3% but less than 50%; or (iii) 50% or more, of the voting power of the outstanding stock of the corporation, shall not have any voting rights unless a resolution approved by a vote of shareholders of the registered corporation at an annual meeting or special meeting of shareholders restores to the control shares the same voting rights as other shares of the same class or series with respect to elections of directors and all other matters coming before the shareholders. Any such resolution may be approved only by the affirmative vote of the holders of a majority of the voting power entitled to vote in two separate votes as follows: (i) all the disinterested shares of the corporation; and (ii) all voting shares of the corporation.

A corporation may exempt itself from application of this subchapter by including a provision in its articles of incorporation or by-laws explicitly providing that the subchapter will not govern the corporation. The Right by-laws include a provision providing for exemption from the control-share acquisition subchapter.

The foregoing discussion is a general and highly abbreviated summary of certain features of Chapter 25, is not intended to be complete or to completely address potentially applicable exceptions or exemptions, and is qualified in its entirety by reference to the full text of Chapter 25 of the PBCL.

Shareholder Rights Plan

Right	Manpower
Right does not have a shareholder rights plan.	Manpower does not have a shareholder rights plan.

Shareholders Meeting

Right	Manpower

Annual Meetings.    Under the PBCL, except as otherwise provided in a corporation’s articles of incorporation, at least one meeting of shareholders shall be held in each calendar year for the election of directors at such time as shall be provided in or fixed pursuant to authority granted by the by-laws. If the annual or other regular meeting is not called and held within six months after the designated time, any shareholder may call the meeting at any time thereafter.

The Right by-laws provide that the annual meeting of the shareholders shall be held on such date and at such time as the board of directors may determine, or as stated in the notice of meeting.

Special Meetings.    Under the PBCL, shareholders of a public registered corporation are not entitled by statute to call a special meeting of shareholders.

The Right by-laws provide that special meetings of the shareholders may be called at any time by the Chairman of the board of directors or the President of the corporation, by a majority of the board of directors, or by shareholders entitled to cast at least one-fifth of the votes which all shareholders are entitled to cast at the meeting.

Place of Meeting.    The PBCL provides that meetings of shareholders may be held at such geographic location within or without Pennsylvania as may be provided in or fixed pursuant to the by-laws, or, if no place is stated or fixed pursuant to the by-laws, all meetings of the shareholders shall be held at the executive office of the corporation wherever situated.

The Right by-laws provide that meetings of shareholders shall be held at such places within or without Pennsylvania as fixed from time to time by the board of directors, or, if no such place is fixed by the board of directors, meetings of the shareholders shall be held at the registered office of Right.

Attendance and Voting.    The PBCL provides that every shareholder entitled to vote at a meeting of shareholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person to act for him by proxy. Every proxy shall be executed or authenticated by the shareholder or by his duly authorized attorney-in-fact and filed with or transmitted

Annual Meetings. Under the WBCL, a corporation shall hold a meeting of shareholders annually at a time stated in or fixed in accordance with the by-laws.

Manpower’s by-laws provide for an annual meeting to be held on the third Tuesday in the month of April for each year or at such other date and time as shall be fixed by, or at the direction of, the board of directors.

Special Meeting.    Under the WBCL, the board of directors, any person authorized by the articles of incorporation or by-laws, and holders of at least 10% of all votes entitled to be cast on any issue proposed to be considered at the proposed special meeting, may hold a special meeting of shareholders.

Manpower’s by-laws provide that special meetings of shareholders of Manpower may only be called by the Chairman of the Board or the President and Chief Executive Officer pursuant to a resolution approved by not less than three-quarters of the board of directors; provided, however, that Manpower shall hold a special meeting of shareholders if a signed and dated written demand or demands by the holders of at least 10% of all the votes entitled to be cast on any issue proposed to be considered at the proposed special meeting.

Place of Meeting.    The WBCL provides that a corporation may hold the annual shareholders meeting or special shareholders meeting in or outside Wisconsin at the place stated in or fixed in accordance with the by-laws, or, if no place is stated or fixed in accordance with the by-laws, the corporation shall hold the annual meeting at the principal office.

Manpower’s by-laws provide that the board of directors, the Chairman of the Board, or the President and Chief Executive Officer may designate any place, within or outside of the State of Wisconsin, as the place of meeting for the annual meeting or for any special meeting, or, if no designation is made the place of the meeting shall be the principle office of the corporation.

to the secretary of the corporation or its designated agent. A shareholder or his or her duly authorized attorney-in-fact may execute or authenticate a writing or transmit an electronic message authorizing another person to act for the shareholder by proxy. The PBCL provides that, unless otherwise provided in the articles of incorporation, every shareholder of a business corporation shall be entitled to one vote for every share standing in his name on the books of the corporation.

The Right by-laws provide that at all shareholders’ meetings, shareholders entitled to vote may attend and vote either in person, by proxy, by telephone conference or other electronic means, including the Internet. All proxies shall be in writing, executed or authenticated by the shareholder or by a duly authorized attorney-in-fact, and shall be filed with or transmitted to the Secretary of Right or its designated agent. A shareholder or his or her duly authorized attorney-in-fact may execute or authenticate a writing or transmit an electronic message authorizing another person to act for the shareholder by proxy.

Quorum.    The PBCL provides that unless the by-laws provide otherwise, the presence of shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast on a particular matter to be acted upon at the meeting shall constitute a quorum for the purposes of consideration and action on the matter. If a proxy casts a vote on behalf of a shareholder on any issue other than a procedural motion considered at a meeting of shareholders, the shareholder will be deemed to be present during the entire meeting for purposes of determining whether a quorum is present for consideration of any other issue.

The Right by-laws provide that shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast on the particular shall matter constitute a quorum for the purpose of considering such matter, and, unless otherwise specifically provided by law, the acts, at a duly organized meeting, of the shareholders present who are entitled to cast at least a majority of the votes which all shareholders present are entitled to cast, shall be the acts of the shareholders.

Attendance and Voting.    The WBCL provides that a shareholder may vote his or her shares in person or by proxy. A shareholder may appoint a proxy in writing or by transmitting or authorizing the transmission of an electronic transmission of the appointment. The WBCL provides that unless the articles of incorporation provides otherwise, each outstanding share, regardless of class, is entitled to one vote on each matter voted on at a shareholders meeting.

Manpower’s articles of incorporation and by-laws provide that each holder of common stock shall be entitled to one vote for each share of common stock held of record by such shareholder. The board of directors shall fix the term of voting rights for each holder of preferred stock. Manpower’s by-laws provide that a shareholder may appoint a proxy to vote or otherwise act for the shareholder by signing an appointment form, either personally or by a duly authorized attorney-in-fact.

Quorum.    The WBCL provides that unless the articles of incorporation or by-laws provide otherwise, a majority of the votes entitled to be cast on the matter by the voting group constitutes a quorum of the voting group for action on that matter.

Under Manpower’s by-laws, a majority of the votes entitled to be cast on a matter by a voting group constitutes a quorum of that voting group for action on that matter.

Shareholder Action Without a Meeting

Right	Manpower

The PBCL provides that, unless otherwise restricted in the by-laws, an action may be authorized by the shareholders of a corporation without a meeting by unanimous written consent. An action may be authorized by less than unanimous consent of the shareholders of a public registered corporation only if specifically provided in the articles of incorporation.

The Right by-laws do not contain a provision restricting shareholder action by unanimous written consent, and the Right articles of incorporation do not provide for shareholder action by less than unanimous written consent.

Under the WBCL, action required or permitted to be taken at a shareholders’ meeting may be taken without a meeting: (i) without action by the board of directors, by all shareholders entitled to vote on the action; or (ii) if the articles of incorporation so provide, by shareholders who would be entitled to vote at a meeting those shares with voting power to cast not less than the minimum number or, in the cast of voting by voting groups, numbers of votes that would be necessary to authorize or take the action at a meeting at which all shares entitled to vote were present and voted.

Manpower’s by-laws provide that any action required or permitted to be taken at a meeting of shareholders may be taken without a meeting only by unanimous written consent or consents signed by all of the shareholders of Manpower and delivered to Manpower for inclusion in Manpower’s records.

Submission of Shareholder Proposals

Right	Manpower
The Right by-laws do not set forth procedures to be followed by a shareholder who wishes to bring business before the annual meeting.	Manpower’s by-laws provide that if a shareholder wishes to bring business before an annual meeting, then the shareholder must have given timely notice thereof in writing to the Secretary of Manpower. To be timely, a shareholder’s notice must be delivered to or mailed and received at the principal office of Manpower, not less than 90 days prior to the meeting date. The shareholder’s notice to the Secretary shall set forth as to each matter the shareholder proposes to bring before the annual meeting: (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting; (ii) the name and record address of the shareholder proposing such business; (iii) the class and number of shares of the Corporation which are beneficially owned by the shareholder; and (iv) any interest of the shareholder in such business. In addition, any such shareholder shall be required to provide such further information as may be requested by Manpower in order to comply with federal securities laws, rules and regulations. Manpower may require evidence by any person giving notice that such person is a bona fide beneficial owner of Manpower’s shares.

Notice of Shareholder Meetings

Right	Manpower

Under the PBCL, written notice of every meeting of the shareholders shall be given by, or at the direction of, the secretary or other authorized person to each shareholder of record entitled to vote at the meeting at least: (i) 10 days prior to the day named for a meeting that will consider certain specified fundamental changes; or (ii) five days prior to the day named for the meeting in any other case. In the case of a special meeting of shareholders, the notice shall specify the general nature of the business to be transacted, and in all cases the notice shall comply with the express requirements of the PBCL.

The Right by-laws provide that prior written notice of any meeting of the shareholders shall be given to each shareholder entitled to vote at the meeting. Prior notice shall be given by facsimile transmission, e-mail or other electronic communication to each shareholder who supplies to Right a facsimile number, address for e-mail or other electronic communications for the purpose of notice. Notices are to be given at least five days prior to the date named for the meeting, except as otherwise required by law.

Under the WBCL, a corporation shall notify shareholders of the date, time and place of each annual and special shareholders’ meeting not less than 10 days nor more than 60 days before the meeting date, unless a different time is provided by the articles of incorporation or the by-laws.

Manpower’s by-laws provide that it shall notify those shareholders entitled to vote of the date, time and place of each annual and special shareholders meeting not less than 10 nor more than 60 days before the meeting date. Notice of a special meeting shall include a description of each purpose for which the meeting is called. Manpower may give notice in person, by telephone, telegraph, teletype, facsimile or other forms of wire or wireless communication, or by mail or private carrier, and, if these forms of personal communication are impracticable, notice may be communicated by a newspaper of general circulation in the area where published, or by radio, television or other form of public broadcast communication.

Shareholder Vote Required for Mergers

Right	Manpower

Under the PBCL, the plan of merger or consolidation shall be adopted upon receiving the affirmative vote of a majority of the votes cast by all shareholders entitled to vote thereon of each of the domestic business corporations that is a party to the merger or consolidation and, if any class or series of shares is entitled to vote thereon as a class, the affirmative vote of a majority of the votes cast in each class vote.

Unless otherwise required by its by-laws, a plan of merger or consolidation shall not require approval of the shareholders of a constituent domestic business corporation if: (i) (a) the surviving or new corporation is a domestic business corporation and the articles of the surviving or new corporation are identical to the articles of the constituent corporation, except for limited changes, (b) each share of the constituent corporation outstanding immediately prior to the effective date of the merger or consolidation is to continue as or to be converted into, except as may be otherwise agreed by the holder thereof, an identical share of the surviving or new corporation after the effective date of the merger or

The WBCL provides that a merger to which a Wisconsin corporation is a party must be approved by the affirmative vote of the holders of a majority of the shares entitled to vote on the merger and the affirmative vote of the holders of a majority of the shares of each class or series entitled to vote separately on the merger, if any.

Approved of a plan of merger by the shareholders of the surviving corporation is not required if: (i) the articles of incorporation of the surviving corporation will not differ, except for limited changes; (ii) the number of shares and the rights and preferences of the shares held by the surviving corporation’s shareholders prior to the merger will not change immediately after the merger; and (iii) the number of shares of stock of the surviving corporation outstanding immediately after the merger plus the number of shares issuable as a result of the merger will not be greater than 20% of the total number of shares of stock of the surviving corporation outstanding immediately before the merger.

consolidation, and (c) the plan provides that the shareholders of the constituent corporation are to hold in the aggregate shares of the surviving or new corporation to be outstanding immediately after the effectiveness of the plan entitled to cast at least a majority of the votes entitled to be cast generally for the election of directors; (ii) immediately prior to the adoption of the plan and at all times thereafter prior to its effective date, another corporation that is a party to the plan owns directly or indirectly 80% or more of the outstanding shares of each class of the constituent corporation; or (iii) no shares of the constituent corporation have been issued prior to the adoption of the plan of merger or consolidation by the board of directors pursuant to the plan of merger or consolidation.

Approval by Right shareholders of the merger subsequent to the exchange offer will be required only if, through the exchange offer, Manpower fails to obtain 80% or more of the outstanding shares of Right.

Approval by Manpower shareholders of the merger subsequent to the exchange offer will not be required because each of the requirements set forth above will have been satisfied.

Distributions

Right	Manpower

Under the PBCL, unless otherwise restricted in the by-laws, the board of directors may authorize and a business corporation may make distributions, unless: (i) the corporation would be unable to pay its debts as they become due in the usual course of its business; or (ii) as a result of making such distributions the total assets of the corporation would be less than the sum of its total liabilities plus (unless otherwise provided in the articles of incorporation) the amount that would be needed, if the corporation were to be dissolved at the time as of which the distribution is measured, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution.

The by-laws of Right do not restrict the board of directors from authorizing and making distributions.

Under the WBCL, a corporation may issue share dividends unless the articles of incorporation provide otherwise. The board of directors may authorize and the corporation may make distributions to its shareholders, including in connection with the repurchase of the corporation’s shares, in amounts determined by the board, unless: (i) after the distribution the corporation would not be able to pay its debts as they become due in the usual course of business; or (ii) the corporation’s total assets after the distribution would be less than the sum of its total liabilities, plus, unless the articles of incorporation provide otherwise, the amount that would be needed to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution, if the corporation were to be dissolved at the time of distribution.

Holders of Manpower common stock, subject to the rights of holders of Manpower preferred stock, are entitled to receive such dividends as may be declared thereon from time to time by the board of directors, in its discretion, out of any funds of the corporation at the time legally available for dividends on common stock. Holders of Manpower preferred stock, shall be entitled to receive, when, as and if declared by the board of directors, out of funds legally available therefor, dividends at the annual rate fixed by the board of directors with respect to each series of shares and no more. Such dividends shall be paid or declared and set apart for payment for each dividend period before any dividend for the same period shall be paid or set apart for payment on the common stock. The holders of preferred stock shall not, however, be entitled to participate in any other or additional earnings or profits of the corporation, except for such premiums, if any, as may be payable in case of redemption, liquidation, dissolution or winding up.

Dissenters’ Rights of Appraisal

Right	Manpower

Under the PBCL, if any shareholder of a domestic business corporation that is to be a party to a merger or consolidation pursuant to a plan of merger or consolidation objects to the plan of merger or consolidation and complies with the provisions of the PBCL relating to dissenters rights, the shareholder shall be entitled to the rights and remedies of dissenting shareholders therein provided, if any. However, the holders of the shares of any class or series shall not have the right to dissent and obtain payment of the fair value of the shares if the shares are either: (i) listed on a national securities exchange; or (ii) held beneficially or of record by more than 2,000 persons.

Shareholders of Right common stock are not entitled to dissenters’ rights in connection with the exchange offer. Further, shareholders of Right common stock will not be entitled to dissenters’ rights in connection with the merger following completion of the exchange offer because Right common stock is listed on the New York Stock Exchange.

Under the WBCL, a shareholder may dissent from, and obtain payment of the fair value of his or her shares in the event of specified mergers, share exchanges and transactions involving the sale of all or substantially all of the corporation’s property other than in the usual and regular course of business. However, dissenters’ rights generally are not available to holders of shares, such as Manpower shares, that are listed on a national securities exchange, unless the transaction is a business combination involving a significant shareholder or the corporation’s articles of incorporation provide otherwise.

Manpower’s articles of incorporation do not otherwise provide for dissenters’ rights.

Shareholder Preemptive Rights

Right	Manpower

Under the PBCL, except as otherwise provided in the articles of incorporation, a business corporation may issue shares, option rights or securities having conversion or option rights, or obligations without first offering them to shareholders of any class or classes.

The Right articles of incorporation do not otherwise provide for preemptive rights.

Under the WBCL, subject to specified limitations, holders of shares of a class authorized before May 31, 1991 have preemptive rights to acquire a corporation’s unissued shares or other securities convertible into unissued shares, unless the articles of incorporation provide otherwise. Subject to specified limitations, holders of shares of a class authorized after May 31, 1991 do not have a preemptive right to acquire the corporation’s unissued shares or other securities except to the extent provided in the articles of incorporation.

Manpower’s articles of incorporation provide that no holder of any stock of the corporation shall have any preemptive or subscription rights nor be entitled, as of right, to purchase or subscribe for any part of the unissued stock of the corporation or of any additional stock issued by reason of any increase of authorized capital stock of the corporation or other securities whether or not convertible into stock of the corporation.

Shareholder Class Voting Rights

Right	Manpower
Under the PBCL, holders of the outstanding shares of a class or series of shares shall be entitled to vote as a class or series if the rights of that class are affected in various respects by amendments to the articles of incorporation or by a plan of merger or consolidation.	Under the WBCL, holders of a particular class of shares are entitled to vote as a separate class if the rights of that class are affected in various respects by mergers, consolidations or amendments to the articles of incorporation. The WBCL provides that the presence or absence of dissenters’ rights for a voting group affects the right of that group to vote on amendments to a corporation’s articles of incorporation. If a voting group would have dissenters’ rights as a result of the amendment, then a majority of the votes entitled to be cast by that voting group is required for adoption of the amendment.

Indemnification

Right	Manpower
Under the PBCL, to the extent that a representative of a business corporation has been successful on the merits or otherwise in defense of any action or proceeding relating to third-party actions or relating to derivative and corporation actions or in defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorney fees) actually and reasonably incurred by him or her in connection therewith, provided such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. Unless ordered by a court, any indemnification shall be made by the business corporation only as authorized in the specific case upon a determination that indemnification of the representative is proper in the

The WBCL requires a corporation to indemnify a director or officer, to the extent that he or she has been successful on the merits or otherwise in the defense of a proceeding, for all reasonable expenses incurred in the proceeding if the director or officer was a party because he or she is or was a director or officer of the corporation. Indemnification is also required in other instances, unless the director or officer is personally liable because the director or officer breached or failed to perform a duty that he or she owes to the corporation and the breach or failure to perform constitutes any of the following:

•      a willful failure to deal fairly with the corporation or its shareholders in connection with a matter in which the director or officer has a material conflict of interest;

circumstances because he has met the applicable standard of conduct set forth under the PBCL. The determination shall be made: (i) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the action or proceeding; (ii) if such a quorum is not obtainable and a majority vote of a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or (iii) by the shareholders. The indemnification provided by the PBCL is not deemed exclusive of any other rights to which a person seeking indemnification may be entitled under any by-law, agreement, vote of shareholders or disinterested directors or otherwise, except that indemnification shall not be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

The Right by-laws provide that Right shall indemnify any present or former director or officer for all actions taken by him or her and for all failures to take action, to the fullest extent permitted by the PBCL, against all expense, liability and loss reasonably incurred or suffered by such director or officer in connection with any threatened, pending or completed action, suit or proceeding, whether criminal, administrative or investigative. No indemnification shall be made, however, where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness. A director or officer also has the right to have expenses incurred in his or her defense paid by Right in advance, provided that the director or officer provides an undertaking to repay to Right all amounts so advanced without interest if it is ultimately determined that he or she is not entitled to indemnification by Right. Right’s board of directors may, at their discretion, provide similar indemnification to Right employees and other persons. The indemnification rights discussed above are not exclusive of any other rights that directors, officers, employees or agents of Right may have under any contract with Right, Right’s articles of incorporation or by-laws, Pennsylvania law or otherwise.

No repeal or amendment of Right’s by-laws shall limit the indemnification or the advancement of expenses unless adopted by either the unanimous vote of the board of directors or the affirmative vote of at least 75% of the shareholders entitled to vote in the election of directors, and no repeal or amendment shall in any case have any retroactive effect.

•      a violation of the criminal law, unless the director or officer had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful;

•      a transaction from which the director or officer derived an improper personal benefit; or

•      willful misconduct.

The WBCL provides that reasonable expenses incurred by a director or officer who is a party to a proceeding may be paid or reimbursed by a corporation at such time as the director of officer furnishes to the corporation a written affirmation of his or her good faith belief that he or she has not breached or failed to perform his or her duties to the corporation and a written undertaking to repay any amounts advanced if it is determined that indemnification by the corporation is not required.

The indemnification provisions of the WBCL are not exclusive. A corporation may provide directors and officers additional rights to indemnification, except for conduct described above, in (i) the articles of incorporation or by-laws; (ii) by a written agreement between the director or officer and the corporation; (iii) by a resolution adopted by the board of directors; or (iv) by a resolution that is adopted, after notice, by a majority vote of all of the corporation’s voting shares then issued and outstanding.

Manpower’s by-laws provide that Manpower shall indemnify a director, officer, employee or agent to the extent permitted by the WBCL and specify procedural requirements for requesting indemnification. Manpower’s by-laws provide that an individual shall be indemnified unless it is proven by a final judicial adjudication that indemnification is prohibited. Payment or reimbursement of reasonable expenses incurred by a director, officer, employee or agent is mandatory provided he or she provides Manpower with a written affirmation of his or her good faith belief that he or she is entitled to indemnification and a written undertaking, executed personally or on his or her behalf, to repay all amounts advanced without interest to the extent that it is ultimately determined that indemnification is prohibited.

The WBCL allows a corporation to limit its obligation to indemnify directors and officers. Manpower’s by-laws provide that the right to indemnification may be limited or reduced only by subsequent affirmative vote of not less than two-thirds of Manpower’s outstanding capital stock entitled to vote on such matters. Any limitation or reduction in the right to indemnification may only be prospective from the date of such vote.

Limitations on Directors’ Liability

Right	Manpower

The PBCL provides that, if a by-law adopted by the shareholders of a business corporation so provides, a director shall not be personally liable, as such, for monetary damages for any action unless: (i) the director has breached or failed to perform the duties of his office under the PBCL; and (ii) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

The Right by-laws provide that no director shall be personally liable for monetary damages for any action taken or failure to take action unless (i) the director has breached or failed to perform his or her fiduciary duties under the PBCL and (ii) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness. This limitation does not apply, however, to any responsibility or liability of a director under a criminal statute or for the payment of any taxes.

No repeal or amendment of Right’s by-laws shall reduce the limitation of directors’ liability unless adopted by either the unanimous vote of the board of directors or the affirmative vote of at least 75% of the shareholders entitled to vote in the election of directors, and in any case no repeal or amendment shall have any retroactive effect.

Under the WBCL, a director is not liable to the corporation, its shareholders, or any person asserting rights on behalf of the corporation or its shareholders for damages, settlements, fees, fines, penalties or other monetary liabilities arising from a breach of, or failure to perform, any duty resulting solely from his or her status as a director, unless the person asserting liability proves that the breach or failure to perform constitutes:

•      a willful failure to deal fairly with the corporation or its shareholders in connection with a matter in which the director has a material conflict of interest;

•      a violation of criminal law, unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful;

•      a transaction from which the director derived an improper personal profit; or

•      willful misconduct.

The Manpower by-laws provide that a director shall be indemnified unless it is proven by a final adjudication that indemnification is prohibited.

Under the WBCL, a director or officer, in discharging his or her duties to the corporation and determining what he or she believes to be in the best interests of the corporation may, in addition to considering the effects of any action on shareholders, consider:

•      the effects of the action on employees, suppliers and customers of the corporation;

•      the effects of the action on the communities in which the corporation operates; and

•      any other factors that the director or officer considers pertinent.

The Manpower by-laws provide that a director shall be indemnified unless it is proven by a final adjudication that indemnification is prohibited.

Amendment of Articles of Incorporation

Right	Manpower

Under the PBCL, a business corporation may amend its articles of incorporation for one or more specified purposes. Every amendment of the articles of incorporation shall be proposed: (i) by the adoption by the board of directors of a resolution setting forth the proposed amendment; or (ii) unless otherwise provided in the articles or unless the business corporation, is a public registered corporation, by petition of shareholders entitled to cast at least 10% of the votes that all shareholders are entitled to cast thereon. Unless the articles of incorporation require a greater vote, a proposed amendment of the articles of incorporation of a business corporation shall be adopted upon receiving the affirmative vote of a majority of votes cast by all shareholders entitled to vote thereon and, if any class or series of shares is entitled to vote thereon as a class, the affirmative vote of a majority of the votes cast in each such class vote. In addition, a proposed amendment of the articles of incorporation shall not be deemed to have been adopted by the corporation unless it has also been approved by the board of directors, regardless of the fact that the board has directed or suffered the submission of the amendment to the shareholders for action. Unless otherwise restricted in the articles of incorporation, a business corporation’s board of directors may adopt one or more amendments to the articles of incorporation without approval of the shareholders in a limited number of specified circumstances.

The Right articles of incorporation are silent as to requirements for, or restrictions on, amendments to the articles of incorporation.

Under the WBCL, a corporation’s board of directors may adopt one or more amendments to the corporation’s articles of incorporation without shareholder action in a limited number of specified circumstances. The WBCL also provides that the board of directors of a corporation may propose one or more amendments to the articles of incorporation for submission to shareholders. The board of directors may condition its submission of the proposed amendment on any basis. Unless the articles of incorporation or by-laws require a greater vote or a vote by voting groups, the amendment is adopted if approved by all of the following: (i) a majority of the votes entitled to be cast on the amendment by each voting group with respect to which the amendment would create dissenters’ rights; and (ii) the votes required by every other voting group entitled to vote on the amendment.

Manpower’s articles of incorporation provide that the articles of incorporation may be amended, altered or repealed, and new articles of incorporation may be enacted, only by the affirmative vote of the holders of not less than two-thirds of the outstanding total shares of stock of the corporation entitled to vote at a meeting of shareholders duly called for such purpose and by the affirmative vote of the holders of not less than two-thirds of the shares of each class or series, if any, entitled to vote thereon at such meeting; provided, however, that the board may adopt one or more proposed amendments without shareholder approval as specified in the WBCL.

Amendment of By-Laws

Right	Manpower

Under the PBCL, the shareholders entitled to vote shall have the power to adopt, amend and repeal the by-laws of a business corporation. Except to the extent the PBCL reserves the power exclusively to the shareholders regarding subjects specified therein, the authority to adopt, amend and repeal by-laws may be expressly vested by the by-laws in the board of directors, subject to the power of the shareholders to change such action. The PBCL further provides that unless otherwise provided in a by-law adopted by the shareholders, whenever the by-laws require for the taking of any action by the shareholders or a class of shareholders a specific number or percentage of votes, the provision of the by-laws setting forth that requirement shall not be amended or repealed by any lesser number or percentage of votes of the shareholders or of the class of shareholders.

The Right articles of incorporation provide that the shareholders entitled to vote thereon shall have the power to alter, amend, or repeal the by-laws, by the vote of shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast thereon, at any regular or special meeting, duly convened after notice to shareholders of such purpose. The board of directors, by a majority vote of those voting, shall have the power to alter, amend, and repeal the by-laws, at any regular or special meeting duly convened after notice of such purpose, subject always to the power of the shareholders to further alter, amend or repeal the by-laws.

Under the WBCL, a corporation’s board of directors may amend or repeal the corporation’s by-laws or adopt new by-laws except to the extent that the articles of incorporation or the WBCL reserve that power exclusively to the shareholders or the shareholders in adopting, amending or repealing a particular by-law provide within the by-laws that the board of directors may not amend, repeal or adopt that by-law. A corporation’s shareholders may amend or repeal the corporation’s by-laws or adopt new by-laws even though the board of directors may also amend or repeal the corporation’s by-laws or adopt new by-laws.

Manpower’s articles of incorporation provide that Manpower’s by-laws may be amended, altered or repealed, and new by-laws may be enacted, only by the affirmative vote of the holders of not less than two-thirds of the outstanding shares of stock of the corporation entitled to vote at a meeting of shareholders duly called for such purpose and by the affirmative vote of the holders of not less than two-thirds of the shares of each class or series, if any, entitled to vote thereon at such meeting or by a vote of not less than three-quarters of the board of directors then in office.

Manpower’s by-laws further provide that the by-laws of the corporation may be amended or repealed by the board of directors unless any of the following apply: (i) the articles of incorporation, the particular by-law or the WBCL reserve this power exclusively to the shareholders in whole or part; (ii) the shareholders in adopting, amending, or repealing a particular by-law provide expressly within the by-law that the board of directors may not amend, repeal or readopt that by-law; or (iii) the by-law fixes a greater or lower quorum requirement or greater voting requirement for shareholders. Action by the board of directors to adopt or amend a by-law that changes the quorum or voting requirement for the board of directors must meet the same quorum requirement and be adopted by the same vote required to take action under the quorum and voting requirement then in effect. Manpower’s shareholders may amend or repeal the corporation’s by-laws or adopt new by-laws even though the board of directors may also amend or repeal the corporation’s by-laws or adopt new by-laws. The adoption or amendment of a by-law that adds, changes or deletes a greater or lower quorum requirement or a greater voting requirement for shareholders or the board of directors must meet the same quorum and voting requirement then in effect.

Shareholder Inspection Rights

Right	Manpower
Under the PBCL, every shareholder shall, upon written verified demand stating the purpose thereof, have a right to examine, in person or by agent or attorney, during the usual hours for business for any proper purpose, the share register, books and records of account, and records of the proceedings of the incorporators, shareholders and directors and to make copies or extracts therefrom. The share register is to indicate the names and addresses of all shareholders and the number and class of shares held by each.

Under the WBCL, each shareholder and his or her agent or attorney has the right to inspect and copy subject to specified requirements (including having a proper purpose) the list of shareholders entitled to notice of a shareholder’s meeting. The list shall be arranged by class or series of shares and show the address of and number of shares held by each shareholder. Inspections must be conducted during regular business hours at the shareholder’s expense. This right of inspection begins two business days after notice of the shareholders’ meeting is given and continues through the meeting. This right of inspection may be exercised upon written demand.

The WBCL further provides that both shareholders of record and beneficial shareholders of a corporation who satisfy specified requirements, and their attorneys and agents, have the right to inspect and copy the corporation’s by-laws and, subject to the requirements discussed below, minutes of meetings and consent actions of the board of directors and shareholders, records of actions taken by a committee of the board of directors on behalf of the corporation, accounting records and the record of shareholders. Inspections must be conducted during regular business hours and are conducted at the shareholder’s expense. Notice of a demand must be given five business days before the date on which the shareholder wants to inspect and copy the records. For records other than the by-laws, the demand must be made in good faith and for proper purpose, and the person must have been a shareholder for at least six months before his or her demand or hold at least five percent of the outstanding shares of the corporation.

The WBCL also requires corporation to mail a copy of its latest financial statements to any shareholder who requests a copy in writing.

Issuance of New Shares

Right	Manpower
Under the PBCL, the division of shares into classes and into series within any class, the determination of the designation and the number of shares of any class or series and the determination of the voting rights, preferences, limitations and special rights, if any, of the shares of any class or series of a business corporation may be accomplished by the original articles of incorporation or by any amendment thereof. The board of directors may make the amendment as set forth under the PBCL.

Under the WBCL, a corporation may issue the number of shares of each class or series authorized by the corporation’s articles of incorporation. If a corporation wishes to increase the number of shares of a class or series authorized in its articles of incorporation, then it must amend its articles of incorporation in the manner described above.

The listing requirements of the New York Stock Exchange applicable to Manpower require prior shareholder approval of specified issuances of shares, including issuances of shares bearing voting power equal to or exceeding 20% of the pre-issuance outstanding voting power or pre-issuance outstanding number of shares. These requirements do not apply to the issuance of Manpower common stock pursuant to the terms of the agreement and plan of merger because the shares to be issued do not exceed 20% of Manpower’s outstanding shares of common stock.

LEGAL MATTERS

The validity of the Manpower common stock to be issued in connection with the transaction will be passed upon by Godfrey & Kahn, S.C., Milwaukee, Wisconsin. The material U.S. federal income tax consequences of the transaction will be passed upon by Godfrey & Kahn, S.C. and Pepper Hamilton LLP.

EXPERTS

The consolidated financial statements of Manpower as of and for the year ended December 31, 2002, incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2002 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Manpower as of December 31, 2001 and for each the two years in the period ended December 31, 2001, incorporated by reference in this prospectus and registration statement, have been audited by Arthur Andersen LLP, independent auditors, as set forth in their report thereon incorporated by reference herein and in the registration statement in reliance upon such report given on the authority of such firm as experts in accounting and auditing. Arthur Andersen LLP’s report on the financial statements of Manpower incorporated by reference in this prospectus is a copy of such report and has not been reissued by Arthur Andersen LLP.

The consolidated financial statements of Right at December 31, 2002 and for the year then ended, incorporated by reference in this prospectus and registration statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated by reference herein and in the registration statement in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Right as of December 31, 2001 and for each of the two years in the period ended December 31, 2001, incorporated by reference in this prospectus and registration statement, have been audited by Arthur Andersen LLP, independent auditors, as set forth in their report thereon incorporated by reference herein and in the registration statement in reliance upon such report given on the authority of such firm as experts in accounting and auditing. Arthur Andersen LLP’s report on the financial statements of Right incorporated by reference in this prospectus is a copy of such report and has not been reissued by Arthur Andersen LLP.

NOTICE REGARDING ARTHUR ANDERSEN LLP

Section 11(a) of the Securities Act provides that if any part of a registration statement at the time it becomes effective contains an untrue statement of a material fact or an omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, any person acquiring a security pursuant to such registration statement, unless it is proved that at the time of such acquisition such person knew of such untruth or omission, may sue, among others, every accountant who has consented to be named as having prepared or certified any part of the registration statement or as having prepared or certified any report or valuation which is used in connection with the registration statement with respect to the statement in such registration statement, report or valuation which purports to have been prepared or certified by the accountant. On April 10, 2002, Manpower announced that it had appointed PricewaterhouseCoopers LLP to replace Arthur Andersen LLP as its independent accountants. On April 8, 2002, Right appointed Ernst & Young LLP to replace Arthur Andersen LLP as its independent accountants. Prior to the date of this prospectus, the Arthur Andersen LLP partners who reviewed each of Manpower’s and Right’s most recent audited financial statements have resigned from Arthur Andersen LLP. As a result, neither Manpower nor Right has been able to obtain Arthur Andersen LLP’s written consent to the incorporation by reference into this registration statement of its audit reports with respect to its financial statements. Under these circumstances, Rule 437a under the Securities Act permits Manpower to file this registration statement without written consents from Arthur Andersen LLP. Accordingly, Arthur Andersen LLP will not be liable to you under Section 11(a) of the Securities Act because it has not consented to being named as an expert in the registration statement.

WHERE YOU CAN FIND MORE INFORMATION

Manpower has filed a registration statement on Form S-4 with the Securities and Exchange Commission under the Securities Act of 1933 with respect to our common stock to be issued to Right shareholders in the exchange offer and merger. This prospectus is filed as part of the registration statement. The registration statement, including the attached exhibits and schedule, contains additional relevant information about Manpower and Manpower’s common stock. The rules and regulations of the Securities and Exchange Commission allow us to omit some information included in the registration statement from this prospectus.

In addition, Manpower (File No. 001-10686) and Right (File No. 001-31534) file reports, proxy statements and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934. You may read and copy this information at the following locations of the Securities and Exchange Commission:

Public Reference Room	Northeast Regional Office	Chicago Regional Office
450 Fifth Street, N.W.	223 Broadway	Citicorp Center
Room 1024	New York, New York 10279	500 West Madison Street
Washington, D.C. 20549		Suite 1400
Chicago, Illinois 60661-2511

You may also obtain copies of this information by mail from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission also maintains an Internet world wide web site that contains reports, proxy and information statements and other information about issuers, like Manpower and Right, that file information electronically with the Securities and Exchange Commission. The address of that web site is http://www.sec.gov.

You can also request copies of this information from Manpower by making a request to:

Georgeson Shareholder Communications Inc.

17 State Street—10th Floor

New York, NY 10004

Banks and Brokers Call: (212) 440-9800

All Others Call Toll Free: (866) 257-5108

Manpower’s address on the world wide web is http://www.manpower.com, and information regarding Right may be found at http://www.right.com. The information on the web sites is not a part of this document.

You can also inspect reports, proxy statements and other information about Manpower at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

The Securities and Exchange Commission allows Manpower and Right to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission. The information incorporated by reference is considered to be a part of this document, except for any information that is superseded by information that is included directly in this document.

This document incorporates by reference the documents listed below that Manpower and Right have previously filed with the Securities and Exchange Commission. They contain important information about Manpower and Right and the companies’ financial condition.

Manpower Inc. SEC Filings (SEC File No. 001-10686)	Period
Annual Report on Form 10-K	Year ended December 31, 2002, as filed on February 27, 2003

The information required by Part III, Items 10 through 13, on Form 10-K, which is incorporated by reference to Manpower’s definitive proxy statement for its 2003 annual meeting of shareholders.

Quarterly Reports on Form 10-Q	Quarter ended on March 31, 2003, as filed on May 5, 2003; Quarter ended on June 30, 2003, as filed on August 4, 2003; Quarter ended September 30, 2003, as filed on November 3, 2003

Current Reports on Form 8-K	Filed on December 15, 2003, December 11, 2003, October 30, 2003, July 30, 2003, June 13, 2003, April 22, 2003 and January 29, 2003

The description of Manpower common stock set

forth in the registration statement on Form 8-A filed

pursuant to Section 12 of the Securities and

Exchange Act, including any amendment or report

filed with the Securities and Exchange Commission

for the purpose of updating this description

Filed on January 22, 1991

Right SEC Filings (SEC File No. 001-31534)	Period
Annual Report on Form 10-K	Year ended December 31, 2002, as filed on March 31, 2003

The information required by Part III, Items 10 through 13, on Form 10-K, which is incorporated by reference to Right’s definitive proxy statement for its 2003 annual meeting of shareholders.

Quarterly Reports on Form 10-Q	Quarter ended March 31, 2003, as filed on May 15, 2003; Quarter ended on June 30, 2003, as filed on August 14, 2003; Quarter ended September 30, 2003, as filed on November 14, 2003

Current Reports on Form 8-K	Filed on December 12, 2003, November 4, 2003, October 20, 2003, and September 24, 2003

The description of Right common stock set forth in the registration statement on Form 8-A filed pursuant to Section 12 of the Securities and Exchange Act, including any amendment or report filed with the Securities and Exchange Commission for the purpose of updating this description	March 31, 1987

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document that also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

Additional documents that Manpower and Right may file with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this prospectus and before the earliest of the date of the merger following completion of the offer of the earliest of the termination of the merger agreement, will be deemed incorporated into this prospectus by reference and will constitute a part of this prospectus from the date of the filing of that information.

In considering whether to tender your shares of Right common stock pursuant to the exchange offer, you should rely only on the information contained or incorporated by reference in this document. Neither Manpower nor Right has authorized any person to provide you with any information that is different from what is contained in this document. This document is dated December 19, 2003. You should not assume that the information contained in this document is accurate as of any date other than such date, and neither the mailing to you of this document nor the issuance to you of shares of Manpower common stock will create any implication to the contrary. This document does not constitute an offer to sell, or a solicitation to buy, any securities in any jurisdiction in which it is not lawful to make any such offer to any person to whom it is not lawful to make any such offer or solicitation.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined financial data give effect to the transaction using the purchase method of accounting, and also reflect Right’s 2002 acquisitions, including the acquisition of Atlas Group Holdings Limited, the parent company of Coutts Consulting Group, Ltd. The unaudited pro forma condensed combined statements of operations give effect to the foregoing events as if they had been consummated on January 1, 2002. The unaudited pro forma condensed combined balance sheet gives effect to the merger, as if it had been consummated on September 30, 2003. Assumptions underlying the pro forma adjustments are described in the accompanying notes which should be read in conjunction with the unaudited pro forma condensed combined financial data.

The actual purchase accounting adjustments described in the accompanying notes will be made as of the closing date of the merger and may differ from those reflected in the unaudited pro forma condensed combined financial data. Based on an analysis of fair value, the excess of the purchase price over the fair value of net tangible assets on Right’s balance sheet will be allocated to identifiable intangible assets and goodwill. Manpower is currently in the process of obtaining the data necessary to determine the fair value of tangible and identifiable intangible assets. The total estimated amount of goodwill and identified intangible assets is $693.3 million. Because the valuation has not been completed, the actual amount of goodwill and identifiable intangible assets, and the related average useful lives, could vary from these estimates.

The pro forma adjustments related to the purchase price allocation are preliminary and based on information obtained to date and are subject to revision as additional information becomes available. Revisions to the preliminary purchase price allocation may have a significant impact on the pro forma amounts of total assets, total liabilities, shareholders’ equity, cost of sales, selling, general and administrative expenses, depreciation and amortization and interest expense.

The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only and are not necessarily indicative of the consolidated financial position or results of operations for future periods or the results that actually would have been realized had Manpower and Right been a combined company during the periods presented. Manpower expects that it will incur non-recurring merger and integration charges as a result of this transaction. However, this pro forma information does not reflect these merger and integration charges. The unaudited pro forma condensed combined financial statements, including the notes thereto, are qualified in their entirety by reference to, and should be read in conjunction with the historical consolidated financial statements and the notes thereto of Manpower and Right which were previously reported in, respectively, Manpower’s and Right’s Annual Reports on Form 10-K for the year ended December 31, 2002, which are hereby incorporated herein by reference.

Unaudited Pro Forma Condensed Combined Statement of Operations

Nine Months Ended September 30, 2003

(In millions, except per share data)

	Historical				Pro Forma Combined
	Manpower	Right	Pro Forma Adjustments
Revenue from services	$8,895.3	$344.2	$—		$9,239.5
Cost of services	7,358.2	131.5	—		7,489.7

Gross profit	1,537.1	212.7	—		1,749.8
Selling and administrative expenses	1,368.3	156.6	(4.2	)F	1,529.8
			9.1	G

Operating profit	168.8	56.1	(4.9)		220.0
Interest and other expenses	27.2	4.4	(4.6 2.1	)A B	29.1

Earnings before income taxes	141.6	51.7	(2.4)		190.9
Provision for income taxes	53.8	21.0	(.9	)I	73.9

Net earnings	$87.8	$30.7	$(1.5)		$117.0

Net earnings per share—basic	$1.13				$1.35

Net earnings per share—diluted	$1.12				$1.32

Weighted average shares—basic	77.5		9.2		86.7

Weighted average shares—diluted	78.4		10.1		88.5

The accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Statements are an integral part of this statement.

Unaudited Pro Forma Condensed Combined Statement of Operations

Year Ended December 31, 2002

(In millions, except per share data)

	Historical					Pro Forma Combined
	Manpower	Right	Transaction Pro Forma Adjustments		Right Acquisitions Pro Forma Adjustments H
Revenue from services	$10,610.9	$472.1	$—		$31.7	$11,114.7
Cost of services	8,700.5	181.5	—		12.5	8,894.5

Gross profit	1,910.4	290.6	—		19.2	2,220.2
Selling and administrative expenses	1,675.6	214.1	(.8 (3.8 12.2	)A )F G	16.5	1,913.8

Operating profit	234.8	76.5	(7.6)		2.7	306.4
Interest and other expenses	46.8	7.6	(4.7 2.7	)A B	.4	52.8

Earnings before income taxes	188.0	68.9	(5.6)		2.3	253.6
Provision for income taxes	74.8	30.6	(2.1	)I	.6	103.9

Net earnings	$113.2	$38.3	$(3.5)		$1.7	$149.7

Net earnings per share—basic	$1.48					$1.75

Net earnings per share—diluted	$1.46					$1.70

Weighted average shares—basic	76.4		9.2			85.6

Weighted average shares—diluted	77.7		10.1			87.8

The accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Statements are an integral part of this statement.

Unaudited Pro Forma Condensed Combined Balance Sheet

September 30, 2003

(In millions)

	Historical				Pro Forma Combined
	Manpower	Right	Pro Forma Adjustments
ASSETS
Current assets:
Cash and cash equivalents	$287.5	$17.0	$(122.0	)A	$181.7
			(.8	)C
Accounts receivable, net	2,576.3	82.3	—		2,658.6
Prepaid expenses and other assets	76.7	9.3	—		86.0
Future income tax benefits	81.0	1.6	—		82.6

Total current assets	3,021.5	110.2	(122.8)		3,008.9
Other assets:
Goodwill and other intangible assets, net	563.1	266.7	693.3	D	1,256.4
			(266.7	)E
Investments in licenses	64.8	—	—		64.8
Other assets	312.4	22.9	(2.6	)A	252.2
			(86.5	)D
			6.0	E

Total other assets	940.3	289.6	343.5		1,573.4
Property and equipment:
Land, buildings, leasehold improvements and equipment	582.0	107.4	—		689.4
Less: accumulated depreciation and amortization	396.6	67.7	—		464.3

Net property and equipment	185.4	39.7	—		225.1

Total assets	$4,147.2	$439.5	$220.7		$4,807.4

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$524.3	$21.4	$14.6	D	$560.3
Employee compensation payable	115.3	17.4	—		132.7
Accrued liabilities	372.3	74.7	—		447.0
Accrued payroll taxes and insurance	420.4	.4	—		420.8
Value added taxes payable	391.7	3.8	—		395.5
Short-term borrowings and current maturities of long-term debt	14.2	21.3	(18.0	)A	17.5

Total current liabilities	1,838.2	139.0	(3.4)		1,973.8
Other liabilities:
Long-term debt	788.0	105.1	(104.0	)A	789.1
Other long-term liabilities	339.7	18.4	(.8	)C	369.8
			12.5	D

Total other liabilities	1,127.7	123.5	(92.3)		1,158.9
Shareholders’ equity:
Common stock	.9	.3	.1	D	1.0
			(.3	)E
Capital in excess of par value	1,714.9	33.4	493.3	D	2,208.2
			(33.4	)E
Accumulated deficit	(209.7)	138.7	(136.1	)E	(209.7)
			(2.6	)A
Accumulated other comprehensive income (loss)	(41.0)	18.5	(18.5	)E	(41.0)
Treasury stock, at cost	(283.8)	(13.9)	13.9	E	(283.8)

Total shareholders’ equity	1,181.3	177.0	316.4		1,674.7

Total liabilities and shareholders’ equity	$4,147.2	$439.5	$220.7		$4,807.4

The accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Statements are an integral part of this balance sheet.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED

COMBINED FINANCIAL STATEMENTS

1.    BASIS OF PRESENTATION

The unaudited pro forma condensed combined financial statements reflect the fact that on December 10, 2003, Manpower entered into an agreement and plan of merger agreement with Right providing for Manpower or a subsidiary of Manpower to acquire all of the outstanding shares of Right common stock by means of an exchange offer and a subsequent merger.

The unaudited pro forma condensed combined balance sheet is based on the historical balance sheets of Manpower and Right and has been prepared to reflect the merger as if it had been consummated on September 30, 2003. The unaudited pro forma condensed combined statements of operations combine the historical results of operations of Manpower and Right for the nine months ended September 30, 2003 and the year ended December 31, 2002, and have been prepared to reflect the merger, as well as Right’s 2002 acquisitions, including the acquisition of Atlas Group Holdings Limited, the parent company of Coutts Consulting Group, Ltd, as if they had been consummated on January 1, 2002. Historical amounts for Right included in the unaudited pro forma condensed combined financial statements have been reclassified to conform with Manpower’s presentation.

You should not rely on the unaudited pro forma condensed combined financial information as being indicative of the historical results that would have occurred had Manpower and Right been combined during these time periods or the future results that may be achieved after the merger.

On a combined basis, there were no transactions between Manpower and Right during the periods presented.

There are no significant differences between the accounting policies of Manpower and Right.

The pro forma combined provision for income taxes and the pro forma combined balances of deferred taxes may not represent the amounts that would have resulted had Manpower and Right filed consolidated income tax returns during the periods presented.

2.    PRELIMINARY PURCHASE PRICE

The unaudited pro forma condensed combined financial statements reflect an estimated purchase price of approximately $637.8 million. The preliminary fair value of Manpower common stock to be issued in the transaction was based on a price of $46.38, which is the Manpower average trading price assuming December 16, 2003 was the appointment time.

The estimated purchase price assumes that Manpower will issue 0.4043 of a share of Manpower common stock for each of Right’s 22,824,409 outstanding shares of common stock in the transaction.

The estimated purchase price also assumes that each option to purchase shares of Right common stock will be converted into options to purchase a number of shares of Manpower common stock by multiplying the number of shares subject to such Right stock option by an assumed exchange rate of 0.4043. Manpower used $46.38 as the per share price in calculating the estimate fair value of options using the Black-Scholes option pricing model.

The actual number of shares of Manpower common stock to be issued and Right stock options to be assumed will be based on the actual number of shares of Right common stock and stock options accepted for exchange in the exchange offer and outstanding at the effective time. Each share of Right common stock tendered in the exchange offer will be exchanged for a number of shares of Manpower common stock equal to $18.75 divided by the Manpower average trading price. Pursuant to the merger agreement, if the Manpower average trading price is between $41.69 and $50.96 per share, you will receive a fraction of a Manpower share equal to $18.75 divided by the Manpower average trading price for each Right share you own. If the Manpower average trading price is greater than $50.96 per share, you will receive 0.3680 of a Manpower share for each Right share you own. If the Manpower average trading price is less than $41.69 per share but equal to or greater than $37.80 per share, you will receive 0.4497 of a Manpower share for each Right share you own. Given the effect on the number of Manpower shares and stock options assumed to be issued, if the Manpower average trading price is $41.69 or $50.96 per share, the unaudited pro forma net earnings per share is:

	Nine Months Ended September 30, 2003	Year Ended December 31, 2002
At $41.69—
Net earnings per share—basic	$1.33	$1.73
Net earnings per share—diluted	1.31	1.68
At $50.96—
Net earnings per share—basic	$1.36	$1.76
Net earnings per share—diluted	1.34	1.72

If the Manpower average trading price is less than $37.80 per share, Manpower has the option, but not the obligation, to issue a fraction of a Manpower share equal to $17.00 divided by the Manpower average trading price for each Right share you own. If Manpower chooses not to exercise this option, Right has the right to terminate the merger agreement.

The estimated acquisition-related costs consist primarily of investment banking, legal and accounting fees, printing costs and other external costs directly related to the merger.

The purchase price also includes an accrual for a severance agreement and the liability resulting from the accelerated vesting of Right’s supplemental executive retirement plan, or SERP. The liability resulting from the accelerated vesting of the SERP was based on a preliminary actuarial valuation. Deferred tax assets were established for these items.

The final purchase price is dependent on the actual number of shares of Right common stock acquired, the actual number of Right stock options assumed, long-term debt repaid and actual merger costs. The final purchase price will be determined upon completion of the merger. The estimated total purchase price for Right is as follows (in millions):

Fair value of estimated Manpower common stock to be issued	$428.0
Estimated fair value of Right stock options to be assumed	65.4
Long-term debt repaid upon change of control	122.0
Merger-related costs	14.6
Severance and additional SERP liability, net of deferred tax assets of $4.7	7.8

Total	$637.8

3.    PRELIMINARY PURCHASE PRICE ALLOCATION

Under the purchase method of accounting, the total estimated purchase price will be allocated to Right’s net tangible and identifiable intangible assets based upon their estimated fair values as of the date of completion of the merger. The excess of the purchase price over the net tangible and identifiable intangible assets will be recorded as goodwill. Based upon the estimated purchase price, the following represents the preliminary allocation of the aggregate purchase price to the acquired net assets of Right as of September 30, 2003 (in millions):

Net tangible assets acquired	$35.7
Goodwill and identifiable intangible assets	693.3
Deferred taxes on acquired identifiable intangible assets	(91.2)

Total	$637.8

The preliminary allocation of the purchase price was based on the estimates and assumptions of Manpower’s management, which are subject to change upon closing of the transaction and the results of valuations described below. These changes could result in a final purchase price allocation that is significantly different than the one identified above.

Net tangible assets acquired were valued at their respective carrying amounts as management believes that these amounts approximate their current fair values.

The purchase price allocated to identifiable intangible assets of $240.0 million (representing the Right tradename and customer list) is currently based on the estimates and assumptions of Manpower’s management. The fair value of such items and the proper useful lives will be determined at or near the time of closing and will be based on an independent valuation. Goodwill represents the excess of the purchase price over the fair value of tangible and identifiable intangible assets acquired and is not subject to amortization. However, on at least an annual basis, such goodwill will be subject to an impairment test, which could result in a significant impairment charge.

4.    PRO FORMA NET EARNINGS PER SHARE

The Manpower unaudited pro forma condensed combined statements of operations have been prepared as if the proposed merger had occurred as of January 1, 2002. The pro forma basic and diluted net earnings per share are based on the weighted average number of shares of Manpower common stock outstanding during each period and the number of shares of Manpower common stock to be issued in connection with the merger, plus the net number of shares subject to Right stock options assumed in connection with the merger, using the treasury stock method (in both cases, based on an assumed exchange rate of 0.4043). The following table shows the adjusted pro forma combined basic and diluted shares for the period presented (in thousands):

	Manpower Weighted Average Shares	New Equivalent Manpower Shares		Pro Forma Combined Weighted Average Shares
For the year ended December 31, 2002
Basic	76,400	9,227	(a)	85,627
Diluted	77,706	10,087	(b)	87,793
For the nine months ended September 30, 2003
Basic	77,492	9,227	(a)	86,719
Diluted	78,449	10,087	(b)	88,536

(a)	Assumes that Manpower issues 0.4043 of a share of Manpower common stock for each share of Right common stock outstanding as of December 9, 2003.
(b)	Includes the estimated impact of the Right stock options to be assumed.

5.    PRO FORMA ADJUSTMENTS

(A)	To record the repayment of Right’s long-term debt as required by change of control provisions in certain agreements. This adjustment also includes the write off of related debt issuance costs. The unaudited pro forma condensed combined statements of operations reflect the elimination of the related interest expense and debt issuance cost amortization.

(B)	To adjust Manpower’s historical interest income assuming cash is used to repay Right’s long-term debt (discussed in Note A above) and the transaction closing costs.

(C)	This adjustment reflects the termination of two interest rate swap agreements in conjunction with the repayment of Right’s long-term debt (discussed in Note A above).

(D)	To record the allocation of the purchase price of the transaction, including the related deferred taxes.

(E)	To eliminate Right’s historical equity amounts, existing goodwill, intangible assets and related deferred taxes.

(F)	To eliminate Right’s historical amortization of identifiable intangible assets.

(G)	To record the estimated amortization of identifiable intangible assets resulting from the transaction.

(H)	Represents the pro forma impact of Right’s 2002 acquisitions, including the acquisition of Coutts in March 2002, as if the acquisitions had occurred on January 1, 2002.

(I)	To record the tax effect of the pro forma adjustments using an estimated statutory tax rate.

DESCRIPTION OF CAPITAL STOCK

The following summary description of Manpower’s capital stock is qualified in its entirety by reference to Manpower’s amended and restated articles of incorporation and by-laws, a copy of each has been filed with the Securities and Exchange Commission. See “Where You Can Find Additional Information” on page 73 for information on how to obtain copies of these documents.

Authorized Capital Stock

Manpower’s authorized capital stock consists of 125,000,000 shares of common stock, par value $.01 per share, and 25,000,000 shares of preferred stock, par value $.01 per share. As of December 9, 2003, 78,615,501 shares of common stock and no shares of preferred stock were outstanding.

All shares of common stock currently outstanding are validly issued, fully paid and non-assessable, except to the extent provided in Section 180.0622(2)(b) of the WBCL. Under Section 180.0622(2)(b) of the WBCL, holders of common stock are liable up to the amount equal to the par value of the common stock owned by holders of common stock for all debts owing to Manpower’s employees for services performed for Manpower, but not exceeding six months’ service in any one case. Certain Wisconsin courts have interpreted “par value” to mean the full amount paid upon the purchase of the common stock.

Common Stock

Voting Rights. The holders of common stock are entitled to one vote per share on all matters to be voted on by shareholders. The holders of common stock are not entitled to cumulative voting rights. The WBCL and Manpower’s by-laws require a plurality of all votes cast at a meeting at which quorum is present to elect directors. For most other shareholder votes, the WBCL and Manpower’s by-laws provide that an action is approved if the votes cast in favor of the action exceed the votes cast opposing the action at a meeting at which quorum is present, unless Manpower’s articles of incorporation, by-laws or the WBCL provide otherwise.

Dividends. Holders of common stock are entitled to receive dividends when, as and if declared by the board of directors in its discretion out of funds legally available for payment of dividends, subject to any preferential rights of any outstanding preferred stock.

Other Rights. In the event of a liquidation or dissolution of Manpower the holders of common stock will be entitled to share ratably in all assets remaining for distribution to shareholders, subject to any preferential rights of any outstanding preferred stock. Holders of the shares of common stock have no preemptive or other subscription rights, and the shares of common stock are not subject to further calls or assessment by Manpower. There are no conversion rights or sinking fund provisions applicable to the shares of common stock.

Preferred Stock

The board of directors has the authority, without further shareholder action, to issue preferred stock in one or more series and to fix and determine the relative rights and preferences of the preferred stock, including voting rights, dividend rights, liquidation rights, redemption provisions and conversion rights. The board of directors, without shareholder approval, may issue shares of preferred stock with voting, dividend, liquidation and other rights which could adversely affect the rights of the holders of shares of common stock and could have the effect of delaying, deferring or preventing a change in control of Manpower.

APPENDIX A

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

MANPOWER INC.

HOOSIER ACQUISITION CORP.

AND

RIGHT MANAGEMENT CONSULTANTS, INC.

DATED AS OF DECEMBER 10, 2003

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2

Section 8.5	Headings	46
Section 8.6	Severability	46
Section 8.7	Entire Agreement	46
Section 8.8	Assignment	46
Section 8.9	Parties in Interest	46
Section 8.10	Mutual Drafting	46
Section 8.11	Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury	46
Section 8.12	Disclosure	47
Section 8.13	Counterparts	47
Section 8.14	Specific Performance	47

3

AGREEMENT AND PLAN OF MERGER, dated as of December 10, 2003 (this “Agreement”), by and among Manpower Inc., a Wisconsin corporation (“Manpower”), Hoosier Acquisition Corp., a Pennsylvania corporation and a wholly-owned subsidiary of Manpower (“Merger Sub”), and Right Management Consultants, Inc., a Pennsylvania corporation (the “Company”).

WHEREAS, the Special Committee (the “Special Committee”) of the Company’s Board of Directors (the “Company Board”) has recommended to the Company Board that the Company Board should approve, and the Company Board, Manpower’s Board of Directors (the “Manpower Board”) and Merger Sub’s Board of Directors have approved, and have deemed it advisable and in the best interests of their respective shareholders that Merger Sub make an exchange offer (the “Offer”) to exchange shares of Manpower Common Stock for shares of Company Common Stock and have approved, and have deemed it advisable and in the best interests of their respective shareholders to consummate, the merger of Merger Sub with and into the Company upon the terms and subject to the conditions of this Agreement and in accordance with the Business Corporation Law of the Commonwealth of Pennsylvania (the “PBCL”); and

WHEREAS, subsequent to the recommendation of this Agreement by the Special Committee and the approval by the Company Board and concurrently with the execution of this Agreement and as a condition and an inducement to the willingness of Manpower and Merger Sub to enter into this Agreement, Manpower has entered into a Tender and Voting Agreement with each shareholder listed on Schedule I to such Tender and Voting Agreement (the “Tender and Voting Agreement”) pursuant to which each such shareholder has agreed to tender all of the shares of Company Common Stock beneficially owned by such shareholder in the Offer and to vote any shares of Company Common Stock not tendered in the Offer in favor of the Merger; and

WHEREAS, it is intended that, for United States federal income tax purposes, (i) the Offer and the Merger (together, the “Transaction”) shall be treated as an integrated transaction and shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) this Agreement shall constitute a plan of reorganization within the meaning of the regulations promulgated under Section 368(a) of the Code; and

WHEREAS, Manpower, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated hereby and also to prescribe various conditions to the transactions contemplated hereby; and

WHEREAS, certain capitalized terms used herein are defined in Section 8.3 or are elsewhere defined herein and referred to in Section 8.4;

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, the parties hereto agree as follows:

Article 1.

The Offer and the Merger

Section 1.1 The Offer.

Section 1.1.1 Provided that this Agreement shall not have been terminated in accordance with Section 7.1 hereof, Merger Sub shall, as promptly as practicable after the date hereof (and shall use commercially reasonably efforts to, within ten (10) Business Days after the date hereof), commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer. Each share of Company Common Stock accepted by Merger Sub pursuant to the Offer shall be exchanged for the right to receive that number of shares of Manpower Common Stock equal to $18.75 divided by the Average Trading Price (rounded to the fourth decimal place); provided, however, that if the number of shares so calculated (1) is greater than 0.4497, then such number shall be reduced to 0.4497 (the “Fixed Exchange Rate”), or (2) is less than 0.3680, then such number shall be increased to 0.3680; and provided, further, that if the Average Trading Price is less than $37.80, then Manpower shall have the option, but not the obligation, to issue an additional number of shares of Manpower Common Stock (the “Additional Shares”) for each share of Company Common Stock such that the sum of (a) the product of the Fixed Exchange Rate and the Average Trading Price and (b) the product of the Additional Shares and the Average Trading Price shall equal $17.00 (such number of shares of Manpower Common Stock, as adjusted if applicable, and the number of Additional Shares are hereinafter collectively referred to as the “Exchange Rate”). If, prior to 12:00 noon New York time on the first trading day preceding the Appointment Time, Manpower has, by written notice to the Company, elected to exercise its option to issue the Additional Shares, then the Company shall not have the right to terminate this Agreement pursuant to Section 7.1.7. The initial expiration date of the Offer shall be the twentieth Business Day following commencement of the Offer. The obligations of Merger Sub to accept for exchange and exchange the number of shares of Manpower Common Stock for shares of Company Common Stock shall be subject to the condition (the “Minimum Condition”) that there shall be validly tendered in accordance with the terms of the Offer and not withdrawn a number of shares of Company Common Stock (including shares of Company Common Stock tendered pursuant to the Tender and Voting Agreement) which, together with the shares of Company Common Stock then owned by Manpower and Merger Sub (if any), immediately prior to acceptance for exchange of shares of Company Common Stock pursuant to the Offer, represents at least a majority of the sum of (i) the total number of shares of Company Common Stock outstanding immediately prior to such acceptance, and (ii) a number of shares of Company Common Stock determined by Manpower up to a maximum of the total number of shares of Company Common Stock issuable upon the exercise or conversion of all options, warrants, rights and convertible securities outstanding on the date hereof (such sum of shares is hereinafter referred to as the “Diluted Share Amount”), and to the other conditions set forth in Annex I hereto. Manpower and Merger Sub expressly reserve the right to waive the conditions to the Offer and to make any change in the terms or conditions of the Offer; provided, however, that without the prior written consent of the Company, no change may be made which (A) decreases the number of shares of Company Common Stock sought in the Offer, (B) changes the form or amount of consideration to be paid, (C) imposes conditions to the Offer in addition to those set forth in Annex I, (D) changes or waives the Minimum Condition or any of the conditions set forth in clauses (2), (3), (4), (5) or (6) of the first paragraph of Annex I, provided, that if the Company delivers to Manpower the Company’s written consent to the waiver of clauses (5) and (6) of the first paragraph of Annex I, then Manpower and Merger Sub shall be deemed to have waived clauses (5) and (6) of the first paragraph of Annex I, (E) changes the expiration date of the Offer (except as set forth in the following two sentences), or (F) makes any other change to any of the terms and conditions to the Offer which is adverse in any material respect to the holders of shares of Company Common Stock. Subject to the terms of the Offer and this Agreement and the satisfaction (or waiver to the extent permitted by this Agreement) of the conditions to the Offer, Merger Sub shall accept for exchange all shares of Company Common Stock validly tendered and not withdrawn pursuant to the Offer as soon as practicable after the applicable expiration date of the Offer (as it may be extended in accordance with the requirements of this Section 1.1.1) and shall exchange all such shares of Company Common Stock for shares of Manpower Common Stock as provided herein promptly after acceptance; provided, however, that (x) Merger Sub may extend the Offer for successive extension periods not in excess of ten (10) Business Days per extension up to the Outside Date if, at the then scheduled expiration date of the Offer, any of the conditions to the Offer shall not have been satisfied or waived, until such time as such conditions are satisfied or waived, and (y) Merger Sub may extend the Offer if and to the extent required by the applicable rules and regulations of the SEC or NYSE. In addition, Merger Sub may extend the Offer after the acceptance of shares of Company Common Stock thereunder for a further period of time (not to exceed twenty (20) Business Days) by means of a subsequent offering period under Rule 14d-11 promulgated under the Exchange Act (the “Extended Offer”) if, as of such date, shares of Company Common Stock representing less than 80% of the Diluted Share Amount have been tendered. If an Extended Offer is made, Merger Sub shall immediately accept for exchange all shares of Company Common Stock validly tendered and not withdrawn pursuant to the Extended Offer as they are tendered and shall exchange all such shares of Company Common Stock for shares of Manpower Common Stock as provided herein promptly after acceptance. In this Agreement other than in this Article 1, the term “Offer” shall include the Extended Offer. Manpower will announce the Exchange Rate with respect to each share of Company Common Stock that is to be exchanged in the Offer by 9:00 a.m. New York City time on the trading day immediately preceding the Appointment Time. No fraction of a share of Manpower

Common Stock will be issued in connection with the exchange of Manpower Common Stock for shares of Company Common Stock upon consummation of the Offer, but in lieu thereof each tendering shareholder who would otherwise be entitled to receive a fraction of a share of Manpower Common Stock (after aggregating all fractional shares of Manpower Common Stock that otherwise would be received by such Company Shareholder) in the Offer shall receive from Manpower an amount of cash (rounded up to the nearest whole cent), without interest, equal to the product obtained by multiplying such fraction by the Average Trading Price.

Section 1.1.2 As soon as practicable after the date of this Agreement, Manpower shall prepare and file with the SEC a registration statement on Form S-4 to register the offer and sale of Manpower Common Stock pursuant to the Offer (the “Registration Statement”). The Registration Statement will include a preliminary prospectus containing the information required under Rule 14d-4(b) promulgated under the Exchange Act (the “Preliminary Prospectus”). As soon as practicable on the date of commencement of the Offer, Manpower and Merger Sub shall (i) file with the SEC a Tender Offer Statement on Schedule TO with respect to the Offer which will contain or incorporate by reference all or part of the Preliminary Prospectus and form of the related letter of transmittal and summary advertisement, if any (together with any supplements or amendments thereto, collectively the “Offer Documents”), and (ii) cause the Offer Documents to be disseminated to holders of shares of Company Common Stock. Manpower shall use its reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after the filing thereof with the SEC and to keep the Registration Statement effective as long as necessary to complete the Offer. As soon as practicable after the date of this Agreement, the Company shall furnish to Manpower and Merger Sub all information concerning the Company, the Company’s Subsidiaries and the Company’s Shareholders that may be required or reasonably requested in connection with any action contemplated by this Section 1.1.2. Manpower, Merger Sub and the Company each agree promptly to correct any information provided by it for use in the Registration Statement or the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect. Manpower and Merger Sub agree to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to holders of shares of Company Common Stock, in each case as and to the extent required by applicable federal securities laws. The Company and its legal advisors shall be given a reasonable opportunity to review and comment on the Schedule TO, the Registration Statement and the Offer Documents prior to their being filed with the SEC or disseminated to holders of shares of Company Common Stock. Manpower agrees to provide the Company and its legal advisors with any comments Manpower, Merger Sub or their legal advisors may receive in writing from the SEC or its staff with respect to the Offer Documents as soon as practicable after receipt of such written comments.

Section 1.2 Company Action

Section 1.2.1 As soon as practicable on the day that the Offer is commenced, the Company will file with the SEC and disseminate to holders of shares of Company Common Stock a Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”) which shall include the written opinions of UBS Securities LLC (“UBS”) and J.P. Morgan Securities Inc. (“J.P. Morgan”) referred to in Section 3.15.2 hereof and, subject to Section 5.7 hereof, shall include the Recommendations. As soon as practicable after the date of this Agreement, Manpower shall furnish to the Company all information concerning Manpower, Manpower’s Subsidiaries and Manpower’s shareholders that may be required or reasonably requested in connection with any action contemplated by this Section 1.2.1. Subject to Section 5.7 hereof, the Company hereby consents to the inclusion of the Recommendations in the Offer Documents and agrees that none of the Recommendations shall be withdrawn, modified or changed in a manner adverse to Manpower or Merger Sub, and no resolution by the Company Board, the Special Committee or any other committee of the Company Board to withdraw, modify or change any of the Recommendations in a manner adverse to Manpower or Merger Sub shall be adopted or proposed. Notwithstanding the foregoing, prior to the Appointment Time, the Company Board or the Special Committee may withhold, withdraw, modify or change in a manner adverse to Manpower, or fail to make, the Recommendations solely in accordance with the terms of Section 5.7 hereof. The Company, Manpower and Merger Sub each agree promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect. The Company agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to holders of shares of Company Common Stock, in each case as and to the extent required by applicable federal securities laws. Manpower and its legal advisors shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 prior to its being filed with the SEC or disseminated to holders of shares of Company Common Stock. The Company agrees to provide Manpower and its legal advisors with any comments the Company or its legal advisors receives in writing from the SEC or its staff with respect to the Schedule 14D-9 as soon as practicable after receipt of such written comments.

Section 1.2.2 The Company will promptly furnish Manpower and Merger Sub with a list of its shareholders, mailing labels and any available listings or computer files containing the names and addresses of all record holders of shares of Company Common Stock and lists of securities positions of shares of Company Common Stock held in stock depositories, in each case as of the most recent practicable date, and will provide to Manpower and Merger Sub such additional information (including, without limitation, updated lists of shareholders, mailing labels and lists of securities positions) and such other assistance as Manpower or Merger Sub may reasonably request in connection with the Offer. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer, Manpower and Merger Sub shall hold in confidence the information contained in any such labels, listings and files, shall use such information only in connection with the Offer and the Merger and, if this Agreement shall be terminated, shall, upon request, deliver to the Company all copies of such information then in their possession.

Section 1.3 Directors

Section 1.3.1 Effective upon the first acceptance for exchange by Merger Sub of shares of Company Common Stock pursuant to the Offer (the “Appointment Time”), Manpower shall be entitled to designate the number of directors, rounded up to the next whole number, on the Company Board that equals the product of (i) the total number of directors on the Company Board (giving effect to the election of any additional directors pursuant to this Section 1.3) and (ii) the percentage that the number of shares of Company Common Stock owned by Manpower or Merger Sub (including shares of Company Common Stock accepted for payment) bears to the total number of shares of Company Common Stock outstanding, and the Company shall take all action reasonably necessary to cause Manpower’s designees to be elected or appointed to the Company Board, including, without limitation, at the option of Manpower, increasing the number of directors, or seeking and accepting resignations of incumbent directors, or both; provided, however, that prior to the Effective Time, the Company Board shall always have at least two members who were directors of the Company prior to consummation of the Offer (each, a “Continuing Director”). If the number of Continuing Directors is reduced to fewer than two for any reason prior to the Effective Time, the remaining and departing Continuing Directors shall be entitled to designate a person to fill the vacancy who shall be deemed to be a Continuing Director for purposes of this Agreement or, if no Continuing Directors then remain, the other directors shall designate two persons to fill such vacancies who shall not be officers or affiliates of Manpower or any of its subsidiaries, and such persons shall be deemed to be Continuing Directors for purposes of this Agreement. Notwithstanding anything in this Agreement to the contrary, if Manpower’s designees are elected to the Company Board prior to the Effective Time, the affirmative vote of a majority of the Continuing Directors shall be required for the Company to (a) amend or terminate this Agreement or agree or consent to any amendment or termination of this Agreement, (b) waive compliance with any of the agreements or conditions contained herein for the benefit of the Company or Company Shareholders or any of its or their rights, benefits or remedies hereunder, (c) extend the time for performance of Manpower’s and Merger Sub’s respective obligations hereunder, or (d) approve any other action by the Company which is reasonably likely to adversely affect the interests of the Company Shareholders (other than Manpower, Merger Sub and their affiliates (other than the Company and its Subsidiaries)) with respect to the transactions contemplated by this Agreement.

Section 1.3.2 The Company’s obligations to appoint designees of Manpower to its Board of Directors shall be subject to Section 14(f) of the Exchange Act and Rule 14f-l promulgated thereunder. The Company shall promptly take all actions required pursuant to this Section 1.3 and Rule 14f-l in order to fulfill its obligations under this Section 1.3 and shall include in the Schedule 14D-9 such information with respect to the Company and its officers and directors as is required under Section 14(f) and Rule 14f-l. Manpower will supply to the Company in writing and be solely responsible for any information with respect to itself and its nominees, officers, directors and affiliates required by Section 14(f) and Rule 14f-1.

Section 1.4 The Merger. Upon the terms (including, without limitation, Section 5.4 hereof) and subject to the satisfaction or waiver of the conditions set forth in this Agreement and in accordance with the PBCL, Merger Sub, at the Effective Time, shall be merged with and into the Company (the “Merger”). As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

Section 1.5 Effective Time. As soon as practicable after the satisfaction or, if permissible, waiver of the conditions set forth in Article 6, the parties hereto shall cause the Merger to be consummated by filing articles of merger (the “Articles of Merger”) with the Secretary of the Commonwealth of the Commonwealth of Pennsylvania, in such form as required by, and executed in accordance with the relevant provisions of, the PBCL (the date and time of such filing, or if another date and time is specified in such filing, such specified date and time, being the “Effective Time”).

Section 1.6 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of the PBCL. Without limiting the generality of the foregoing, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.7 Articles of Incorporation; By-laws. At the Effective Time, the Organizational Documents of the Surviving Corporation shall be amended in their entirety to contain the provisions set forth in the Organizational Documents of Merger Sub in effect immediately prior to the Effective Time.

Section 1.8 Directors and Officers. At the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Organizational Documents of the Surviving Corporation. At the Effective Time, the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Organizational Documents of the Surviving Corporation.

Section 1.9 Tax Free Reorganization. The Transaction is intended to be treated as an integrated transaction and to qualify as a reorganization within the meaning of Section 368(a) of the Code. This Agreement is intended to constitute a plan of reorganization within the meaning of the regulations promulgated under Section 368(a) of the Code.

Article 2.

Conversion of Securities; Exchange of Certificates

Section 2.1 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the record holders of shares of Company Common Stock (the “Company Shareholders”):

Section 2.1.1 Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be canceled pursuant to Section 2.1.2), shall be converted, subject to Section 2.1.4, into the right to receive that number of validly issued, fully paid and nonassessable (except as provided by Section 180.0622(2)(b) of the Wisconsin Business Corporation Law, including predecessor statutes and judicial interpretations thereof) shares of Manpower Common Stock equal to the Exchange Rate. All such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously representing any such shares shall thereafter represent the right to receive the applicable Merger Consideration. Certificates previously representing shares of Company Common Stock shall be exchanged for the Merger Consideration without interest, upon surrender of such certificates in accordance with the provisions of Section 2.2. The term “Merger Consideration” means, for a share or number of shares of Company Common Stock held by a Company Shareholder, the number of Manpower Shares determined as described in the first sentence of this subsection and as provided in Section 2.1.4, plus any cash in lieu of fractional shares of Manpower Common Stock as provided in Section 2.1.4, in respect of such share or shares. The term “Manpower Shares” means the shares of Manpower Common Stock constituting the Merger Consideration.

Section 2.1.2 Each share of Company Common Stock held by Manpower, Merger Sub, any wholly-owned Subsidiary of Manpower or Merger Sub, in the treasury of the Company or by any wholly-owned Company Subsidiary immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

Section 2.1.3 Each share of common stock, no par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and be exchanged for one newly and validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

Section 2.1.4 No fractional shares of Manpower Common Stock shall be issued in the Merger. All fractional shares of Manpower Common Stock that a Company Shareholder would otherwise be entitled to receive as a result of the Merger shall be aggregated and if a fractional share results from such aggregation, such Company Shareholder shall be entitled to receive, in lieu thereof, an amount in cash (rounded up to the nearest whole cent) without interest determined by multiplying the Average Trading Price by the fraction of a share of Manpower Common Stock to which such Company Shareholder would otherwise have been entitled.

Section 2.2 Exchange of Certificates.

Section 2.2.1 Prior to the Effective Time, Manpower shall deposit, or shall cause to be deposited, with Mellon Investor Services or another bank or trust company designated by Manpower (the “Exchange Agent”), for the benefit of the Company Shareholders, for exchange in accordance with this Article 2 through the Exchange Agent, certificates representing the Manpower Shares. Manpower agrees to make available to the Exchange Agent from time to time as needed and promptly following a request therefor from the Exchange Agent, cash sufficient to pay cash in lieu of fractional shares pursuant to Section 2.1.4. Any cash and certificates of Manpower Common Stock deposited with the Exchange Agent shall hereinafter be referred to as the “Exchange Fund.” The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration contemplated to be paid pursuant to Section 2.1 out of the Exchange Fund. The Exchange Fund shall not be used for any other purpose. Manpower will pay all fees and expenses of the Exchange Agent.

Section 2.2.2 Promptly after the Effective Time, Manpower and the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record, as of the Effective Time, of an outstanding certificate or certificates that immediately prior to the Effective Time represented shares of Company Common Stock (each a “Certificate”), a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Manpower and the Company may reasonably specify) and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration.

Section 2.2.3 Upon surrender to the Exchange Agent of a Certificate or Certificates, together with such letter of transmittal duly executed by the holder of record thereof, the holder of record of such Certificate or Certificates shall be entitled to receive in exchange therefor the Merger Consideration that such Company Shareholder has the right to receive under this Article 2, and such Certificate or Certificates shall forthwith be canceled. If any Merger Consideration is to be paid to a Person other than the Company Shareholder in whose name the surrendered Certificate is registered, it shall be a condition of exchange that such surrendered Certificate shall be properly endorsed or otherwise in proper form for transfer and that the Person requesting such exchange shall pay any transfer or other Taxes required by reason of the exchange by a Person other than the holder of record of the Certificate surrendered or such Person shall establish to the satisfaction of Manpower that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section 2.2, each Certificate shall represent, for all purposes, the right only to receive upon such surrender the Merger Consideration in respect of the number of shares of Company Common Stock evidenced by such Certificate.

Section 2.2.4 Any portion of the Exchange Fund which remains undistributed to the Company Shareholders for six months after the Effective Time shall be delivered to Manpower upon demand, and any Company Shareholders who have not theretofore complied with this Article 2 shall thereafter look only to Manpower to claim the Merger Consideration, without any interest thereon.

Section 2.2.5 No dividends or other distributions that are declared on or after the Effective Time on Manpower Common Stock or are payable to the holders of record thereof on or after the Effective Time will be paid to the Company Shareholders entitled by reason of the Merger to receive certificates representing Manpower Common Stock until such Company Shareholders surrender their Certificates, as provided in this Section 2.2. Subject to the effect of applicable Law, there shall be paid to the holder of record of the certificates representing such Manpower Common Stock (or, if applicable under Section 2.2.3, the other Person) (a) at the time of such surrender or as promptly as practicable thereafter, the amount of any dividends or other distributions theretofore paid with respect to whole shares of such Manpower Common Stock having a record date on or after the Effective Time and a payment date prior to such surrender and (b) at the appropriate payment date or as promptly as practicable thereafter, the amount of dividends or other distributions payable with respect to whole shares of Manpower Common Stock having a record date on or after the Effective Time but prior to surrender and a payment date subsequent to surrender. In no event shall the Company Shareholder or other Person entitled to receive such dividends or other distributions be entitled to receive interest on such dividends or other distributions.

Section 2.2.6 Neither Manpower nor the Company shall be liable to any Company Shareholder for any Merger Consideration properly delivered to a public official pursuant to any abandoned property, escheat or similar Law.

Section 2.2.7 If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Manpower, the posting by such Person of a bond, in such amount as Manpower may direct, as indemnity against any claim that may be made against it or the Exchange Agent with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration which the holder thereof would have been entitled to receive in respect of such lost, stolen or destroyed Certificate pursuant to Section 2.2.3, without any interest thereon, together with any amounts then payable pursuant to Section 2.2.5.

Section 2.2.8 All Merger Consideration paid in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock (other than the rights, if any, under Section 2.2.5).

Section 2.3 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed, and thereafter, there shall be no further registration of transfers of shares of Company Common Stock then outstanding on the records of the Company. From and after the Effective Time, the holders of Certificates shall cease to have any rights with respect to such shares of Company Common Stock except as otherwise provided herein or by Law. On or after the Effective Time, any Certificates presented to the Exchange Agent or Manpower for any reason shall be converted into the Merger Consideration in accordance with this Article 2.

Section 2.4 Stock Options.

Section 2.4.1 At the Effective Time, Manpower will assume the option plans listed in Section 3.12 of the Company Disclosure Schedule (the “Company Option Plans”) and all of the Company’s obligations thereunder. At the Effective Time, each outstanding option issued pursuant to the Company Option Plans (each, a “Company Option”) shall be deemed to constitute a fully vested and immediately exercisable option to acquire, on the same terms and conditions as were applicable under such Company Option (including, without limitation, the time periods allowed for exercise), a number of shares of Manpower Common Stock equal to the product of the Exchange Rate and the number of shares subject to such Company Option, provided that any fractional shares of Manpower Common Stock resulting from such calculation shall be rounded to the nearest whole share), at an exercise price per share of Manpower Common Stock equal to the aggregate exercise price for the shares of Company Common Stock subject to such Company Option divided by the number of shares of Manpower Common Stock subject to such assumed Company Option.

Section 2.4.2 Manpower shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Manpower Common Stock for delivery upon exercise of the Company Options adjusted in accordance with this Section 2.4. Manpower shall file one or more registration statements on Form S-8 (or any successor form) or another appropriate form, not later than 5:30 p.m. New York time on the Closing Date, with respect to the Manpower Common Stock subject to such Company Options, shall cause such registration statement or registration statements to become effective as promptly as practicable after filing, and shall maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the related prospectus or prospectuses) for so long as such Company Options remain outstanding. With respect to those individuals, if any, who subsequent to the Merger will be subject to the reporting requirements under Section 16(a) of the Exchange Act, Manpower shall administer the Company Option Plans assumed pursuant to this Section 2.4 in a manner that complies with Rule 16b-3 promulgated under the Exchange Act to the extent the Company Option Plans complied with such rule prior to the Merger.

Section 2.4.3 As soon as practicable after the Effective Time, and in no event later than five (5) Business Days thereafter, Manpower shall deliver to the holders of Company Options appropriate notices setting forth, among other things, the number of shares of Manpower Common Stock subject to options held by such holders pursuant to the operation of this Section 2.4 and the rights of such holders with respect to such options.

Section 2.5 Adjustments to Exchange Rate. If, between the date of this Agreement and the Effective Time, the outstanding shares of Manpower Common Stock or Company Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Exchange Rate and any other calculation based on or relating to the Manpower Common Stock or the Company Common Stock, as the case may be, shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares such that there shall be the same economic effect as contemplated by this Agreement if such event had not occurred.

Section 2.6 Withholding Rights. Manpower or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable or deliverable pursuant to this Agreement to any Company Shareholder or other Person such amounts as Manpower or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law with respect to the making of such payment, and shall pay all amounts so deducted and withheld for the account of, or for the benefit of, the applicable holder on or prior to the date such amounts are required to be paid to the applicable Tax authority or Governmental Entity. To the extent that amounts are so withheld by Manpower or the Exchange Agent, and paid as aforesaid, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Company Shareholder or other Person in respect of which such deduction and withholding was made.

Section 2.7 Further Assurances. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (A) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties, Permits, licenses or assets of either of the Company or Merger Sub, or (B) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of either the Company or Merger Sub, all such other acts and things as may be necessary, desirable or proper to vest, perfect or confirm the Surviving Corporation’s rights, title or interest in, to or under any of the rights, privileges, powers, franchises, properties, Permits or assets of the Company or Merger Sub, as the case may be, and otherwise to carry out the purposes of this Agreement.

Section 2.8 Closing. Unless the transactions herein contemplated have been abandoned and this Agreement terminated pursuant to Section 7.1, the closing of the Merger (the “Closing”) shall take place at the offices of Pepper Hamilton LLP, 3000 Two Logan Square, 18th & Arch Streets, Philadelphia, PA 19103 at 10:00 a.m., local time, on the second Business Day after all of the closing conditions set forth in Article 6 have been satisfied or waived (except for those conditions that, by the express terms thereof,are not capable of being satisfied until the Effective Time, but subject to the satisfaction or waiver of those conditions)(in any event, the “Closing Date”), unless otherwise provided by the mutual agreement, in writing, of Manpower, Merger Sub and the Company. Scheduling or commencing the Closing shall not constitute a waiver of the conditions set forth in Article 6 by either Manpower, Merger Sub or the Company.

Article 3.

Representations and Warranties of the Company

Except as disclosed in the Company Disclosure Schedule delivered by the Company to Manpower prior to the execution of this Agreement (the “Company Disclosure Schedule”), which shall identify exceptions by specific section references, the Company represents and warrants to Manpower as set forth below.

Section 3.1 Corporate Existence and Power. The Company is duly incorporated, validly subsisting and in good standing under the Laws of the Commonwealth of Pennsylvania and has full corporate power and authority and is in possession of all franchises, grants, Permits, and orders (“Company Approvals”) required to own, lease and operate its properties and assets and to carry on its business as now being conducted, and the Company has not received any notice of proceedings relating to the revocation or modification of any Company Approvals, except where the failure to have such power and authority and to possess such Company Approvals, or such revocations or modifications would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. The Company is duly qualified or licensed as a foreign corporation to do business and is in good standing in each jurisdiction where the character of the property and assets owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so qualified or licensed which would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has delivered a complete, true and correct copy of the Company Organizational Documents, as amended to date, to Manpower. The Company Organizational Documents are in full force and effect. The Company is not in violation of any of the provisions of the Company Organizational Documents. The minute books of the Company contain true and accurate minutes or consents in all material respects of all meetings and other corporate actions held or taken since October 1, 2001, of its shareholders and the Company Board (including committees of the Company Board other than the Special Committee).

Section 3.2 Corporate Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby are within the Company’s corporate powers and, except for the Company Shareholder Approval (unless Section 1924(b)(1)(ii) of Subchapter C of Chapter 19 of the PBCL applies) and the filing and recordation of the Articles of Merger in accordance with the PBCL, have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. The Special Committee has unanimously recommended this Agreement to the Board, and the Company Board has unanimously approved this Agreement and has resolved to recommend that the Company Shareholders accept the Offer and vote their shares of Company Common Stock in favor of the adoption of this Agreement and the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and, assuming that this Agreement constitutes the valid and binding obligation of Manpower and Merger Sub, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

Section 3.3 Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby will not require any consent, approval, action, order, authorization, or permit of, or registration, declaration or filing with, or notification to, any Governmental Entity, other than (a) the filing of the Articles of Merger in accordance with the PBCL; (b) compliance with any applicable requirements of the HSR Act and any applicable antitrust or competition Laws of any other jurisdiction; (c) compliance with any applicable requirements of the Securities Act and the Exchange Act; (d) such as may be required under any applicable state securities or Blue Sky Laws; and (e) other consents, approvals, actions, orders, authorizations, permits, registrations, declarations and filings which, if not obtained or made, would not prevent or delay consummation of the Merger or otherwise prevent the Company from performing its obligations under this Agreement, and would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.4 Non-Contravention. The execution, delivery and performance by the Company of this Agreement, the Offer, and the consummation by the Company of the Merger and the other transactions contemplated hereby do not and will not (a) contravene or conflict with the Company Organizational Documents or the Organizational Documents of any Company Subsidiary, (b) assuming compliance with the matters referred to in Section 3.3(a)-(d), contravene or conflict with or constitute a violation of any provision of any Law binding upon or applicable to the Company or any Company Subsidiary or by which any of their respective properties or assets is bound or affected, (c) constitute a breach of or default under (or an event that with notice or lapse of time or both could reasonably be expected to become such a breach or default) or give rise (with or without notice or lapse of time or both) to a right of termination, amendment, cancellation or acceleration under any agreement, contract, note, bond, mortgage, indenture, lease, license, concession, franchise, Permit or other similar authorization or joint venture, limited liability or partnership agreement or other instrument or obligation to which the Company or any Company Subsidiary is a party or by which the Company, any Company Subsidiary or any of their respective properties or assets is bound or affected, or (d) result in the creation or imposition of any Lien on any of the properties or assets of the Company or any Company Subsidiary, other than, in the case of clauses (b), (c) and (d), any such contraventions, conflicts, violations, breaches, defaults, creations, impositions or other occurrences that would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.5 Capitalization.

Section 3.5.1 The authorized capital stock of the Company consists of 100,000,000 shares of common stock, $0.01 par value per share (“Company Common Stock”), and 1,000,000 shares of preferred stock, no par value (“Company Preferred Stock”). As of December 9, 2003, (i) 22,824,409 shares of Company Common Stock are issued and outstanding, all of which are duly authorized, validly issued, fully paid and non-assessable, and not issued in violation of any preemptive right of any Company shareholder, (ii) 4,374,759 shares of Company Common Stock are held by the Company in its treasury, (iii) 11,643,750 shares of Company Common Stock are reserved for issuance under Company Option Plans, including 5,072,748 shares of Company Common Stock subject to Company Options outstanding as of the date hereof (whether or not exercisable), and (iv) no shares of Company Preferred Stock are issued or outstanding. Except as set forth in the Company Disclosure Schedule, since December 31, 2002, the Company has not declared or paid any dividend or distribution in respect of its

Equity Interests and has not repurchased or redeemed any shares of Company Common Stock, and the Company Board has not resolved to do any of the foregoing. Except as set forth in the Company Disclosure Schedule, there are no outstanding restricted shares of Company Common Stock that were granted under a Company Option Plan and the per share purchase price of the shares of Company Common Stock subject to each Company Option is not less than 100% of the fair market value per share of Company Common Stock on the date of grant of such Company Option.

Section 3.5.2 Except as set forth in this Section 3.5 or the Company Disclosure Schedule, there are no outstanding options, warrants or other rights, agreements, arrangements or commitments of any character, including without limitation, voting agreements or arrangements, relating to the issued or unissued capital stock or other Equity Interests of the Company or obligating the Company to issue or sell any shares of capital stock or other Equity Interests of, or other Equity Interests in, the Company. There are no obligations, contingent or otherwise, of the Company to repurchase, redeem or otherwise acquire any shares of Company Common Stock.

Section 3.5.3 The Company Disclosure Schedule sets forth a complete and accurate list of all outstanding Company Options as of the date of this Agreement, which list sets forth the names of the holders thereof and the exercise price thereof, the number of shares of Company Common Stock subject thereto, the schedule of vesting (including any acceleration of vesting that may result from this Agreement or the transactions contemplated hereby), the governing Company Option Plan with respect thereto and the expiration date thereof.

Section 3.6 Subsidiaries.

Section 3.6.1 Each Company Subsidiary is a corporation duly incorporated or an entity duly organized, and is validly existing and in good standing, under the Laws of its jurisdiction of incorporation or organization, and has all powers and authority and is in possession of all franchises, grants, Permits, and orders (“Company Subsidiary Approvals”) required to own, lease or operate its properties and assets and to carry on its business as now being conducted, and no Company Subsidiary has received any notice of proceedings relating to the revocation or modification of any Company Subsidiary Approvals, except where the failure to have such power and authority or to possess such Company Subsidiary Approvals, or such revocations or modifications would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. Each Company Subsidiary is duly qualified or licensed as a foreign corporation or entity to do business and is in good standing in each jurisdiction where the character of the property and assets owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so qualified or licensed which would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.6.2 The Company Disclosure Schedule sets forth a true and complete list of all Company Subsidiaries and the total number of authorized, issued and outstanding Equity Interests of each such Company Subsidiary. Each of the outstanding Equity Interests of each Company Subsidiary is duly authorized, validly issued, fully paid and non-assessable, and not issued in violation of any preemptive rights of any Company Subsidiary shareholder or other equity holder. Each of the outstanding Equity Interests of each Material Company Subsidiary (i) were issued in compliance with all applicable federal, state and foreign securities Laws, and (ii) except as set forth in the Company Disclosure Schedule, are owned by the Company or another Company Subsidiary free and clear of all security interests, liens, claims, pledges, agreements, limitations of the Company’s voting rights, charges or other encumbrances of any nature whatsoever. Except as set forth in the Company Disclosure Schedule, all of the Equity Interests in each Company Subsidiary are beneficially owned, directly or indirectly, by the Company. Except as set forth in the Company Disclosure Schedule, there are no outstanding options, warrants or other rights, agreements, arrangements or commitments of any character, including without limitation, voting agreements or arrangements, relating to the issued or unissued Equity Interests of any Company Subsidiary or obligating the Company or any Company Subsidiary to issue or sell any Equity Interests of, or other Equity Interests in, any Company Subsidiary. There are no obligations, contingent or otherwise, of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any Equity

Interests of any Company Subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Company Subsidiary or any other entity, except for loan commitments and other funding obligations entered into in the ordinary course of business.

Section 3.6.3 The Company has made available to Manpower complete, true and correct copies of the Organizational Documents, as amended to date, of each Company Subsidiary. The Organizational Documents of each Company Subsidiary are in full force and effect. No Company Subsidiary is in violation of any of the provisions of its Organizational Documents, except for such violations which would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. The Material Company Subsidiaries have maintained organizational records as a corporation or other legal entity in compliance with the Laws or practices in their respective jurisdictions of organization since October 1, 2001 or since becoming a Subsidiary of the Company, whichever is shorter.

Section 3.7 Company SEC Documents.

Section 3.7.1 The Company has filed all forms, reports, filings, registration statements, prospectuses and other documents required to be filed by it with the SEC since January 1, 2001 (the “Company SEC Documents”). No Company Subsidiary is required to file any form, report, registration statement, prospectus or other document with the SEC.

Section 3.7.2 As of its filing date, each Company SEC Document was filed on a timely basis and complied as to form in all material respects with the applicable requirements of the Securities Act and/or the Exchange Act, as the case may be.

Section 3.7.3 No Company SEC Document filed pursuant to the Exchange Act contained, as of its filing date, any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Company SEC Document, as amended or supplemented, if applicable, filed pursuant to the Securities Act contained, as of the date on which the document or amendment became effective, any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

Section 3.8 Financial Statements; No Material Undisclosed Liabilities.

Section 3.8.1 Each of the audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included in the Company SEC Documents were prepared in conformity with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), and each fairly presents in all material respects the consolidated financial position of the Company and the Company Subsidiaries as of the dates thereof and their consolidated results of operations and changes in financial position for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements).

Section 3.8.2 There are no liabilities or obligations of the Company or any Company Subsidiary, of any kind whatsoever, whether accrued, contingent, absolute, due or to become due, determined, determinable or otherwise, other than: (i) liabilities or obligations fully reflected or reserved against on the Company’s consolidated balance sheet included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002 or described in the notes thereto or in the Company’s consolidated balance sheet included in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2003 (the “Third Quarter Balance Sheet”) or described in the notes thereto; (ii) liabilities or obligations not required by GAAP to be disclosed or provided for in the Third Quarter Balance Sheet and that were incurred in the ordinary course of business consistent with past practice and would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, (iii) liabilities or obligations incurred after September 30, 2003 in the ordinary course of business consistent with past practice that would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect; and (iv) liabilities or obligations that arise under this Agreement.

Section 3.9 Absence of Certain Changes. Except as set forth in the Company Disclosure Schedule, since September 30, 2003, except as otherwise expressly contemplated by this Agreement, the Company and each Company Subsidiary have conducted their business in the ordinary course consistent with past practice and there has not been: (a) any damage, destruction or loss (whether or not covered by insurance) affecting the business, properties or assets of the Company or any Company Subsidiary that has had, or would be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect; (b) any change by the Company in its accounting methods, principles or practice (other than changes required by GAAP); (c) other than in the ordinary course of business consistent with past practice, any sale of a material amount of assets of the Company and the Company Subsidiaries; (d) any material Tax election, any material change in method of accounting with respect to Taxes or any compromise or settlement of any proceeding with respect to any material Tax liability; (e) any change in the financial condition, results of operations or business of the Company and any of the Company Subsidiaries that has had, or would be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect; (f) any revaluation by the Company of any of its assets in any material respect; (g) any declaration, setting aside or payment of any dividends or distributions in respect of shares of Company Common Stock or any redemption, purchase or other acquisition of any of its securities or any of the securities of any Company Subsidiary; (h) any increase in the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any executive officer, employee or director from the amount thereof in effect as of January 1, 2003 (which amounts have been previously disclosed to Manpower), granted any severance or termination pay, entered into any contract to make or grant any severance or termination pay, or paid any bonus (other than salary increases not to executive officers or bonuses paid to executive officers and other employees in the ordinary course of business and consistent with past practice); or (i) any action, event, occurrence, development or state of circumstances or facts that has had, or would be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.10 Litigation. Neither the Company nor any of the Company Subsidiaries is party to any Claim, and there is no Claim pending, or to the knowledge of the Company threatened, against the Company or any Company Subsidiary or any of their respective assets, properties or employees as to which there is a reasonable probability of an adverse determination and which, if adversely determined, that would be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary is party to any Claim, and there is no Claim pending, or to the knowledge of the Company threatened, challenging this Agreement or the validity or propriety of the transactions contemplated by this Agreement. Neither the Company nor any Company Subsidiary nor any of their respective properties, assets or employees is or are subject to any order, writ, judgment, injunction, regulatory restriction, decree, settlement, determination or award having, or which would be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.11 Taxes.

Section 3.11.1 (a) All material Tax returns, statements, reports and forms required to be filed with the IRS or any other Governmental Entity or taxing authority, domestic or foreign, including without limitation, consolidated, combined and unitary tax returns (collectively, the “Company Returns”) by, or with respect to, the Company and each Company Subsidiary have been timely filed in accordance with all applicable Laws; (b) the Company and each Company Subsidiary has timely paid and discharged all material Taxes due and payable whether or not shown as being due on any Company Return (other than Taxes which are being contested in good faith by appropriate proceedings and for which adequate reserves are reflected on the Third Quarter Balance Sheet), and, as of the time of filing, the Company Returns were true, correct and complete in all material respects; (c) the charges, accruals and reserves for Taxes with respect to the Company and each Company Subsidiary that are reflected on the Third Quarter Balance Sheet are adequate under GAAP to pay the Tax liabilities accruing through the date thereof; (d) there is no action, suit, proceeding, audit or Claim now pending or proposed in writing, or to the Company’s knowledge, orally, against the Company or any Company Subsidiary in respect of any Taxes that would be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect; (e) neither the Company nor any Company Subsidiary is party to, bound by or has any obligation under, any tax sharing agreement or similar contract or arrangement or any agreement that obligates them to make any payment with respect to or computed by reference to the Taxes, taxable income or taxable losses of any other Person (other than the Company and the Company Subsidiaries), and no tax indemnities given by the Company or any Company Subsidiary in connection with a sale of stock or assets remain in effect; (f) there are no Liens with respect to Taxes on any of the assets or properties of the Company or any Company Subsidiary other than with respect to Taxes not due and payable; (g) neither the Company nor any Company Subsidiary (i) that is a domestic corporation as defined in Section 7701 of the Code is, or has been, a member of an affiliated, consolidated, combined or unitary group, other than one of which the Company was the common parent and (ii) has any liability for the Taxes of any Person (other than the Company and the Company Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), or as a transferee or successor, by contract or otherwise; (h) no consent under Section 341(f) of the Code has been filed with respect to the Company or any Company Subsidiary; (i) neither the Company nor any Company Subsidiary has ever entered into a closing agreement pursuant to Section 7121 of the Code that could affect the Company or a Company Subsidiary in a Tax period or portion thereof beginning after the Effective Time; (j) neither the Company nor any Company Subsidiary has agreed to make or is required to make any adjustment under Section 481(a) of the Code for a Tax period or portion thereof beginning after the Effective Time by reason of a change in accounting method or transaction that occurs prior to Closing; (k) neither the Company nor any Company Subsidiary has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax that has not been settled; and (l) neither the Company nor any Company Subsidiary has received a ruling or entered into an agreement with a taxing authority that would reasonably be likely to have a Company Material Adverse Effect.

Section 3.12 Employee Benefits.

Section 3.12.1 The Company Disclosure Schedule contains a true and complete list of each “employee benefit plan” (within the meaning of Section 3(3) of ERISA, including, without limitation, multiemployer plans within the meaning of Section 3(37) of ERISA), and all stock purchase, stock option, restricted stock, severance, employment, retiree medical, life insurance, supplemental retirement, change-in-control, termination, fringe benefit, bonus, incentive, deferred compensation, employee loan and all other employee benefit plans, agreements, contracts, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transaction contemplated by this Agreement or otherwise), whether oral or written, (i) which are contributed to, sponsored by or maintained by the Company or any Company Subsidiary, or (ii) under which the Company or any Company Subsidiary has any present or future liability (each such plan, agreement, contract, program, policy and arrangement, a “Company Plan”). Notwithstanding the foregoing, the Company shall not be required to list on the Company Disclosure Schedule any Company Plan that is maintained outside the jurisdiction of the United States or that covers any employee residing or working outside of the United States (a “Foreign Benefit Plan”) unless that plan (x) benefits primarily senior executive employees or former senior executive employees (excluding any individual agreement), (y) is a defined benefit type pension plan, or (z) provides medical benefits following termination of employment other than in accordance with applicable Law (a “Material Foreign Benefit Plan”).

Section 3.12.2 With respect to each Company Plan, other than a Foreign Benefit Plan that is not a Material Foreign Benefit Plan, the Company has provided to Manpower a current, accurate and complete copy (or a description if such Company Plan is not in writing) thereof and, to the extent applicable: (i) any related trust agreement or other funding instrument; (ii) the most recently issued IRS determination letter and the materials submitted to obtain that letter, if applicable (and, if materials have been submitted to obtain a GUST determination letter but that letter has not been issued prior to the date hereof, the materials submitted to obtain the GUST determination letter); (iii) any summary plan description and summary of material modifications; (iv) the Form 5500 and attached schedules, if applicable, for the three latest completed plan years; and (v) the actuarial and financial statements for the three latest completed plan years, if required to be prepared under applicable Law.

Section 3.12.3 Except as disclosed in the Company Disclosure Schedule, no member of the Company’s “controlled group,” within the meaning of Section 4001(a)(14) of ERISA, maintains or contributes to, or within the five years preceding the Effective Time has maintained or contributed to, an employee pension benefit plan subject to Title IV of ERISA (“Title IV Plan”). No Title IV Plan is a “multiemployer pension plan” as defined in Section 3(37) of ERISA. Except as disclosed in the Company Disclosure Schedule, none of the Company Plans obligates the Company or any of the Company Subsidiaries to pay separation, severance, termination or similar-type benefits solely as a result of any transaction contemplated by this Agreement that would be a “parachute payment” within the meaning of such term under Section 280G of the Code. Except as disclosed in the Company Disclosure Schedule, or as required by COBRA or other applicable Law, none of the Company Plans provides for or promises medical, disability or life insurance benefits to any retired employee of the Company or any Company Subsidiary.

Section 3.12.4 Except as disclosed in the Company Disclosure Schedule, each Company Plan has been operated in all respects in accordance with its terms and the requirements of all applicable Laws, except where such violations of applicable Law would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. No legal action, suit or claim is pending or, to the knowledge of the Company, threatened with respect to any Company Plan (other than claims for benefits in the ordinary course) and, except as disclosed in the Company Disclosure Schedule, to the knowledge of the Company, no fact or event exists that could give rise to any such action, suit or claim. Except as disclosed in the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has incurred any material liability under Section 302 of ERISA or Section 412 of the Code that has not been satisfied in full and no condition exists that presents a material risk of incurring any such liability.

Section 3.12.5 Each Company Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code (including each trust established in connection with such a Company Plan that is intended to be exempt from Federal income taxation under Section 501(a) of the Code) has received a favorable determination letter from the IRS that it is so qualified, and, except as disclosed in the Company Disclosure Schedule, the Company is not aware of any fact or event that could reasonably be expected to adversely affect the qualified status of any such Company Plan. Except as disclosed in the Company Disclosure Schedule, no trust maintained or contributed to by the Company or any of the Company Subsidiaries is intended to be qualified as a voluntary employees’ beneficiary association or is intended to be exempt from federal income taxation under Section 501(c)(9) of the Code.

Section 3.12.6 Except for matters disclosed in the Company Disclosure Schedule, the Company and each of the Company Subsidiaries has not incurred any material liability for any civil penalties arising under Section 502 of ERISA or for any excise tax arising under Sections 4971 through 4980F of the Code, and, to the knowledge of the Company or the Company Subsidiaries, no fact or event exists that could give rise to any such liability.

Section 3.12.7 In all material respects, all contributions, premiums or payments required to be made with respect to any Company Plan have been made on or before their due dates.

Section 3.12.8 Except as set forth in the Company Disclosure Schedule, there has been no amendment to, written interpretation of or announcement (whether or not written) by the Company or any Company Subsidiary relating to, or any change in employee participation or coverage under, any Company Plan that would increase in any material respect the expense of maintaining such Company Plan above the level of the expense incurred in respect thereof for the most recent fiscal year ended prior to the date hereof.

Section 3.12.9 Except as set forth in the Company Disclosure Schedule, (i) all Foreign Benefit Plans have been established, maintained and administered in compliance in all material respects with their terms and all applicable Laws; (ii) all Foreign Benefit Plans that are required to be funded are fully funded, and with respect to all other Foreign Benefit Plans, adequate reserves therefore have been established on the accounting statements of the applicable Company or Company Subsidiary; and (iii) no material liability or obligation of the Company or any Company Subsidiary exists with respect to such Foreign Benefit Plans, which are not Material Foreign Benefit Plans, that has not been disclosed in the Company Disclosure Schedule.

Section 3.12.10 Except as set forth in the Company Disclosure Schedule, the Company has not established any trust for funding any Company Plan (not including any Foreign Benefit Plan). The Company has fully funded to an account maintained in the Company’s name all employee contributions and any required or discretionary matching employer contributions required under the Company’s Deferred Compensation Plan for Select Employees, as amended May 2, 2002.

Section 3.12.11 The Company Options have been authorized, approved and granted in accordance with the requirements set forth in Treasury Regulation 1.162-27(e)(2)(vi) such that any amount of any compensation deduction to the Company resulting from the exercise of any Company Option will not be limited by Code Section 162.

Section 3.13 Compliance with Laws; Licenses, Permits and Registrations.

Section 3.13.1 Other than Environmental Laws, which are covered in Section 3.21, neither the Company nor any Company Subsidiary is in conflict with, or in default or violation of, or has violated, (i) any Laws applicable to the Company or any Company Subsidiary or by which its or any of their respective properties is bound or affected, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, Permit, franchise or other instrument or obligation to which the Company or any Company Subsidiary or any of their respective properties or assets is bound or affected, except for such conflicts, defaults or violations which would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.13.2 Other than environmental Permits, which are covered in Section 3.21, the Company and each Company Subsidiary have all Permits under all Laws and from all Governmental Entities necessary to carry on their respective businesses as currently conducted, except where the failure to have any Permit would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.13.3 The Company, and, to the knowledge of the Company, each of its officers and directors are in compliance with, and have complied in all material respects with (A) the applicable provisions of Sarbanes-Oxley and (B) the applicable listing and corporate governance rules and regulations of the NYSE. With respect to each Annual Report on Form 10-K, each Quarterly Report on Form 10-Q and each amendment of any such report filed by the Company with the SEC since August 29, 2002, the Chief Executive Officer and Chief Financial Officer of the Company have made all certifications required by Sarbanes-Oxley, and the statements contained in each such certification were complete and correct when made.

Section 3.14 Intellectual Property. Except as would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect or as set forth in the Company Disclosure Schedule, the Company and each Company Subsidiary own or have a valid license or other right to use each trademark, service mark, trade name, domain name, invention, patent, trade secret, copyright, know-how (including any registrations or applications for registration of any of the foregoing) or any other similar type of proprietary intellectual property right used in the business of the Company and each Company Subsidiary, as currently conducted (collectively, the “Company Intellectual Property”). Except as set forth in the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has received any written notice of infringement of or challenge to, and there are no Claims pending, or to the knowledge of the Company threatened, with respect to the rights of others to the use of, any Company Intellectual Property that if determined adversely to the Company would be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.15 Transaction Fees; Opinions of Financial Advisors.

Section 3.15.1 Except for UBS and J. P. Morgan, whose fees and expenses will be borne by the Company, there is no investment banker, financial advisor, broker, finder or other intermediary which has been retained by, or is authorized to act on behalf of, the Company, the Special Committee or any Company Subsidiary which is entitled to any fee or commission from the Company, the Special Committee, any Company Subsidiary, Manpower or any of their respective affiliates upon consummation of the Merger or the other transactions contemplated by this Agreement. The Company has heretofore furnished to Manpower complete and correct copies of all agreements, as amended through the date hereof, between the Company, a Company Subsidiary or the Special Committee, on the one hand, and UBS or J.P. Morgan, on the other hand, pursuant to which either such firm would be entitled to any payment relating to the Offer, the Merger and the other transactions contemplated by this Agreement.

Section 3.15.2 The Company Board and the Special Committee have received the written opinions of UBS and J.P. Morgan, each dated as of the date hereof, to the effect that, as of such date, and subject to the qualifications stated therein, the consideration to be received by the Company Shareholders pursuant to the Offer and the Merger is fair to the Company Shareholders from a financial point of view. The Company will promptly, after the date of this Agreement, deliver a copy of such written opinions to Manpower.

Section 3.16 Labor Matters.

Section 3.16.1 The Company and the Company Subsidiaries are in compliance in all material respects with all applicable Laws respecting labor, employment, immigration, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety, plant closings, wages and hours, and any other Law applicable to any current or former employee or director of the Company or any Company Subsidiary (each a “Company Employee”), or the independent contractors and consultants of the Company and the Company Subsidiaries (collectively, the “Company Independent Contractors”), or other Persons providing services to the Company or any Company Subsidiary, including, without limitation, all Laws concerning the classification of employees and independent contractors. Each of the Company and the Company Subsidiaries has withheld all material amounts required by applicable Law or by agreement to be withheld from the wages, salaries and other payments to employees, and none of the Company and the Company Subsidiaries is liable for any material arrears of wages or any penalty for failure to timely pay wages.

Section 3.16.2 To the Company’s knowledge, no Company Employee, Company Independent Contractor or any other Person providing services to the Company or any Company Subsidiary is in violation of any term of any employment contract, non-disclosure agreement, non-competition agreement, or any restrictive covenant applicable to a former employer relating (i) to the right of any such Person to be employed or retained by the Company or any Company Subsidiary, or (ii) to the use by or for the benefit of any of the Company or a Company Subsidiary of the trade secrets, intellectual property, or confidential or proprietary information of others. To the knowledge of the Company, no Company Employee, Company Independent Contractor or any other Person providing services to the Company or any Company Subsidiary is in violation in any material respect of any term of any employment contract, non-disclosure agreement, non-competition agreement, or restrictive covenant relating to the business of the Company or any Company Subsidiary, except for such violations which have been cured prior to the date of this Agreement.

Section 3.16.3 The Company and the Company Subsidiaries have provided Manpower with true, complete and correct copies of all written employment, management, change of control or severance agreements or arrangements which have been entered into between the Company and any Company Subsidiary, on the one hand, and any Company Employee, on the other hand, including any amendments thereto, and a list of any current officer of the Company or a Company Subsidiary or any other employee of the Company or a Company Subsidiary with a level of annual compensation that is in excess of $200,000 per year for the year ended December 31, 2002. Other than as expressly set forth in such agreements or amendments, there have been no changes, and there are no proposed amendments or changes, to the remuneration or benefits of any kind payable or due to any of such Company Employees.

Section 3.16.4 There are no strikes, slowdowns, work stoppages, lockouts, union organizing activities or other material labor controversies pending or, to the knowledge of the Company, threatened by or between the Company or any Company Subsidiary and any Company Employee. Except as required by the Laws of a foreign jurisdiction, neither the Company nor any Company Subsidiary has recognized a trade union or is a party to, or bound by, any collective bargaining agreement, contract, or other agreement or understanding with a labor union or labor organization.

Section 3.17 Material Contracts.

Section 3.17.1 The Company Disclosure Schedule sets forth the following contracts, undertakings, commitments, licenses or agreements, written or verbal, to which the Company or any Company Subsidiary is a party or which are applicable to any of their respective assets or properties (true and complete copies (or written summaries, if verbal) of which have been made available to Manpower prior to the date hereof) other than those contracts or agreements listed as exhibits in the Company’s Form 10-K for the fiscal year ended December 31, 2002 (each such contract or agreement as is required to be set forth in the Company Disclosure Schedule, together with all contracts and agreements of the Company or any Company Subsidiary listed or required to be listed as exhibits in the Company’s Form 10-K for the fiscal year ended December 31, 2002, being a “Material Contract”):

Section 3.17.1.1 promissory notes, loan agreements, indentures, evidences of indebtedness or other instruments and contracts providing for the borrowing or lending of money, whether as borrower, lender or guarantor, and any agreements or instruments pursuant to which any cash of the Company or any Company Subsidiary is held in escrow or its use by the Company or any Company Subsidiary is otherwise restricted, in each case in an amount of more than $1,000,000;

Section 3.17.1.2 all contracts involving a value of more than $1,000,000 pursuant to which any material property or assets of the Company or any Company Subsidiary is subject to a Lien;

Section 3.17.1.3 joint venture, alliance, affiliation or partnership agreements or joint development or similar agreements pursuant to which any third party is entitled to develop or market any products or services on behalf of, or together with, the Company or any Company Subsidiary or receive referrals of business from, or provide referrals of business to, the Company or any Company Subsidiary;

Section 3.17.1.4 executory contracts for the acquisition or sale, directly or indirectly (by merger or otherwise) of all or a substantial portion of the assets (whether tangible or intangible) or the Equity Interests of another Person, including, without limitation, contracts for any completed acquisitions or sales pursuant to which an “earn out” or similar form of obligation (whether absolute or contingent) is pending or for which there are any continuing indemnification or similar obligations;

Section 3.17.1.5 any interest rate or currency swaps, caps, floors or option agreements or any other interest rate or currency risk management arrangement or foreign exchange contracts;

Section 3.17.1.6 all licenses, sublicenses, consent, royalty or other agreements concerning Company Intellectual Property involving an amount of more than $200,000;

Section 3.17.1.7 contracts relating to rights to indemnification and/or advancement of expenses as in effect on the date hereof with respect to matters occurring on or prior to the Effective Time (including the transactions contemplated hereby); and

Section 3.17.1.8 any contract, agreement or other instrument of understanding which is not terminable by the Company or a Company Subsidiary without additional payment or penalty within 60 days and obligates the Company or any Company Subsidiary for payments or other consideration with a value of more than $1,000,000.

Section 3.17.2 Neither the Company nor any Company Subsidiary is, or has received any notice that any other party is, in breach, default or violation of or is unable to perform in any respect under (each a “Default”) any Material Contract (and no event has occurred or not occurred through the Company’s or any Company Subsidiary’s action or inaction or, to the knowledge of the Company, through the action or inaction of any third parties, which with notice or the lapse of time or both would constitute or give rise to a Default), except for those Defaults which would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary has received written notice of the termination of, or intention to terminate, any Material Contract, except for such notices or terminations that would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. Except as set forth in the Company Disclosure Schedule, no Claims for indemnification under any agreement have been made by or against the Company or any Company Subsidiary since January 1, 2003 and there are no such Claims outstanding or, to the knowledge of the Company, threatened.

Section 3.18 Required Vote; Board Approval; State Takeover Statutes.

Section 3.18.1 Except to the extent that Section 1924(b)(1)(ii) of Subchapter C of Chapter 19 of the PBCL applies, the only vote required of the holders of any class or series of the Company’s Equity Interests necessary to adopt this Agreement and to approve the Merger and the other transactions contemplated hereby is the approval of a majority of the votes cast by the Company Shareholders (the “Company Shareholder Approval”) at the meeting of Company Shareholders to be held to consider the approval and adoption of this Agreement (the “Company Shareholders Meeting”).

Section 3.18.2 The Company has duly and validly taken all necessary corporate action on the part of the Company to render inapplicable to the Company the provisions of Subchapters E, G, H, I and J of Chapter 25 of the PBCL. No other Pennsylvania “business combination,” “control share acquisition,” “fair price” or other anti-takeover laws or regulations enacted under federal Laws in the United States or under similar provisions in the Company Organizational Documents, or, to the knowledge of the Company, under the Laws of any other state, apply to the Offer, the Merger, this Agreement or any of the transactions contemplated hereby, other than Section 2538(a) of Subchapter D and Subchapter F of Chapter 25 of the PBCL.

Section 3.18.3 The Special Committee at a meeting duly called and held on or prior to the date hereof has by unanimous vote determined that this Agreement and the transactions contemplated hereby, including, without limitation, the Offer and the Merger, are in the best interests of the Company and has recommended to the Company Board that it approve and adopt this Agreement and the transactions contemplated hereby, including, without limitation, the Offer and the Merger, and the Company Board at a meeting duly called and held on or prior to the date hereof has by unanimous vote (i) determined that this Agreement and the transactions contemplated hereby, including, without limitation, the Offer and the Merger, are in the best interests of the Company, (ii) approved and adopted this Agreement and the transactions contemplated hereby, including, without limitation, the Offer and the Merger and the Tender and Voting Agreement and the transactions contemplated thereby, and (iii) resolved to recommend to the Company Shareholders that they accept the Offer and vote in favor of adopting and approving this Agreement and the Merger in accordance with the terms hereof (the unanimous recommendations referred to in this Section 3.18.3 are collectively referred to in this Agreement as the “Recommendations”). Such approval by the Company Board represent all action necessary to (A) render inapplicable the provisions of Section 2538(a) of Subchapter D of Chapter 25 of the PBCL with respect to, and (B) make it permissible for the Company to effect, without further corporate action under the provisions of Subchapter F of Chapter 25 of the PBCL, this Agreement, the Offer, Merger, the Tender and Voting Agreement and any of such other transactions contemplated hereby or thereby.

Section 3.19 Tax Matters. Neither the Company, nor any Company Subsidiary, nor any of the Company’s affiliates has taken or agreed to take any action that would prevent the Transaction from qualifying as a reorganization within the meaning of Section 368(a) of the Code. To the Company’s knowledge, there are no agreements, plans or other circumstances that would prevent the Transaction from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

Section 3.20 Title to Property. Except as set forth in the Company Disclosure Schedule, the Company and each of the Company Subsidiaries has good and marketable title to all of their respective properties and assets, real and personal, free and clear of all mortgage liens, and free and clear of all other Liens except Liens for Taxes not yet due and payable, pledges to secure deposits and such minor imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby or which, individually or in the aggregate, would not be reasonably likely to have a Company Material Adverse Effect; and all leases pursuant to which the Company or any of the Company Subsidiaries lease from others material amounts of real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing material default or event of default (or event which with notice or lapse of time, or both, would constitute a material default and in respect of which the Company or such Company Subsidiary has not taken adequate steps to prevent such a default from occurring). Substantially all of the Company’s and each of the Company Subsidiaries’ buildings and equipment in regular use have been reasonably maintained and are in good and serviceable condition, reasonable wear and tear excepted.

Section 3.21 Environmental Matters. Except as set forth in the Company Disclosure Schedule and as would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, (i) no written notice, notification, demand, request for information, citation, summons, complaint or administrative or judicial order has been received by, and no investigation, action, claim, suit, proceeding or review is pending, or to the knowledge of the Company threatened, by any Person against, the Company or any of its Subsidiaries, with respect to any applicable Environmental Laws and (ii) the Company and the Company Subsidiaries are and have been in compliance with all applicable Environmental Laws, including any environmental Permits necessary to carry on their respective businesses as currently conducted.

For purposes of this Section 3.21, the term “Environmental Law” means foreign or domestic (federal, state or local) law, statute, code, ordinance, rule, regulation, order, judgment, writ, stipulation, award, injunction, decree or arbitration award or finding, relating to the protection of human health and safety and the environment, the release or threatened release of hazardous substances or pollutants, contaminants, wastes or chemicals.

Section 3.22 Absence of Agreements. Neither the Company nor any Company Subsidiary is a party to any agreement or memorandum of understanding, or a party to any commitment letter or similar undertaking, or is subject to any order or directive, which restricts materially the conduct of its business (including any contract containing covenants which limit the ability of the Company or of any Company Subsidiary to compete in any line of business or with any person or which involve any restriction of the geographical area in which, or method by which, the Company or any Company Subsidiary may carry on its business (other than as may be required by Law or applicable regulatory authorities)), nor has the Company or any Company Subsidiary been advised that any federal, state, or governmental agency is contemplating issuing or requesting (or, to the knowledge of the Company, is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter or similar submission, except as disclosed in the Company Disclosure Schedule.

Section 3.23 Insurance. The Company Disclosure Schedule lists all material policies of insurance of the Company and the Company Subsidiaries currently in effect. Neither the Company nor any of the Company Subsidiaries has any liability for unpaid premiums or premium adjustments not properly reflected on the Third Quarter Balance Sheet.

Section 3.24 Company Material Adverse Effect. Since December 31, 2002, there has been no Company Material Adverse Effect.

Section 3.25 Disclosure Documents. Neither the Schedule 14D-9, nor the proxy or information statement prepared in connection with the Company Shareholders Meeting (the “Proxy Statement”), nor any of the information supplied or to be supplied by the Company or any of its Subsidiaries or Representatives for inclusion or incorporation by reference in the Offer Documents, Registration Statement or the Post-Effective Amendment will, at the respective times any such documents or any amendments or supplements thereto are filed with the SEC, are first published, sent or given to shareholders or become effective under the Securities Act or, in the case of the Proxy Statement, at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time any event relating to the Company or any of its affiliates, officers or directors should be discovered by the Company which should be set forth in an amendment or a supplement to any such documents, the Company shall promptly inform Manpower. The Schedule 14D-9 and the Proxy Statement shall comply in all material respects as to form with the requirements of the Securities Act and the Exchange Act. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information about, or supplied or omitted by, Manpower which is contained or incorporated by reference in any of the foregoing documents.

Section 3.26 No Dissenters Rights. No Pennsylvania Law (including, without limitation, Section 1930 of Subchapter C of Chapter 19 of the PBCL and Subchapter D of Chapter 15 of the PBCL) grants to any Person any appraisal right with respect to, right to dissent from or otherwise to demand the fair value of any Equity Interests of the Company in connection with, this Agreement and the transactions contemplated hereby, including the Offer and the Merger.

Section 3.27 Company Expenses. The Company’s estimate, as of the date hereof, of its Expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to the Company, the Company Board and the Special Committee, including, without limitation, fees payable to UBS and J. P. Morgan) incurred by the Company or on its behalf in connection with or related to the authorization, preparation and execution of this Agreement, the Offer and the Merger and all other matters related to the Closing of the transactions contemplated hereby is not in excess of the amount set forth in the Company Disclosure Schedule.

Article 4.

Representations and Warranties of Manpower and Merger Sub

Except as disclosed in the Manpower Disclosure Schedule delivered by Manpower to the Company prior to the execution of this Agreement (the “Manpower Disclosure Schedule”), which shall identify exceptions by specific section references, Manpower and Merger Sub represent and warrant to the Company as set forth below.

Section 4.1 Corporate Existence and Power. Manpower is duly incorporated, validly existing and in active status under the Laws of the State of Wisconsin, and Merger Sub is duly incorporated, validly subsisting and in good standing under the Laws of the Commonwealth of Pennsylvania. Each of Manpower and Merger Sub has full corporate power and authority and is in possession of all franchises, grants, authorizations, licenses, Permits, easements, consents, certificates, approvals and orders (“Manpower Approvals”) required to own, lease and operate its properties and assets and to carry on its business as now being conducted, and neither Manpower nor Merger Sub has received any notice of proceedings relating to the revocation or modification of any Manpower Approvals, except in each case where the revocations or modifications, or the failure to have such power and authority and to possess the Manpower Approvals would not be reasonably likely to have, individually or in the aggregate, a Manpower Material Adverse Effect. Each of Manpower and Merger Sub is duly qualified or licensed as a foreign corporation to do business and is in good standing in each jurisdiction where the character of the property and assets owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so qualified or licensed which would not be reasonably likely to have, individually or in the aggregate, a Manpower Material Adverse Effect. The Manpower Organizational Documents and the Merger Sub Organizational Documents are in full force and effect. Manpower is not in violation of any of the provisions of the Manpower Organizational Documents and Merger Sub is not in violation of any of the provisions of the Merger Sub Organizational Documents.

Section 4.2 Corporate Authorization. The execution, delivery and performance by Manpower and Merger Sub of this Agreement and the consummation by Manpower and Merger Sub of the Offer and the Merger and the other transactions contemplated hereby are within Manpower’s and Merger Sub’s corporate powers and, except for the filing and recordation of the Articles of Merger in accordance with the PBCL, have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Manpower and Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. The Manpower Board and the Merger Sub board of directors have each unanimously approved this Agreement. This Agreement has been duly and validly executed and delivered by Manpower and Merger Sub, and assuming that this Agreement constitutes the valid and binding obligation of the Company, constitutes the legal, valid and binding obligation of Manpower and Merger Sub, enforceable against Manpower and Merger Sub in accordance with its terms.

Section 4.3 Governmental Authorization. The execution, delivery and performance by Manpower and Merger Sub of this Agreement and the consummation by Manpower and Merger Sub of the transactions contemplated hereby will not require any consent, approval, action, order, authorization, or permit of, or registration, declaration or filing with, or notification to, any Governmental Entity, other than (a) the filing of the Articles of Merger in accordance with the PBCL; (b) compliance with any applicable requirements of the HSR Act and any applicable antitrust or competition Laws of any other jurisdiction; (c) compliance with any applicable requirements of the Securities Act and the Exchange Act; (d) such as may be required under any applicable state securities or Blue Sky Laws; and (e) other consents, approvals, actions, orders, authorizations, Permits, registrations, declarations and filings which, if not obtained or made, would not prevent or delay consummation of the Merger or otherwise prevent Manpower or Merger Sub from performing its obligations under this Agreement, and would not be reasonably likely to have, individually or in the aggregate, a Manpower Material Adverse Effect.

Section 4.4 Non-Contravention. The execution, delivery and performance by Manpower and Merger Sub of this Agreement and the consummation by Manpower and Merger Sub of the Offer and the Merger and the other transactions contemplated hereby do not and will not (a) contravene or conflict with the Manpower Organizational Documents or the Organizational Documents of any Manpower Subsidiary, (b) assuming compliance with the matters referred to in Section 4.3(a)-(d), contravene or conflict with or constitute a violation of any provision of any Law binding upon or applicable to Manpower or any Manpower Subsidiary or by which any of their respective properties or assets is bound or affected, (c) constitute a breach of or default under (or an event that with notice or lapse of time or both could reasonably be expected to become a breach or default) or give rise (with or without notice or lapse of time or both) to a right of termination, amendment, cancellation or acceleration under any agreement, contract, note, bond, mortgage, indenture, lease, license, concession, franchise, Permit or other similar authorization or joint venture, limited liability or partnership agreement or other instrument or obligation to which Manpower or any Manpower Subsidiary is a party or by which Manpower, any Manpower Subsidiary or any of their respective properties or assets is bound or affected, or (d) result in the creation or imposition of any Lien on any of the properties or assets of Manpower or any Manpower Subsidiary, other than, in the case of clauses (b), (c) and (d), any such conflicts, violations, breaches, defaults or other occurrences that would not be reasonably likely to have, individually or in the aggregate, a Manpower Material Adverse Effect.

Section 4.5 Capitalization. The authorized capital stock of Manpower consists of 125,000,000 shares of common stock, $0.01 par value per share (“Manpower Common Stock”), and 25,000,000 shares of preferred stock, $0.01 par value per share (“Manpower Preferred Stock”). As of December 9, 2003, (i) 78,615,501 shares of Manpower

Common Stock are issued and outstanding, all of which are duly authorized, validly issued, fully paid and non-assessable, except as provided by Section 180.0622(2)(b) of the Wisconsin Business Corporation Law (including predecessor statutes and judicial interpretations thereof), and not issued in violation of any preemptive right of any Manpower shareholder, (ii) 9,945,200 shares of Manpower Common Stock are held by Manpower in its treasury, (iii) 11,081,059 shares of Manpower Common Stock are reserved for issuance under all stock option plans of Manpower (each a “Manpower Option Plan”), including 5,244,448 shares of Manpower Common Stock subject to options to purchase Manpower Common Stock (each a “Manpower Option”) outstanding as of the date hereof (whether or not exercisable), (iv) 6,075,938 shares of Manpower Common Stock reserved for issuance upon conversion of Manpower’s Zero Coupon Convertible Debentures due August 17, 2021, and (v) no shares of Manpower Preferred Stock are issued or outstanding. Except as set forth in the Manpower Disclosure Schedule or as disclosed in the Manpower SEC Documents, since December 31, 2002, Manpower has not declared or paid any dividend or distribution in respect of its Equity Interests and has not repurchased or redeemed any shares of Manpower Common Stock, and the Manpower Board has not resolved to do any of the foregoing.

Section 4.6 Subsidiaries. Each Manpower Subsidiary is a corporation duly incorporated or an entity duly organized, and is validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization, and has all powers and authority and is in possession of all franchises, grants, authorizations, licenses, Permits, easements, consents, certificates, approvals and orders (“Manpower Subsidiary Approvals”) required to own, lease or operate its properties and assets and to carry on its business as now being conducted, and no Manpower Subsidiary has received any notice of proceedings relating to the revocation or modification of any Manpower Subsidiary Approvals, except in each case where the revocations or modifications or the failure to be so organized, existing and in good standing or to have such power and authority or to possess the Manpower Subsidiary Approvals, would not be reasonably likely to have, individually or in the aggregate, a Manpower Material Adverse Effect. Each Manpower Subsidiary is duly qualified or licensed as a foreign corporation or entity to do business and is in good standing in each jurisdiction where the character of the property and assets owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so qualified or licensed which would not be reasonably likely to have, individually or in the aggregate, a Manpower Material Adverse Effect.

Section 4.7 Manpower SEC Documents.

Section 4.7.1 Manpower has filed all forms, reports, filings, registration statements, prospectuses and other documents required to be filed by it with the SEC since January 1, 2001 (the “Manpower SEC Documents”). No Manpower Subsidiary is required to file any form, report, registration statement, prospectus or other document with the SEC.

Section 4.7.2 As of its filing date, each Manpower SEC Document was filed on a timely basis and complied as to form in all material respects with the applicable requirements of the Securities Act and/or the Exchange Act, as the case may be.

Section 4.7.3 No Manpower SEC Document filed pursuant to the Exchange Act contained, as of its filing date, any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Manpower SEC Document, as amended or supplemented, if applicable, filed pursuant to the Securities Act contained, as of the date on which the document or amendment became effective, any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

Section 4.8 Financial Statements; No Material Undisclosed Liabilities.

Section 4.8.1 Each of the audited consolidated financial statements and unaudited consolidated interim financial statements of Manpower included in the Manpower SEC Documents were prepared in conformity with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), and each fairly presents in all material respects the consolidated financial position of Manpower and the Manpower Subsidiaries as of the dates thereof and their consolidated results of operations and changes in financial position for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements).

Section 4.8.2 There are no liabilities or obligations of Manpower or any Manpower Subsidiary, of any kind whatsoever, whether accrued, contingent, absolute, due or to become due, determined, determinable or otherwise, other than: (i) liabilities or obligations fully reflected or reserved against on Manpower’s consolidated balance sheet included in Manpower’s Annual Report on Form 10-K for the year ended December 31, 2002 or described in the notes thereto or in Manpower’s consolidated balance sheet included in Manpower’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2003 (the “Manpower Balance Sheet”) or described in the notes thereto; (ii) liabilities or obligations not required by GAAP to be disclosed or provided for in the Manpower Balance Sheet and that were incurred in the ordinary course of business consistent with past practice and would not be reasonably likely to have, individually or in the aggregate, a Manpower Material Adverse Effect; (iii) liabilities or obligations incurred after September 30, 2003 in the ordinary course of business consistent with past practice that would not be reasonably likely to have, individually or in the aggregate, a Manpower Material Adverse Effect; and (iv) liabilities or obligations that arise under this Agreement.

Section 4.9 Absence of Certain Changes. Except as set forth in the Manpower Disclosure Schedule, since September 30, 2003, except as otherwise expressly contemplated by this Agreement, Manpower and each Manpower Subsidiary has conducted its business in the ordinary course consistent with past practice and there has not been: (a) any damage, destruction or other loss (whether or not covered by insurance) affecting the business, properties or assets of Manpower or any Manpower Subsidiary that has had, or would be reasonably likely to have, individually or in the aggregate, a Manpower Material Adverse Effect; (b) any change by Manpower in its accounting methods, principles or practices (other than changes required by GAAP); (c) other than in the ordinary course of business consistent with past practice, any sale of a material amount of assets of Manpower or any Manpower Subsidiary; (d) except in connection with Manpower’s previously-disclosed restructuring, any material Tax election, any material change in method of accounting with respect to Taxes or any compromise or settlement of any proceeding with respect to any material Tax liability; (e) any change in the financial condition, results of operations or business of Manpower and any of the Manpower Subsidiaries that has had, or would be reasonably likely to have, individually or in the aggregate, a Manpower Material Adverse Effect, or (f) any action, event, occurrence, development or state of circumstances or facts that has had, or would be reasonably likely to have, individually or in the aggregate, a Manpower Material Adverse Effect.

Section 4.10 Litigation. Neither Manpower nor any of the Manpower Subsidiaries is party to any Claim, and there is no Claim pending, or to the knowledge of Manpower threatened, against Manpower or any Manpower Subsidiary or any of their respective assets, properties or employees as to which there is a reasonable probability of an adverse determination and which, if adversely determined, that would be reasonably likely to have, individually or in the aggregate, a Manpower Material Adverse Effect. Neither Manpower nor any Manpower Subsidiary is party to any Claim, and there is no Claim pending, or to the knowledge of Manpower threatened, challenging this Agreement or the validity or propriety of the transactions contemplated by this Agreement. Neither Manpower nor any Manpower Subsidiary nor any of their respective properties, assets or employees is or are subject to any order, writ, judgment, injunction, regulatory restriction, decree, settlement, determination or award having, or which would be reasonably likely to have, individually or in the aggregate, a Manpower Material Adverse Effect.

Section 4.11 Taxes.

Section 4.11.1 (a) All material Tax returns, statements, reports and forms required to be filed with the IRS or any other Governmental Entity or taxing authority or agency, domestic or foreign, including, without limitation, consolidated, combined and unitary tax returns (collectively, the “Manpower Returns”) by, or with respect to,

Manpower and each Manpower Subsidiary has been timely filed in accordance with all applicable Laws; (b) Manpower and each Manpower Subsidiary has timely paid and discharged all material Taxes due and payable whether or not shown as being due on any Manpower Return (other than Taxes which are being contested in good faith by appropriate proceedings and for which adequate reserves are reflected on the Manpower Balance Sheet), and, as of the time of filing, the Manpower Returns were true, correct and complete in all material respects; (c) the charges, accruals and reserves for Taxes with respect to Manpower and each Manpower Subsidiary that are reflected on the Manpower Balance Sheet are adequate under GAAP to pay the Tax liabilities accruing through the date thereof; (d) there is no action, suit, proceeding, audit or Claim now pending or proposed in writing, or, to Manpower’s knowledge, orally against Manpower or any Manpower Subsidiary in respect of any Taxes that would be reasonably likely to have, individually or in the aggregate, a Manpower Material Adverse Effect.

Section 4.12 Compliance with Laws; Licenses, Permits and Registrations.

Section 4.12.1 Neither Manpower nor any Manpower Subsidiary is in conflict with, or in default or violation of, or has violated, (i) any Laws applicable to Manpower or any Manpower Subsidiary or by which its or any of their respective properties is bound or affected, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, Permit, franchise or other instrument or obligation to which Manpower or any Manpower Subsidiary or any of their respective properties or assets is bound or affected, except for such conflicts, defaults or violations which would not be reasonably likely to have, individually or in the aggregate, a Manpower Material Adverse Effect.

Section 4.12.2 Manpower and each Manpower Subsidiary have all Permits under all Laws and from all Governmental Entities necessary to carry on their respective businesses as currently conducted, except where the failure to have any Permit would not be reasonably likely to have, individually or in the aggregate, a Manpower Material Adverse Effect.

Section 4.12.3 Manpower and, to the knowledge of Manpower, each of its officers and directors are in compliance with and have complied in all material respects with (A) the applicable provisions of Sarbanes-Oxley and (B) the applicable listing and corporate governance rules and regulations of the NYSE. With respect to each Annual Report on Form 10-K, each Quarterly Report on Form 10-Q and each amendment of any such report filed by Manpower with the SEC since August 29, 2002, the Chief Executive Officer and Chief Financial Officer of Manpower have made all certifications required by Sarbanes-Oxley, and the statements contained in each such certification were complete and correct when made.

Section 4.13 Board Approval. The Manpower Board, at a meeting duly called and held on or prior to the date hereof, has, by unanimous vote, and the Merger Sub Board of Directors has, by unanimous written consent, (i) determined that this Agreement and the transactions contemplated hereby, including, without limitation, the Offer and the Merger, are in the best interests of Manpower and its shareholders and of Merger Sub and its shareholders, respectively, and (ii) approved and adopted this Agreement and the transactions contemplated hereby, including, without limitation, the Offer and the Merger. No vote or consent of the shareholders of Manpower is necessary to authorize and approve this Agreement or the transactions contemplated hereby. The vote or consent of Manpower as the sole shareholder of Merger Sub (which shall have occurred prior to the Effective Time) is the only vote or consent of the holders of any class or series of capital stock of Merger Sub necessary to approve this Agreement, the Offer, the Merger or the transactions contemplated hereby.

Section 4.14 Ownership of Merger Sub; No Prior Activities.

Section 4.14.1 Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement.

Section 4.14.2 All of the outstanding capital stock of Merger Sub is owned directly by Manpower.

Section 4.14.3 Except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement, Merger Sub has not and will not have incurred, directly or indirectly, through any Subsidiary or affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.

Section 4.15 Disclosure Documents. Neither the Offer Documents, nor the Registration Statement, nor the Post-Effective Amendment, nor any of the information supplied or to be supplied by Manpower or its Subsidiaries or Representatives for inclusion or incorporation by reference in the Schedule 14D-9 or the Proxy Statement will, at the respective times any such documents or any amendments or supplements thereto are filed with the SEC, are first published, sent or given to shareholders or become effective under the Securities Act or, in the case of the Proxy Statement, at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time any event relating to Manpower or any of its affiliates, officers or directors should be discovered by Manpower which should be set forth in an amendment or a supplement to any such documents, Manpower will promptly inform the Company. The Offer Documents, the Registration Statement and the Post-Effective Amendment shall comply in all material respects as to form with the requirements of the Securities Act and the Exchange Act. Notwithstanding the foregoing, Manpower makes no representation or warranty with respect to any information about, or supplied or omitted by, the Company which is contained or incorporated by reference in any of the foregoing documents.

Section 4.16 Tax Matters. Neither Manpower, nor any Manpower Subsidiary, nor any of Manpower’s affiliates has taken or agreed to take or plans to take any action that would prevent the Transaction from qualifying as a reorganization within the meaning of Section 368(a) of the Code. To Manpower’s knowledge, there are no agreements, plans or other circumstances that would prevent the Transaction from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

Section 4.17 Manpower Material Adverse Effect. Since December 31, 2002 there has been no Manpower Material Adverse Effect.

Article 5.

Covenants

Section 5.1 Conduct of Business by the Company Pending the Closing. Except as set forth in the Company Disclosure Schedule or as otherwise expressly contemplated hereby, without the prior written consent of Manpower, which shall not be unreasonably withheld or delayed, from the date hereof until the Appointment Time, the Company shall, and shall cause each Company Subsidiary to, conduct its business in all material respects in the ordinary course consistent with past practice, and shall (i) use all commercially reasonable efforts to preserve intact its present business organization and assets, (ii) maintain in effect all material Permits that are required for the Company or such Company Subsidiary to carry on its business, (iii) use all commercially reasonable efforts to keep available the services of its present officers, key employees and independent contractors, (iv) use all commercially reasonable efforts to preserve existing relationships with its material customers, lenders, suppliers and other Persons having material business relationships with it, (v) use all commercially reasonable efforts to maintain and keep its properties in as good repair and condition as at present, ordinary wear and tear excepted, (vi) use all commercially reasonable efforts to keep in full force and effect insurance and bonds comparable in amount and scope of coverage to that now maintained by it; provided, however, that Company shall not purchase new insurance policies for directors’ and officers’ liabilities at an aggregate annual premium cost equal to or in excess of 200% of the current annual premiums paid by the Company on its existing policies, (vii) perform in all material respects all obligations required to be performed by it under all material contracts, leases and documents relating to or affecting its assets, properties and business,

(viii) comply with and perform in all material respects all obligations and duties imposed on it by all applicable Laws and (ix) not take any action or fail to take any action which individually or in the aggregate would be reasonably likely to have a Company Material Adverse Effect. Without limiting the generality of the foregoing, except as set forth in the Company Disclosure Schedule or as otherwise expressly contemplated by this Agreement, from the date hereof until the Appointment Time, without the prior written consent of Manpower, which shall not be unreasonably withheld or delayed, the Company shall not, nor shall it permit any Company Subsidiary, directly or indirectly, to:

Section 5.1.1 amend the Company Organizational Documents or the Organizational Documents of any Company Subsidiary;

Section 5.1.2 (i) split, combine or reclassify any of its Equity Interests or amend the terms of any rights, warrants or options to acquire its securities, (ii) except for ordinary course dividends payable by a Company Subsidiary to the Company or another Company Subsidiary, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its Equity Interests or otherwise make any payments to holders of such Equity Interests in their capacities as such, or (iii) redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any of its Equity Interests, other securities or any rights, warrants or options to acquire its securities;

Section 5.1.3 issue, deliver, award, sell, grant, pledge, encumber or transfer or authorize or propose the issuance, delivery, award, sale, grant, pledge, encumbrance or transfer of, any Equity Interests of the Company or any Company Subsidiary or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any Equity Interests of the Company or any Company Subsidiary, other than in connection with directors’ qualifying shares or the issuance of Company Common Stock pursuant to the exercise of Company Options granted prior to the date hereof, and the Company shall not have, and shall not have permitted any Company Subsidiary to have, engaged in any of the foregoing activities from December 9, 2003 to the date hereof;

Section 5.1.4 acquire, directly or indirectly (whether pursuant to merger, stock or asset purchase, joint venture or otherwise), in one transaction or series of related transactions, any Person, any Equity Interests or other securities of any Person, any division or business of any Person or all or substantially all of the assets of any Person, except as set forth in the Company Disclosure Schedule;

Section 5.1.5 sell, assign, transfer, pledge, mortgage, lease, encumber or otherwise dispose of any assets or other rights, other than sales of (i) immaterial assets in the ordinary course of business consistent with past practice and (ii) obsolete equipment and property no longer used in the operation of the business of the Company or any Company Subsidiary;

Section 5.1.6 (i) (A) incur any indebtedness for borrowed money, except borrowings under the terms of the Credit Agreement to fund working capital in the ordinary course consistent with past practice, (B) issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any Company Subsidiary, (C) make any loans, advances or capital contributions to, or investments in, any other Person, other than to the Company or any wholly-owned Company Subsidiary, or (D) assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person (other than obligations of the Company or any wholly-owned Company Subsidiary and the endorsements of negotiable instruments for collection in the ordinary course of business consistent with past practice), or (ii) enter into or materially amend any contract, agreement, commitment or arrangements to effect any of the transactions prohibited by this Section 5.1.6;

Section 5.1.7 (i) enter into any contract, agreement or arrangement that if entered into prior to the date hereof would be a Material Contract, (ii) amend or modify in any material respect or terminate any Material Contract or (iii) otherwise waive, release or assign any material rights, claims or benefits of the Company or any Company Subsidiary under any Material Contract;

Section 5.1.8 Reserved.

Section 5.1.9 change any of the Company’s methods of accounting in effect at December 31, 2002, except as required by changes in GAAP or by Regulation S-X of the Exchange Act, as concurred in by its independent public accountants and disclosed in writing to Manpower;

Section 5.1.10 (i) settle, pay, compromise or discharge, any Claim that is material to the business, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole or (ii) settle, pay, compromise or discharge any Claim against the Company or any Company Subsidiary with respect to or arising out of the transactions contemplated by this Agreement;

Section 5.1.11 other than in the ordinary course of business consistent with past practice or as set forth in the Company Disclosure Schedule, (i) make any material Tax election or take any position on any Company Return filed on or after the date of this Agreement or adopt any method therein that is inconsistent with elections made, positions taken or methods used in preparing or filing similar returns in prior periods, (ii) enter into any settlement or compromise of any material Tax liability, (iii) file any amended Company Return with respect to any material Tax, (iv) change any annual Tax accounting period, (v) enter into any closing agreement relating to any material Tax or (vi) surrender any right to claim a material Tax refund;

Section 5.1.12 adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiary (other than the Offer and the Merger and the transactions contemplated hereby);

Section 5.1.13 willfully take any action that would result in a material breach of any provision of this Agreement or a failure to satisfy the conditions precedent set forth in Annex I hereto; or

Section 5.1.14 authorize, agree or commit, verbally or in writing, to do any of the foregoing.

Section 5.2 Conduct of Business of Manpower. Except as set forth in the Manpower Disclosure Schedule or as otherwise expressly contemplated hereby, from the date hereof until the Appointment Time, Manpower shall, and shall cause each Manpower Subsidiary to, conduct its business in all material respects in the ordinary course consistent with past practice, and shall (i) use all commercially reasonable efforts to preserve intact its present business organization and assets, (ii) maintain in effect all material Permits that are required for Manpower or such Manpower Subsidiary to carry on its business, (iii) use all commercially reasonable efforts to keep available the services of its present officers, key employees and independent contractors, (iv) use all commercially reasonable efforts to preserve existing relationships with its material customers, lenders, suppliers and other Persons having material business relationships with it, (v) comply with and perform in all material respects all obligations and duties imposed on it by all applicable Laws, and (vi) not take any action or fail to take any action which individually or in the aggregate would be reasonably likely to have a Manpower Material Adverse Effect. Without limiting the generality of the foregoing, except as set forth in the Manpower Disclosure Schedule or as otherwise expressly contemplated by this Agreement, from the date hereof until the Appointment Time, Manpower shall not, nor shall it permit any Manpower Subsidiary, directly or indirectly, to:

Section 5.2.1 (a) amend the Manpower Organizational Documents or the Organizational Documents of any Manpower Subsidiary except for such amendments that would not prevent or materially impair the consummation of the transactions contemplated by this Agreement; (b) split, combine or reclassify the Manpower Common Stock without adjusting the Exchange Rate appropriately; or (c) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of the Manpower Common Stock or otherwise make any payments to holders of Manpower Common Stock (other than the declaration and payment of regular semi-annual dividends consistent with past practice);

Section 5.2.2 adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Manpower or the Merger Sub (other than the Offer and the Merger and the transactions contemplated hereby);

Section 5.2.3 willfully take any action that would result in (a) a material breach of any provision of this Agreement or (b) the failure to satisfy the conditions precedent set forth in Annex I hereto (except for any waiver permitted to be made hereby or in Annex I); or

Section 5.2.4 authorize, agree or commit, verbally or in writing, to do any of the foregoing.

Section 5.3 Cooperation. The Company and Manpower shall coordinate and cooperate in connection with (A) the preparation of the Offer Documents, the Schedule 14D-9, the Proxy Statement, the Registration Statement, the Post-Effective Amendment and any other filings, (B) determining whether any action by or in respect of, or filing with, any Governmental Entity is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any Material Contracts, in connection with the consummation of the Offer and the Merger, and (C) seeking any such actions, consents, approvals or waivers or making any such filings, furnishing information required in connection therewith or with the Offer Documents, the Schedule 14D-9, the Proxy Statement, the Registration Statement, the Post-Effective Amendment or any other filings and timely seeking to obtain any such actions, consents, approvals or waivers.

Section 5.4 Shareholder Approval; Preparation of Registration Statement and Proxy Statement/Prospectus.

Section 5.4.1 If approval of the Company Shareholders is required by applicable law in order to consummate the Merger, Manpower and the Company shall, as soon as practicable following the Appointment Time, prepare and the Company shall file with the SEC the Proxy Statement and Manpower and the Company shall prepare and Manpower shall file with the SEC a post-effective amendment to the Registration Statement (the “Post-Effective Amendment”) for the offer and sale of Manpower Shares pursuant to the Merger and in which the Proxy Statement will be included. Each of the Company and Manpower shall use commercially reasonable efforts to have the Post-Effective Amendment declared effective under the Securities Act as promptly as practicable after such filing. The Company will use commercially reasonable efforts to cause the Proxy Statement to be mailed to the Company Shareholders as promptly as practicable after the Post-Effective Amendment is declared effective under the Securities Act. Manpower shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process) required to be taken under any applicable state securities laws in connection with the issuance of Manpower Shares in the Merger and the Company shall furnish all information concerning the Company and the holders of capital stock of the Company as may be reasonably requested in connection with any such action and the preparation, filing and distribution of the Proxy Statement. No filing of, or amendment or supplement to, or correspondence to the SEC or its staff with respect to, the Post-Effective Amendment will be made by Manpower, or with respect to the Proxy Statement will be made by the Company, without providing the other party a reasonable opportunity to review and comment thereon. Manpower will advise the Company, promptly after it receives notice thereof, of the time when the Post-Effective Amendment has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Manpower Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for the amendment of the Post-Effective Amendment or comments thereon and responses thereto or requests by the SEC for additional information. The Company will advise Manpower, promptly after it receives notice thereof, of any request by the SEC for the amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the Effective Time any information relating to the Company or Manpower, or any of their respective affiliates, officers or directors, should be discovered by the Company or Manpower which should be set forth in an amendment or supplement to either of the Post-Effective Amendment or the Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the shareholders of the Company.

Section 5.4.2 If approval of the Company Shareholders is required by applicable law in order to consummate the Merger, the Company shall establish, prior to or as soon as practicable following the date upon which the Post-Effective Amendment becomes effective, a record date (which shall be prior to or as soon as practicable following the date upon which the Post-Effective Amendment becomes effective) for, duly call, give notice of, convene and hold the Company Shareholders Meeting for the purpose of considering the approval and adoption of this Agreement and (with the consent of Manpower) such other matters as may in the reasonable judgment of the Company be appropriate for consideration at the Company Shareholders Meeting. Once the Company Shareholders Meeting has been called and noticed, the Company shall not postpone or adjourn the Company Shareholders Meeting (other than for the absence of a quorum) without the consent of Manpower. The Post-Effective Amendment and the Proxy Statement shall include the opinions of UBS and J.P. Morgan referred to in Section 3.15.2 hereof and, subject to the Company’s right, pursuant to Section 5.7 hereof, to withhold, withdraw, modify, change or fail to make the Recommendations, the Company Board and the Special Committee shall include the Recommendations in the Post-Effective Amendment and the Proxy Statement. The Company shall use commercially reasonable efforts to take all actions necessary or advisable to secure the vote or consent of shareholders required by the PBCL to effect the Merger, unless the Company Board and the Special Committee shall have withheld, withdrawn, modified, changed or failed to make their Recommendations in compliance with Section 5.7. Notwithstanding anything to the contrary contained in this Agreement, the Company’s obligation to establish a record date for, call, give notice of, convene and hold the Company Shareholders Meeting in accordance with this Section 5.4.2 shall not be limited by or otherwise affected by the commencement, disclosure, announcement or submission of any Acquisition Proposal. Manpower shall vote, or cause to be voted, all of the shares of Company Common Stock acquired in the Offer or otherwise then owned by it or any Manpower Subsidiary in favor of the approval of this Agreement.

Section 5.4.3 Notwithstanding Sections 5.4.1 and 5.4.2 above, if Merger Sub shall own, by virtue of the Offer, at least 80% of the outstanding shares of Company Common Stock, the parties hereto shall take all necessary actions (including actions referred to in Section 5.4.1 above, as applicable) to cause the Merger to become effective, as soon as practicable after the expiration of the Offer, without a meeting of or approval by the Company Shareholders, in accordance with Section 1924(b)(1)(ii) of Subchapter C of Chapter 19 of the PBCL.

Section 5.5 Reserved.

Section 5.6 Access to Information; Confidentiality.

Section 5.6.1 Except as required pursuant to any confidentiality agreement or similar agreement or arrangement to which the Company, any Company Subsidiary, Manpower or any Manpower Subsidiary is a party (which such Person shall use its reasonable best efforts to cause the counterparty to waive), from the date of this Agreement to the Effective Time, each party shall, and shall cause each of their respective directors, officers, employees, accountants, consultants, legal advisors, investment bankers, financial advisors, agents and other representatives (collectively, “Representatives”) to (A) provide to the other party and its Representatives access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of such party and its subsidiaries and to the books and records thereof and (B) furnish promptly such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of such party and its subsidiaries as the other party or its Representatives may reasonably request.

Section 5.6.2 Between the date of this Agreement and the Closing Date, or in the event this Agreement is terminated under any circumstance, Manpower and the Company will maintain in confidence, and will cause their respective Representatives to maintain in confidence, and not use to the detriment of another party, any written, electronic, oral, or other information obtained in confidence from another party in connection with this Agreement or the Merger, in accordance with the terms of that certain Confidentiality Agreement dated as of October 27, 2003 by and between Manpower and the Company and the terms of that certain Confidentiality Agreement dated as of December 5, 2003 by and between Manpower and the Company.

Section 5.6.3 Notwithstanding anything to the contrary set forth in this Agreement or in any other written or oral understanding or agreement to which the parties hereto are parties or by which they are bound, the parties hereto acknowledge and agree that any obligations of confidentiality contained herein and therein shall not apply to the Tax treatment and Tax structure of the Transaction upon the earliest to occur of (A) the date of the public announcement of discussions relating to the Transaction, (B) the date of the public announcement of the Transaction, or (C) the date of the execution of this Agreement, all within the meaning of and to the extent required by Treasury Regulations Section 1.6011-4; provided, however, that no party is restricted in discussing the Tax structure or the Tax treatment of the Transaction or the other transactions contemplated by this Agreement with its tax advisors at any time.

Section 5.7 No Solicitation of Transactions.

Section 5.7.1 Upon execution of this Agreement, the Company shall cease immediately and cause to be terminated any and all existing discussions or negotiations with any parties (other than Manpower) conducted heretofore with respect to an Acquisition Proposal and promptly request that all confidential information with respect thereto furnished on behalf of the Company be returned.

Section 5.7.2 Neither the Company nor any Company Subsidiary shall, directly or indirectly, take (and neither the Company nor any Company Subsidiary shall authorize or permit its Representatives or other affiliates to take) any action to (A) encourage, solicit, initiate or facilitate (including by way of furnishing assistance or information) any inquiries or the making of any proposal that constitutes, or may be reasonably expected to lead to, any Acquisition Proposal, (B) enter into any agreement with respect to any Acquisition Proposal (other than this Agreement and any confidentiality and “standstill” agreement required pursuant to subsection (C) of the proviso of this Section 5.7.2) or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Offer, the Merger, this Agreement or the transactions contemplated hereby or (C) enter into or participate in any way in discussions or negotiations with, or furnish any information to, any Person in connection with, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal; provided, however, that if, at any time prior to the Appointment Time, the Company receives a written Acquisition Proposal that was not solicited after the date hereof or that did not otherwise result from a breach of this Section 5.7 and that the Company Board and the Special Committee determine in good faith, after consultation with their legal and financial advisors, is, or could reasonably be expected to lead to the delivery of, a Superior Proposal, the Company may, in response to such Superior Proposal and subject to the Company’s compliance with this Section 5.7.2 and Section 5.7.3, (x) furnish information with respect to the Company and the Company Subsidiaries to the Person making such Acquisition Proposal, provided that the Company contemporaneously furnishes a copy to Manpower to the extent it has not done so previously, and (y) participate in discussions and negotiations with respect to such Acquisition Proposal if, and only to the extent that (A) the Company Board and the Special Committee, after consultation with and taking into consideration the advice of their legal advisors, determine in good faith that such action is required for the Company Board and the Special Committee to comply with their fiduciary duties to the Company, (B) prior to furnishing such information to, or entering into discussions or negotiations with, such Person, the Company provides written notice to Manpower to the effect that it is furnishing information to, or entering into discussions or negotiations with, such Person, and (C) prior to furnishing such information to, or entering into discussions or negotiations with, such Person, the Company receives from such Person an executed confidentiality and “standstill” agreement on customary terms.

Section 5.7.3 The Company shall, as promptly as practicable (and in no event later than 24 hours after receipt thereof), advise Manpower (the “Acquisition Proposal Notice”) of any Acquisition Proposal or any inquiry received by it relating to any potential Acquisition Proposal and of the material terms of any such Acquisition Proposal or inquiry, including the identity of the Person and its affiliates making the same, or of any information requested from it or of any negotiations or discussions being sought to be initiated with it or any such negotiations or discussions conducted regarding such Acquisition Proposal, shall furnish to Manpower a copy of any such Acquisition Proposal or inquiry, if it is in writing, or a written summary of any such Acquisition Proposal or inquiry, if it is not in writing, and shall keep Manpower fully informed on a prompt basis (and in any event within 24 hours) with respect to the status and details, including amendments or proposed amendments, with respect to the foregoing.

Section 5.7.4 Neither the Company nor the Company Board nor any committee thereof (including the Special Committee) shall, or shall authorize or permit any of its Representatives to, (A) withhold, withdraw, modify, change or fail to make, or propose publicly to withhold, withdraw, modify, change or fail to make, in a manner adverse to Manpower, any of the Recommendations, (B) approve, endorse, or recommend, or propose publicly to approve, endorse, or recommend, any Acquisition Proposal (other than the Offer and the Merger), (C) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal (other than the Offer and the Merger) or (D) release or permit the release of any Person from, or waive or permit the waiver of any provision of, any confidentiality, “standstill” or similar agreement under which the Company or any of the Company Subsidiaries has any rights, or fail to use commercially reasonable efforts to enforce or cause to be enforced such agreement at the request of Manpower. Nothing contained in this Section 5.7 shall prohibit the Company from taking and disclosing to the Company Shareholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act provided that such position is consistent with the Company’s obligations herein. Nothing in this Agreement shall prohibit the Company or Manpower, as the case may be, from making disclosure (and such disclosure in and of itself shall not be deemed to be a change in the Recommendations) of the fact that an Acquisition Proposal has been proposed, the identity of the Person making such proposal or the material terms of such proposal to the extent, and only to the extent that, based on the advice of the Company’s legal advisors, such disclosure is required by law. Further, notwithstanding anything contained in this Agreement to the contrary, in the event that an Acquisition Proposal is made and the Company Board and the Special Committee determine in good faith, after consultation with their legal and financial advisors, that such Acquisition Proposal is a Superior Proposal after the Company has complied with its obligations pursuant to this Section 5.7, the Company Board or the Special Committee, may if and only to the extent that the Company Board or the Special Committee, after consultation with and taking into consideration the advice of its legal advisors, determines in good faith that such action is required for the Company Board and the Special Committee to comply with their fiduciary duties to the Company, take any of the actions specified in clauses (A), (B) or (D) of this Section 5.7.4, no earlier than five Business Days following Manpower’s receipt from the Company of an Acquisition Proposal Notice.

Section 5.7.5 For a period of not less than five Business Days after Manpower’s receipt from the Company of an Acquisition Proposal Notice in connection with an Acquisition Proposal which the Company Board and the Special Committee have determined to be a Superior Proposal, the Company shall, if requested by Manpower, negotiate in good faith with Manpower, and cause its Representatives to negotiate with Manpower’s Representatives, to revise this Agreement in an effort to make the Acquisition Proposal that constituted a Superior Proposal no longer constitute a Superior Proposal.

Section 5.8 Appropriate Action; Consents; Filings.

Section 5.8.1 The Company and Manpower shall use their reasonable best efforts to (A) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, (B) obtain from any Governmental Entity any consents, licenses, Permits, waivers, approvals, authorizations or orders required to be obtained or made by Manpower or the Company or any of their respective Subsidiaries, or to avoid any action or proceeding by any Governmental Entity (including, without limitation, those in connection with the HSR Act and any applicable antitrust or competition Laws of any other jurisdiction), in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated herein and therein, including, without limitation, the Offer and the Merger, and (C) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Offer and the Merger required under (x) the Securities Act and the Exchange Act and any other applicable federal or state securities Laws, (y) the HSR Act and any applicable antitrust or competition Laws of any other jurisdiction and (z) any other applicable Law; provided, that Manpower and the Company shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith, provided, however, that nothing in this Section 5.8.1 shall require Manpower or the Company to agree to (AA) the imposition of conditions, (BB) the requirement of divestiture of assets or property or (CC) the requirement of expenditure of money by Manpower or the Company to a third party in exchange for any such consent referred to in subsection (B) of this subsection (other than the payment of applicable filing fees). The Company and Manpower shall furnish to each other all information required for any application or other filing under the rules and regulations of any applicable Law (including all information required to be included in the Offer Documents, the Registration Statement, the Schedule 14D-9, the Proxy Statement and the Post-Effective Amendment) in connection with the transactions contemplated by this Agreement.

Section 5.8.2 The Company and Manpower shall give (or shall cause their respective Subsidiaries to give) any notices to third parties, and use, and cause their respective Subsidiaries to use, reasonable best efforts to obtain any third party consents that are (A) necessary, proper or advisable to consummate the transactions contemplated in this Agreement, (B) required to be disclosed in the Company Disclosure Schedule or the Manpower Disclosure Schedule, as applicable, or (C) required to prevent a Company Material Adverse Effect from occurring prior to or after the Effective Time or a Manpower Material Adverse Effect from occurring after the Effective Time. In the event that either party shall fail to obtain any third party consent described in the first sentence of this Section 5.8.2, such party shall use reasonable best efforts, and shall take any such actions reasonably requested by the other party hereto, to minimize any adverse effect upon the Company and Manpower, their respective Subsidiaries, and their respective businesses resulting, or which could reasonably be expected to result after the Effective Time, from the failure to obtain such consent.

Section 5.8.3 From the date of this Agreement until the Effective Time, each of the parties hereto shall promptly notify the other parties in writing of any pending or, to the knowledge of such party, threatened action, suit, arbitration or other proceeding or investigation by any Governmental Entity or any other Person (A) challenging or seeking material damages in connection with the Offer, the Merger or the conversion of Company Common Stock into the Merger Consideration or (B) seeking to restrain or prohibit the consummation of the Offer, the Merger or otherwise limit the right of Manpower or any Manpower Subsidiary to own or operate all or any portion of the businesses or assets of the Company or any Company Subsidiary.

Section 5.9 Control of Other Party’s Business. Nothing contained in this Agreement shall give Manpower or Merger Sub, directly or indirectly, the right to control or direct the operations of the Company prior to the consummation of the Offer. Prior to the consummation of the Offer, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

Section 5.10 Certain Notices. From and after the date of this Agreement until the Effective Time, each party hereto shall promptly notify the other party hereto of (A) the occurrence, or non-occurrence, of any event that would be likely to cause any representation or warranty of that party to be untrue or inaccurate or that would result or be reasonably likely to result in any condition that is to be complied with or satisfied pursuant to this Agreement not to be so complied with or satisfied or (B) the failure of the Company or Manpower, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement; provided, however, that the delivery of any notice pursuant to this Section 5.10 shall not cure any breach of any representation or warranty that was untrue on the date hereof or otherwise limit or affect the remedies available hereunder to the party receiving such notice.

Section 5.11 Public Announcements. Manpower and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to the Offer or the Merger and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law or any listing agreement with the NYSE.

Section 5.12 Stock Exchange Listing. Manpower shall promptly prepare and submit to the NYSE a listing application covering the shares of Manpower Common Stock to be issued in connection with the Offer and the Merger and such other shares of Manpower Common Stock to be reserved for issuance upon exercise of Manpower Options (following the Merger), and shall cause the Manpower Shares and such other shares to be approved for listing on such exchange, subject to official notice of issuance, prior to the Appointment Time or the Effective Time, as the case may be.

Section 5.13 Section 16 Matters. Prior to the Effective Time, the Manpower Board and the Company Board or the Special Committee shall take all such steps as may be required in accordance with the interpretive guidance of the SEC so that the disposition by any officer or director of the Company subject to the reporting requirements of Section 16 of the Exchange Act of shares of Company Common Stock or Company Options pursuant to this Agreement, the Offer and the Merger, or acquisitions by any individual who will be subject to the reporting requirements of Section 16 of the Exchange Act with respect to Manpower, of shares of Manpower Common Stock or Manpower Options pursuant to this Agreement, the Offer and the Merger, shall be an exempt transaction for purposes of Section 16 of the Exchange Act. Such actions may include, without limitation, the adoption of resolutions that specify that such approval is specifically for the purpose of assuring that the individuals identified in the resolutions fully receive the compensation intended to flow from the transactions covered by this Agreement, or such other actions as may be effective to cause a disposition or acquisition to be exempt from the application of Section 16.

Section 5.14 Employee Benefit Matters. Annex B hereto sets forth certain agreements with respect to Company’s employee benefit matters.

Section 5.15 Company Headquarters. For a period of at least 5 years after the Effective Time, Manpower agrees that the headquarters of the business of the Company will be maintained in either Philadelphia, Pennsylvania, or the greater Philadelphia area within the Commonwealth of Pennsylvania.

Section 5.16 Indemnification of Directors and Officers.

Section 5.16.1 Manpower and the Surviving Corporation agree that the indemnification obligations set forth in the Company Organizational Documents shall survive the Merger (and, prior to the Effective Time, Manpower shall cause the Organizational Documents of Merger Sub to reflect such provisions) and shall not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of any individual who on or prior to the Effective Time was a director, officer, trustee, fiduciary, employee or agent of the Company or any Company Subsidiary or who served at the request of the Company or any Company Subsidiary as a director, officer, trustee, partner, fiduciary, employee or agent of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise, unless such amendment or modification is required by Law.

Section 5.16.2 For six years from the Effective Time, Manpower shall, and shall cause the Surviving Corporation to, provide to the Company’s current directors and officers an insurance and indemnification policy that provides coverage for events occurring prior to the Effective Time (the “D&O Insurance”) that is no less favorable than the Company’s existing policy (true and complete copies which have been previously provided to Manpower) or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of 200% of the last annual premiums paid prior to the date of this Agreement, which premiums the Company represents and warrants to be not more than $450,000, and, in the event that any such annual premium would exceed $900,000, Manpower and the Surviving Corporation shall obtain and provide the most coverage available for a premium in the amount of $900,000. The provisions of the immediately preceding sentence shall be deemed to have been satisfied if, with the prior written consent of Manpower, prepaid policies have been obtained prior to the Effective Time for purposes of this Section 5.16, which policies provide such directors and officers with coverage no less favorable than the Company’s existing policy for an aggregate period of six years with respect to claims arising from facts or events that occurred on or before the Effective Time, including, without limitation, in respect of the transactions contemplated by this Agreement. If such prepaid policies have been obtained prior to the Effective Time, Manpower shall, and shall cause the Surviving Corporation to, maintain such policies in full force and effect, and continue to honor the obligations thereunder. The obligations under this Section 5.16 shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 5.16 applies without the consent of such affected indemnitee (it being expressly agreed that the indemnitees to whom this Section 5.16 applies shall be third party beneficiaries of this Section 5.16).

Section 5.16.3 In the event Manpower or the Surviving Corporation (A) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (B) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, shall assume the obligations set forth in this Section 5.16.

Section 5.16.4 The provisions of this Section 5.16 shall be enforceable by each individual identified in Section 5.16.1 and his or her heirs and representatives, and are in addition to and not in substitution for, any other right to indemnification or contribution that such person may have under the articles of incorporation or by-laws of the Company or the Surviving Corporation, under any acquisition contract, under the Law or otherwise.

Section 5.16.5 Notwithstanding any other provision in this Agreement to the contrary, the provisions of this Section 5.16 may not be amended or modified without the approval of each of the individuals identified in Section 5.16.1.

Section 5.17 Takeover Statutes. If any “fair price,” “moratorium,” “control share acquisition” or other form of antitakeover statute or regulation or any similar provision of the Company Organizational Documents shall become applicable to the transactions contemplated by this Agreement, the Company and the Company Board shall grant such approvals and take such actions as are necessary so that the transactions described herein may be consummated as promptly as practicable on the terms described herein and otherwise act to eliminate or minimize the effects of such statute, regulation or provision on the transactions described herein.

Section 5.18 Employee Stock Purchase Plans. The Company shall take all requisite action so that, as of the Appointment Time, the Company’s 1996 Employee Stock Purchase Plan and the Company’s 2003 Employee Stock Purchase Plan (each a “Company Purchase Plan”) shall be terminated. Manpower shall receive from the Company evidence that the Company Purchase Plans have been terminated pursuant to a resolution of the Company Board (the form and substance of such resolution shall be subject to review and approval of Manpower, which approval shall not be unreasonably withheld or delayed). The rights of participants in the Company Purchase Plans with respect to any offering period(s) then underway under the Company Purchase Plans, which commence prior to the Appointment Time, shall be determined by treating the last Business Day prior to the Appointment Time as the last day of any such offering period(s) and by making such other pro-rata adjustments as may be necessary to reflect the shortened offering period(s) but otherwise treating such shortened offering period(s) as a fully effective and completed offering period(s) for all purchases under the Company Purchase Plans. Prior to the Appointment Time, the Company shall take all actions (including, if appropriate, amending the terms of the Company Purchase Plans and the terms of any offering period(s) commencing prior to the Appointment Time) that are necessary to give effect to the transactions contemplated by this Section 5.18.

Section 5.19 Adoption of Plan of Reorganization; Tax Actions. This Agreement is the adoption by Manpower of the Offer and the Merger as a plan of reorganization for purposes of Section 368(a) of the Code. Manpower will not take any actions or fail to take any actions before or after the Effective Time, that could cause the Offer and the Merger not to qualify as a reorganization under Section 368(a) of the Code. Manpower will file all Tax Returns reporting the Offer and the Merger as a reorganization as defined in Section 368(a) of the Code, and will comply with all federal and state Tax reporting requirements with respect to the Offer and the Merger.

Section 5.20 Company Adoption of Plan of Reorganization. This Agreement is the adoption by the Company of the Offer and the Merger as a plan of reorganization for purposes of Section 368(a) of the Code. The Company will use its commercially reasonable efforts to cause the Offer and the Merger to qualify as a reorganization under Section 368(a) of the Code.

Section 5.21 Affiliates. Within thirty (30) days after the date of this Agreement (a) the Company shall deliver to Manpower a letter identifying all persons who are then “affiliates” of the Company, including, without limitation, all directors and executive officers of the Company, for purposes of Rule 145 promulgated under the Securities Act and (b) the Company shall advise the persons identified in such letter of the resale restrictions imposed by applicable securities laws. The Company shall use its best efforts to obtain from each person identified in such letter a written agreement, substantially in the form attached hereto as Exhibit 5.21. The Company shall use its best efforts to obtain from any person who becomes an affiliate of the Company after the Company’s delivery of the letter referred to above, on or prior to the Effective Time, a written agreement, substantially in the form attached hereto as Exhibit 5.21 as soon as practicable after such person attains such status.

Section 5.22 Expenses. All Expenses incurred by the parties hereto in connection with this Agreement shall be borne solely and entirely by the party which has incurred the same, regardless of whether the Offer and the Merger are consummated, except that Manpower shall bear the expense of printing and filing the Registration Statement and all SEC, NYSE and other regulatory filing fees incurred in connection herewith, and the pre-merger notification and report forms under the HSR Act.

Section 5.23 Letter of Company’s Accountants. If requested by Manpower, the Company shall use its reasonable best efforts to cause to be delivered to Manpower “comfort” letters of Ernst & Young, LLP, the Company’s independent public accountants, dated within two days prior to the date on which the Registration Statement shall become effective and the Effective Time, respectively, or at such earlier time as may be reasonably requested by Manpower, and addressed to Manpower, in a form reasonably satisfactory to Manpower and reasonably customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement and transactions such as those contemplated by this Agreement.

Article 6.

Closing Conditions

Section 6.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable Law:

Section 6.1.1 The Registration Statement or the Post-Effective Amendment, as the case may be, shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Registration Statement or the Post-Effective Amendment, as the case may be, shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or, to the knowledge of Manpower or the Company, threatened by the SEC.

Section 6.1.2 This Agreement and the Merger shall have received the Company Shareholder Approval, except to the extent that under Section 1924(b)(1)(ii) of Subchapter C of Chapter 19 of the PBCL, the Merger can be authorized and approved without such Company Shareholder Approval.

Section 6.1.3 No Governmental Entity or arbitrator shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction or arbitration award or finding or other order (whether temporary, preliminary or permanent), in any case which is in effect and which restricts, prevents or prohibits consummation of the Merger or any other transactions contemplated in this Agreement.

Section 6.1.4 Any applicable waiting periods, together with any extensions thereof, under the HSR Act and the applicable antitrust or competition Laws of any other jurisdiction shall have expired or been terminated.

Section 6.1.5 The Manpower Shares, and such other shares of Manpower Common Stock to be reserved for issuance upon exercise of Company Options (following the Merger), shall have been approved for listing on the NYSE, subject to official notice of issuance.

Section 6.1.6 No action or claim shall be pending or, to the knowledge of the Company or Manpower, as the case may be, threatened before any Governmental Entity or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation thereof or (C) affect adversely the right or powers of Manpower to own, operate or control the Company, and no such injunction, judgment, order, decree, ruling or charge shall be in effect.

Section 6.1.7 Merger Sub shall have accepted for exchange and shall have exchanged all of the shares of Company Common Stock tendered pursuant to the Offer and the Extended Offer.

Article 7.

Termination, Amendment and Waiver

Section 7.1 Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned:

Section 7.1.1 By mutual written consent of Manpower and the Company, by action taken or authorized by their respective Boards of Directors;

Section 7.1.2 At any time prior to the Effective Time, by either the Company or Manpower, if;

Section 7.1.2.1 the Offer shall not have been consummated prior to May 31, 2004 (the “Outside Date”), provided that the right to terminate this Agreement under this Section 7.1.2.1 shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Offer to have been consummated on or before such date;

Section 7.1.2.2 any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable (which order, decree, ruling or other action the parties shall have used their commercially reasonable efforts to resist, resolve or lift, as applicable, subject to the provisions of Section 5.8); or

Section 7.1.2.3 the Offer shall have expired or been terminated in accordance with the terms of this Agreement without Manpower or Merger Sub having accepted for exchange any shares of Company Common Stock pursuant to the Offer; provided, however, that the right to terminate this Agreement under this Section 7.1.2.3 shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the expiration or termination of the Offer without any shares of Company Common Stock having been accepted for exchange thereunder;

Section 7.1.3 By Manpower if, prior to the Appointment Time, (A) the Company Board or the Special Committee shall have withheld, withdrawn, modified, changed or failed upon Manpower’s request to reconfirm any of the Recommendations; (B) the Special Committee shall have determined to recommend to the Company Board that it approve an Acquisition Proposal, the Company Board shall have determined to recommend to the Company Shareholders that they approve an Acquisition Proposal or the Special Committee shall have determined to recommend to the Company Board that it accept, or the Company Board shall have determined to accept, a Superior Proposal; or (C) the Company Board fails to recommend that the Company Shareholders not tender their Company Common Stock in any tender or exchange offer that is an Acquisition Proposal;

Section 7.1.4 By the Company, prior to the Appointment Time, if the Company Board determines to accept a Superior Proposal or the Special Committee recommends a Superior Proposal to the Board, but (A) only after the Company, the Company Board and the Special Committee fulfill their obligations under Section 5.7 hereof, and (B) subject to the Company concurrently fulfilling its obligations under Section 7.2.2 (to the extent invoices for Manpower’s Expenses have been received by Manpower and submitted to the Company at such time) and Section 7.2.5(A) hereof;

Section 7.1.5 By Manpower, at any time prior to the Appointment Time, if (A) since the date of this Agreement, there shall have been any event, development or change of circumstances that constitutes, has had or could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and such Company Material Adverse Effect is not cured within 15 days after written notice thereof or (B) (1) the Company has breached any covenant or agreement on the part of the Company set forth in this Agreement, (2) any representation or warranty of the Company set forth in this Agreement that is qualified as to materiality or Company Material Adverse Effect shall have been or become untrue or (3) any representation or warranty of the Company set forth in this Agreement that is not so qualified shall have been or become untrue in any material respect;

Section 7.1.6 By the Company, at any time prior to the Appointment Time, if (A) since the date of this Agreement, there shall have been any event, development or change of circumstances that constitutes, has had or could reasonably be expected to have, individually or in the aggregate, a Manpower Material Adverse Effect and such Manpower Material Adverse Effect is not cured within 15 days after written notice thereof or if (B) (1) Manpower has breached any covenant or agreement on the part of Manpower or Merger Sub set forth in this Agreement, (2) any representation or warranty of Manpower or Merger Sub set forth in this Agreement that is qualified as to materiality or Manpower Material Adverse Effect shall have been or become untrue or (3) any representation or warranty of Manpower or Merger Sub set forth in this Agreement that is not so qualified shall have been or become untrue in any material respect; or

Section 7.1.7 By the Company, if the Average Trading Price is less than $37.80, unless Manpower shall have exercised its option to issue the Additional Shares in accordance with Section 1.1.1.

Section 7.2 Effect of Termination.

Section 7.2.1 In the event of termination of this Agreement by either the Company or Manpower as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Manpower or the Company or their respective Subsidiaries, officers or directors except (x) with respect to Section 5.6.2, Section 5.11, this Section 7.2 and Article 8 and (y) with respect to any liabilities or damages incurred or suffered by a party as a result of the willful and material breach by the other party of any of its representations, warranties, covenants or other agreements set forth in this Agreement.

Section 7.2.2 Manpower and the Company agree that if this Agreement is terminated pursuant to Section 7.1.3, Section 7.1.4, Section 7.1.5(B)(1), or Section 7.1.5(B)(2) or (3) with respect to a representation or warranty that was untrue on the date hereof, then the Company shall pay Manpower an amount equal to the sum of Manpower’s Expenses up to an amount equal to $3 million.

Section 7.2.3 Manpower and the Company agree that if this Agreement is terminated pursuant to Section 7.1.6(B)(1), or Section 7.1.6(B)(2) or (3) with respect to a representation or warranty that was untrue on the date hereof, then Manpower shall pay to the Company an amount equal to the sum of the Company’s Expenses up to an amount equal to $3 million.

Section 7.2.4 Payment of Expenses pursuant to Section 7.2.2 or Section 7.2.3 shall be made not later than two Business Days after delivery to the other party of notice of demand for payment and a documented itemization setting forth in reasonable detail all Expenses of the party entitled to receive payment (which itemization may be supplemented and updated from time to time by such party until the 90th day after such party delivers such notice of demand for payment).

Section 7.2.5 In addition to any payment required by the foregoing provisions of this Section 7.2, (A) in the event that this Agreement is terminated pursuant to Section 7.1.3 or Section 7.1.4, then the Company shall pay to Manpower concurrently with such termination, a termination fee of $23.3 million, and (B) in the event that (i) this Agreement is terminated pursuant to Section 7.1.2.1 at any time when an Acquisition Proposal (other than from Manpower) has been publicly announced and (ii) concurrently with or within twelve (12) months after such termination, the Company enters into a definitive agreement concerning a transaction respecting such Acquisition Proposal or any Company Subsidiary enters into a definitive agreement concerning a transaction respecting an Acquisition Proposal of the type described in clause (B) of the definition of Acquisition Proposal or of the type described in clauses (A), (C) or (D) of such definition except in connection with an internal reorganization, recapitalization or similar type of transaction of any Company Subsidiary not involving a non-affiliate of the Company, then the Company shall pay Manpower a termination fee of $23.3 million no later than two Business Days after the closing of such transaction.

Section 7.2.6 All payments under Section 7.2 shall be made by wire transfer of immediately available funds to an account designated by the party entitled to receive payment.

Section 7.3 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors or an appropriate committee thereof at any time prior to the Effective Time; provided, however, that, after Company Shareholder Approval, no amendment may be made without further shareholder approval which, by Law or in accordance with the rules of any relevant stock exchange, requires further approval by the Company Shareholders. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

Section 7.4 Waiver. At any time prior to the Effective Time, any party hereto may (A) extend the time for the performance of any of the obligations or other acts of the other party hereto, (B) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto, and (C) waive compliance by the other party with any of the agreements or conditions contained herein; provided, however, that after the Company Shareholder Approval, there may not be, without further approval of the Company Shareholders, any extension or waiver of this Agreement or any portion thereof which, by Law or in accordance with the rules of any relevant stock exchange, requires further approval by the Company Shareholders. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Article 8.

General Provisions

Section 8.1 Non-Survival of Representations and Warranties. None of the representations and warranties in, or covenants to be performed before the Closing under, this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

Section 8.2 Notices. Any notices or other communications required or permitted under, or otherwise in connection with this Agreement, shall be in writing and shall be deemed to have been duly given when delivered in Person or upon confirmation of receipt when transmitted by facsimile transmission (but only if followed by transmittal by national overnight courier or hand for delivery on the next Business Day) or on receipt after dispatch by registered or certified mail, postage prepaid, addressed, or on the next Business Day if transmitted by international overnight courier with guaranteed next Business Day delivery, in each case as follows:

If to Manpower or Merger Sub, addressed to it at:

Manpower Inc.

5301 N. Ironwood Rd.

Milwaukee, Wisconsin 53217

Attention: Michael J. Van Handel

Telephone: 414.961.1000

Telecopy: 414.906.7985

with a mandated copy to:

Godfrey & Kahn, S.C.

780 North Water Street

Milwaukee, Wisconsin 53202

Attention: Kenneth C. Hunt

Telephone: 414.273.3500

Telecopy: 414.273.5198

If to the Company, addressed to it at:

Right Management Consultants, Inc.

1818 Market Street

Philadelphia, Pennsylvania 19103

Attention: Richard Pinola

Telephone: 215.988.1588

Telecopy: 215.988.0147

with a mandated copy to:

Right Management Consultants, Inc.

1818 Market Street

Philadelphia, Pennsylvania 19103

Attention: Theodore A. Young

Telephone: 215.988.1588

Telecopy: 215.988.0147

and to:

Pepper Hamilton LLP

3000 Two Logan Square

18th & Arch Streets

Philadelphia, Pennsylvania 19103

Attention: Barry M. Abelson

Telephone: 215.981.4282

Telecopy: 215.981.4750

Section 8.3 Certain Definitions. For purposes of this Agreement, the term:

“affiliate” means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned Person;

“Acquisition Proposal” means any inquiry, offer or proposal from any Person (other than by or on behalf of Manpower or Merger Sub) concerning any (A) merger, consolidation, business combination, share exchange, recapitalization, liquidation, dissolution or similar transaction involving the Company or any Company Subsidiary, unless any such transaction involves a Company Subsidiary that holds less than 10% of the consolidated assets of the Company or that produces less than 10% of the consolidated revenues or consolidated net income of the Company, (B) sale, lease or other disposition, directly or indirectly, by merger, consolidation, business combination, share exchange, joint venture, or otherwise of 10% or more of the consolidated assets of the Company and the Company Subsidiaries or operations which produce 10% or more of the consolidated revenues or consolidated net income of the Company and the Company Subsidiaries, (C) issuance, sale, or other disposition of (including by way of merger, consolidation, business combination, share exchange, joint venture, or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for such securities) representing 10% or more of any class of Equity Interests of the Company or a majority of the Equity Interests of any Company Subsidiary that holds 10% or more of the consolidated assets of the Company and the Company Subsidiaries or produces 10% or more of the consolidated revenues or consolidated net income of the Company and the Company Subsidiaries, (D) transaction (including any tender offer or exchange offer) that if consummated would result in any Person acquiring beneficial ownership, or the right to acquire beneficial ownership, or any group shall have been formed which beneficially owns or has the right to acquire beneficial ownership, of 10% or more of any class of Equity Interests of the Company or a majority of the Equity Interests of any Company Subsidiary that holds 10% or more of the consolidated assets of the Company and the Company Subsidiaries or produces 10% or more of the consolidated revenues or consolidated net income of the Company and the Company Subsidiaries (E) any combination of the foregoing (other than the Offer and the Merger).

“Average Trading Price” means the average of the average daily high and low sale price per share of Manpower Common Stock on the New York Stock Exchange for the ten (10) trading days ending on and including the second trading day preceding the Appointment Time (as reported in an authoritative source).

“beneficial ownership” (and related terms such as “beneficially owned” or “beneficial owner”) has the meaning set forth in Rule 13d-3 under the Exchange Act.

“Blue Sky Laws” means state securities or “blue sky” Laws.

“Business Day” means any day other than a day on which the SEC shall be closed.

“Claim” means any litigation, action, suit, claim, governmental or regulatory investigation, arbitration or proceeding or inquiry of any nature, whether civil, criminal or administrative.

“Company Material Adverse Effect” means any effect or change that, individually or in the aggregate with other such effects or changes, (i) is both material and adverse to the business, assets, results of operations or financial condition of the Company and the Company Subsidiaries, taken as whole, or (ii) materially impairs the ability of the Company to consummate the transactions contemplated hereby; provided, however, that the term “Company Material Adverse Effect” shall not be deemed to include the impact of (a) the public disclosure of this Agreement and the actions contemplated by this Agreement, (b) changes, after the date hereof, in laws and regulations or interpretations thereof that are generally applicable to the industries in which the Company and Company Subsidiaries conduct their business, (c) changes, after the date hereof, in generally accepted accounting principles that are generally applicable to the industries in which the Company and the Company Subsidiaries conduct their business, (d) any effect resulting solely from compliance with the terms and conditions of this Agreement,

(e) any change in the Company’s stock price or trading volume, in and of itself, and (f) changes, after the date hereof, in general economic or market conditions or in or affecting the industries in which the Company and the Company Subsidiaries conduct their business. “Company Organizational Documents” means the articles of incorporation and the by-laws of the Company, each as amended to the date hereof.

“Company Subsidiary” means any Subsidiary of the Company.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock or as trustee or executor, by contract or credit arrangement or otherwise.

“Credit Agreement” means the Credit Agreement, dated as of March 22, 2002, as amended March 7, 2003, and as further amended on December 3, 2003, by and among the Company and the Company Subsidiaries from time to time parties thereto, UBS Warburg LLC, Fleet National Bank, Suntrust Bank, Bank of America, N.A. and Wachovia Bank, National Association.

“Equity Interest” means any share, capital stock, partnership, membership or similar interest in any entity, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“Exchange Act” shall mean Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Expenses” means all reasonable out-of-pocket expenses (including, without limitation, all fees and expenses of legal advisors, accountants, investment bankers, experts and consultants to the party and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation and execution of this Agreement, the solicitation of shareholder approvals and all other matters related to the closing of the transactions contemplated hereby.

“GAAP” means generally accepted accounting principles as applied in the United States.

“Governmental Entity” means domestic or foreign governmental, administrative, judicial or regulatory authority.

“group” is defined as in the Exchange Act, except where the context otherwise requires.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“IRS” means the United States Internal Revenue Service.

“knowledge” will be deemed to be present when the matter in question was brought to the attention of any officer of Manpower or the Company, as the case may be.

“Law” means foreign or domestic (federal, state or local) law, statute, code, ordinance, rule, regulation, order, judgment, writ, stipulation, award, injunction, decree or arbitration award or finding, excluding Environmental Laws, which is defined in Section 3.21.

“Lien” means any charge, claim, community property interest, condition, equitable interest, joint or co-ownership interest, lien, option, pledge, security interest, right of first refusal or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership, including but not limited to any covenant, condition, restriction, reservation, right of way, easement or other title encumbrance or title exception affecting any property or asset, but shall exclude restrictions on transfer under federal or state securities laws.

“Material Company Subsidiary” means the following Company Subsidiaries: (a) Right Management Consultants Pty. Ltd., (b) Right Management Consultants International Pty. Ltd., (c) Right Management Consultants (Belgium) SA, (d) Right Management Consultants Canada, Inc., (e) Right Kjaer & Kerulf A/S, (f) Garon Bonvalot, SA, (g) Right ARJ Management Consultants, SA, (h) Right Management Consultants, SA, (i) Right Management Consultants Japan, Inc., (j) Assessment & Development Consult Gouda BV, (k) Assessment & Development Consult Arnhem BV, (l) Right Nederland BV, (m) Right Management Consultants Norway A/S, (n) Right Corecare Ltd., (o) Right Coutts Ltd., (p) Right Coutts Consulting Ltd. and (q) RMC of Illinois, Inc.

“Manpower Material Adverse Effect” means any effect or change that, individually or in the aggregate with other such effects or changes, (i) is both material and adverse to the business, assets, results of operations or financial condition of Manpower and the Manpower Subsidiaries, taken as whole, or (ii) materially impairs the ability of Manpower to consummate the transactions contemplated hereby; provided, however, that the term “Manpower Material Adverse Effect” shall not be deemed to include the impact of (a) the public disclosure of this Agreement and the actions contemplated by this Agreement, (b) changes, after the date hereof, in laws and regulations or interpretations thereof that are generally applicable to the industries in which Manpower and the Manpower Subsidiaries conduct their business, (c) changes, after the date hereof, in generally accepted accounting principles that are generally applicable to the industries in which Manpower and the Manpower Subsidiaries conduct their business, (d) any effect resulting solely from compliance with the terms and conditions of this Agreement, (e) any change in Manpower’s stock price or trading volume, in and of itself, and (f) changes, after the date hereof, in general economic or market conditions affecting the industries in which Manpower and the Manpower Subsidiaries conduct their business.

“Manpower Organizational Documents” means the articles of incorporation and the by-laws of Manpower, each as amended to the date hereof.

“Manpower Subsidiary” means any Subsidiary of Manpower.

“NYSE” means the New York Stock Exchange, Inc.

“Organizational Documents” means the articles or certificate of incorporation and by-laws, or equivalent organizational and governing documents, of a corporation or other entity, each as amended to the date hereof.

“Permit” means any permit, license, variance, exemption, consent, certificate, approval, authorization or registration.

“Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d) of the Exchange Act).

“Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated under such act or the Exchange Act as are currently in effect.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Subsidiary” or “Subsidiaries” of any Person means any corporation, partnership, limited partnership, limited liability partnership, trust, joint venture or other legal entity of which such Person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, a majority of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

“Superior Proposal” means an Acquisition Proposal which was not solicited or encouraged, directly or indirectly, after the date hereof by the Company, any Company Subsidiary, any of the Company’s Representatives or any other affiliate to acquire directly or indirectly all of the Company’s Equity Interests or all or substantially all of the Company’s consolidated assets for consideration consisting of cash and/or securities and which, in the good faith determination of the Company Board and the Special Committee, taking into consideration, to the extent deemed appropriate by the Company Board and the Special Committee, such interests and factors that may be considered in making such a determination under the PBCL, and the advice from a financial advisor of nationally recognized reputation, (A) if accepted, is highly likely to be consummated, (B) if consummated, would result in a transaction that is more favorable to the Company than the transactions contemplated by this Agreement and (C) which financing, to the extent required, is then committed or which if not committed is capable of being obtained by such Person.

“Taxes” means taxes, charges, fees, levies, and other similar governmental assessments of any kind, payable to any federal, state, local or foreign governmental entity or taxing authority or agency, including, without limitation, (i) income, franchise, profits, gross receipts, estimated, ad valorem, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, employment, social security, workers compensation, unemployment compensation, excise, stamp, occupation, transfer and gains taxes, (ii) customs duties, imposts, charges, levies or other similar assessments, and (iii) interest, penalties and additions to tax imposed with respect thereto.

“Tax Returns” means any report, return (including information return), claim for refund, election, estimated tax filing, declaration or statement with respect to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

“Treasury Regulations” means the United States Treasury regulations promulgated under the Code.

Section 8.4 Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

“Additional Shares”	Section 1.1.1
“Acquisition Proposal Notice”	Section 5.7.3
“Agreement”	Preamble
“Appointment Time”	Section 1.3.1
“Articles of Merger”	Section 1.5
“Certificate”	Section 2.2.2
“Closing”	Section 2.8
“Closing Date”	Section 2.8
“Code”	Recitals
“Company”	Preamble
“Company Approvals”	Section 3.1
“Company Board”	Recitals
“Company Common Stock”	Section 3.5.1
“Company Disclosure Schedule”	Article 3
“Company Employee”	Section 3.16.1
“Company Independent Contractors”	Section 3.16.1

“Company Intellectual Property”	Section 3.14
“Company Option”	Section 2.4.1
“Company Option Plan”	Section 2.4.1
“Company Plan”	Section 3.12.1
“Company Preferred Stock”	Section 3.5.1
“Company Purchase Plan”	Section 5.18
“Company Returns”	Section 3.11.1
“Company SEC Documents”	Section 3.7.1
“Company Shareholders”	Section 2.1
“Company Shareholder Approval”	Section 3.18.1
“Company Shareholders Meeting”	Section 3.18.1
“Company Subsidiary Approvals”	Section 3.6.1
“Continuing Director”	Section 1.3.1
“D&O Insurance”	Section 5.16.2
“Default”	Section 3.17.2
“Diluted Share Amount”	Section 1.1.1
“Effective Time”	Section 1.5
“Environmental Laws”	Section 3.21
“Exchange Agent”	Section 2.2.1
“Exchange Fund”	Section 2.2.1
“Exchange Rate”	Section 1.1.1
“Extended Offer”	Section 1.1.1
“Fixed Exchange Rate”	Section 1.1.1
“Foreign Benefit Plan”	Section 3.12.1
“J.P. Morgan”	Section 1.2.1
“Manpower”	Preamble
“Manpower Approvals”	Section 4.1
“Manpower Balance Sheet”	Section 4.8.2
“Manpower Board”	Recitals
“Manpower Common Stock”	Section 4.5
“Manpower Disclosure Schedule”	Article 4
“Manpower Option”	Section 4.5
“Manpower Option Plan”	Section 4.5
“Manpower Preferred Stock”	Section 4.5
“Manpower Returns”	Section 4.11.1
“Manpower SEC Documents”	Section 4.7.1
“Manpower Shares”	Section 2.1.1
“Manpower Subsidiary Approvals”	Section 4.6
“Material Contract”	Section 3.17.1
“Material Foreign Benefit Plan”	Section 3.12.1
“Merger”	Section 1.4
“Merger Consideration”	Section 2.1.1
“Merger Sub”	Preamble
“Minimum Condition”	Section 1.1.1
“Offer”	Recitals
“Offer Documents”	Section 1.1.2
“Outside Date”	Section 7.1.2.1
“PBCL”	Recitals
“Post-Effective Amendment”	Section 5.4.1
“Preliminary Prospectus”	Section 1.1.2
“Proxy Statement”	Section 3.25
“Recommendations”	Section 3.18.3

“Registration Statement”	Section 1.1.2
“Representatives”	Section 5.6.1
“Schedule 14D-9”	Section 1.2.1
“SERP”	Annex B
“Special Committee”	Recitals
“Supplemental Plan”	Annex B
“Surviving Corporation”	Section 1.4
“Tender and Voting Agreement”	Recitals
“Third Quarter Balance Sheet”	Section 3.8.2
“Title IV Plan”	Section 3.12.3
“Transaction”	Recitals
“Transferred Employee”	Annex B
“UBS”	Section 1.2.1

Section 8.5 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.6 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to give effect to the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

Section 8.7 Entire Agreement. This Agreement (together with the Manpower and Company Disclosure Schedules, the annexes, exhibits and schedules hereto, and the other documents delivered pursuant hereto) constitutes the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, are not intended to confer upon any other Person any rights or remedies hereunder.

Section 8.8 Assignment. This Agreement shall not be assigned by operation of law or otherwise.

Section 8.9 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective permitted successors and assigns, and nothing in this Agreement, express or implied, other than pursuant to Section 5.16, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 8.10 Mutual Drafting. Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties.

Section 8.11 Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.

Section 8.11.1 This Agreement shall be governed by, and construed in accordance with, the Laws of the Commonwealth of Pennsylvania, without regard to laws that may be applicable under conflicts of laws principles.

Section 8.11.2 Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any Pennsylvania State court, or Federal court of the United States, sitting in Pennsylvania, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (A) agrees not to commence any such action or proceeding except in such courts, (B) agrees that any claim in respect of any such action or proceeding may be heard and determined in such Pennsylvania State court or, to the extent permitted by Law, in such Federal court, (C) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such Pennsylvania State or Federal court, and (D) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such Pennsylvania State or Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.2. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

Section 8.11.3 EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.11.3.

Section 8.12 Disclosure. Any matter disclosed in any section of a party’s Disclosure Schedule shall be considered disclosed for other sections of such Disclosure Schedule, but only to the extent such matter on its face would reasonably be expected to be pertinent to a particular section of a party’s Disclosure Schedule in light of the disclosure made in such section. The provision of monetary or other quantitative thresholds for disclosure does not and shall not be deemed to create or imply a standard of materiality hereunder.

Section 8.13 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 8.14 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

(Remainder of Page Intentionally Left Blank.)

IN WITNESS WHEREOF, Manpower, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

MANPOWER INC.

By:	/S/ JEFFREY A. JOERRES

Name: Jeffrey A. Joerres
Title: Chairman and Chief Executive Officer

By:	/S/ Michael J. Van Handel

Name: Michael J. Van Handel
Title: Executive Vice President and Chief Financial Officer

HOOSIER ACQUISITION CORP.

By:	/S/ JEFFREY A. JOERRES

Name: Jeffrey A. Joerres
Title: Chairman and Chief Executive Officer

By:	/S/ MICHAEL J. VAN HANDEL

Name: Michael J. Van Handel
Title: Executive Vice President and Chief Financial Officer

RIGHT MANAGEMENT CONSULTANTS, INC.

By:	/S/ RICHARD J. PINOLA

Name: Richard J. Pinola
Title: Chairman and Chief Executive Officer

By:	/S/ THEODORE A. YOUNG

Name: Theodore A. Young
Title: Secretary

ANNEX I

CONDITIONS TO THE OFFER

Notwithstanding any other provision of the Offer, subject to the terms of the Agreement, Merger Sub shall not be required to accept for exchange or exchange or deliver any shares of Manpower Common Stock for (subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Merger Sub’s obligation to pay for or return tendered shares of Company Common Stock after the termination or withdrawal of the Offer)) any shares of Company Common Stock tendered, if by the Appointment Time, (1) the Minimum Condition shall not have been satisfied, (2) the applicable waiting period under the HSR Act shall not have expired or been terminated or the applicable waiting periods, consents or clearances under the antitrust or competition Laws of any other jurisdiction shall not have expired, been terminated or been obtained, (3) the Registration Statement shall not have become effective under the Securities Act or shall be the subject of any stop order or proceedings seeking a stop order, (4) the shares of Manpower Common Stock to be issued in the Offer and the Merger shall not have been approved for listing on the NYSE, subject to official notice of issuance, and shall not be exempt from such requirement under then applicable laws, regulations and rules of the NYSE, (5) Manpower shall not have received (or Manpower shall have received and Godfrey & Kahn, S.C. shall have subsequently rescinded) an opinion of Godfrey & Kahn, S.C., in form and substance reasonably satisfactory to Manpower, on the basis of reasonable and customary representations and assumptions set forth in such opinion or in a certificate delivered by an officer of the Company or Manpower, and assuming that the Merger will occur under the terms set forth in this Agreement, to the effect that the Transaction will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, (6) the Company shall not have received (or the Company shall have received and Pepper Hamilton LLP, shall have subsequently rescinded) an opinion of Pepper Hamilton LLP, in form and substance reasonably satisfactory to the Company, on the basis of reasonable and customary representations and assumptions set forth in such opinion or in a certificate delivered by an officer of the Company or Manpower, and assuming that the Merger will occur under the terms set forth in this Agreement, to the effect that the Transaction will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, or (7) at any time on or after the date of the Agreement and prior to the acceptance for exchange of shares of Company Common Stock pursuant to the Offer, any of the following conditions exist and are continuing:

(a) there shall have been any action taken, or any statute, law, ordinance, rule, regulation, injunction, judgment, order or decree, entered, enacted, enforced, promulgated, issued or deemed applicable to the Offer or the Merger, by any Governmental Entity, other than the application of the waiting period provisions of the HSR Act to the Offer or the Merger, or there shall be pending or threatened any action, suit or proceeding by any Governmental Entity against Manpower, the Company, Merger Sub or any of their respective Subsidiaries, that seeks to (or there shall be pending any action, suit or proceeding by any other Person that is substantially likely to) (i) prohibit, or make illegal, the acceptance for payment of or payment for shares of Company Common Stock or the consummation of the Offer or the Merger, (ii) render Merger Sub unable to accept for payment or pay for some or all of the shares of Company Common Stock, (iii) impose material limitations on the ability of Manpower or Merger Sub effectively to exercise full rights of ownership of the shares of Company Common Stock, including the right to vote the shares of Company Common Stock purchased by it on all matters properly presented to the Company Shareholders, (iv) prohibit or impose any material limitations on Manpower’s direct or indirect ownership or operation (or that of any of its affiliates) of all or a material portion of their or the Company’s businesses or assets, (v) compel Manpower or its affiliates to dispose of or hold separate any portion of the business or assets of the Company or Manpower and or their respective Subsidiaries which would be material in the context of the Company and its Subsidiaries taken as a whole or Manpower and its Subsidiaries taken as a whole, (vi) oblige the Company, Manpower or any of their respective Subsidiaries to pay material damages or otherwise become subject to materially adverse consequences in connection with any of the transactions contemplated by the Agreement or (vii) otherwise result in a Company Material Adverse Effect (disregarding for this purpose the effect of clause (a) of the definition of such term) or, as a result of the transactions contemplated by the Agreement, a Manpower Material Adverse Effect;

(b) the Company shall have materially breached any of its covenants, obligations or agreements under the Agreement;

(c) (i) any representation or warranty of the Company set forth in the Agreement that is qualified as to materiality or Company Material Adverse Effect shall not have been true and correct as of the date of the Agreement or shall not be true and correct on and as of the Appointment Time with the same force and effect as if made as of such date, or (ii) any representation or warranty of the Company set forth in the Agreement that is not so qualified shall have not have been true and correct in all material respects as of the date of the Agreement or shall not be true and correct in all material respects on and as of the Appointment Time with the same force and effect as if made as of such date, except for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date of the Agreement shall be disregarded);

(d) except as set forth in the Company Disclosure Schedule, since December 31, 2002, there shall not have been a Company Material Adverse Effect or the occurrence of any event or the arising of any circumstance that would reasonably be expected to have a Company Material Adverse Effect; or

(e) the Merger Agreement shall have been terminated in accordance with its terms, which in the good faith judgment of Manpower, in any such case, makes it inadvisable to proceed with the Offer or the acceptance for payment of or payment for the shares of Company Common Stock.

The foregoing conditions are for the sole benefit of Manpower and Merger Sub and may, subject to the terms of Section 1.1 of the Agreement, be waived by Manpower and Merger Sub, in whole or in part at any time and from time to time, in the sole discretion of Manpower and Merger Sub. The failure by Manpower and Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

FINAL

ANNEX B

EMPLOYEE BENEFIT MATTERS

1. Conduct of Business Between Date of Signing the Agreement and the Effective Time. Between the date of signing of the Agreement and the Appointment Time (i) there will be no increases in base salary for employees of the Company or the Company Subsidiaries with agreements described in Item 2 of Section 3.12.1 of the Company Disclosure Schedule unless expressly agreed to by Manpower, (ii) there will be no increases in base salary for other employees of the Company or the Company Subsidiaries except for increases in base salary on an employee’s annual review date consistent with past practice; (iii) no bonuses or incentive payments will be paid to employees of the Company or the Company Subsidiaries, except for those pursuant to established plans previously disclosed to Manpower consistent with past practice, unless otherwise agreed between Manpower and the Company; (iv) no new programs, plans or agreements providing compensation or benefits for employees or directors of the Company or the Company Subsidiaries will be adopted or implemented, existing programs, plans or agreements will not be amended or modified except as required by applicable law, or as provided herein or in agreements executed by employees in connection herewith, and no further grants or awards will be made under existing plans, programs or agreements of the Company or the Company Subsidiaries, except as explicitly provided herein; (v) there will be no officer title promotions without Manpower’s consent, except that if an officer position becomes vacant, another officer may be promoted to that position if he or she assumes the former employee’s job responsibilities; (vi) no new consulting agreements or employment agreements will be granted to employees of the Company or the Company Subsidiaries and the existing agreements will not be amended, except as provided herein or in agreements executed simultaneously herewith; (vii) in no event will the Company make matching contributions to the Company’s 401(k) plan in excess of 25% of each participant’s elective deferrals up to 10% of pay or to the Company’s Non-Qualified Deferred Compensation Plan in excess of 25% of each participant’s elective deferrals up to 15% of pay, and the Company will not make any amendments or modifications to its qualified or nonqualified defined benefit plans or the 401(k) plan, other than amendments or modifications as provided herein or in agreements executed by employees in connection herewith, without first obtaining the consent of Manpower; (viii) the Company and the Company Subsidiaries will only pay severance to those employees who are terminated by their employer and then only in amounts and for a period consistent with past practice of the employer, but not as a result of the change in control contemplated herein; (ix) neither the Company nor the Company Subsidiaries shall establish a trust for purposes of funding any Company Plan and (x) the Company shall not directly or indirectly “involuntarily terminate” any employee or independent contractor such that such action will give rise to a severance payment under any agreement with such employee or independent contractor.

2. General.

(a) Transferred Employees. Those individuals who are employed by the Company or any of the Company Subsidiaries as of the Effective Time shall be hereinafter referred to as the “Transferred Employees.”

(b) Credit for Past Service. After the Effective Time, Manpower shall give or will cause Manpower’s Affiliates to give the Transferred Employees full credit for their prior service with the Company and the Company Subsidiaries (or any service credited as such in connection with a previous acquisition by the Company or any Company Subsidiary): (i) for purposes of eligibility (including without limitation initial participation and eligibility for current benefits) and vesting, but not for purposes of benefit accruals, under any qualified or nonqualified retirement or profit sharing plans maintained by Manpower in which Transferred Employees may be eligible to participate; and (ii) for all purposes under any welfare benefit plans, “cafeteria plans” (as defined in Code Section 125), vacation plans and similar arrangements maintained by Manpower. Notwithstanding anything contained herein to the contrary, Manpower will not give credit for prior service to Transferred Employees as regards Manpower’s retiree health plan.

(c) Waiver of Certain Limitations. Manpower will, or will cause Manpower’s Affiliates to, waive all limitations as to preexisting conditions and waiting periods with respect to participation and coverage requirements applicable to the Transferred Employees under any welfare benefit plans that such employees may be eligible to participate in after the Effective Time, other than limitations or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the Effective Time under any welfare plan maintained for the Transferred Employees immediately prior to the Effective Time. Notwithstanding the foregoing, the Transferred Employees still have to meet the service requirements (recognizing past service credit given in Section 2(b), above) and other eligibility criteria under the Manpower’s plans.

(d) Manpower’s Ability to Amend, Modify or Terminate Plans. Nothing contained in this Annex shall limit the right of Manpower or its Affiliates, at any time and from time to time, to amend, modify or terminate, in whole or in part, any of the plans referenced in this Annex, except that no such amendment shall nullify the provisions of this Annex B, and Manpower hereby reserves such right.

3. Employee Welfare and Retirement Plans. The Company’s existing health and dental plans and other employee welfare benefit plans shall remain in effect until at least the Effective Time. Thereafter, Transferred Employees will be integrated into Manpower’s health and dental plans and other employee welfare plans at a time determined on a plan-by-plan basis by Manpower in its sole discretion. If integration occurs during a plan year, Transferred Employees shall receive credit for co-pays, deductibles and similar limits. Until the Transferred Employees are integrated into Manpower’s plans, the respective Company plans shall remain in effect. If Manpower so requests, and as provided herein, the Company shall take the necessary and appropriate steps to terminate and/or discontinue further benefit accruals under any retirement plans of the Company, including the Company’s Supplemental Executive Retirement Plan, the Company’s Supplemental Deferred Compensation Plan and the Company’s Deferred Compensation Plan as of the Effective Time and, also, shall provide notice of cessation of such benefit accruals to affected plan participants at least 45 days in advance of the Effective Time, which notice shall satisfy applicable provisions of Section 4980F of the Internal Revenue Code (as implemented by IRS Regulation Section 54.4980F-1) and Section 204(h) of the Employee Retirement Income Security Act of 1974, as amended.

4. Supplemental Executive Retirement Plan. As of the Effective Time, the benefits to which Participants in the Company’s Supplemental Executive Retirement Plan (the “SERP”) are entitled shall become vested in accordance with Section 6.3 of the SERP and no further benefits shall be accrued under such plan. Neither the Company nor Manpower will fund the SERP at the Effective Time and neither will be obligated to fund the SERP after the Effective Time.

5. Supplemental Deferred Compensation Plan. As of the Effective Time, the Company shall establish trusts as required under Section 7 of the Supplemental Deferred Compensation Plans maintained by the Company for each of Messrs. Louchheim, Pinola and Smith (the “Supplemental Plans”). Amounts credited to the Deferred Benefit Accounts (as defined in each Supplemental Plan) shall become fixed as of the Effective Time and no further benefits shall be accrued under such plans. The trusts shall administer the payment of benefits in accordance with the Supplemental Plans.

6. Non-Qualified Plan Liabilities. On and after the Effective Time, Manpower will cause the Company to fulfill all its obligations under the SERP, the Supplemental Plans and the Company’s Non-Qualified Deferred Compensation Plan and will guaranty all the obligations of the Company thereunder.

7. Modification of Employment Agreement and Change in Control Agreement with Chief Executive Officer. On the date hereof, to encourage the Chief Executive Officer of the Company (the “CEO”) to remain employed following the Appointment Time, the Company shall enter into a new Employment Agreement with the CEO in the form attached hereto as Exhibit B-1 and a new change in Control Agreement with the CEO in the form attached hereto as Exhibit B-2, effective as of the Appointment Time.

8. Cessation of Chief Operating Officer’s Employment. On or about the Appointment Time, the Chief Operating Officer of the Company (“COO”) is expected to cease to be employed by the Company. On the date hereof, the Company will execute a Termination Agreement with the COO in the form attached hereto as Exhibit B-3 to clarify the COO’s rights upon that cessation of employment.

9. Consulting Agreements. There are no consulting agreements between the Company and its directors or former officers that cannot can be terminated upon reasonable notice without liability to the Company.

10. Third Party Beneficiaries. The Company and Manpower agree that each Transferred Employee is an intended third party beneficiary of this Annex B.

Exhibit B-1

Manpower Inc.

5301 North Ironwood Road

Milwaukee, Wisconsin 53217

December 10, 2003

Richard Pinola

1322 N. Tulip Dr.

West Chester, PA 19380

Dear Mr. Pinola:

We have agreed as follows with respect to the compensation to be paid and the other benefits to be provided to you in connection with your continuing employment by Right Management Consultants, Inc. (the “Company”). The terms of your employment provided in this compensation agreement (the “Compensation Agreement”) will become effective (the “Effective Date”) upon the Appointment Time, as that term is defined in a merger agreement by and between the Company, Manpower Inc. and Manpower Acquisition Corp., entered into as of the same date hereof (the “Merger Agreement”):

1. Term. The “Term” will be a period beginning on the Effective Date and ending on the Date of Termination, as defined in the letter to you of even date regarding other rights and obligations on termination of your employment (the “Change of Control Letter”).

2. Duties. You will continue to serve as Chief Executive Officer of the Company. In addition, from and after the Effective Time, as defined in the Merger Agreement, you will become involved in the executive management of Manpower through your involvement with Manpower’s Executive Management Team.

3. Base Compensation. You will be paid a base salary for your services during the Term at the rate of Five Hundred Fifty Thousand ($550,000) per year, as may be increased from time to time by the Company. Your base compensation will be paid in accordance with the Company’s regular payroll practices with respect to such compensation as in effect from time to time.

4. Incentive Bonus and Long-Term Incentive Plan. Effective as of the first day of the calendar quarter following the Effective Date, you will be eligible to receive incentive compensation for your services during the Term in accordance with the Annual Bonus Plan described on Exhibit A. In addition, you shall be eligible to receive compensation under the Long-Term Incentive Plan described on Exhibit B for the period described therein. Incentive bonuses for all periods ending before the first day of the calendar quarter following the Effective Date shall be paid pursuant to the bonus arrangement in effect immediately before the execution of this Compensation Agreement.

5. Option Grant. As of the Effective Date, you will be granted an option to purchase 150,000 shares of Manpower common stock at an exercise price equal to the most recent closing price for such shares prior to the Effective Date (the “Manpower Options”). Such options shall vest over four years with 20% vesting upon the two year anniversary of the Effective Date, 30% vesting on the three year anniversary of the Effective Date and the remaining 50% vesting on the four year anniversary of the Effective Date. Such options shall be granted subject to the terms customarily used in other option grants to Manpower executives except that notwithstanding such customary terms, all Manpower Options shall immediately vest on the date of your termination except upon the date of your termination with Cause or without Good Reason (both terms as defined in the Change of Control Letter).

6. Manpower Investment. During the Investment Period, you will hold and beneficially own that number of shares of Manpower common stock which have a value equivalent to Five Million Dollars ($5,000,000), based on the closing price for such shares on the business day immediately preceding the Effective Date (the “Manpower Investment”). The Investment Period shall be the three year period following the Effective Date except that such period shall terminate upon: (i) your termination of employment without Cause or for Good

Reason; (ii) a Change of Control; or, (iii) your death or disability. Cause, Good Reason and Change of Control shall have the meanings ascribed to them in the Change of Control Letter. You agree to hold the Manpower Investment in the form a stock certificate upon which Manpower shall place a restrictive legend reflecting the restrictions described herein.

7. Benefits.

(a) During the entire Term, the Company will provide you with, and you will be eligible for, all benefits of employment generally made available to the executives of the Company from time to time (collectively, the “Benefits Plans”), subject to and on a basis consistent with the terms, conditions and overall administration of such Benefit Plans. You will be considered for participation in Benefit Plans which by the terms thereof are discretionary in nature (such as stock option plans of Manpower) on the same basis as other executive personnel of the Manpower Group (defined below) of similar rank. You also will be entitled to vacations and perquisites in accordance with the Company’s policies as in effect from time to time for executives of the Company.

(b) Notwithstanding Section 7(a), the Company will continue to provide you with or reimburse you for your accounting services and financial planning services, all on the same basis as under the employment agreement between you and the Company as in effect immediately before the execution of this Compensation Agreement.

(c) You will continue to participate in the Company’s Nonqualified Deferred Compensation Plan until you are eligible to participate in a plan that will be similar to the one currently offered by Manpower.

8. Expenses. The Company will reimburse to you on a monthly basis for all traveling, hotel, entertainment and other expenses reasonably incurred by you in the proper performance of your duties during the Term, subject to your compliance with the guidelines and regulations concerning expense reimbursement issued by the Company, provided that it is understood that you will be entitled to travel first class and a Company-provided automobile on the same basis as under the employment agreement between you and the Company as in effect immediately before the execution of this Compensation Agreement.

9. SERP Benefit. Except as otherwise provided in this Section 9, the benefits payable to you under the Company’s Supplemental Executive Retirement Plan (“SERP”) are based on your average base salary for the three prior years. The Company agrees that the actuarial valuation of your benefit under the SERP will not be less than it would have been on the Effective Date and if your average base salary for the three years ending on the Effective Date were $830,000, so long as you are employed by the Company on the third anniversary date of the Effective Date, or your employment by the Company terminates before the third anniversary of the Effective Date for any reason other than termination with Cause or without Good Reason. In the event you are terminated with Cause or without Good Reason prior to the third anniversary of the Effective Date, the Company will fix the actuarial valuation of your benefit using the procedures described in the SERP for the period ending with the Effective Date.

10. Nondisclosure and Nonsolicitation.

(a) Nondisclosure.

(i) You will not, directly or indirectly, at any time during the term of your employment with the Company or any of Manpower or its direct or indirect subsidiaries (collectively, the “Manpower Group”) or during the two-year period following your termination of employment with the Manpower Group, use for yourself or others, or disclose to others, any Confidential Information (as defined below), whether or not conceived, developed, or perfected by you and no matter how it became known to you, unless (a) you first secure written consent of the Company to such disclosure or use, (b) the same shall have lawfully become a matter of public knowledge other than by your act or omission, or (c) you are ordered to disclose the same by a court of competent jurisdiction or are otherwise required to disclose the same by law, and you promptly notify the Company of such disclosure. “Confidential Information” shall mean all business information (whether or not in written form) which relates to any company in the Manpower Group and which is not known to the public generally (absent your disclosure), including but not limited to confidential knowledge, operating instructions, training materials and systems, customer lists, sales records and documents, marketing and sales strategies and plans, market surveys, cost and profitability analyses, pricing information, competitive strategies, personnel-related information, and supplier lists. This obligation will survive the termination of your employment for a period of two years and will not be construed to in any way limit the Company’s rights to protect confidential information which constitute trade secrets under applicable trade secrets law even after such two-year period.

(ii) Upon your termination of employment with the Manpower Group, or at any other time upon request of the Company, you will promptly surrender to the Company, or destroy and certify such destruction to the Company, any documents, materials, or computer or electronic records containing any Confidential Information which are in your possession or under your control.

(b) Nonsolicitation of Employees. You agree that you will not, at any time during the term of your employment with the Manpower Group or during the one-year period following your termination of employment with the Manpower Group, either on your own account or in conjunction with or on behalf of any other person, company, business entity, or other organization whatsoever, directly or indirectly induce, solicit, entice or procure any person who is an employee of any company in the Manpower Group, or has been such an employee within the three months preceding such action, to terminate his or her employment with the Manpower Group so as to accept employment elsewhere.

(c) Injunction. You recognize that irreparable and incalculable injury will result to the Manpower Group and its businesses and properties in the event of your breach of any of the restrictions imposed by Sections 10(a) - (b), above. You therefore agree that, in the event of any such actual, impending or threatened breach, the Company will be entitled, in addition to any other remedies and damages available to it, to temporary and permanent injunctive relief (without the necessity of posting a bond or other security) restraining the violation, or further violation, of such restrictions by you and by any other person or entity from whom you may be acting or who is acting for you or in concert with you.

11. Successors; Binding Agreement. This letter agreement will be binding on the Company and its successors and will inure to the benefit of and be enforceable by your personal or legal representatives, heirs and successors.

12. Notice. Notices and all other communications provided for in this letter will be in writing and will be deemed to have been duly given when delivered in person, sent by telecopy, or mailed by United States registered or certified mail, return receipt requested, postage prepaid, and properly addressed to the other party.

13. No Right to Remain Employed. Nothing contained in this letter will be construed as conferring upon you any right to remain employed by the Company or any member of the Manpower Group or affect the right of the Company or any member of the Manpower Group to terminate your employment at any time for any reason or no reason, subject to the obligations of the Company and the Manpower Group as set forth herein.

14. Modification. No provision of this letter may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing by you and the Company.

15. Withholding. The Company shall be entitled to withhold from amounts to be paid to you hereunder any federal, state, or local withholding or other taxes or charges which it is, from time to time, required to withhold under applicable law.

16. Controlling Law. This Compensation Agreement and all questions relating to its validity, interpretation and enforcement (including, without limitation, provisions concerning limitation of actions), shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, notwithstanding the conflicts-of-law doctrines of such state.

17. Provisions Separable. The provisions of this agreement are independent and separable from each other and no provision shall be rendered invalid or unenforceable by virtue of the fact that for any reason any other provision may be invalid or unenforceable in whole or part.

18. Previous Agreement. This Compensation Agreement and the Change of Control Letter will, effective upon the Effective Date, expressly supersede any and all previous agreements or understandings relating to your employment by the Company or the termination of such employment, and any such agreement or agreements shall, as of the Effective Date, have no further force or effect, except as specifically provided in this Compensation Agreement and the Change of Control Letter. Conditioned upon the Effective Date actually occurring, and effective as of the Effective Date, you expressly waive any rights or claims you may now have or that may have arisen in the future under such agreements, including, without limitation, any claim arising as a result of a change of control under your employment agreement dated December 12, 1995, as amended from time to time, and under your Change of Control Agreement dated August 7, 2002.

If you are in agreement with the foregoing, please sign and return one copy of this letter which will constitute our agreement with respect to the subject matter of this letter.

Sincerely, MANPOWER INC.

By:

Agreed as of the          day of December, 2003.

Richard Pinola

EXHIBIT A

Annual Bonus Plan

•	General. The following describes the Annual Bonus Plan that you will participate in during the Term. The Annual Bonus Plan is a bonus plan that combines both objective goals stated in terms of profit growth (60-90% of bonus potential) and Discretionary Goals (10-40% of bonus potential). The first Bonus Period shall begin with the first day of the calendar quarter following the Effective Date and shall end on December 31, 2004. Subsequent Bonus Periods shall be for the calendar years thereafter.

Bonus Levels

•	25% of Base Salary at Threshold.

•	50% of Base Salary at Target.

•	100% of Base Salary at Outstanding.

Definitions

•	The objective goal for Threshold is a 5% growth rate over the Base Economic Profit for the first Bonus Period and for all subsequent Bonus Periods, a growth rate to be set annually at the beginning of such Bonus Period over the prior Bonus Period Annualized Economic Profit.

•	The objective goal for Target is a 15% growth rate over the Base Economic Profit for the first Bonus Period and a 15% growth rate over the prior Bonus Period Annualized Economic Profit for all subsequent Bonus Periods.

•	The objective goal for Outstanding is a 25% growth rate over the Base Economic Profit for the first Bonus Period and for all subsequent Bonus Periods, a growth rate to be set annually at the beginning of such Bonus Period over the prior Bonus Period Annualized Economic Profit.

•	Base Economic Profit is an amount to be determined prior to the beginning of the first Bonus Period that will reflect the Company’s prior and projected operating results.

•	Economic Profit is net operating profit before taxes and interest of the Company and its subsidiaries on a consolidated basis, less a capital charge. The capital charge shall consist of a charge based on the capital employed by the Company times a pre-tax cost of capital of between 15% and 20%. Annualized Economic Profit is Economic Profit for a Bonus Period adjusted as appropriate to account for the fact a Bonus Period may be less than a full year.

•	Discretionary Goals are goals that will be considered in determining your Annual Bonus. Such Discretionary Goals shall be discussed between you and the Chief Executive Officer of Manpower at the beginning of each Bonus Period.

Calculation and Payment of Annual Bonus

•	The Annual Bonus shall be calculated for each Bonus Period based on your achieving the objective criteria established for the Threshold, Target and Outstanding opportunities (60-90% of the Annual Bonus) and your achieving the Discretionary Goals as determined by the Chief Executive Officer of Manpower (10-40% of the Annual Bonus).

•	Except as otherwise communicated to you at the beginning of a Bonus Period, performance between the Threshold and Target goals, and between the Target and Outstanding goals, will result in a payout that is linearly interpolated between such respective goals. Results in excess of the Outstanding goal will be capped such that results in excess of the Outstanding goal will result in the Outstanding bonus level. Performance that is below the Threshold goal will result in no Annual Bonus.

•	The Annual Bonus shall be paid within 90 days of the end of the applicable Bonus Period. If your employment is terminated for any reason other than for Cause or by you for other than Good Reason (both as defined in the Change of Control Letter), you shall be entitled to a prorated Annual Bonus in the year of your termination.

EXHIBIT B

Long-Term Incentive Plan

General

•	The following describes the Long-Term Incentive Plan (“LTIP”) you will participate in during the Bonus Periods occurring through, and including, the Bonus Period ending December 31, 2006 (the “LTIP Term”). The LTIP is a long-term bonus program pursuant to which you accumulate a bonus amount (the “LTIP Amount”) over the LTIP Term.

Bonus Calculation

•	For each Bonus Period during the LTIP Term, the LTIP Amount shall equal 10% of the amount of the excess of (i) the Company’s Economic Profit, less your Annual Bonus and less the LTIP Amount for such Bonus Period, over (ii) the Targeted Economic Profit for such Bonus Period. The Targeted Economic Profit shall be the minimum amount of Economic Profit necessary to achieve the objective goal for Target for the Annual Bonus for such Bonus Period. This LTIP Amount is determined for each Bonus Period but shall only be paid as described herein.

Payment Terms

•	Payment Date. The Company shall pay you the LTIP Amount accumulated during the LTIP Term on or promptly after the three-year anniversary of the Effective Date.

•	Termination. Payment of any of the LTIP Amount is dependent upon your being employed by the Company on the three-year anniversary of the Effective Date, provided, however, that in the event your employment terminates for any reason other than your termination with Cause or without Good Reason (both terms as defined in the Change of Control Letter) prior to such date, the Company shall pay you the LTIP Amount accumulated for the completed Bonus Periods prior to such termination date on a prorated basis for any interim period up to the termination date. Disability shall mean that you have become disabled and entitled to benefits under the terms of the long-term disability plan of Manpower.

Exhibit B-2

Manpower Inc.

5301 North Ironwood Road

Milwaukee, Wisconsin 53217

December 10, 2003

Richard Pinola

1322 N. Tulip Dr.

West Chester, PA 19380

Dear Mr. Pinola:

Manpower Inc. (the “Corporation”) desires to retain experienced, well-qualified executives, like you, to work for the Corporation and/or its contemplated subsidiary Right Management Consultants, Inc. (“Right”) to assure the continued growth and success of the Corporation and all of its direct and indirect subsidiaries (collectively, the “Manpower Group”). Accordingly, as an inducement for you to continue your employment in order to assure the continued availability of your services to the Manpower Group, we have agreed to the terms set forth in this letter agreement (the “Change of Control Letter”). The terms of this Change of Control Letter will become effective (the “Effective Date”) upon the Appointment Time, as that term is defined in a merger agreement by and between the Corporation, Right and the Manpower Acquisition Corp., entered into as of the same date hereof.

1. Definitions. For purposes of this Change of Control Letter:

(a) Cause. Termination by the Manpower Group of your employment with the Manpower Group for “Cause” will mean termination upon (i) your gross misconduct or (ii) your conviction or plea of guilty or nolo contendere to a crime which substantially relates to the circumstances of your position with the Manpower Group, is demonstrably and materially injurious to the Corporation or which has material adverse effect on the Manpower Group.

(b) Change of Control. A “Change of Control” will mean the first to occur of the following:

(i) the acquisition (other than from the Corporation), by any Person (as defined in Sections 13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), directly or indirectly, of beneficial ownership (within the meaning of Exchange Act Rule 13d-3) of more than 50% of the then outstanding shares of common stock of the Corporation or voting securities representing more than 50% of the combined voting power of the Corporation’s then outstanding voting securities entitled to vote generally in the election of directors; provided, however, no Change of Control shall be deemed to have occurred as a result of an acquisition of shares of common stock or voting securities of the Corporation (A) by the Corporation, any of its subsidiaries, or any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any of its subsidiaries or (B) by any other corporation or other entity with respect to which, following such acquisition, more than 60% of the outstanding shares of the common stock, and voting securities representing more than 60% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, of such other corporation or entity are then beneficially owned, directly or indirectly, by the persons who were the Corporation’s shareholders immediately prior to such acquisition in substantially the same proportions as their ownership, immediately prior to such acquisition, of the Corporation’s then outstanding common stock or then outstanding voting securities, as the case may be; or

(ii) the consummation of any merger or consolidation of the Corporation with any other corporation, other than a merger or consolidation which results in more than 60% of the outstanding shares of the common stock, and voting securities representing more than 60% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, of the surviving or consolidated corporation being then beneficially owned, directly or indirectly, by the persons who were the Corporation’s shareholders immediately prior to such merger or consolidation in substantially the same proportions as their ownership, immediately prior to such merger or consolidation, of the Corporation’s then outstanding common stock or then outstanding voting securities, as the case may be; or

(iii) the consummation of any liquidation or dissolution of the Corporation or the sale or other disposition of all or substantially all of the assets of the Corporation; or

(iv) individuals who, as of the date of this letter, constitute the Board of Directors of the Corporation (as of such date, the “Incumbent Board”) cease for any reason to constitute at least a majority of such Board; provided, however, that any person becoming a director subsequent to the date of this letter whose election, or nomination for election by the shareholders of the Corporation, was approved by at least a majority of the directors then comprising the Incumbent Board shall be, for purposes of this letter, considered as though such person were a member of the Incumbent Board but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest which was (or, if threatened, would have been) subject to Exchange Act Rule 14a-12(c); or

(v) whether or not conditioned on shareholder approval, the issuance by the Corporation of common stock of the Corporation representing a majority of the outstanding common stock, or voting securities representing a majority of the combined voting power of the outstanding voting securities of the Corporation entitled to vote generally in the election of directors, after giving effect to such transaction.

(vi) while you are employed by Right, the acquisition in any one transaction or series of transactions by one or more persons other than members of the Manpower Group (A) of all or substantially all of the assets of Right or (B) of more than 50% of the then outstanding shares of common stock of Right or voting securities representing more than 50% of the combined voting power of the then outstanding voting securities of Right entitled to vote generally in the election of directors.

Following the occurrence of an event which is not a Change of Control whereby there is a successor holding company to the Corporation, or, if there is no such successor, whereby the Corporation is not the surviving corporation in a merger or consolidation, the surviving corporation or successor holding company (as the case may be), for purposes of this letter, shall thereafter be referred to as the Corporation.

(c) Good Reason. “Good Reason” will mean, without your consent, the occurrence of any one or more of the following during the Term:

(i) a reduction in the duties assigned to you that is material based on your overall responsibilities and authority (ignoring incidental duties) prior to and after such reduction in duties, provided you object to such reduction in duties by written notice to the Corporation within twenty business days after it is made and the Corporation fails to cure, if necessary, within ten business days after such notice is given;

(ii) any material breach of the Compensation Agreement or this Change of Control Letter by the Corporation which remains uncured ten business days after you give written notice to the Corporation which specifies the breach;

(iii) any reduction in your base salary as in effect from time to time or a failure by the Manpower Group to provide an arrangement for you for any fiscal year of the Manpower Group giving you the opportunity to earn an incentive bonus for such year;

(iv) your being required by the Manpower Group to change the location of your principal office to one in excess of twenty-five miles from the Right’s home office in Pennsylvania provided you deliver a Notice of Termination to the Manpower Group within ninety days after you are notified of any such requirement to change location; or

(v) any reduction in the amount of the annual bonus received by you for a given fiscal year (calculated on a prorated basis for partial years) within two years after the occurrence of a Change of Control, as compared to the amount of the annual bonus received by you (prorated for comparison to partial years) for either of the two fiscal years of the Manpower Group immediately preceding the fiscal year in which a Change of Control occurred, unless the bonus for such given fiscal year is based on criteria to which you have agreed.

Your continued employment or failure to give Notice of Termination will not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason hereunder except as otherwise provided.

(d) Notice of Termination. Any termination of your employment by the Corporation and/or Right, or termination by you for Good Reason during the Term will be communicated by Notice of Termination to the other party hereto. A “Notice of Termination” will mean a written notice which specifies a Date of Termination (which date shall be on or after the date of the Notice of Termination) and, if applicable, indicates the provision in this letter applying to the termination and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated.

(e) Date of Termination. “Date of Termination” will mean the date specified in the Notice of Termination where required (which date shall be on or after the date of the Notice of Termination) or in any other case upon your ceasing to perform services for the Manpower Group.

(f) Protected Period. The “Protected Period” shall be a period of time determined in accordance with the following:

(i) if a Change of Control is triggered by an acquisition of shares of common stock of the Corporation pursuant to a tender offer, the Protected Period shall commence on the date of the initial tender offer and shall continue through and including the date of the Change of Control, provided that in no case will the Protected Period commence earlier than the date that is six months prior to the Change of Control;

(ii) if a Change of Control is triggered by a merger or consolidation of the Corporation with any other corporation, the Protected Period shall commence on the date that serious and substantial discussions first take place to effect the merger or consolidation and shall continue through and including the date of the Change of Control, provided that in no case will the Protected Period commence earlier than the date that is six months prior to the Change of Control; and

(iii) in the case of any Change of Control not described in clause (i) or (ii) above, the Protected Period shall commence on the date that is six months prior to the Change of Control and shall continue through and including the date of the Change of Control.

(g) Term. The “Term” will be a period beginning on the Effective Date and ending on the Date of Termination.

(h) Benefit Plans. “Benefit Plans” means all benefits of employment referenced in Section 7(a) of the Compensation Agreement, and the additional benefit described in Section 9 of the Compensation Agreement. All references in this Change of Control Letter to payments in accordance with the terms of the Benefit Plans shall be deemed to include amounts payable pursuant to Section 9 of the Compensation Agreement .

(i) Compensation Agreement. The “Compensation Agreement” means the letter of even date from the Corporation to you, as accepted by you, regarding your compensation and benefits.

2. Compensation and Benefits on Termination.

(a) Termination by the Corporation and/or Right for Cause or by You Other Than for Good Reason. If your employment with the Manpower Group is terminated by the Corporation and/or Right for Cause or by you other than for Good Reason, the Corporation and/or Right will pay you or provide you with (i) your full base salary as then in effect through the Date of Termination, (ii) any incentive compensation payable to you in accordance with the incentive compensation plans referred to in the Compensation Agreement and (iii) all benefits to which you are entitled under any Benefit Plans in accordance with the terms of such plans. The Manpower Group will have no further obligations to you.

(b) Termination by Reason of Disability or Death. If your employment with the Manpower Group terminates during the Term by reason of your disability or death, the Corporation and/or Right will pay you or provide you with (i) your full base salary as then in effect through the Date of Termination, (ii) any incentive compensation payable to you in accordance with the incentive compensation plans referred to in the Compensation Agreement and (iii) all benefits to which you are entitled under any Benefit Plans in accordance with the terms of such plans. The Corporation and/or Right shall be entitled to terminate your employment by reason of your disability if you become disabled and entitled to benefits under the terms of the long-term disability plan of the Corporation. The Manpower Group will have no further obligations to you.

(c) Termination for Any Other Reason.

(i) If your employment with the Manpower Group is terminated during the Term either (1) during a Protected Period or; (2) within two years after the occurrence of a Change of Control if the reason for your termination of employment is any reason not specified in Subsection 2(a) or (b), above; or  (3) within eighteen months of the Effective Date and the reason for your termination is any reason not specified in Subsection 2(a) above, you will be entitled to the following:

(A) the Corporation and/or Right will pay you your full base salary through the Date of Termination at the rate in effect at the time Notice;

(B) the Corporation and/or Right will pay you, your unpaid bonus, if any, attributable to any complete fiscal year of the Manpower Group ended before the Date of Termination;

(C) the Corporation and/or Right will pay you any incentive compensation payable to you in accordance with the incentive compensation plans referred to in the Compensation Agreement;

(D) the Corporation and/or Right will pay as a severance benefit to you a lump-sum payment equal to two times the sum of (i) your annual base salary in effect at the time Notice of Termination is given and (ii) the amount of your largest annual bonus in the three calendar year periods in which you earned a bonus immediately preceding the Date of Termination; and

(E) for a 24-month period after the Date of Termination, the Corporation and/or Right will arrange (i) to provide you with the benefits described in Paragraph 7(b) of the Compensation Agreement for the 24-month period following your Date of Termination; and (ii) to provide you and your eligible dependents, at the Corporation’s expense, with benefits under the medical, dental, life, and disability plans of the Manpower Group, or benefits substantially similar to the benefits you were receiving during the 90-day period immediately prior to the time Notice of Termination is given under the named plans; provided, however, that benefits otherwise receivable by you pursuant to this Subsection 2(c)(i)(E)(ii) will be reduced to the extent other comparable benefits are actually received by you during the 24-month period following your termination, and any such benefits actually received by you will be reported to the Corporation; provided, further that any insurance continuation coverage that you may be entitled to receive under the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”) will commence on the Date of Termination.

(ii) If your employment with the Manpower Group is terminated during the Term for any reason not specified in Subsection 2(a) or (b), above, and Subsection 2(c)(i) does not apply to the termination, you will be entitled to the following:

(A) the Corporation and/or Right will pay you your full base salary through the Date of Termination at the rate then in effect;

(B) the Corporation and/or Right will pay you, your unpaid bonus, if any, attributable to any complete fiscal year of the Manpower Group ended before the Date of Termination;

(C) the Corporation and/or Right will pay you any incentive compensation payable to you in accordance with the incentive compensation plans referred to in the Compensation Agreement;

(D) the Corporation and/or Right will pay as a severance benefit to you a lump-sum payment equal to the amount of your annual base salary as then in effect plus the amount of your largest annual bonus for the three calendar years of the Corporation immediately preceding the Date of Termination; and

(E) for the twelve-month period after the Date of Termination, you and your eligible dependents will continue to receive benefits under the medical and dental plans of the Corporation as if your employment by the Corporation and/or Right did not terminate; provided, that the payments or benefits otherwise receivable by you pursuant to this Subsection 2(c)(ii)(E) will be reduced to the extent other comparable payments or benefits are actually received by you during the twelve-month period following your termination, and any such payments or benefits actually received by you will be reported to the Corporation; and provided, further that any insurance continuation coverage that you may be entitled to receive under COBRA or similar state laws will commence on the Date of Termination;

The amounts paid to you pursuant to Subsection 2(c)(i)(D) or 2(c)(ii)(D) will not be included as compensation for purposes of any qualified or nonqualified pension or welfare benefit plan of the Manpower Group. Notwithstanding the above, if the Corporation, based on advice of its legal or tax counsel, determines that any of the amounts otherwise to be paid to you pursuant to Subsection 2(c)(i)(D) or 2(c)(ii)(D), when added to any other payment or benefit received or to be received by you in connection with the Change of Control or the termination of your employment, will be subject to the excise tax imposed by section 4999 of the Internal Revenue Code (or any similar tax that hereafter may be imposed), the amounts otherwise to be paid to you pursuant to Subsection 2(c)(i)(D) or 2(i)(ii)(D) will be reduced to the maximum amount that will result in no portion of the amounts to be paid to you pursuant to Subsection 2(c)(i)(D) or 2(c)(ii)(D) being subject to such excise tax. Notwithstanding the foregoing, the reduction of benefits described above in the previous sentence shall not apply in the event that the provisions in Subsection 2(d)(i) below apply because of an Option Acceleration.

(d) Golden Parachute Tax.

(i) Notwithstanding anything contained in this Change of Control Letter to the contrary, in the event that the accelerated vesting of stock options which were granted to you by the Corporation on the Effective Date (the “Manpower Options” and the “Option Acceleration”) causes any payment or distribution to or for your benefit from the Corporation or any affiliate of the Corporation (a “Payment” or “Payments”) to become subject to the excise tax imposed by section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), or any interest or penalties are incurred by you with respect to such excise tax (such excise tax, together with any interest and penalties, are collectively referred to as the “Excise Tax”), then you shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by you of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax, imposed upon the Gross-Up Payment, you retain an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. For these purposes, the Manpower Options will cause a payment to be subject to the Excise Tax if Payments would not be subject to the Excise Tax if there Option Acceleration is not considered but such Payments do become subject to the Excise Tax when the Option Acceleration is considered.

(ii) A determination shall be made as to whether and when a Gross-Up Payment is required pursuant to this Section 2(d) and the amount of such Gross-Up Payment, such determination to be made within fifteen business days of the Date of Termination, or such other time as requested by the Corporation or by you (provided you reasonably believe that any of the Payments may be subject to the Excise Tax). Such determination shall be made by a national independent accounting firm selected by you (the

“Accounting Firm”). All fees, costs and expenses (including, but not limited to, the cost of retaining experts) of the Accounting Firm shall be borne by the Corporation and the Corporation shall pay such fees, costs and expenses as they become due. The Accounting Firm shall provide detailed supporting calculations, acceptable to you, both to the Corporation and you. The Gross-Up Payment, if any, as determined pursuant to this Subsection 2(d)(ii) shall be paid by the Corporation to you within five business days of the receipt of the Accounting Firm’s determination. Any such initial determination by the Accounting Firm of whether or when a Gross-Up Payment is required and, if such a payment is required, the amount thereof shall be binding upon the Corporation and you subject to the application of Subsection 2(d)(iii).

(iii) As a result of the uncertainty in the application of sections 4999 and 280G of the Code, it is possible that a Gross-Up Payment (or a portion thereof) will be paid which should not have been paid (an “Overpayment”) or a Gross-Up Payment (or a portion thereof) which should have been paid will not have been paid (an “Underpayment”). An Underpayment shall be deemed to have occurred upon notice (formal or informal) to you from any governmental taxing authority that your tax liability (whether in respect of your then current taxable year or in respect of any prior taxable year) may be increased by reason of the imposition of the Excise Tax on a Payment or Payments with respect to which the Corporation has failed to make a sufficient Gross-Up Payment. An Overpayment shall be deemed to have occurred upon a “Final Determination” (as hereinafter defined) that the Excise Tax shall not be imposed upon a Payment or Payments with respect to which you had previously received a Gross-Up Payment. A Final Determination shall be deemed to have occurred when you have received from the applicable governmental taxing authority a refund of taxes or other reduction in your tax liability by reason of the Overpayment and upon either (A) the date a determination is made by, or an agreement is entered into with, the applicable governmental taxing authority which finally and conclusively binds you and such taxing authority, or in the event that a claim is brought before a court of competent jurisdiction, the date upon which a final determination has been made by such court and either all appeals have been taken and finally resolved or the time for all appeals has expired or (B) the expiration of the statute of limitations with your applicable tax return. If an Underpayment occurs, you shall promptly notify the Corporation and the Corporation shall pay to you at least five business days prior to the date on which the applicable governmental taxing authority has requested payment, an additional Gross-Up Payment equal to the amount of the Underpayment plus any interest and penalties imposed on the Underpayment. If an Overpayment occurs, the amount of the Overpayment shall be treated as a loan by the Corporation to you and you shall, within ten business days of the occurrence of such Overpayment, pay to the Corporation the amount of the Overpayment plus interest at an annual rate equal to the rate provided for in section 1274(b)(2)(B) of the Code from the date the Gross-Up Payment (to which the Overpayment relates) was paid to you.

(iv) Notwithstanding anything contained in this letter to the contrary, in the event it is determined that an Excise Tax will be imposed on any Payment or Payments, the Corporation shall pay to the applicable governmental taxing authorities as Excise Tax withholding, the amount of the Excise Tax that the Corporation has actually withheld from the Payment or Payments.

(e) Payment. The payments provided for in Subsections 2(c) or 2(d), above, will be made not later than the later of (i) the tenth business day following the Date of Termination or (ii) the date on which the Release referred to in Section 2(f) becomes irrevocable. If any of such payments is not made when due (hereinafter a “Delinquent Payment”), in addition to such principal sum, the Corporation will pay you interest on any and all such Delinquent Payments from the date due computed at the prime rate, compounded monthly. If any of such payments is not made when due (hereinafter a “Delinquent Payment”), in addition to such principal sum, the Corporation and/or Right will pay you interest on any and all such Delinquent Payments from the date due computed at the prime rate, plus 5%, as published in the Midwest edition of The Wall Street Journal, compounded monthly.

(f) Release of Claims. Notwithstanding the foregoing, neither the Corporation or Right will pay you, and you have no right to receive, any benefits described in Section 2, above, unless and until you execute, and there shall be effective following any statutory period for revocation, a release, in substantially the form attached as Exhibit A to this Change of Control Letter.

(g) Forfeiture. Notwithstanding the foregoing, your right to receive the payments and benefits to be provided to you under this Section 2 beyond those described in Subsection 2(a), above, is conditioned upon your performance of the obligations stated in Section 3, below, and in Section 9 of the Compensation Agreement, and upon your breach of any such obligations, you will immediately return to the Corporation the amount of such payments and benefits and you will no longer have any right to receive any such payments or benefits.

3. Noncompetition Agreement.

(a) Noncompetition. During the term of your employment with the Manpower Group, you will not assist any competitor of any company in the Manpower Group in any capacity. During the one-year period which immediately follows the termination of your employment with the Manpower Group, you will not, directly or indirectly, provide services or assistance of a nature similar to the services provided to the Manpower Group during the term of your employment with the Manpower Group to any entity engaged in the business of providing temporary staffing services anywhere in the United States or any other country in which the Manpower Group conducts business as of the Date of Termination which has, together with its affiliated entities, annual revenues from such business in excess of $500,000,000. In addition, during the one-year period which immediately follows the termination of your employment with the Manpower Group, you will not, directly or indirectly, provide services or assistance of a nature similar to the services provided to Right during the term of your employment with the Manpower Group to any entity engaged in the business of providing career transition and organizational consulting anywhere in the United States or any other country in which Right conducts business as of the Date of Termination which has, together with its affiliated entities, annual revenues from such business in excess of $100,000,000. You acknowledge that the scope of this limitation is reasonable in that, among other things, providing any such services or assistance during such one-year period would permit you to use unfairly your close identification with the Manpower Group and/or Right and would involve the use or disclosure of confidential information pertaining to the Manpower Group.

(b) Injunction. You recognize that irreparable and incalculable injury will result to the Manpower Group and its businesses and properties in the event of your breach of any of the restrictions imposed by Subsection 3(a), above. You therefore agree that, in the event of any such actual, impending or threatened breach, the Corporation and/or Right will be entitled, in addition to the remedies set forth in Subsection 2(h), above, and any other remedies and damages, to temporary and permanent injunctive relief (without the necessity of posting a bond or other security) restraining the violation, or further violation, of such restrictions by you and by any other person or entity from whom you may be acting or who is acting for you or in concert with you.

(c) Nonapplication. Notwithstanding the above, this Section 3 will not apply if your employment with the Corporation and/or Right is terminated by you for Good Reason or by the Corporation without Cause either during a Protected Period or within two years after the occurrence of a Change of Control.

4. Vesting of Options. Except in the event the termination of your employment is for Cause or without Good Reason, any unvested options you hold on the Termination Date will vest and become immediately exercisable at such time.

5. Unemployment Compensation. The severance benefits provided for in Subsection 2(c)(i)(D) will be assigned for unemployment compensation benefit purposes to the two-year period following the Date of Termination, and the severance benefits provided for in Subsection 2(c)(ii)(D) will be assigned for unemployment compensation purposes to the one-year period following the Date of Termination, and you will be ineligible to receive, and you agree not to apply for, unemployment compensation during such periods.

6. No Mitigation. You will not be required to mitigate the amount of any payment or benefit provided for in Section 2 by seeking other employment or otherwise, nor will the amount of any payment provided for in

Section 2, unless otherwise provided herein, be reduced by any compensation earned by you as the result of employment by another employer after the Date of Termination, or otherwise.

7. Nondisparagement. Upon your termination of employment with the Manpower Group for any reason, the Manpower Group agrees to maintain a positive and constructive attitude and demeanor toward you, and agrees to refrain from making any derogatory comments or statements of a negative nature about you. Upon your termination of employment with the Manpower Group for any reason, you agree to maintain a positive and constructive attitude and demeanor toward the Manpower Group, and agree to refrain from making derogatory comments or statements of a negative nature about the Manpower Group, its officers, directors, shareholders, agents, partners, representatives and employees, to anyone. However, the foregoing will not preclude Manpower and/or Right from providing truthful information about you concerning your employment or termination of employment with the Manpower in response to an inquiry from a prospective employer in connection with your possible employment, and will not preclude either party from providing truthful testimony pursuant to subpoena or other legal process or in the course of any proceeding that may be commenced for purposes of enforcing this agreement.

8. Successors; Binding Agreement. This Change of Control Letter will be binding on the Corporation and its successors and will inure to the benefit of and be enforceable by your personal or legal representatives, heirs and successors.

9. Notice. Notices and all other communications provided for in this letter will be in writing and will be deemed to have been duly given when delivered in person, sent by telecopy, or mailed by United States registered or certified mail, return receipt requested, postage prepaid, and properly addressed to the other party.

10. No Right to Remain Employed. Nothing contained in this letter will be construed as conferring upon you any right to remain employed by the Corporation or any member of the Manpower Group or affect the right of the Corporation or any member of the Manpower Group to terminate your employment at any time for any reason or no reason, subject to the obligations of the Corporation and the Manpower Group as set forth herein.

11. Modification. No provision of this letter may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing by you and the Corporation.

12. Withholding. The Corporation shall be entitled to withhold from amounts to be paid to you hereunder any federal, state, or local withholding or other taxes or charges which it is, from time to time, required to withhold under applicable law.

13. Previous Agreement. This letter, upon acceptance by you, and the Compensation Agreement expressly supersedes any and all previous agreements or understandings relating to your employment by the Corporation, Right or any other of the Manpower Group or the termination of such employment, and any such agreement or agreements shall, as of the date of your acceptance, have no further force or effect.

14. Controlling Law. This Change of Control Letter and all questions relating to its validity, interpretation and enforcement (including, without limitation, provisions concerning limitations of actions), shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, notwithstanding the conflicts-of-law doctrines of such state.

15. Provisions Separable. The provisions of this agreement are independent and separable from each other and no provision shall be rendered invalid or unenforceable by virtue of the fact that for any reason any other provision may be invalid or unenforceable in whole or part.

If you are in agreement with the foregoing, please sign and return one copy of this letter which will constitute our agreement with respect to the subject matter of this letter.

Sincerely,

MANPOWER INC.

By:

Agreed as of the day of , 2003.

Richard Pinola

Richard Pinola

December 10, 2003

Exhibit A

COMPLETE AND PERMANENT RELEASE

The undersigned, formerly an employee of Manpower Inc. (“Manpower”) and Right Management Consultants, Inc. (“Right”) (the “Employee”), has entered into a Change of Control Letter with Manpower dated as of December 10, 2003, as amended from time to time (the “Change of Control Letter”), part of the consideration for which is that Employee execute this Complete and Permanent Release and not revoke it within the statutory period for revocation.

Employee, by signing below, hereby agrees that execution of this Release operates to, and hereby does, release Right and Manpower, their parent corporations, their subsidiaries and affiliates, their predecessors in interest and their present, future or former employees, officers, directors, stockholders, representatives, agents, successors and assigns (the “Released Parties”) from all claims or demands and all rights to any monetary payment or recovery (the “Claims”) the Employee has had, presently has or may have, arising out of the Employee’s employment with Right or Manpower or the termination of that employment, which Claims are based on facts or circumstances existing prior to the date the Employee signs this Release, regardless of whether such facts or circumstances are currently known or unknown by the Employee, including, without limitation, a release of any Claims the Employee may have based on the Pennsylvania Human Relations Act, the Pennsylvania Equal Pay Law, the Pennsylvania Wage Payment and Collection Law, the Pennsylvania Minimum Wage Act of 1968, the Civil Rights Act of 1866, as amended, the Civil Rights Act of 1991, as amended; the Age Discrimination in Employment Act of 1967, as amended; Title VII of the Civil Rights Act of 1964, as amended; the Americans with Disabilities Act; the Equal Pay Act of 1963, any and all laws of any state concerning wages, employment and discharge; any state or local municipality fair employment statutes or laws; and any other law, rule, regulation or ordinance or common law cause of action, whether arising in contract or tort, pertaining to employment, terms and conditions of employment, or termination of employment. Nothing in this Release shall affect the rights and responsibilities of the Equal Employment Opportunity Commission (the “EEOC”) to enforce the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967, as amended, or any other applicable law. Nothing in this Release shall adversely affect the Employee’s rights to enforce his rights to receive post-termination benefits payable to him pursuant to Section 2 of the Change of Control Letter or his rights to receive benefits under any qualified or nonqualified employee benefit plans and arrangements of Right in which he participated prior to the merger of the Manpower Merger Sub into Right (the “Merger”) including, the Employee’s Supplemental Deferred Compensation Agreement, the Employee’s benefits under the Right Supplemental Executive Retirement Plan, and the Employee’s benefits under the Right Nonqualified Deferred Compensation Plan.

Employee hereby irrevocably and unconditionally releases and forever discharges the Released Parties and all persons acting by, through, under, or in concert with any of them from any and all charges, complaints, claims, and liabilities of any kind or nature whatsoever, known or unknown, suspected or unsuspected which Employee had or claimed to have or which Employee may have or claim to have regarding events that have occurred as of or before the last day of Employee’s employment with the Released Parties.

The Employee has twenty-one (21) days from the date the Employee receives this Release to sign and return this Release to Manpower, but in no event may the Employee sign this Release prior to the first day subsequent to the termination of his employment with Manpower or Right. By signing below, the Employee agrees to and acknowledges that the payments pursuant to the Change of Control Letter (a) are in lieu of any amount that such Employee would otherwise receive under any other severance plan of Manpower and Right, (b) shall not be taken into account for purposes of determining benefits under any retirement, deferred compensation, welfare or other benefit plans of Right or Manpower, whether qualified or nonqualified and (c) shall be reduced by any Federal, State or local withholding or other taxes as required under applicable law.

Notwithstanding the foregoing, this Complete and Permanent Release does not waive rights, if any, the Employee or his successors and assigns may have under or pursuant to, or release the Released Parties from obligations, if any, they may have to the Employee or to his successors and assigns on claims arising out of, related to or asserted under or pursuant to, any officers and directors’ insurance coverage, any indemnity agreement between Right or Manpower and the Employee or any rights to indemnification contained in or acquired pursuant to any provision of the certificate of incorporation or by-laws of Right, Manpower or applicable law.

Payments will be made in accordance with the Change of Control Letter except in no event will the payments under the Change of Control Letter commence before the expiration of the period allowable for revocation as set forth below. Upon execution, this Release should be returned to the Human Resources Department of Manpower at 5301 North Ironwood Road, Milwaukee, Wisconsin 53217. The Employee has seven (7) calendar days from the date that the Employee signs this Release to revoke this Release by giving written notice of the Employee’s intent to do so to Manpower. Such revocation will not be effective unless written notice of the revocation is, via mail or hand delivery, directed to and received by                      at                     , on or before 5:00 p.m. Central Time on the seventh (7th) calendar day following the date you signed this document. If delivered by mail, such revocation will be deemed as received on the date the revocation is mailed provided that it is (i) postmarked within the 7-day Revocation Period, (ii) properly addressed as provided above, and (iii) sent by certified mail, return receipt requested. This Release shall not become effective or enforceable until this seven (7) day period has expired. If the Employee revokes this Release, the Employee will not receive the Payments.

The Employee is advised to consult with an attorney before signing this Release.

AGREED TO AND ACCEPTED THIS      DAY OF                     , 20    .

Richard Pinola

MANPOWER INC.

By:

Its:

Exhibit B-3

Right Management Consultants, Inc.

1818 Market Street

Philadelphia, PA 19103

December 10, 2003

John Gavin

1612 Claudia Way

North Wales, PA 19454

Dear Mr. Gavin:

This will confirm our understanding concerning the termination of your employment with Right (the “Company”). The Company is involved in discussions with Manpower Inc. (“Manpower”), which would result in a change of control, as that term is defined in your Change of Control Agreement dated August 7, 2002. The date of which the change in control would take place is the date Manpower would appoint a number of new directors to the board of directors of the Company who constitute a majority of the board of directors of the Company (the “Appointment Date”). You have indicated that you would decline an opportunity to be employed with the Company after the Appointment Date.

You and the Company agree that effective on the date you terminate your employment with the Company (the “Termination Date”), which will be after December 31, 2003 and not more than 60 days after the Appointment Date, to the following:

1. The Company will pay you your unpaid current base salary, including your accrued, but unused vacation time through the Termination Date. The Company will reimburse you for any and all business expenses properly submitted for payment through the Termination Date.

2. You and the Company acknowledge that you will retain all your vested rights as of the Termination Date in the Company’s 401(k)/retirement plan, and that, as of the Termination Date, notwithstanding any provision in any of the following plans, programs or arrangements to the contrary, you shall be fully vested in all stock options granted to you under the Company’s Stock Option Plan(s) that remain unexercised as of the Termination Date, and fully vested in your accrued benefit under each of the Company’s Nonqualified Deferred Compensation Plan, the Company’s Employee Stock Purchase Plan, the Company’s Supplemental Deferred Compensation Agreement and the Company’s Supplemental Executive Retirement Plan.

3. Within thirty (30) days of the Termination Date, the Company shall pay you, in a single cash lump sum, subject to required tax withholding, the sum of (i) the amount credited to your bookkeeping account under the Company’s Nonqualified Deferred Compensation Plan, (ii) the amount credited to your bookkeeping account under the Company’s Supplemental Deferred Compensation Agreement and (iii) the present value of your accrued benefit under the Company’s Supplemental Executive Retirement Plan, as determined based on the assumptions stated in Exhibit B, which is incorporated herein by this reference.

4. The Company shall pay to you an amount of severance pay calculated in accordance with the calculation set forth on Exhibit A, which is incorporated herein by this reference. Such severance pay shall be subject to required tax withholding and will be paid to you in a lump sum within thirty (30) days of the Termination Date. The severance payment, together with any other payments described herein are not expected to result in an “excess parachute payment” such that you would be entitled to a gross up payment as described in your Change of Control agreement with the Company. In the event the payments would constitute an excess parachute payment, you shall also be entitled to a gross up payment as described in your Change of Control Agreement.

5. The Company shall continue to provide you with the same level of life insurance and health (i.e., medical, vision and dental) coverage as in effect for you on the day immediately preceding the Termination Date for a period of twenty-four (24) months following the Termination Date. In addition, the Company shall continue to provide you with the same level of financial planning and accounting services, reimbursement of country club dues and a Company-provided automobile (comparable to the automobile provided to you by the Company at the date of execution of this Agreement) for a period of twenty-four (24) months following the Termination Date.

6. The Company shall provide you with outplacement support services for a period of twelve (12) months following the Termination Date.

7. As of the Termination Date you will have returned to the Company all of its property within your possession or control, with the exception of the Company automobile currently in your possession. Company property includes, but is not limited to, the following: counseling materials, advertising materials, sales information, data processing reports, customer sales analyses, invoices, price lists or information, samples or any other materials or data of any kind furnished to you by the Company or developed by you on behalf of the Company or at the Company’s direction or for the Company’s use or otherwise in connection with your employment.

8. Upon the completion of the twenty-four (24) month period following the Termination Date, you shall make your Company-provided automobile available for return to the Company.

9. You acknowledge and agree that the restrictive covenants contained in Paragraph 9 of your Employment Agreement entered into January 1, 1999, as amended, contain post-employment obligations which you will remain bound by, and that such obligations in their entirety shall remain in full force and effect after the Termination Date.

10. You acknowledge and agree that the payments and benefits expressly granted to you in this document are all that you are entitled to under any agreement, verbal or otherwise, including but not limited to your Employment Agreement entered into January 1, 1999, and last amended January 1, 2002, and your Change Of Control Agreement entered into August 7, 2002, and you expressly waive any and all claims to any other benefits.

11. This document constitutes the complete understanding between you and the Company concerning the subject matter hereof and supersedes all prior agreements, understandings and practices, concerning such matters, including, but not limited to, any Company personnel documents, handbooks, or policies and any prior customs or practices of the Company; provided, however, that you remain bound by any confidentiality and other restrictive covenant obligations to which you have previously agreed in accordance with their terms.

12. As of the Termination Date, you will submit a signed certificate stating that the conditions described herein have been complied with and that you have received all benefits and compensation as described herein.

13. This document and its interpretation shall be governed and construed in accordance with the laws of Pennsylvania and shall be binding upon the parties hereto and their respective successors and assigns.

14. All payments to be made hereunder shall be subject to withholding for taxes as may be required by law.

Nothing in this agreement should be construed as an admission of wrongdoing or liability on the part of either the Company or any other individual or entity.

If the foregoing is acceptable, please sign and return this document to me no later than December 10, 2003.

Very truly yours,

RIGHT MANAGEMENT CONSULTANTS, INC.

By:

I agree with and accept the terms contained in this proposal and agree to be bound by them.

Dated this day of December, 2003.

Time:

John Gavin

Exhibit A—Severance Pay

Severance pay shall equal the sum total of the following two elements:

(1) An amount equal to the greater of:

(a) Two times the average of (i) your base salary for 2001 and your bonus earned in 2001 and paid in 2002; (ii) your base salary for 2002 and your bonus earned in 2002 and paid in 2003; and, (iii) your base salary for 2003 and your bonus earned in 2003 and paid in 2004, or

(b) Two times your base salary for 2003 and bonus earned in 2003 and paid in 2004.

(2) An amount equal to the greater of:

(a) The target bonus for year 2004, pro-rated from the start of the fiscal year to the Termination Date; or

(b) The bonus based on the annualized year to date financial results of the Company, pro-rated to reflect the portion of the year from the start of the fiscal year to the Termination Date.

Exhibit B—Assumptions for Determining Present Value of Payment under Company’s

Supplemental Executive Retirement Plan

•	Age of Participant at Retirement—65

•	Age of Participant at Death—83

•	Frequency of Payments—annually

•	Discount Rate—5-Year United State Treasury Note rate as published on the first day of the month immediately preceding the Termination Date.

EXHIBIT 5.21

AFFILIATE LETTER

Manpower Inc.

5301 North Ironwood Road

Milwaukee, Wisconsin 53217

Attn: Michael J. Van Handel

Gentlemen:

I have been advised that as of the date of this letter I may be deemed to be an “affiliate” of Right Management Consultants, Inc., a Pennsylvania corporation (the “Company”), as the term “affiliate” is defined for purposes of paragraphs (c) and (d) of Rule 145 of the Rules and Regulation (the “Rules and Regulations”) of the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). Pursuant to the terms of the Agreement and Plan of Merger dated as of December     , 2003 (the “Agreement”), by and among Manpower Inc., a Wisconsin corporation (“Manpower”), Hoosier Acquisition Corp., a Pennsylvania Corporation and wholly owned subsidiary of Manpower (“Merger Sub”) and the Company, Manpower will acquire all of the outstanding shares of Company common stock, par value $0.01 per share (the “Company Securities”) in an exchange offer (the “Exchange Offer”) and subsequent merger (together with the Exchange Offer, the “Transaction”).

As a result of the Transaction, I may receive shares of Manpower common stock, par value $0.01 per share (the “Manpower Securities”). I would receive such shares in exchange for, respectively, shares owned by me of the Company Securities.

I represent, warrant and covenant to Manpower that in the event I receive any Manpower Securities as a result of the Transaction:

A. I shall not make any sale, transfer or other disposition of the Manpower Securities in violation of the Act or the Rules and Regulations.

B. I have carefully read this letter and the Agreement and discussed its requirements and other applicable limitations upon my ability to sell, transfer or otherwise dispose of Manpower Securities to the extent I felt necessary, with my counsel or counsel for the Company.

C. I have been advised that the issuance of Manpower Securities to me pursuant to the Transaction is to be registered with the Commission under the Act on a Registration Statement on Form S-4. However, I have also been advised that since, at the time the commencement of the Exchange Offer, I may be deemed to have been an affiliate of the Company and the distribution by me of the Manpower Securities has not been registered under the Act, and that I may not sell, transfer or otherwise dispose of Manpower Securities issued to me in the Transaction unless (i) such sale, transfer or other disposition has been registered under the Act, (ii) such sale, transfer or other disposition is made in conformity with the volume and other limitations of Rule 145 promulgated by the Commission under the Act, or (iii) in the opinion of counsel reasonably acceptable to Manpower, such sale, transfer or other disposition is otherwise exempt from registration under the Act.

D. I understand that Manpower is under no obligation to register the sale, transfer or other disposition of the Manpower Securities by me or on my behalf under the Act or to take any other action necessary in order to make compliance with an exemption from such registration available.

E. I also understand that stop transfer instructions will be given to Manpower’s transfer agents with respect to the Manpower Securities and that there will be placed on the certificates for the Manpower Securities issued to me, or any substitutions therefor, a legend stating in substance:

“THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES REPRESENTED BY THIS CERTIFICATE MAY ONLY BE TRANSFERRED IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT DATED                          BETWEEN THE REGISTERED HOLDER HEREOF AND MANPOWER, A COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICES OF MANPOWER.”

F. I also understand that unless the transfer by me of my Manpower Securities has been registered under the Act or is a sale made in conformity with the Provisions of Rule 145, Manpower reserves the right to put the following legend on the certificates issued to my transferee:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND WERE ACQUIRED FROM A PERSON WHO RECEIVED SUCH SHARES IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SHARES HAVE BEEN ACQUIRED BY THE HOLDER NOT WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY DISTRIBUTION THEREOF WITHIN THE MEANING OF SECURITIES ACT OF 1933 AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933.”

It is understood and agreed that the legends set forth in paragraph E and F above shall be removed by delivery of substitute certificates without such legend if the undersigned shall have delivered to Manpower a copy of a letter from the staff of the Commission, or an opinion of counsel in form and substance reasonably satisfactory to Manpower, to the effect that such legend is not required for purposes of the Act.

Very truly yours,

Name:

Accepted this day of , 2003 by
MANPOWER INC.

By:

Name:
Title:

SCHEDULE I

INFORMATION CONCERNING DIRECTORS AND EXECUTIVE OFFICERS

OF

MANPOWER INC.

AND

HOOSIER ACQUISITION CORP.

The following tables set forth the name, age and present principal occupation or employment, and material occupations, positions, offices or employment for the past five years, of each director and executive officer of Manpower Inc. (“Manpower”) and Hoosier Acquisition Corp. (“Hoosier”). The business address and telephone number of each director or executive officer is Manpower Inc., 5301 North Ironwood Road, Milwaukee, Wisconsin 53217, (414) 961-1000, which address and telephone number is Manpower’s business address and telephone number.

During the last five years, neither Manpower nor Hoosier, nor, to the best knowledge of Manpower or Hoosier, any of the persons listed below:

•	has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors); or

•	was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of such laws.

All of the persons listed below are citizens of the United States, except for Dennis Stevenson who is a citizen of the United Kingdom, Jean-Pierre Lemonnier who is a citizen of France and Yoav Michaely who is a citizen of Israel.

MANPOWER EXECUTIVE OFFICERS

NAME	AGE	PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND FIVE YEAR EMPLOYMENT HISTORY
Jeffrey A. Joerres	43	Chairman of the Board of Manpower since May, 2001, and President and Chief Executive Officer of Manpower since April, 1999. Senior Vice President—European Operations and Marketing and Major Account Development of Manpower from July, 1998 to April, 1999. Senior Vice President—Major Account Development of Manpower from November, 1995 to July, 1998. A director of Artisan Funds, Inc. and Johnson Controls Inc. A director of Manpower since April, 1999. An employee of Manpower since July 1993.

Michael J. Van Handel	43	Executive Vice President, Chief Financial Officer and Secretary of Manpower since April, 2002. Senior Vice President, Chief Financial Officer and Secretary of Manpower from August, 1999 to April, 2002. Senior Vice President, Chief Financial Officer, Treasurer and Secretary of Manpower from July, 1998 to August, 1999. Vice President, Chief Accounting Officer and Treasurer of Manpower from February, 1995 to July, 1998. An employee of Manpower since May, 1989.

NAME	AGE	PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND FIVE YEAR EMPLOYMENT HISTORY
Barbara J. Beck	42	Executive Vice President of Manpower—United States and Canadian Operations since January, 2002. Independent consultant from August, 2000 to January, 2002. Area Vice President and General Manager of United States—West for Sprint Corporation from February, 1996 to August, 2000. An employee of Manpower since January, 2002.

Jean-Pierre Lemonnier	44	Executive Vice President of Manpower and President of Manpower France since April, 2002. Managing Director of Manpower France from March, 2002 to April, 2002. Director of Operations, Manpower France from April, 1998 to March, 2002. An employee of Manpower since April, 1998.

Yoav Michaely	46	Executive Vice President and Managing Director of Other Europe, Middle East and Africa for Manpower since April, 2002. Senior Vice President of Manpower and Managing Director—European Region from December, 1999 to April, 2002. Regional Director—Southern Europe from September, 1996 to December, 1999. An employee of Manpower since 1985

MANPOWER DIRECTORS

NAME	AGE	PRINCIPAL OCCUPATION AND DIRECTORSHIPS
Jeffrey A. Joerres	43	Chairman of the Board of Manpower since May, 2001, and President and Chief Executive Officer of Manpower since April, 1999. Senior Vice President – European Operations and Marketing and Major Account Development of Manpower from July, 1998 to April, 1999. Senior Vice President – Major Account Development of Manpower from November, 1995 to July, 1998. A director of Artisan Funds, Inc. and Johnson Controls Inc. A director of Manpower since April, 1999.

J. Thomas Bouchard	62	Senior Vice President, Human Resources of International Business Machines from 1994 to 2000. Senior Vice President and Chief Human Resources Officer of U.S. West Inc. from 1989 to 1994. Also a director of Health Net, Inc. and Nordstrom fsb. A director of Manpower since May, 2001.

Stephanie A. Burns	48	President and Chief Operating Officer of Dow Corning, a global leader in silicon based technology and innovation, since February 2003. Held key management positions at Dow Corning since 1983, most recently as Executive Vice President from December 2000 to February 2003. A director and an executive director for the Dow Corning/Genecor International partnership. A director of Manpower since July, 2003.

2

NAME	AGE	PRINCIPAL OCCUPATION AND DIRECTORSHIPS
Willie D. Davis	68	President of All Pro Broadcasting Incorporated, a radio broadcasting company located in Los Angeles, California, since 1977. A director of Alliance Bank Co., Dow Chemical Company, Kmart Corporation, MGM Grand Inc., Sara Lee Corporation, Strong Funds, MGM Inc., Wisconsin Energy, Inc., Johnson Controls Inc., Checkers Inc. and Bassett Furniture. A director of Manpower since May, 2001.

Jack M. Greenberg	61	Retired. Chairman and Chief Executive Officer of McDonald’s Corporation from May, 1998 to December, 2002. A director of Abbot Laboratories, Allstate, Hasbro and First Data Corporation. A director of Manpower since October, 2003.

Terry A. Hueneke	61	Executive Vice President of Manpower from 1996 until February, 2002. Senior Vice President – Group Executive of Manpower’s former principal operating subsidiary from 1987 until 1996. A director of Manpower for more than five years.

Rozanne L. Ridgway	68	Non-Executive Chair, Baltic American Enterprise Fund since 1994. Co-Chair of The Atlantic Council of the United States, an association to promote better understanding of international issues, from 1993 to 1996 and President from 1989 to 1992. A member of the U.S. Foreign Service from 1957 to 1989, including assignments as Ambassador for Oceans and Fisheries Affairs, Ambassador to Finland, Ambassador to the German Democratic Republic and Assistant Secretary of State for European and Canadian Affairs. Also a director of The Boeing Company, Emerson Electric Co., 3M, the New Perspective Fund, Sara Lee Corporation, and a trustee of the National Geographic Society and the Center for Naval Analyses. A director of Manpower since February, 2002.

Dennis Stevenson	57	Chairman of Pearson plc, a multimedia company and Chairman of HBOS plc, a banking institution. A director of Manpower for more than five years.

John R. Walter	56	Retired. President and Chief Operating Officer of AT&T Corp. from November, 1996 to July, 1997. Chairman, President and Chief Executive Officer of R.R. Donnelley & Sons Company, a print and digital information management, reproduction and distribution company, from 1989 through 1996. Also a director of Abbott Laboratories, Deere & Company, Applied Graphics Technologies and SNP Corporation of Singapore. A director of Manpower since October, 1998.

3

NAME	AGE	PRINCIPAL OCCUPATION AND DIRECTORSHIPS
Edward J. Zore	58	President and Chief Executive Officer of The Northwestern Mutual Life Insurance Company, the nation’s largest seller of individual life insurance, since June, 2001. President of Northwestern Mutual from March, 2000 to June, 2001. Executive Vice President, Life and Disability Income Insurance, of Northwestern Mutual from 1998 to 2000. Executive Vice President, Chief Financial Officer and Chief Investment Officer of Northwestern Mutual from 1995 to 1998. Prior thereto, Chief Investment Officer and Senior Vice President of Northwestern Mutual. Also a Trustee of Northwestern Mutual and a Director of Northwestern Mutual Series Fund, Inc. and Mason Street Funds, Inc. A director of Manpower since July, 2000.

HOOSIER DIRECTORS AND EXECUTIVE OFFICERS

NAME	AGE	PRINCIPAL OCCUPATION AND DIRECTORSHIPS
Jeffrey A. Joerres	43	Chairman of the Board, President and Chief Executive Officer of Hoosier since December, 2003.

Michael J. Van Handel	43	Executive Vice President, Chief Financial Officer, Secretary and Treasurer of Hoosier since December, 2003.

None of the executive officers and directors of Manpower or Hoosier currently is a director of, or holds any position with, Right Management Consultants, Inc. (“Right”) or any of its subsidiaries. We believe that none of our directors, executive officers, affiliates or associates beneficially owns any equity securities, or rights to acquire any equity securities, of Right. We believe no such person has been involved in any transaction with Right or any of Right’s directors, executive officers, affiliates or associates which is required to be disclosed pursuant to the rules and regulations of the SEC.

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The Exchange Agent and Depositary for the Exchange Offer is:

MELLON INVESTOR SERVICES LLC

BY MAIL:	BY OVERNIGHT DELIVERY:	BY HAND DELIVERY:
Attn: Reorganization Department	Attn: Reorganization Department	Attn: Reorganization Department
P.O. Box 3310	85 Challenger Road	120 Broadway, 13th Floor
South Hackensack, NJ 07606	Overpeck Centre	New York, NY 10271
Mail Stop—Reorg.
Ridgefield Park, NJ 07660

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20. Indemnification of Directors and Officers.

Sections 180.0850 to 180.0859 of the Wisconsin Business Corporation Law (“WBCL”) require a corporation to indemnify a director or officer, to the extent that he or she has been successful on the merits or otherwise in the defense of a proceeding, which includes any threatened, pending or completed civil, criminal, administrative or investigative action, suit, arbitration or other proceeding, whether formal or informal, which involves foreign, federal, state or local law and which is brought by or in the right of the corporation or by any other person, for all reasonable expenses incurred in the proceeding if the director or officer was a party because he or she is a director or officer of the corporation. A corporation is obligated to indemnify a director or officer against liability incurred by the director or officer in a proceeding to which the director or officer was a party because he or she is a director or officer of the corporation, of which such liability includes the obligation to pay a judgment, settlement, penalty, assessment, forfeiture or fine, including any excise tax assessed with respect to an employee benefit plan, and all reasonable expenses including fees, costs, charges, disbursements, attorney fees and other expenses, unless such liability was incurred because the director of officer as a result of the breach or failure to perform a duty which the director or officer owes to the corporation and the breach or failure to perform constitutes: (i) a willful failure to deal fairly with the corporation or its shareholders in connection with a matter in which the director or officer has a material conflict of interest; (ii) a violation of criminal law, unless the director or officer had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful; (iii) a transaction from which the director or officer derived an improper personal profit; or (iv) willful misconduct.

Unless otherwise provided in a corporation’s articles of incorporation or by-laws or by written agreement, the director or officer seeking indemnification is entitled to select one of the following means for determining his or her right to indemnification: (i) by majority vote of a disinterested quorum of the board of directors, or if such quorum of disinterested directors cannot be obtained, by a majority vote of a committee duly appointed by the board of directors of two or more disinterested directors; (ii) by independent legal counsel; (iii) by a panel of three arbitrators; (iv) by affirmative vote of shareholders; (v) by a court; or (vi) with respect to any additional right to indemnification, by any other method permitted in Section 180.0858 of the WBCL.

Reasonable expenses incurred by a director or officer who is a party to a proceeding may be paid or reimbursed by a corporation at such time as the director or officer furnishes to the corporation a written affirmation of his or her good faith belief that he or she has not breached or failed to perform his or her duties to the corporation and a written undertaking to repay any amounts advanced if it is determined that indemnification by the corporation is not required.

The indemnification provisions of Section 180.0850 to 180.0859 are not exclusive. A corporation may expand a director’s or officer’s rights to indemnification: (i) in its articles of incorporation or by-laws; (ii) by written agreement; (iii) by resolution of its board of directors; or (iv) by resolution that is adopted, after notice, by a majority of all of the corporation’s voting shares then issued and outstanding.

As permitted by Section 180.0858 of the WBCL, Manpower has adopted indemnification provisions in its by-laws which closely track the statutory indemnification provisions of the WBCL with certain exceptions. In particular, Section 7.1(b) of Manpower’s by-laws, among other items, provides that: (i) an individual shall be indemnified unless it is proven by a final judicial adjudication that indemnification is prohibited; (ii) a director or officer is not entitled to select independent counsel as a means for determining indemnification rights; and (iii) payment or reimbursement of expenses, subject to certain limitations, will be mandatory rather than permissive. As permitted by Section 180.0857 of the WBCL, Manpower has purchased directors’ and officers’ liability insurance that insures Manpower’s directors and officers against certain liabilities that may arise under the Securities Act of 1933.

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Item 21. Exhibits and Financial Statement Schedules.

(a) Exhibits. See the Exhibit Index.

(b) Financial Statement Schedules. Not applicable.

(c) Report, Opinion or Appraisal. Not applicable.

Item 22. Undertakings.

(a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of any employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(c) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (b) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(e) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(f) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milwaukee, State of Wisconsin, on December 19, 2003.

MANPOWER INC.

By:	/s/ Jeffrey A. Joerres

Jeffrey A. Joerres President and Chief Executive Officer (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Jeffrey A. Joerres Jeffrey A. Joerres	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)	December 19, 2003

/s/ Michael J. Van Handel Michael J. Van Handel	Executive Vice President, Chief Financial Officer and Secretary (Principal Financial Officer and Principal Accounting Officer)	December 19, 2003

Directors:

Jeffrey A. Joerres (Chairman), J. Thomas Bouchard, Stephanie A. Burns, Willie D. Davis, Jack M. Greenberg, Terry A. Hueneke, Rozanne L. Ridgway, Dennis Stevenson, John R. Walter, Edward J. Zore

*By:	/s/ Michael J. Van Handel Michael J. Van Handel	As Attorney-in-Fact*	Date: December 19, 2003

*Pursuant to authority granted by powers of attorney, copies of which are filed herewith.

EXHIBIT INDEX

2.1

Agreement and Plan of Merger among Right Management Consultants, Inc., Manpower Inc. and Hoosier Acquisition Corp. dated as of December 10, 2003 (included as Appendix A to the Prospectus included in this Registration Statement)

(Certain exhibits and schedules to the Agreement and Plan of Merger have been omitted pursuant to Regulation S-K, Item 601(b)(2) of the Securities Act. Such exhibits and schedules are described in the Agreement and Plan of Merger. Manpower hereby agrees to furnish to the Securities and Exchange Commission, upon its request, any or all of such omitted exhibits or schedules)

2.2	Tender and Voting Agreement dated as of December 10, 2003 between Manpower Inc. and each of the shareholders listed on Schedule I thereto, incorporated by reference to Manpower’s Current Report on Form 8-K dated December 12, 2003

3.1	Articles of Incorporation of Manpower Inc. incorporated by reference to Annex C of the Prospectus which is contained in Amendment No. 1 to Form S-4 (SEC File No. 333-38684)

3.2	Amendment of Amended and Restated Articles of Incorporation of Manpower Inc. incorporated by reference to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2001

3.3	Amended and Restated By-laws of Manpower Inc., incorporated by reference to Manpower’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2001

5.1	Opinion and consent of Godfrey & Kahn, S.C. as to the validity of the securities being registered

8.1	Opinion and consent of Godfrey & Kahn, S.C. regarding the federal income tax consequences of the exchange offer and the merger

8.2	Opinion and consent of Pepper Hamilton LLP regarding the federal income tax consequences of the exchange offer and the merger

10.1	Employment Agreement dated as of December 10, 2003 between Manpower Inc. and Richard J. Pinola

10.2	Change of Control Agreement dated as of December 10, 2003 between Manpower Inc. and Richard J. Pinola

10.3	Separation Agreement dated as of December 10, 2003 between Right Management Consultants, Inc. and John J. Gavin

23.1	Consent of Arthur Andersen LLP regarding the audited financial statements of Manpower Inc. (omitted pursuant to Rule 437a under the Securities Act of 1933, as amended)

23.2	Consent of Arthur Andersen LLP regarding the audited financial statements of Right Management Consultants, Inc. (omitted pursuant to Rule 437a under the Securities Act of 1933, as amended)

23.3	Consent of PricewaterhouseCoopers LLP regarding the audited financial statements of Manpower Inc.

23.4	Consent of Ernst & Young LLP regarding the audited financial statements of Right Management Consultants, Inc.

23.5	Consent of Godfrey & Kahn, S.C. (included in Exhibit 5.1 hereto)

23.6	Consent of Godfrey & Kahn, S.C. (included in Exhibit 8.1 hereto)

23.7	Consent of Pepper Hamilton LLP (included in Exhibit 8.2 hereto)

24	Powers of Attorney

99.1	Form of Letter of Transmittal

99.2	Form of Notice of Guaranteed Delivery

99.3	Form of Letter from Information Agent to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees

99.4	Form of Letter to Clients for use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees

99.5	Form of Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9